Exhibit 99.9

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THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

This document contains a proposal which, if implemented, will result in the cancellation of the listing of Northern Foods Shares on the London Stock Exchange's main market for listed securities. If you are in any doubt as to the action you should take, you are recommended to seek your own independent financial advice from a stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000. If you are outside the United Kingdom, you should immediately consult an appropriately authorised independent financial adviser.

If you have sold or otherwise transferred all of your Northern Foods Shares, please send this document, but not the personalised Forms of Proxy, as soon as possible, to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee. However this document should not be forwarded or transmitted in or into any jurisdiction in which such act would constitute a violation of the relevant laws in such jurisdiction.

The release, publication or distribution of this document and/or the accompanying Forms of Proxy into jurisdictions other than the United Kingdom and the United States may be restricted by law and therefore persons into whose possession this document and/or the accompanying Forms of Proxy comes should inform themselves about and observe any such restrictions. Any failure to comply with any such restrictions may constitute a violation of the securities laws of such jurisdiction.

Northern Foods plc

Recommended Merger with Greencore Group plc
to create
Essenta Foods plc

You should read the whole of this document and take into account all the information contained or incorporated by reference into it when considering what action you should take in connection with the resolutions to be proposed at each of the Northern Foods Court Meeting and the Northern Foods General Meeting referred to below. Your attention is specifically drawn to the letter from the Chairman of Northern Foods set out in Part I of this document which contains the recommendation by the Northern Foods Directors to vote in favour of the resolutions to be proposed at each of the Northern Foods Court Meeting and the Northern Foods General Meeting referred to below, and to the discussions of certain risks and other factors that may affect the value of your shares in the Combined Group set out in Part II of this document ("Risk Factors").

Notices of the Northern Foods Court Meeting and the Northern Foods General Meeting, both of which will be held at the Thorpe Park Hotel, 1150 Century Way, Thorpe Park, Leeds, West Yorkshire, LS15 8ZB on 31 January 2011 are set out in Schedules 1 and 2 respectively to this document. The Northern Foods Court Meeting will start at 11.00 a.m. and the Northern Foods General Meeting will start at 11.15 a.m. (or as soon thereafter as the Northern Foods Court Meeting is concluded or adjourned).

ACTION TO BE TAKEN

The action to be taken in respect of the meeting is set out on pages 2 to 3.

Northern Foods Shareholders will find enclosed with this document a blue Form of Proxy for use at the Northern Foods Court Meeting and a pink Form of Proxy for use at the Northern Foods General Meeting. Whether or not you intend to be present at the Northern Foods Court Meeting or the Northern Foods

General Meeting, please complete the Forms of Proxy accompanying this document in accordance with the instructions printed on them and return them to Capita Registrars, PXS, 34 Beckenham Road, Beckenham BR3 4TU as soon as possible but in any event at least 48 hours prior to the relevant meeting. The completion and return of a Form of Proxy will not prevent Northern Foods Shareholders from attending either or both of the Northern Foods Court Meeting and the Northern Foods General Meeting and voting in person should they so wish.

If the blue Forms of Proxy for use at the Northern Foods Court Meeting are not lodged with Capita Registrars by the relevant time, they may be handed to Capita Registrars or the chairman of the Northern Foods Court Meeting at the start of that meeting.

If you wish to appoint multiple proxies in connection with the Northern Foods Court Meeting and/or the Northern Foods General Meeting you may:

(a)
photocopy the relevant Form of Proxy, fill in each copy in respect of different shares and send the multiple forms together to Capita at the address above; or

(b)
call Capita, on 0871 664 0444 (from within the UK) or +44 (0)20 8639 3399 (from outside the UK), who will then issue you with multiple Forms of Proxy. Calls cost 10 pence per minute plus network extras. Lines are open from 8.30 a.m. to 5.30 p.m., Monday to Friday.

In each case, please ensure that all of the multiple Forms of Proxy in respect of one registered holding are sent in the same envelope if possible.

Alternatively, if you hold your shares in uncertificated form (i.e. in CREST), you may appoint a proxy or proxies through the CREST electronic proxy voting service in accordance with the procedure set out in the CREST Manual (please also refer to the accompanying notes to the notices of the Northern Foods Court Meeting and the Northern Foods General Meeting at Schedules 1 and 2 respectively to this document).

Important Notices

Application will be made to the UKLA for the New Greencore Shares to be admitted to the premium segment of the Official List, and to the London Stock Exchange for the New Greencore Shares to be admitted to trading on the London Stock Exchange's main market for listed securities. In connection with admission of the New Greencore Shares to trading on the London Stock Exchange's main market for listed securities, application will be made to the UKLA (which has been transferred the function of approving the prospectus by the Central Bank of Ireland, as competent authority under Directive 2003/71/EC) for a prospectus to be approved as meeting the requirements imposed under UK and EU law pursuant to Directive 2003/71/EC. It is expected that the prospectus will be published in Q1 2011.

UBS is acting exclusively for Northern Foods and no one else in connection with the Merger and will not be responsible to anyone other than Northern Foods for providing the protections afforded to its clients or for providing advice in relation to the Merger, the contents of this document or any transaction, arrangement or other matter referred to in this document.

Barclays Capital, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Greencore as financial adviser, joint broker and joint sponsor and for no one else in connection with the Merger and will not be responsible to anyone other than Greencore for providing the protections afforded to its clients, nor for providing advice in relation to the Merger or any other matter referred to in this document.

IBI Corporate Finance Limited, which is regulated in Ireland by the Central Bank of Ireland, is acting exclusively for Greencore and for no one else as joint sponsor in connection with the Merger and will not be responsible to anyone other than Greencore for providing the protections afforded to its clients nor for providing advice in relation to the Merger or any other matter referred to in this document.

Investec is acting exclusively for Greencore and no one else in connection with the Merger and will not be responsible to anyone other than Greencore for providing the protections afforded to its clients nor for providing advice in relation to the Merger or any other matter referred to in this document.

Goodbody Stockbrokers, which is regulated in Ireland by the Central Bank of Ireland, is acting exclusively for Greencore and no one else in connection with the Merger and will not be responsible to anyone other than Greencore for providing the protections afforded to its clients, nor for providing advice in relation to the Merger or any other matter referred to in this document.

Overseas Jurisdictions

This document has been prepared for the purposes of complying with English law and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws and regulations of any jurisdiction outside of the United Kingdom.

The release, publication or distribution of this document in jurisdictions other than the United Kingdom and the United States may be restricted by law and therefore any persons who are subject to the laws or regulations of any jurisdiction other than the United Kingdom and the United States should inform themselves about, and observe, any applicable requirements.

Notice to U.S. Investors

The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States.

The Greencore Shares referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The New Greencore Shares are intended to be made available within the United States in connection with the Merger described herein pursuant to an exemption from the registration requirements of the Securities Act.

The Merger described herein relates to the securities of a non-U.S. company. The Merger is subject to disclosure and procedural requirements of Ireland and the United Kingdom, which are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with IFRS as adopted by the European Union, which may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Greencore and Northern Foods are located in Ireland and the United Kingdom, respectively, and some or all of their officers and directors may be residents of Ireland, the United Kingdom or other non-U.S. countries. You may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgment.

Cautionary Note on Forward-Looking Statements

This document and the information incorporated by reference into it include statements that are, or may be deemed to be, "forward-looking statements", including statements about the intentions, beliefs and expectations of Northern Foods, Greencore and the Combined Group. These statements are based on current plans, estimates and projections, as well as expectations of external conditions and events. In some cases, these forward-looking statements can be identified by the words "expect", "anticipate", "predict", "estimate", "project", "may", "could", "should", "would", "will", "intend", "believe" and variations of these words and other similar future or conditional expressions and comparable terminology. By their nature, forward-looking statements involve inherent risks and uncertainties because they relate to events and depend on future circumstances that may or may not occur, many of which are beyond the control of Northern Foods, Greencore and the Combined Group and all of which are based on the Northern Foods Directors and Greencore Directors' current beliefs and expectations about future events. Forward-looking statements are not guarantees of future performance.

Shareholders are therefore cautioned that a number of important factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, those discussed in Part II "Risk Factors".

Examples of these forward-looking statements include, but are not limited to, statements about the expected benefits and risks associated with the Merger, projections or expectations of economic profit, dividends, capital structure or any other financial items or ratios; statements of plans, objectives or goals of the Combined Group following completion of the Merger, including in relation to the achievement of anticipated cost synergies, other operating efficiencies, business growth opportunities, benefits that would be afforded to customers; and statements about economic conditions and future trends and the impact that those matters may have on the Combined Group following completion of the Merger.

The forward-looking statements contained in this document or the information incorporated by reference into it speak only as of the date of this document. Northern Foods and Greencore undertake no duty to and will not necessarily update any of them in light of new information, future events or otherwise, except to the extent required by any applicable law, the UK Code, the Irish Takeover Rules, the Listing Rules and the Disclosure and Transparency Rules.

This document does not constitute an invitation to underwrite, subscribe for, or otherwise acquire or dispose of any Northern Foods Shares or other securities of the Company.

Disclosure of Dealings

Under Rule 8.3(a) of the UK Code, any person who is interested in 1% or more of any class of relevant securities of Northern Foods, Greencore or of any other paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified.

An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) Northern Foods and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of Northern Foods or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the UK Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of Northern Foods or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of Northern Foods or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) Northern Foods and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of Northern Foods or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by Northern Foods and by any offeror and Dealing Disclosures must also be made by Northern Foods, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the UK Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the UK Panel's Market Surveillance Unit on +44 (0)20 7638 0129.

Publication of this document

A copy of this document has been made available on Northern Foods' website at www.northernfoods.com

Dated 22 December 2010

 ACTION TO BE TAKEN

The Merger will require approval at a meeting of Northern Foods Shareholders convened with the permission of the UK High Court to be held at the Thorpe Park Hotel, 1150 Century Way, Thorpe Park, Leeds, West Yorkshire, LS15 8ZB at 11.00 a.m. on 31 January 2011. Notice of the Northern Foods Court Meeting is set out in Schedule 1 to this document.

The Merger is also conditional upon the passing by the requisite majorities of the resolutions to be proposed at the Northern Foods General Meeting to be held at the Thorpe Park Hotel, 1150 Century Way, Thorpe Park, Leeds, West Yorkshire, LS15 8ZB at 11.15 a.m. on 31 January 2011. Notice of the Northern Foods General Meeting is set out in Schedule 2 to this document.

The Merger will also require (i) approval at a meeting of Greencore Shareholders to be held at The Conrad Hotel, Earlsfort Terrace, Dublin 2, Ireland, at 11.00 a.m. on 31 January 2011; and (ii) the approval of the UK High Court and the Irish High Court, as more particularly described in Part I of this document.

Please check you have received with this document the following:

•
a blue Form of Proxy for use in respect of the Northern Foods Court Meeting; and

•
a pink Form of Proxy for use in respect of the Northern Foods General Meeting.

Whether or not you plan to attend the Northern Foods Court Meeting and/or the Northern Foods General Meeting, PLEASE COMPLETE AND SIGN BOTH THE BLUE FORM OF PROXY AND THE PINK FORM OF PROXY and return them as soon as possible, but in any event so as to be received by no later than: (a) 11.00 a.m. on 29 January 2011 in the case of the blue Form of Proxy for use at the Northern Foods Court Meeting and (b) 11.15 a.m. on 29 January 2011 in the case of the pink Form of Proxy for use at the Northern Foods General Meeting.

Receipt of your forms will enable your vote to be counted at the Northern Foods Court Meeting and the Northern Foods General Meeting (as appropriate) in the event of your absence. If the blue Form of Proxy for use at the Northern Foods Court Meeting is not lodged with Capita by 11.00 a.m. on 29 January 2011, it may be handed to Capita or the chairman of the Northern Foods Court Meeting at the start of the Northern Foods Court Meeting. However, if the pink Form of Proxy for use at the Northern Foods General Meeting is not lodged with Capita in time and in accordance with the instructions on that Form of Proxy, it will be invalid.

If you wish to appoint multiple proxies in connection with the Northern Foods Court Meeting and/or the Northern Foods General Meeting you may:

(a)
photocopy the relevant Form of Proxy, fill in each copy in respect of different shares and send the multiple forms together to Capita at the address above; or

(b)
call Capita, on 0871 664 0444 (from within the UK) or +44 (0)20 8639 3399 (from outside the UK), who will then issue you with multiple Forms of Proxy. Calls cost 10 pence per minute plus network extras. Lines are open from 8.30 a.m. to 5.30 p.m., Monday to Friday.

In each case, please ensure that all of the multiple Forms of Proxy in respect of one registered holding are sent in the same envelope if possible.

Alternatively, if you hold your shares in uncertificated form (i.e. in CREST) you may appoint a proxy or proxies through the CREST electronic proxy voting service in accordance with the procedures set out in the CREST Manual (please also refer to accompanying notes for the notices of meeting set out at the end of this document). Proxies submitted via CREST for the Northern Foods Court Meeting and/or the Northern Foods General Meeting must be transmitted so as to be received by Capita (under CREST participant ID number RA10) no later than: (a) 11.00 a.m. on 29 January 2011 in the case of the blue Form of Proxy for use at the Northern Foods Court Meeting and (b) 11.15 a.m. on 29 January 2011 in the case of the pink Form of Proxy for use at the Northern Foods General Meeting.

The completion and return of the relevant Form of Proxy will not prevent you from attending and voting at the Northern Foods Court Meeting and/or the Northern Foods General Meeting or at any adjournment thereof, if you wish and are entitled to do so.

  It is important that, for the Northern Foods Court Meeting, as many votes as possible are cast so that the UK High Court may be satisfied that there is a fair and reasonable representation of Northern Foods Shareholder opinion. You are therefore strongly urged to sign and return your Forms of Proxy as soon as possible.

Helpline

If you have not received all of the relevant documents or have any questions relating to this document or the completion and return of the Forms of Proxy or submitting your proxies electronically, please call the Northern Foods help line on 0871 664 0444 or, if calling from outside the UK, on +44 (0)20 8639 3399. Lines are open from 8.30 a.m. to 5.30 p.m., Monday to Friday. Please note that help line operators cannot provide financial or legal advice.

 EXPECTED TIMETABLE OF PRINCIPAL EVENTS

All references in this document to times are to London/Dublin time unless otherwise stated.

Capitalised terms have the meaning ascribed to them in Part X of this document.

Event	Expected time and/or date
Latest time for lodging blue Forms of Proxy for the Northern Foods Court Meeting	11.00 a.m. on 29 January 2011(1)
Latest time for lodging pink Forms of Proxy for the Northern Foods General Meeting	11.15 a.m. on 29 January 2011
Voting Record Time for Northern Foods Court Meeting and Northern Foods General Meeting	6.00 p.m. on 29 January 2011(2)
Greencore Shareholders Meeting	11.00 a.m. on 31 January 2011
Northern Foods Court Meeting	11.00 a.m. on 31 January 2011
Northern Foods General Meeting	11.15 a.m. on 31 January 2011(3)
Irish High Court hearing to certify that pre-merger steps have been completed by Greencore	early February 2011
UK High Court hearing to certify that pre-merger steps have been completed by Northern Foods	early February 2011
Expected date of publication of prospectus in connection with the Admission of the New Greencore Shares	Q1 2011(4)
Last day for dealings in, and for registration of transfers of, Northern Foods Shares	end Q1/early Q2 2011(4)
Last day for dealings in Existing Greencore Shares on the Irish Stock Exchange's regulated market	end Q1/early Q2 2011(4)
Suspension of listing of, and dealings in, Northern Foods Shares on the Official List and the LSE	end Q1/early Q2 2011(4)
Suspension of listing of, and dealings in, Existing Greencore Shares on the Irish Stock Exchange's regulated market	end Q1/early Q2 2011(4)
Irish High Court hearing to approve the completion of the Merger	end Q1/early Q2 2011(4)
Effective Date of Merger	end Q1/early Q2 2011(4)
Admission of the New Greencore Shares, crediting of the New Greencore Shares to CREST accounts of Northern Foods Shareholders opting to hold New Greencore Shares in uncertificated form, and cancellation of the listing of Northern Foods Shares on the Official List and of the listing of Existing Greencore Shares on the Irish Stock Exchange (the Existing Greencore Shares will continue to trade on the London Stock Exchange)	end Q1/early Q2 2011(4)
Commencement of dealings of the New Greencore Shares on the London Stock Exchange	end Q1/early Q2 2011(4)
Despatch of share certificates in respect of New Greencore Shares to Northern Foods Shareholders opting to hold New Greencore Shares in certificated form	end Q1/early Q2 2011(4)

(1)
The blue Form of Proxy for the Northern Foods Court Meeting may, alternatively, be handed to Capita or the chairman of the Northern Foods Court Meeting before the start of the Northern Foods Court Meeting. However it is requested that, if possible, blue Forms of Proxy be lodged at least 48 hours before the time appointed for the Northern Foods Court Meeting.

(2)
If either of the Northern Foods Court Meeting or the Northern Foods General Meeting is adjourned, then the Voting Record Time for the reconvened meeting will be 6.00 p.m. on the date 2 days before the date set for the relevant reconvened meeting.

(3)
If the Northern Foods Court Meeting has not been concluded or adjourned prior to the scheduled commencement of the Northern Foods General Meeting, the commencement of the Northern Foods General Meeting will be delayed until after the Northern Foods Court Meeting has been concluded or adjourned.

(4)
The precise dates of events falling after the Northern Foods Court Meeting and the Northern Foods General Meeting are not ascertainable at this stage and will depend, among other things, upon the date of satisfaction (or, where applicable, waiver) of the Conditions to the Merger and upon the date on which the Irish High Court sanctions the Merger. Indicative times and dates for these events will be set out in the Prospectus and, in addition, will be notified to Northern Foods Shareholders and to the London Stock Exchange via a Regulatory Information Service when the publication of the Prospectus is announced by Greencore.

 INDICATIVE MERGER STATISTICS

Number of Greencore Shares on a fully diluted basis as at 17 November 2010	209,930,532(1)
Number of Northern Foods Shares on a fully diluted basis as at 17 November 2010	468,662,510(2)
Exchange Ratio	0.4479(3)
Proportion of Enlarged Share Capital (measured on a fully diluted basis) attributable to holders of interests in Northern Foods Shares	approximately 50%(4)

Notes:

(1)
The total number of Greencore Shares in issue as at 17 November 2010 (excluding any Treasury Shares) and the number of Greencore Shares which may be issued to holders of interests in Greencore Shares pursuant to the exercise of options or vesting of awards under the Greencore Share Schemes (based on an assessment, as at 17 November 2010, of the likely vesting proportions of those options and awards and offset by the Existing Greencore Shares held in Greencore's employee trust).

(2)
The total number of Northern Foods Shares in issue as at 17 November 2010 (excluding any Treasury Shares) and the number of Northern Foods Shares which may be issued to holders of interests in Northern Foods Shares pursuant to the exercise of options or vesting of awards under the Northern Foods Share Schemes (based on an assessment, as at 17 November 2010, of the likely vesting proportions of those options and awards and offset by the existing Northern Foods Shares held in Northern Foods' employee trust).

(3)
The number of New Greencore Shares that will be issued to Northern Foods Shareholders immediately on completion of the Merger for each Northern Foods Share held (subject to adjustment for fractional entitlements).

(4)
Proportion of Enlarged Share Capital stated on the basis of (1) and (2) above.

 PART I

LETTER FROM THE CHAIRMAN OF NORTHERN FOODS

(Registered in England and Wales with Registered Number 00471864)

Directors:	Registered office:
Anthony Hobson (Chairman)	2180 Century Way
Simon Herrick (Acting Chief Executive Officer)	Thorpe Park
Orna Ni-Chionna (Non-executive Director)	Leeds
David Nish (Non-executive Director)	West Yorkshire
Tony Illsley (Non-executive Director)	LS15 8ZB
Sandra Turner (Non-executive Director)

22 December 2010

To Northern Foods Shareholders and persons with information rights in Northern Foods.

Dear Shareholder,

PROPOSED MERGER OF NORTHERN FOODS WITH GREENCORE
TO CREATE ESSENTA FOODS

1.       Introduction

On 17 November 2010, the Boards of Northern Foods and Greencore announced that they had reached agreement on the terms of a recommended merger of equals to form Essenta Foods. Subject to the satisfaction or, where appropriate, waiver of the Conditions, it is expected that the Merger will complete by the end of Q1 2011 or early Q2 2011.

The Board of Northern Foods believes that the proposed Merger presents a compelling opportunity for all stakeholders by creating a sustainable, top tier organisation capable of delivering best in class food products and innovative solutions to its customers. The Merger will create a substantial chilled prepared food company in fast growing categories in the UK, further enhanced by strong branded positions, in particular in biscuits and frozen food. The investment case is underpinned by cost synergies and the platform for further growth in the UK, Ireland and the US. The Board of Northern Foods believes that the time is right for both companies to build a real "better than both" business and bring together both teams to develop fully the potential of both companies.

The Merger is proposed to be effected under the European Cross-Border Mergers Directive, and requires the approval of both Northern Foods Shareholders and Greencore Shareholders in order to proceed. It is expected that the Greencore Shareholders Meeting will take place on 31 January 2011.

Accordingly, the Northern Foods Court Meeting and the Northern Foods General Meeting are to be held at 11.00 a.m. and 11.15 a.m. (or as soon thereafter as the Northern Foods Court Meeting is concluded or adjourned), respectively, on 31 January 2011 at the Thorpe Park Hotel, 1150 Century Way, Thorpe Park, Leeds, West Yorkshire, LS15 8ZB for the purpose of approving the Merger, together with certain other ancillary proposals that are required to implement the Merger. An explanation of the resolutions to be proposed at the Northern Foods Court Meeting and the Northern Foods General Meeting is set out in paragraph 11 of this letter.

The purpose of this document is to provide you with information in relation to the Merger and to explain the background to and reasons for the Merger and why the Board of Northern Foods is unanimously recommending that Northern Foods Shareholders vote in favour of the Merger at the Northern Foods Court Meeting and in favour of the resolutions relating to the Merger at the Northern Foods General Meeting. This letter also explains the action which you are now asked to take.

Please note that Northern Foods Shareholders should read the whole of this document and not only rely on the summarised information set out in this letter.

2.       Summary of terms and structure of the Merger

If the Merger becomes effective, Northern Foods Shareholders will receive 0.4479 of a New Greencore Share for every Northern Foods Share held by them. This means that Greencore Shareholders and

Northern Foods Shareholders will each, on a fully diluted basis, hold approximately 50% of the enlarged, fully diluted, share capital of the Combined Group.(5)

(5)
For further details of how this figure has been calculated, see the section of this document entitled "Indicative Merger Statistics".

The Merger, which will be effected under the European Cross-Border Mergers Directive, will be implemented as a "merger by absorption" for the purposes of the relevant UK Cross-Border Mergers Regulations and a "merger by acquisition" for the purposes of the relevant Irish Cross-Border Mergers Regulations. The Merger will result in Northern Foods' assets and liabilities being transferred to Greencore by order of the Irish High Court and Northern Foods, with Northern Foods Shareholders receiving New Greencore Shares in consideration for this transfer and Northern Foods being dissolved without going into liquidation.

On completion of the Merger, Greencore will be renamed Essenta Foods, will remain domiciled and tax resident in Ireland and will be admitted to the premium segment of the Official List and its shares (comprising as at the Effective Date, the Greencore Shares in issue immediately before completion of the Merger and the New Greencore Shares) will be traded on the London Stock Exchange's main market for listed securities and quoted in pounds sterling. Following discussions with FTSE, it is anticipated that Essenta Foods will be included in the FTSE UK Index Series with immediate effect on completion of the Merger.

The Merger is subject to the Conditions set out in Schedule 6 to this document and summarised in paragraph 7 below, including the approval of the Merger by the requisite majorities of Northern Foods Shareholders at the Northern Foods Court Meeting and the Northern Foods General Meeting and Greencore Shareholders at the Greencore Shareholders Meeting. If the resolutions to be proposed at the Northern Foods Court Meeting and the Northern Foods General Meeting are approved by Northern Foods Shareholders (and if Greencore Shareholders also approve the Merger and related matters at the Greencore Shareholder Meeting), it is expected that the Merger will complete (subject to the satisfaction or waiver of all other Conditions) by the end of Q1 2011 or in early Q2 2011.

The Boards of Northern Foods and Greencore reserve the right (with the consent of the UK Panel and/or the Irish Panel, as the case may be) to implement the Merger by means of an alternative transaction structure if considered necessary or desirable.

3.       Information on the Greencore Group

The Greencore Group is an international manufacturer of convenience foods comprising a core Convenience Foods division and an Ingredients and Related Property division. The Convenience Foods division provides a wide range of customer and licensed brands to major retail, manufacturing and foodservice customers in the UK, Ireland and the US.

Greencore operates from 20 facilities (18 of which are manufacturing facilities) in the UK, Ireland and the US, directly employing approximately 7,000 people.

In the UK, the Convenience Foods division supplies many of the major retailers across a range of products including sandwiches, chilled prepared meals, chilled soups and sauces, ambient sauces and pickles, cakes and desserts and Yorkshire puddings.

Recently, Greencore has made significant steps to concentrate its strategic focus on its convenience foods businesses. Key highlights of the most recent financial year were the extension of Greencore's presence in convenience food markets outside the UK with the expansion of its convenience food business in the US, and the completion of a successful disposal programme, which saw the disposal of Greencore's non-core malt, water and continental European convenience food businesses.

In the financial year ended 24 September 2010, Greencore generated profits from continuing operations pre-exceptional items of €59.7 million on continuing sales of €856.0 million. As at 24 September 2010, the Greencore Group had total assets of €850.8 million and net assets of €178.9 million.

Further information on the Greencore Group is set out in Part IV of this document.

4.       Information on the Northern Foods Group

The Northern Foods Group is a convenience food manufacturer in the UK and Ireland. Once Northern Foods' current restructuring of its business (which was announced in October 2010) has been completed

(expected by April 2011), its business will comprise two divisions — Chilled and Branded. The Chilled division will focus on providing own label products, including sandwiches, salads and ready meals, to some of the UK's largest retailers. The Branded division includes some well-known brands in biscuits (Fox's), pizzas (Goodfella's), pies (Holland's and McDougalls), and Christmas puddings (Matthew Walker).

Northern Foods' customer base includes all of the UK's major food retailers and a number of discount retailers, with whom it has long-standing relationships. In 2010, Northern Foods commenced the supply of sandwiches to Costa Coffee and began supplying British Airways' short haul flights from Heathrow in conjunction with DHL, under a 10 year agreement.

Northern Foods' strategy has focused on providing high levels of service and maximising efficiency and has also been to supply a wide range of products at different price points to its broad customer base. Northern Foods has focused on leveraging science, technology and innovation to improve its product offering and maximise efficiency, while continuing to provide high levels of service to its customer base.

Northern Foods is headquartered in Leeds, England and operates from 24 facilities (18 of which are manufacturing facilities) in the UK and Ireland, directly employing over 9,000 people.

In the 53 week period ended 3 April 2010, Northern Foods generated profit from operations of £28.0 million on sales of £977.0 million (profit from operations before restructuring items was £54.6 million), and in the 26 weeks to 2 October 2010, Northern Foods generated a loss from operations of £8.0 million on sales of £453.0 million (profit from operations before restructuring items was £17.5 million). As at 2 October 2010, Northern Foods had gross assets of £583.8 million and net liabilities of £44.3 million.

Further information on the Northern Foods Group is set out in Part III of this document.

5.       Background to and reasons for the Merger

Northern Foods and Greencore have long track records of operating successfully in the UK convenience food sector. The Boards of each of the companies recognise the importance of delivering high quality products, continued innovation, maintaining strong standards of service and improving efficiency. Following the streamlining of Greencore's and Northern Foods' businesses and the significant progress made in the ongoing restructuring of Northern Foods' business (as more fully described in Part III of this document) and in improving the operating performance and balance sheet strength of both companies, the Boards of Northern Foods and Greencore believe that Northern Foods and Greencore are in strong positions to combine their respective businesses, which in their latest completed financial periods generated £977.0 million and €856.0 million of annual sales respectively (amounting, in aggregate, to £1.7 billion(6)), and create a convenience foods business with a strong platform for further growth and the potential to realise significant cost savings through synergies.

(6)
Source: details of the calculation of this figure are set out in Part IX.

5.1     Strong combined portfolio and assets

The Boards of Northern Foods and Greencore believe that the Merger will:

•
combine 2 highly complementary UK businesses (spread across a number of categories in both branded and non-branded segments) to create a business with a well balanced product portfolio and an attractive customer base which includes all major UK food retailers;

•
combine 2 complementary customer bases to create a substantial operator in 2 of the most attractive convenience food categories:

•
food-to-go; and

•
chilled ready meals;

•
combine significant category positions in the UK in the manufacture of quiches, chilled pizzas, pies, chilled sauces and soups, private label cooking sauces and selected cakes and desserts segments;

•
create a portfolio which includes strong brands in biscuits (Fox's), frozen pizza (Goodfella's), selected Irish frozen brands (Donegal Catch and Green Isle) and licences to manufacture brands including for Weight Watchers; and

•
offer the potential for growth in the US on the back of Greencore's US chilled prepared food business.

Further information on the existing operations of Northern Foods and Greencore (including their food portfolios and asset bases) is detailed in Parts III and IV of this document respectively.

The Boards of Northern Foods and Greencore believe that the Combined Group will benefit from strong market positions in growing segments of the market such as sandwiches and ready meals, which in the UK have experienced 9.8%(7) and 7.7%(8) market growth respectively in the last year. The Combined Group will have a high quality asset base through the UK, Ireland and the US with 33 facilities in the UK, 8 facilities in Ireland and 2 facilities in the US. Northern Foods and Greencore have invested significantly in their respective businesses in recent years and consequently the Combined Group will have sufficient capacity to support further market growth in these and other segments of the market. The Boards of Northern Foods and Greencore believe that the Merger will provide the platform to support continued investment in innovation for the benefit of both customers and shareholders.

(7)
Volume growth rate from Neilsen Grocery Multiples, 52 weeks ended 3 October 2010.

(8)
Volume growth rate from Kantar World Panel, 52 weeks ended 3 October 2010.

5.2     Blue-chip customer base

Taken together, Greencore and Northern Foods currently supply all of the UK's major food retailers, with established relationships across a number of areas within those retailers catering for discrete market segments (for example, in terms of branded/non-branded, premium/discount and ambient/chilled/frozen ranges) and across a number of product sub-categories (for example, ready meals, sandwiches and salads, sauces and soups, pizzas, biscuits, cakes and desserts). The Boards of Northern Foods and Greencore expect the Merger will:

•
combine broad customer bases with strong relationships — the customer bases of Northern Foods and Greencore are highly complementary, with minimal customer overlap in the key growth categories of food-to-go and chilled ready meals; and

•
help deepen existing relationships with the Combined Group's key customers, while introducing new distribution channels to both businesses and providing opportunities to distribute a wider range of products into a broader customer base.

5.3     Synergies

The Boards of Northern Foods and Greencore believe that the Combined Group will be able to achieve annual cost synergies of approximately £40 million(9). These synergies are expected to comprise approximately £15 million from overhead cost savings, approximately £20 million from purchasing and supply chain efficiencies and approximately £5 million from financing and tax efficiencies (and are additional to any cost savings that may be made from the removal of overhead costs from the standalone Northern Foods cost base as a result of Northern Foods' previously announced restructuring).

(9)
These statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to may not be achieved, or those achieved could be materially different from those estimated. Neither this statement nor any other statement in this document should be construed as a profit forecast or interpreted to mean that Essenta Foods' earnings in the first full year following the Merger, or in any subsequent period, would necessarily match or be greater than or be less than those of Greencore and/or Northern Foods for the relevant preceding financial period or any other period. In addition, please refer to the risk factor at paragraph 4.3 of Part II of this document.

The Boards of Northern Foods and Greencore believe that at least half of these synergies will be realised in the first 12 months after completion of the Merger, rising to approximately 90% in the second year after completion of the Merger, with the full amount of synergies being realised in the third year after completion of the Merger. It is expected that realisation of these synergies will incur one-off cash costs of approximately £45 million, of which approximately two-thirds would be incurred in the first 12 months after completion of the Merger, with the balance in the following year(10).

(10)
Further details of the bases of calculations of these expected synergies are set out in Part IX of this document.

In addition to these cost synergies, the Boards of Northern Foods and Greencore believe that the Merger will provide an opportunity to achieve certain revenue synergies through leveraging distribution channels, brands, product portfolios and research and development capability across the Combined Group.

5.4     Increased financial strength

Following the completion of the Merger, the Boards of Northern Foods and Greencore believe that Essenta Foods will have a strong credit profile which will facilitate greater financial and strategic flexibility for the future.

Northern Foods and Greencore have together negotiated a £450 million 5-year revolving credit facility for the Combined Group to replace existing revolving credit facilities. The new £450 million revolving credit facility will be provided by Barclays Capital, The Governor and Company of the Bank of Ireland, HSBC Bank plc, Rabobank Ireland plc and The Royal Bank of Scotland plc. Both Northern Foods and Greencore have existing US private placement notes outstanding with maturities ranging from 2012 to 2020. The total amount outstanding for both Northern Foods and Greencore under these notes is approximately £311.4 million. The structure of the Merger, which is being effected under the European Cross-Border Mergers Directive, has no material impact on Greencore's US private placement notes but will have the effect of transferring Northern Foods' US private placement notes to Greencore. A merger of this sort is expressly contemplated by the terms of these notes, subject to certain conditions which the Boards of Northern Foods and Greencore expect to be satisfied. Both Northern Foods' and Greencore's US private placement notes are expected to remain outstanding when the Merger becomes effective.

The Boards of Northern Foods and Greencore believe that the US private placement notes and the new £450 million revolving credit facility will provide the Combined Group with sufficient headroom to finance its peak financing requirements and will form a strong capital structure for Essenta Foods.

In addition, on completion of the Merger, Essenta Foods expects to receive an investment grade issuer rating (BBB low with stable trend) from the DBRS rating agency which the Boards of Northern Foods and Greencore believe will allow the Combined Group to access a range of financing options going forward.

5.5     Combined Group strategy

Following the Merger, Essenta Foods' strategic focus will be on:

•
UK Convenience Foods:

•
delivering strong growth and returns by continuing to:

•
develop deeper customer relationships, great food offerings and strong innovation;

•
invest in scale manufacturing facilities and people capability; and

•
drive synergies and operational cost reductions;

•
seeking out new category opportunities in the UK and Ireland which can be accessed by drawing upon the Combined Group's expertise; and

•
acquiring complementary product portfolios in the UK private label convenience foods sector where suitable opportunities present themselves.

•
UK/Ireland Branded:

•
building on the brand strength and market leading automation of the Fox's business to ensure the brand remains well positioned in the UK biscuits market; and

•
continuing to reinvigorate the Goodfella's business to deliver an improved position in the frozen pizza market in the UK and capitalise on established Irish market positions in frozen pizza, fish (Donegal Catch) and vegetables (Green Isle).

•
US Convenience:

•
building a profitable position in selected US regions by offering compelling short shelf life prepared food solutions servicing both retail and convenience store chains.

Further information on the existing operations of Northern Foods and Greencore is detailed in Parts III and IV of this document respectively.

5.6     Financial effects of the Merger

Under the Merger and on the basis of the Exchange Ratio, Northern Foods Shareholders will receive 0.4479 New Greencore Shares for every Northern Foods Share. The following table sets out, for illustrative purposes only and on the bases and assumptions set out in the notes below, the financial effects of receiving New Greencore Shares on the capital value and gross income for a holder of Northern Foods Shares assuming the Merger becomes effective:

		Notes
(a)	Increase in capital value
	Market value of 0.4479 New Greencore Shares	(1)	50.70 pence
	Market value of one Northern Foods Share	(2)	45.25 pence
	Increase in capital value	(3)	5.45 pence
	This represents an increase of	(6)	12%
(b)	Decrease in income
	Dividend income from 0.4479 New Greencore Shares	(4)(6)	2.4 to 3.0 pence
	Dividend income from one Northern Foods Share	(5)	4.5 pence
	Decrease in income	(3)(6)	1.5 to 2.1 pence
	This represents a decrease of	(6)	33 to 47%

Notes:

(1)
The market value of New Greencore Shares is based on the closing mid-market quotation of €1.335 per Greencore Share as at the close of business on 16 December 2010, being the latest practicable date prior to the publication of this document, and an exchange rate of €1.179315 to £1, being the exchange rate of the European Central Bank on 16 December 2010.(11)

(11)
Source: Euro foreign exchange reference rate of the European Central Bank.

(2)
The market value of one Northern Foods Share is based on the closing mid-market quotation of 45.25 pence per Northern Foods Share as at the close of business on 16 November 2010, being the latest practicable date prior to the Announcement, as derived from the Daily Official List.

(3)
In assessing the financial effects of receiving New Greencore Shares, no account has been taken of any potential taxation liability of a Northern Foods Shareholder or of any timing differences in the payment of dividends.

(4)
The expected dividend policy for Essenta Foods following completion of the Merger is set out in paragraph 6.3 of this letter. For illustrative purposes only, the New Greencore Share dividend income shown in the table above has been calculated on the basis of a 2.0 to 2.5 times dividend cover (as described in more detail in paragraph 6.3 of this letter); pro forma, adjusted historic combined net income of £55.9 million (based on adjusted net income of £32.4 million for Northern Foods for the year ending 2 April 2010 and continuing adjusted net income of £23.5 million for Greencore for the year ending 24 September 2010); and 417.7 million New Greencore Shares, based on the current number of shares in issue for each of Northern Foods and Greencore (being 468,662,510 and 207,756,857 respectively in each case excluding Treasury Shares) and the Exchange Ratio. Neither this table nor any other statement in this document should be construed as a profit forecast or a dividend forecast.

(5)
Based on the full year dividend per share of 4.5 pence paid in relation to the financial year ending 3 April 2010.

(6)
An exchange rate of €1.157 to £1 has been used, being the average €/£ month end exchange rate for the period 26 September 2009 to 24 September 2010 used by Greencore in its results for that period.(12)

(12)
Source: Bloomberg, 24 September 2010.

(7)
In assessing the financial effects of receiving New Greencore Shares, no account has been taken of any potential liability for taxation or the treatment of fractions of New Greencore Shares.

6.       Overview of Combined Group

6.1     Domicile and listing

Following the Merger, Greencore will be renamed Essenta Foods and will remain domiciled and tax resident in Ireland, with its registered and corporate head office in Dublin and a UK operational centre in Yorkshire.

On completion of the Merger, Essenta Foods will be admitted to the premium segment of the Official List and its shares (comprising the Existing Greencore Shares, any Greencore Shares issued between the date of this document and the Effective Date pursuant to the exercise of options and/or vesting of awards under the Greencore Share Schemes, and the New Greencore Shares) will be traded on the London Stock Exchange's main market for listed securities and quoted in pounds sterling.

Essenta Foods will not retain Greencore's existing listing on the Irish Stock Exchange and, accordingly, Greencore intends to seek cancellation of this listing with effect from the date of completion of the Merger. In due course, it is expected that Essenta Foods will consider applying for a secondary listing on the Irish Stock Exchange in accordance with Chapter 11 of the Irish Listing Rules.

Following discussions with FTSE, it is anticipated that Essenta Foods will be included in the FTSE UK Index Series with immediate effect following completion of the Merger.

It is expected that Essenta Foods will have a March financial year end and will report on the basis of a 52/53 week financial year in pounds sterling.

6.2     Management and employees

The Board of Essenta Foods will be drawn equally from the Boards of Northern Foods and Greencore and will comprise:

Anthony Hobson—Non-executive Chairman*
Ned Sullivan—Non-executive Deputy Chairman
Patrick Coveney—Chief Executive Officer
Simon Herrick—Chief Financial Officer*
Tony Illsley—Non-executive Director*
Gary Kennedy—Non-executive Director
Patrick McCann—Non-executive Director
David Nish—Non-executive Director*
David Simons—Non-executive Director
Sandra Turner—Non-executive Director*

*
Denotes current Northern Foods Director.

The Boards of Northern Foods and Greencore attribute great importance to the expertise of their management teams and employees. After completion of the Merger, the management teams of Northern Foods and Greencore will be combined in order to obtain the maximum benefit from their skills and experience.

The Boards of Northern Foods and Greencore recognise that in order to achieve the planned benefits of the Merger some operational restructuring will be required following completion of the Merger, which is likely to lead to some redundancies where the businesses have overlapping functions or where this would otherwise improve efficiency. However, no decisions will be taken regarding any redundancies until a business review has been undertaken following completion of the Merger and appropriate consultation with employee representatives has occurred. The Boards of Northern Foods and Greencore have confirmed to each other that, following the completion of the Merger, the existing employment rights of all employees of both the Northern Foods Group and the Greencore Group will be fully safeguarded and any employee consultation requirements will be complied with.

It is intended that the employment of all persons employed by Northern Foods will be transferred to Convenience Foods Limited or another subsidiary of Northern Foods prior to the Merger becoming effective. Assuming that such transfer is completed, all employees of the Northern Foods Group will be employed by subsidiaries of Northern Foods at the time the Merger becomes effective and the terms and conditions of their employment will not be affected by the Merger. In the event that such transfer is not completed, the rights and obligations of any employees of Northern Foods at the Effective Date will be transferred by operation of law to Greencore.

6.3     Dividends

Northern Foods Shareholders who are on the Northern Foods register on 7 January 2011 will be entitled to receive and retain the Northern Foods interim dividend of 1.55 pence per Northern Foods Share in respect of the 26 weeks ended 2 October 2010, which was announced on 9 November 2010, and which will be paid in cash on 28 January 2011.

Subject to approval by Greencore Shareholders at the annual general meeting of Greencore which will follow the Greencore Shareholders Meeting, Greencore Shareholders who were on the Greencore register on 3 December 2010 will be entitled to receive and retain the Greencore final dividend of 4.5 cents per Greencore Share in respect of the financial year ended 24 September 2010, which was announced on 17 November 2010, and which is expected to be paid on 1 April 2011.

It is also expected that Northern Foods and Greencore will both declare further dividends in respect of their current financial periods by reference to a record date falling before the date of completion of the Merger, and that Northern Foods Shareholders and Greencore Shareholders on the respective Northern

Foods and Greencore shareholder registers on that record date or dates will be entitled to receive and retain those further dividends. In the case of Northern Foods, it is expected that the dividend will be consistent with the final dividend that the Board of Northern Foods anticipates it would have declared in respect of its current financial period (ending 2 April 2011) on a standalone basis. In the case of Greencore, it is expected that the dividend (which shall be in respect of the 26/27 weeks to 25 March 2011/2 April 2011) will reflect 50% of the total dividends that the Board of Greencore anticipates it would have declared in respect of the whole of its current financial year on a standalone basis. The record dates and payment dates of such dividends will be announced in due course (some of the relevant dates may fall after the date of completion of the Merger).

Following completion of the Merger, it is expected that Essenta Foods will maintain a progressive dividend policy and target a dividend cover ratio of 2.0 to 2.5 times calculated on an adjusted earnings per share basis(13).

(13)
For these purposes, "adjusted earnings per share" is the adjusted profit attributable to the ordinary shareholders of Essenta Foods divided by the weighted average number of ordinary shares in issue during the period, excluding ordinary shares purchased by Essenta Foods and held as treasury shares and certain shares held in trust. Adjusted profit is profit adjusted for items which in management's judgement are considered to be exceptional in nature and certain other items including but not limited to fair value accounting related items.

It is intended that Essenta Foods will have a March financial year end and, accordingly, that the interim and final dividends of Essenta Foods will be paid in April and October respectively. Dividends will be available for payment in pounds sterling and euro. If the Merger were to be completed by the end of March 2011, Essenta Foods would expect to pay an interim dividend in respect of the 26 weeks to September/October 2011 to all shareholders of Essenta Foods in April 2012 (subject to sufficient distributable reserves and cash resources being available for those purposes).

In addition, following completion of the Merger, it is expected that a dividend access scheme will be introduced and made available to certain shareholders in the Combined Group, including Northern Foods Shareholders who receive New Greencore Shares under the Merger, except those with an address in Ireland. It is anticipated, however, that such a scheme, were it to be introduced, would not be made available to those persons holding Existing Greencore Shares at the time the New Greencore Shares are issued pursuant to the Merger. Any extension of the dividend access scheme to other Greencore Shareholders would require the approval of the Revenue Commissioners. Shareholders participating in this dividend access scheme would receive dividends, which would otherwise be payable by Essenta Foods, from a non-Irish resident subsidiary of Essenta Foods. Further details of the dividend access scheme will be announced in due course.

7.       Conditions to the Merger

In summary, the Merger will be conditional on:

•
the approval by the requisite majorities of the Northern Foods Shareholders and Greencore Shareholders;

•
the UK High Court certifying that Northern Foods has complied with the pre-merger requirements under the UK Cross-Border Mergers Regulations;

•
the Irish High Court certifying that Greencore has complied with the pre-merger requirements under the Irish Cross-Border Mergers Regulations;

•
the Office of Fair Trading indicating (in terms reasonably satisfactory to Greencore and Northern Foods) that it does not intend to refer the proposed Merger or any related matter to the Competition Commission;

•
the Irish Competition Authority determining that the Merger may be put into effect (or, as the case may be, not making a determination to the contrary within the applicable statutory time periods) in accordance with the provisions of the Irish Competition Act;

•
a prospectus being issued by Greencore and approved by the UKLA as having been drawn up in accordance with the relevant provisions of the Prospectus Directive (Directive 2003/71/EC);

•
the UKLA having agreed to admit the New Greencore Shares to listing on the premium segment of the Official List and such agreement not having been withdrawn. Under UK regulatory practice, there is no formal step of the UKLA agreeing in advance to admit shares to listing and the formal agreement to admit shares to listing is only given at the time the dealing notice is published (which occurs simultaneously with Admission). However, Greencore and Northern Foods have agreed that as between them and for the purposes of the Merger, this Condition will be satisfied following an acknowledgement by the UKLA following its listing hearing that the New Greencore Shares will be admitted to listing subject to the fulfilment of certain conditions;

•
the London Stock Exchange having agreed to admit the New Greencore Shares to trading on the main market for listed securities and such agreement not having been withdrawn. Under UK regulatory practice, there is no formal step of the London Stock Exchange agreeing in advance to admit shares to trading and the formal agreement to admit shares to trading is only given at the time the dealing notice is published (which occurs simultaneously with Admission). However, Greencore and Northern Foods have agreed that as between them and for the purposes of the Merger, this Condition will be satisfied following an acknowledgement by the London Stock Exchange, following its listing hearing, that the New Greencore Shares will be admitted to trading subject only to the Merger becoming effective and the New Greencore Shares being allotted;

•
the conditions that are not otherwise identified above being satisfied or waived on or before the Irish High Court approving the completion of the Merger; and

•
the Irish High Court approving the completion of the Merger.

The Conditions to the Merger are set out in full in Schedule 6 to this document.

8.       Further details of the Merger

8.1     Directors' Explanatory Report, Common Draft Terms of Merger, Independent Expert's Report

The following documents, which were published on Northern Foods' website at www.northernfoods.com on 29 November 2010, are included in the schedules to this document:

•
the Directors' Report prepared for the purposes of Regulation 8 of the UK Cross-Border Mergers Regulations is set out in full form in Schedule 3;

•
the Common Draft Terms of Merger prepared for the purposes of Regulation 7 of the UK Cross-Border Mergers Regulations is set out in full form in Schedule 4; and

•
the Independent Expert's Report prepared for the purposes of Regulation 7 of the Irish Cross-Border Mergers Regulations and Regulation 9 of the UK Cross-Border Mergers Regulations and dated 23 November 2010 is set out in full form in Schedule 5.

8.2     Implementation Agreement

Northern Foods and Greencore have entered into an Implementation Agreement which contains provisions regarding the process for implementation of the Merger and certain assurances and confirmations between the parties (including terms regarding the conduct of the businesses of each party pending implementation of the Merger and, in relation to certain mutual non-solicitation undertakings, in relation to the timing of the waiver of outstanding Conditions, and regarding the sharing of fees, costs and expenses incurred in relation to certain matters and advice obtained for the joint benefit of the companies in the context of the Merger).

The Implementation Agreement includes a mutual break fee of £1,834,600, which would be payable, inter alia, in the event that either Board withdraws its recommendation and the Merger fails to complete, or in circumstances where an Alternative Transaction is announced prior to the termination of the Implementation Agreement which then proceeds to completion.

Further details of the Implementation Agreement are set out in paragraph 5.1 of Part VIII of this document.

8.3     Irrevocable Undertakings and Letters of Intent

Northern Foods and Greencore have received irrevocable undertakings to vote in favour of the Merger from:

•
all of the Directors of Greencore in respect of 758,090 Greencore Shares in aggregate, representing approximately 0.365% of Greencore's existing issued ordinary share capital;

•
Anthony Hynes, the former Chief Operating Office of Greencore in respect of 173,375 Greencore Shares representing approximately 0.08% of Greencore's existing issued ordinary share capital;

•
all of the Directors of Northern Foods (excluding those who do not hold Northern Foods Shares) in respect of 65,000 Northern Foods Shares in aggregate, representing approximately 0.01% of Northern Foods' existing issued ordinary share capital; and

•
Stefan Barden, the former Chief Executive Officer of Northern Foods, in respect of 2,435,686 Northern Foods Shares, representing approximately 0.52% of Northern Foods' existing issued ordinary share capital.

Northern Foods and Greencore have also received letters from:

•
certain Greencore Shareholders in respect of 62,919,832 Greencore Shares in aggregate, representing approximately 30.29% of Greencore's existing issued ordinary share capital, and

•
certain Northern Foods Shareholders in respect of 55,328,268 Northern Foods Shares in aggregate, representing approximately 11.81% of Northern Foods' existing issued ordinary share capital,

indicating their intention to vote in favour of the Merger.

Further details on the irrevocable undertakings and letters of intent can be found in paragraph 4(d) of Part VIII of this document.

8.4     Cancellation of Greencore's listing on the Irish Stock Exchange

Prior to completion of the Merger, Greencore will apply to the Irish Stock Exchange for the listing of Greencore Shares on the Irish Stock Exchange and the admission of them to trading on its regulated market to be cancelled. Accordingly, it is expected that the last day for dealings in Greencore Shares on the Irish Stock Exchange will fall 2 Business Days prior to the Effective Date of the Merger (currently anticipated to be at the end of Q1 2011 or early Q2 2011), after which the listing of the Greencore Shares on the Irish Stock Exchange will be suspended and, on the Effective Date, ultimately cancelled. The cancellation of listing on the Irish Stock Exchange will have no impact on the listing of Greencore Shares on the Official List, and it is therefore expected that Greencore Shares will continue to trade on the London Stock Exchange without interruption or suspension.

In due course, it is expected that Essenta Foods will consider applying for a secondary listing on the Irish Stock Exchange in accordance with Chapter 11 of the Irish Listing Rules.

8.5     Greencore Special Share

The Irish Minister for Agriculture, Fisheries and Food (the "Minister") holds one special rights preference share of €1.26 in Greencore (the "Special Share"). The Special Share was issued when Greencore was privatised by the Irish State in 1991.

The Special Share was intended to give the Irish Government certain rights which might allow it to block a sale of the Greencore "Sugar Assets" (including the sugar quota allocated to Ireland by the EU Commission). As Greencore no longer holds any Sugar Assets, the Special Share provides no strategic value or purpose for the Irish Government.

Article 11 of Greencore's articles of association provides that no person or persons acting together may control 30% or more of the issued share capital of Greencore. Resolution 10 to be proposed at the Greencore Shareholders Meeting is a special resolution to amend Greencore's articles of association by deleting article 11 and removing all references to article 11 that appear elsewhere in Greencore's articles of association. Before this resolution can be voted on, the consent in writing of the Minister (who shall have consulted with the Minister for Finance prior to giving such consent) will be required. The Minister's consent has been sought and a response is awaited. If adopted, this resolution will take effect regardless of the outcome of the Merger. The Merger is not, however, conditional on the passing of this resolution.

The Special Share also requires the prior consent of the Minister to any resolution to voluntarily wind up Greencore, to the creation of any new class of voting share capital and to amendments to certain other provisions of Greencore's articles of association. Greencore intends to seek the introduction of legislation to provide for the cancellation of the Special Share.

8.6     Pension schemes

Northern Foods has some defined benefit pension schemes that are currently in deficit(15) (on an actuarial basis) and as Northern Foods is the principal employer in relation to those schemes and is impacted by the Merger, Northern Foods has held discussions with the trustees of its main defined benefit schemes in the UK regarding the Merger. As a result of these discussions, the Board of Northern Foods entered into a memorandum of understanding with the trustees of its primary UK scheme, regarding a new funding agreement which, subject to completion of the Merger and certain conditions being fulfilled, would result in deficit contributions to the primary Northern Foods UK scheme of £15 million per annum beginning 30 days after completion of the Merger and ending in April 2021. Subsequent to this, the next valuation agreed with the trustees is expected to be as of 31 March 2013.

(15)
As at 3 April 2010, the aggregate deficit of the Northern Foods Group's defined benefit pensions schemes (calculated on an actuarial basis in accordance with IAS 19 Employee Benefits) was £146.4 million.

Under UK legislation a substantial statutory debt would, absent contrary agreement with the trustees, be triggered in respect of the UK pension schemes under which Northern Foods is an employer when Northern Foods ceases to have employees pursuant to the Merger. In order so far as possible to obviate that requirement for an acceleration of scheme funding, the memorandum of understanding therefore also confirms the trustees' intention to enter into a scheme apportionment agreement under which the UK statutory pensions debt that would otherwise be triggered when Northern Foods ceases to have employees will be discharged by a nominal amount, and the balance of any contingent Northern Foods' liability will be transferred to an entity which is currently a subsidiary of Northern Foods (and which will therefore, following the Merger, be a member of the Combined Group), rather than immediately becoming payable.

The Merger itself will have no direct effect on pension accruals for members of the Northern Foods or Greencore pension schemes, nor is it expected to have any adverse consequences on the expected funding contribution schedule of the Greencore Group pension schemes.(16)

(16)
As at 24 September 2010, the aggregate deficit of the Greencore Group's defined pensions schemes (calculated on an actuarial basis in accordance with IAS 19 Employee Benefits) was €118.4 million.

Any proposal by Northern Foods, Greencore or the Combined Group to review pension provisions going forward (whether before or after the Merger) would be the subject of a separate consultation exercise as and where required by local law.

8.7     Share Schemes

(a)    Northern Foods Share Schemes

The Merger will extend to any Northern Foods Shares which are unconditionally allotted, issued and fully paid prior to the Merger Record Time to satisfy the vesting of awards and the exercise of options under the Northern Foods Share Schemes.

Participants in the Northern Foods Share Schemes will be sent letters explaining the effect of the Merger on their rights under each scheme.

The rules of the Northern Foods Share Schemes do not contain specific provisions which apply in the case of a merger under the European Cross-Border Mergers Directive, which came into force after the Northern Foods Share Schemes were approved by Northern Foods Shareholders. The remuneration committee of Northern Foods, with the agreement of Greencore, has therefore amended the rules of the Northern Foods Share Schemes to the extent necessary so as to ensure that the Merger will be treated under the rules of the Northern Foods Share Schemes in the same way as other similar corporate events are treated under the rules.

Pursuant to the rules of the PSP as amended all subsisting awards will vest on the date of approval of the Merger by the Irish High Court, subject to time pro-rating and the achievement of applicable performance conditions.

Pursuant to the rules of the Share Option Plan as amended, subsisting options, which are linked to PSP awards, will become exercisable on the same date to the same extent as the PSP awards to which they are linked. Options under the Share Option Plan remain exercisable for 6 months, at the end of which period unexercised options will lapse. In accordance with the normal terms of the Share Option Plan, the extent to which awards under the PSP vest will be reduced to the extent that Share Option Plan options are exercised, so that the total value received (before tax efficiency) will not be more than the value that would have been received from a stand-alone PSP Award.

Greencore has agreed to offer to holders of unvested awards under the PSP a grant of replacement awards over Greencore Shares in exchange for the waiver by participants of all of their existing PSP awards (including the Share Option Plan options linked to such awards). Such replacement awards will be made over Greencore Shares equivalent in number to the Northern Foods Shares comprised in such awards determined using the Exchange Ratio. The replacement awards will made on the same terms as the existing PSP awards (including as to vesting), save that the replacement awards will be subject to revised performance conditions based on the performance of Essenta Foods (such revised performance conditions to be determined by the Options and Remuneration Committee following completion of the Merger so as not to be materially less difficult to satisfy than existing performance conditions).

All outstanding options granted under the Savings-Related Share Option Scheme and Irish Savings-Related Share Option Scheme have, at the date of this document, an exercise price in excess of the Northern Foods share price and so there would be no benefit to participants in exercising such options. Pursuant to the rules of the Savings-Related Share Option Scheme and the Irish Savings-Related Share Option Scheme as amended, options granted under these schemes will become exercisable on the earlier of the bonus date of such options and the date of the approval of the Merger by the Irish High Court, and will remain exercisable for 6 months, at the end of which period unexercised options will lapse. Options will be exercisable to the extent of optionholders' accrued savings. To the extent that such options are exercised after the Effective Date, Greencore would be unable to satisfy such exercise in Northern Foods Shares, and Greencore will therefore make a cash payment to optionholders in settlement of their rights under these schemes. It is intended that any such payments will be based on the gain such optionholders would have made if such exercises could have been satisfied in Northern Foods Shares by reference to the Exchange Ratio. Neither the Company nor the optionholder will benefit from any tax or social security relief in respect of such exercises.

The shares comprised in the outstanding share awards made under the LTIP are held by the trustee of the Northern Foods Employee Share Ownership Trust as nominee on behalf of the participants subject to the restricted period provided in rules of the LTIP. The participants are entitled to direct the trustee how to vote such shares. Following the Effective Date, pursuant to the rules of the LTIP, the participants will be entitled to call for the transfer of legal title to the New Greencore Shares received by the trustee under the Merger in respect of the restricted shares under the LTIP.

(b)     Greencore Share Schemes

The Merger will have no effect on share options and incentive awards granted under the Greencore Share Schemes. These options and awards will therefore continue, subject to their current terms.

A summary of the Greencore Share Schemes is set out in paragraph 7 of Part VIII of this document.

As part of its review of compensation arrangements for executive directors and senior managers ("executives") in 2010, the Options and Remuneration Committee concluded that it should develop and, subject to shareholder approval, adopt a new long-term incentive plan to replace Greencore's existing long-term incentive plan (the Performance Share Plan introduced in 2004). The Options and Remuneration Committee believe that a new long-term incentive plan would motivate high performance and align the interests of executives and shareholders by linking a substantial proportion of executive remuneration to the financial performance of the group, in line with market practice (where plans involving conditional awards of shares are now a common part of executive remuneration packages).

As part of the post-Announcement integration planning for the Merger, the Options and Remuneration Committee, with the assistance of Northern Foods' remuneration committee, have developed a long-term incentive plan to be adopted following the Merger. A summary of the principal features of the proposed long-term incentive plan (the "LTIP 2011"), which is subject to shareholder approval at the Greencore Shareholders Meeting and the completion of the Merger, is set out in Schedule 7 to this document. The Northern Foods Shareholders are asked, by way of an advisory resolution, to approve the LTIP 2011 at the Northern Foods General Meeting.

Whilst the precise performance criteria for the LTIP 2011 have not yet been determined by the Options and Remuneration Committee, these will be set following completion of the Merger having full regard to best and market practice and after discussion with Essenta Foods' largest shareholders to ensure that appropriate thresholds and conditions are employed.

9.       Listings, dealings and settlement

9.1     Listings and dealings in New Greencore Shares

In connection with the admission of the New Greencore Shares to the premium segment of the Official List, Greencore intends to publish a prospectus in due course. When published, the Prospectus will be made available on Greencore's website at www.greencore.com.

On the Effective Date, Greencore shall allot and issue New Greencore Shares on the basis of the Exchange Ratio and otherwise on the terms and conditions set out in the Common Draft Terms of Merger (which are included at Schedule 4 to this document), which are summarised in this paragraph 9 and paragraph 10 below.

The New Greencore Shares will be issued to Northern Foods Shareholders credited as fully paid and will rank pari passu in all respects with the Existing Greencore Shares in issue at the time the New Greencore Shares are issued pursuant to the Merger, including, where the record date for determining entitlements is on or after the date of issue of the New Greencore Shares, the right to all dividends and other distributions (if any) declared, made or paid by Greencore on the Greencore Shares. No special rights or conditions will affect this entitlement of the New Greencore Shares (or the holders thereof) in respect of dividends or distributions made, paid or declared on the ordinary share capital of Greencore where the record date for determining the entitlement to such dividends or distributions is on or after the Effective Date. The New Greencore Shares shall have no right to any dividends or other distributions (if any) declared, made or paid by Greencore on the Greencore Shares where the record date for determining entitlements is before the date of issue of the New Greencore Shares.

In the event that Greencore puts in place, with effect from or after the Effective Date, a dividend access scheme or any similar scheme which allows certain Greencore Shareholders to elect not to receive dividends or other distributions from Greencore in exchange for being granted an entitlement to receive an amount equivalent to any dividend or distribution declared, made or paid by Greencore from a non-Irish resident subsidiary of the Greencore Group without deduction for Irish withholding tax, the ranking and right to dividends and other distributions of New Greencore Shares issued pursuant to the Merger may be affected to the extent that any person holding such New Greencore Shares who is so entitled makes such an election pursuant to such a scheme.

No fraction of a New Greencore Share will be issued to any holder of Northern Foods Shares, and fractional entitlements will be aggregated and sold in the market as soon as practicable after completion of the Merger. The net proceeds of sale shall be retained for the benefit of Essenta Foods. However, Northern Foods Shares which are held by Northern Foods Shareholders who, at the Merger Record Time, hold only one or two Northern Foods Shares will be transferred to a nominee resident in the United Kingdom or Ireland for the benefit of such Northern Foods Shareholders so that, upon the Merger becoming effective, such nominee will receive New Greencore Shares on the basis of the Exchange Ratio and on terms that such New Greencore Shares shall be sold by such nominee on behalf of such Northern Foods Shareholders at the best price which can reasonably be obtained at the time of sale and the gross proceeds of such sale shall be paid to such Northern Foods Shareholders pro rata to their respective holdings (without any deduction for any costs or expenses of sale). As described in paragraph 11.2 below, amendments are being proposed to Northern Foods' articles of association at the Northern Foods General Meeting in order to facilitate such arrangements in relation to fractional entitlements.

No New Greencore Shares will be issued in respect of Northern Foods Shares which at the Merger Record Time are held by Northern Foods as Treasury Shares or held by a nominee for Northern Foods.

9.2     De-listing of Northern Foods Shares

Prior to the Effective Date, applications will be made to the UKLA and the London Stock Exchange for the suspension and cancellation of the listing of Northern Foods Shares on the Official List and of the trading in Northern Foods Shares on the London Stock Exchange's main market for listed securities respectively. It is expected that suspension will take place at 8.00 a.m. on the day of the Irish High Court hearing to sanction the Merger and cancellation will take effect from the Effective Date (both of which dates are currently anticipated to be at the end of Q1 2011 or in early Q2 2011).

With effect from the Effective Date:

•
the assets and liabilities of Northern Foods will transfer to Greencore;

•
Northern Foods will cease to exist without going into liquidation;

•
share certificates in respect of Northern Foods Shares shall cease to be valid; and

•
Euroclear will be instructed to cancel entitlements to Northern Foods Shares held in uncertificated form.

9.3     Settlement

Subject to the Merger becoming effective (and except as described in paragraph 9.1 above in relation to fractional entitlements and in paragraph 10 below in relation to certain Overseas Shareholders), settlement of the consideration to which any Northern Foods Shareholder is entitled under the Merger will be effected in the following manner:

Northern Foods Shares in uncertificated form (that is, in CREST)

Where, at the Merger Record Time, a Northern Foods Shareholder holds Northern Foods Shares in uncertificated from, the New Greencore Shares to which such Northern Foods Shareholder is entitled will be issued to such person in uncertificated form through CREST. Greencore will procure that Euroclear is instructed to credit the appropriate stock account in CREST of such Northern Foods Shareholder with such person's entitlement to New Greencore Shares at the commencement of dealings in the New Greencore Shares.

Greencore reserves the right to issue the New Greencore Shares to all or any Northern Foods Shareholder(s) in certificated form in the manner referred to below if, for any reason, it wishes to do so.

Northern Foods Shares in certificated form (that is, outside CREST)

Where, at the Merger Record Time, a Northern Foods Shareholders holds Northern Foods Shares in certificated form, the New Greencore Shares to which such Northern Foods Shareholder is entitled will be issued in certificated form. Definitive certificates for New Greencore Shares will be posted in pre-paid envelopes, to the address appearing in the register of members of Northern Foods at the Merger Record Time (or, in the case of joint holders, to the holder whose name appears first in such register in respect of the joint holding concerned). Definitive certificates will be issued as soon as practicable and no later than 14 days after the Effective Date.

General

All documents sent to Northern Foods Shareholders will be sent at their own risk.

Prior to the issue of new share certificates in respect of New Greencore Shares to Northern Foods Shareholders pursuant to the Merger, transfers of the New Greencore Shares issued to them pursuant to the Merger shall be certified against the register of members of Greencore.

10.     Overseas Shareholders

If, in respect of any Overseas Shareholder (or any person whom Greencore or Northern Foods reasonably believes to be an Overseas Shareholder), Greencore and/or Northern Foods is advised that the allotment and/or the issue of New Greencore Shares pursuant to the Merger would or might infringe the laws of any jurisdiction outside Ireland or the United Kingdom or would or might require Greencore and/or Northern Foods to obtain any governmental or other consent or effect any registration, filing or other formality with which Greencore and/or Northern Foods is unable to comply or compliance with which Greencore and/or Northern Foods regards as unduly onerous or, in either case, Greencore and/or Northern Foods considers that to determine the same is not possible or is a matter which Greencore and/or Northern Foods regards as unduly onerous or disproportionate given the number of Northern Foods Shareholders resident or domiciled in that jurisdiction, then Greencore and Northern Foods reserve the right to procure that immediately prior to the Merger Record Time, Northern Foods Shares which are held by any such Overseas Shareholders will be transferred to a nominee resident in the United Kingdom or Ireland for the benefit of such Overseas Shareholders so that, upon the Merger becoming effective, such nominee will receive New Greencore Shares on behalf of such Overseas Shareholders on the basis of the Exchange Ratio and on terms that such New Greencore Shares shall be sold by such nominee on behalf of each such Overseas Shareholder at the best price which can reasonably be obtained at the time of sale and the proceeds of such sale shall (after the deduction of all expenses and commissions but without any deduction for amounts in respect of value added tax (if any) or stamp duty which, in either case, is payable in respect of sale by the purchaser of such New Greencore Shares) be paid to such Overseas Shareholder. None of

Greencore, Northern Foods, any such nominee or any broker or agent of any of them shall have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale.

As described in paragraph 11.2 below, amendments to Northern Foods' articles of association are being proposed at the Northern Foods General Meeting in order to facilitate these arrangements.

11.     Northern Foods shareholder meetings

The Merger and steps necessary or desirable for its implementation will require the approval of Northern Foods Shareholders at the Northern Foods Court Meeting and the separate Northern Foods General Meeting, both of which will be held at the Thorpe Park Hotel, 1150 Century Way, Thorpe Park, Leeds, West Yorkshire, LS15 8ZB on 31 January 2011. The Northern Foods Court Meeting will start at 11.00 a.m. on that date and the Northern Foods General Meeting at 11.15 a.m., or as soon thereafter as the Northern Foods Court Meeting is concluded or adjourned.

Notices of both the Northern Foods Court Meeting and the Northern Foods General Meeting are set out in Schedules 1 and 2 respectively to this document.

Entitlement to attend and vote at these meetings and the number of votes which may be cast thereat will be determined by reference to the register of members of Northern Foods at the Voting Record Time. All Northern Foods Shareholders whose names appear on the register of members of Northern Foods at 6.00 p.m. on 29 January 2011 or, if either or both such meetings are adjourned, on the register of members at 6.00 p.m. on the date 2 days before the date fixed for such adjourned meetings, shall be entitled to attend and speak and vote at the relevant meeting in respect of the number of Northern Foods Shares registered in their name at the relevant time.

11.1   Northern Foods Court Meeting

The Northern Foods Court Meeting which has been convened for 11.00 a.m. on 31 January 2011 at the Thorpe Park Hotel, 1150 Century Way, Thorpe Park, Leeds, West Yorkshire, LS15 8ZB is being held with the consent of the UK High Court for the purpose of enabling Northern Foods Shareholders to consider and, if thought fit, approve the Merger in accordance with the UK Cross-Border Mergers Regulations. The UK Cross-Border Mergers Regulations require that Northern Foods carry out a number of steps in order for the UK High Court to be able to grant an order certifying that Northern Foods has properly completed the pre-merger acts and formalities for the Merger in accordance with such regulations. One of those steps is that the Merger must be approved by the requisite majorities at the Northern Foods Court Meeting.

At the Northern Foods Court Meeting, voting will be by poll and each member present in person or by proxy will be entitled to 1 vote for each Northern Foods Share held at the Voting Record Time. In order for the Merger to be approved at the Northern Foods Court Meeting, those voting to approve the Merger must:

(a)
represent a simple majority in number of those Northern Foods Shareholders present and voting in person or by proxy; and

(b)
represent not less than 75% in value of the Northern Foods Shares held by those Northern Foods Shareholders present and voting in person or by proxy.

At the Northern Foods Court Meeting it is particularly important that as many votes as possible are cast so that the UK High Court may be satisfied that there is a fair representation of Northern Foods Shareholder opinion. You are therefore strongly urged to sign and return your Forms of Proxy as soon as possible.

You will find the Notice of the Northern Foods Court Meeting in Schedule 1 to this document.

11.2   Northern Foods General Meeting

The Northern Foods General Meeting has been convened for the same date and at the same location as the Northern Foods Court Meeting and will be held immediately after the Northern Foods Court Meeting to consider and, if thought fit, pass the resolutions described below.

Resolution 1

The proposed amendments to Northern Foods' articles of association are necessary in order to ensure that:

(a)
the allotment and/or the issue of New Greencore Shares on the completion of the Merger to Overseas Shareholders may take place without infringing the laws of any such jurisdiction where

  Greencore and/or Northern Foods is unable to comply with the requirements of the laws of such jurisdiction (or to do so would be unduly onerous or disproportionate given the number of Overseas Shareholders resident in such jurisdiction). The proposed new article permits, in those cases, Northern Foods Shares which are held by any such Overseas Shareholders to be transferred to a nominee resident in the United Kingdom or Ireland for the benefit of such Overseas Shareholders so that, upon the Merger becoming effective, such nominee will receive New Greencore Shares on behalf of such Overseas Shareholders on the basis of the Exchange Ratio and on terms that such New Greencore Shares shall be sold by such nominee on behalf of each such Overseas Shareholder at the best price which can reasonably be obtained at the time of sale and the proceeds of such sale shall (after the deduction of all expenses and commissions but without any deduction for amounts in respect of value added tax (if any) or stamp duty which in either case is payable in respect of such sale by the purchaser of such New Greencore Shares) be paid to such Overseas Shareholders; and

(b)
no fraction of a New Greencore Share will be issued to any Northern Foods Shareholder. Fractional entitlements to New Greencore Shares will be aggregated and sold in the market as soon as is practicable after the Merger becomes effective and the net proceeds shall be retained for the benefit of Greencore. The proposed new article permits, in the case of Northern Foods Shareholders who hold 1 or 2 Northern Foods Shares at the Merger Record Time, the transfer of such Northern Foods Shares to a nominee resident in the United Kingdom or Ireland for the benefit of such Northern Foods Shareholders so that, upon the Merger becoming effective, such nominee will receive New Greencore Shares on the basis of the Exchange Ratio and on terms that such New Greencore Shares shall be sold by such nominee on behalf of such Northern Foods Shareholders at the best price which can reasonably be obtained at the time of sale and the gross proceeds of such sale shall be paid to such members pro rata to their respective holdings (without any deduction for any costs or expenses of sale).

Copies of Northern Foods' articles of association, which were adopted by Northern Foods at its annual general meeting on 13 July 2010, and copies of the articles of association as proposed to be amended by Resolution 1 to be proposed at the Northern Foods General Meeting are available for further inspection at the registered office of Northern Foods and at the offices of Herbert Smith LLP, Exchange House, Primrose Street, London EC2A 2HS, United Kingdom, during normal business hours on a Business Day until the close of the Northern Foods General Meeting and will also be available for inspection at the place of the Northern Foods General Meeting for at least 15 minutes prior to, and during, the Northern Foods General Meeting.

Resolution 1 will be proposed as a special resolution and will require the approval by not less than three-quarters of the votes cast.

Resolutions 2 and 3

The Common Draft Terms of Merger adopted by the Board of Northern Foods contain a typographical error in the registered number of Greencore. Resolution 2 proposes that the Common Draft Terms of Merger be approved in their original form (as set out in Schedule 4 to this document) and Resolution 3 proposes that an amendment to the Common Draft Terms of Merger be approved to correct that error. The UK Court will be asked to approve the amendment to the Common Draft Terms of Merger at the hearing to consider the application for the grant of the order certifying that Northern Foods has completed properly the pre-merger acts and formalities for the Merger in accordance with regulation 6 of the UK Cross-Border Mergers Regulations. The amendment has been approved by the Board of Greencore.

Resolution 2 and 3 will be proposed as special resolutions and will require the approval by not less than three-quarters of the votes cast.

Resolution 4

Resolution 4 is an ordinary resolution to approve the adoption of the LTIP 2011. As the LTIP 2011 will be adopted by Greencore as the surviving entity this resolution will be advisory.

You will find the notice of the Northern Foods General Meeting in Schedule 2 to this document.

12.     Taxation

Your attention is drawn to Part VII of this document. Although this document contains certain tax-related information, if you are in any doubt about your tax position, or you are subject to taxation in any jurisdiction outside the United Kingdom or Ireland, you are strongly advised to seek appropriate independent professional tax advice.

13.     Meetings and action to be taken

Your attention is drawn to pages 2 and 3 of this document which explain the actions you should take in respect of voting on the Merger.

14.     Further information

Before taking any action, you should read the whole of this document (and any information incorporated by reference into it). You should not rely solely on the information summarised in this letter.

15.     Recommendation

The Northern Foods Directors, who have been so advised by UBS, consider the terms of the Merger to be fair and reasonable. In providing advice to the Northern Foods Directors, UBS has taken into account the commercial assessments of the Northern Foods Directors.

The Northern Foods Directors also consider the Merger to be in the best interests of the Company and the Northern Foods Shareholders as a whole and accordingly unanimously recommend Northern Foods Shareholders to vote in favour of the Merger at the Northern Foods Court Meeting and in favour of the resolutions to be proposed at the Northern Foods General Meeting as they have irrevocably undertaken to do in respect of their own respective beneficial holdings of Northern Foods Shares (representing, in aggregate, approximately 0.01% of the Northern Foods Shares currently in issue).

Yours sincerely,

Anthony Hobson
Chairman

 PART II

RISK FACTORS

A number of factors will affect the operating results, financial condition and prospects of the Combined Group. This section describes the risk factors that are considered by the Board to be material in relation to the Combined Group. However, these should not be regarded as a complete and comprehensive statement of all potential risks and uncertainties. Additional risks and uncertainties that are not presently known to the Board, or which the Board currently deems immaterial, may also have an adverse effect on the Combined Group's operating results, financial condition and prospects. The information given is as of the date of this document and, except as required by the FSA, the London Stock Exchange, the Listing Rules, the Prospectus Regulations, the Market Abuse Regulations, the Disclosure and Transparency Rules, the UK Code or any other applicable law or regulations, will not be updated. Any forward-looking statements are made subject to the reservations specified under "Cautionary Note on Forward-Looking Statements" on page iii of this document.

You should consider carefully the risks and uncertainties described below, together with all other information contained in this document and the information incorporated by reference herein, before making any decision in connection with the Merger or any investment decision in relation to Essenta Foods.

1.       Industry-specific, commercial and business risks

1.1     The Combined Group will operate in highly competitive markets and there can be no assurance that the Combined Group will be able to compete effectively

The Combined Group will operate in highly competitive markets. These markets are served by a number of companies that operate on both a national and an international basis within single or multiple product categories. Some of the Combined Group's competitors are large corporations which may have greater financial resources than the Combined Group and/or greater ability to adapt to changing market conditions or an increasingly competitive market environment.

There can be no assurance that the Combined Group will be able to compete effectively with current competitors or with potential new competitors. Significant product innovations and/or technical advances by the Combined Group's competitors, the intensification of price competition or the adoption by the Combined Group's competitors of new pricing or promotional strategies could adversely affect the Combined Group's competitive position and ability to market and sell its products and therefore adversely affect its business, results of operation, financial condition and/or prospects. In addition, the Combined Group's ability to compete effectively requires it to be successful in product development and innovation, in addition to operating efficient and effective manufacturing and procurement processes.

The Combined Group operates in sectors where business is undertaken without long-term contracts and customers generally have the ability to switch to alternative suppliers on little or no notice. The Combined Group will therefore be subject to the risk that a short-term deterioration in its competitive position may have an immediate impact on its business results of operation, financial condition and/or prospects.

1.2     The Combined Group depends upon the availability, quality and cost of raw materials

The Combined Group will use a significant quantity of raw materials which largely comprise commodities such as wheat, fats and other food ingredients. The Combined Group will be dependent upon the availability, quality and cost of these raw materials, which will expose it to supply, quality and price fluctuations.

Raw materials to be used by the Combined Group in the production of its products will be purchased from numerous suppliers. The prices and availability of many of these raw materials are affected by, among other things, supply and demand dynamics, the agricultural policies of Ireland, the United Kingdom and the European Union, weather conditions at the location of any supplier and political instability affecting any supplier. In addition, certain of the raw materials to be used by the Combined Group are traded as commodity products, the prices of which are subject to a number of factors that are not within the control of the Combined Group, including market sentiment and the effect of price speculation.

If the supply of any raw materials is constrained for any reason, the Combined Group may not be able to obtain sufficient supplies, or supplies of a suitable quality, from other sources or to substitute alternative products at an equivalent price or at all. Such constraints on supply could therefore have a material adverse effect on the Combined Group's performance and financial condition.

Fluctuations in the price levels of raw materials may impact on finished product costs and the Combined Group's ability to pass through increases in the cost of raw materials to its customers depends on the competitive conditions and the pricing environment of the relevant end-markets. There can be no guarantee that the Combined Group will be able to pass on cost increases on a timely basis and/or in full to its customers through price rises. The failure to pass on the full impact of price increases on a timely basis may adversely affect the Combined Group's results of operation, financial condition and/or prospects.

The Combined Group may also be impacted by the loss of a key supplier. A loss of a key supplier could cause short term disruption to the operational ability of the Combined Group and may affect the Combined Group's results.

1.3     Demand for the Combined Group's products may be affected by changes in consumer behaviour and demand and changes in consumer legislation

The Combined Group is dependent on its ability to produce food products that meet consumer demand and consumer legislation. In the future, the Combined Group will be dependent on its ability to adapt its product ranges to changes in consumer demands and behaviours and changes in consumer legislation and to manage its costs in doing so.

There are a number of trends in consumer preferences and consumer legislation that affect the industry as a whole. These include, among others, dietary concerns (including salt, sugar and fat reduction), and changes in consumer preference. These trends may reduce demand for the Combined Group's products. In addition, providing or developing modified or alternative products to meet changing consumer trends may lead to increased costs.

There can be no guarantee that the Combined Group will accurately predict changes in consumer demands and behaviours or changes in consumer legislation or will be able to respond successfully or at reasonable cost to any such changes in trends or demands. A failure to do so may adversely affect the Combined Group's business, results of operation, financial condition and/or prospects.

1.4     The Combined Group will depend on a small number of large retailers for the majority of its sales

A small number of leading UK grocery retailers will account for the majority of the Combined Group's sales, as is currently the case for each of the Northern Foods Group and the Greencore Group on a standalone basis. The strength of these major food retailers' bargaining position gives them significant leverage over their suppliers in negotiating pricing, product specification and the level of supplier participation in promotional campaigns and offers, and this will affect both the prices that the Combined Group is able to negotiate for its products and, ultimately, the revenues and profitability of the Combined Group.

In addition, the number of retailers has diminished in recent years and the market has become more concentrated. This has led to increased price competition between retailers, further intensifying pressure on prices for companies operating within the Combined Group's business segments. There is a risk that such price pressure will continue and/or increase in the future and this will affect both the prices that the Combined Group is able to negotiate for its products and, ultimately, the revenue and profitability of the Combined Group.

There can be no assurance that the current trading terms of Greencore and/or Northern Foods will continue in the future, or that Essenta Foods will be able to maintain relationships with the current key customers of Greencore and Northern Foods. The loss of any of these key customers, or a significant worsening in demand from or the commercial terms of supply to any of these customers could adversely affect the Combined Group's business, results of operation, financial condition and/or prospects.

1.5     There may be a decrease in demand for the Combined Group's products in the event of health concerns and pandemics

In recent years there have been outbreaks of a number of diseases that have had the potential to spread rapidly over very large geographic areas and/or other health-related concerns which have been, or have been perceived to be, associated with food products. Any outbreak of one or more of these diseases and/or other widespread health-related food concerns in the UK, Ireland, the US or elsewhere could have an adverse impact on consumer preferences and spending on certain food products (including products manufactured by the Combined Group containing, for example, ingredients such as pork, beef and poultry) and on the economy in general.

In the event that such an outbreak were to occur, it may result in a significant increase in raw material and/or production costs, increased regulation over all or part of the food production industry with resulting higher regulatory costs and/or decreasing customer demand for certain products or ingredients. A combination of all or any of the above consequences or other adverse consequences arising from such an outbreak could have a material adverse effect on the demand for products produced by the Combined Group, the Combined Group's business, results of operation, financial condition and/or prospects.

1.6     The Combined Group could be adversely affected by increases in energy prices

Large scale processing is an energy intensive operation. There can be no guarantee that the Combined Group will be able to manage its energy usage or costs efficiently or that it will be able to enter into fixed price arrangements to cover its future energy requirements on reasonable terms or at all. If energy prices were to increase, this could have a material adverse effect on the Combined Group's performance in business, results of operations, financial condition and/or prospects.

1.7     The Combined Group will be exposed to changes in general economic conditions

Changes in global economic conditions and a downturn in any of the markets in which the Combined Group will operate may have an adverse effect on the demand for the Combined Group's products, the financial performance of the Combined Group, and therefore its overall financial condition and prospects. The Combined Group's performance depends to a certain extent on a number of macro-economic factors outside the control of the Combined Group, which may impact the purchasing ability of customers and/or the spending of end-consumers of the Combined Group's products. Factors which may impact on the purchasing ability of customers and/or disposable consumer income in the UK, Ireland and the US include, among other things, gross domestic product growth, unemployment rates, consumer confidence, taxation, interest rates, inflation and the availability and cost of credit. Each of these factors could be adversely affected by the continuation or worsening of current economic conditions in the United Kingdom, Ireland and/or the US, and could significantly affect and impact the business, results of operation, financial condition and/or prospects of the Combined Group.

In addition, due to the current economic conditions in the UK, Ireland and the US (and globally) there is an increased risk that third party suppliers may face financial difficulties, become insolvent and/or cease trading which may result in disruption to the provision of products or services by them to the Combined Group. Further, the current economic conditions have affected the availability of credit and the terms on which credit is available which may have the same effect. If there is any interruption to the products or services provided by third parties, the Combined Group's business, results of operation, financial condition and/or prospects may be adversely affected.

1.8     The Combined Group will be at risk from significant and rapid changes in the legal systems, regulatory controls, and customs and practices in the countries in which it operates

Law and regulation affect a wide range of areas relevant to the Combined Group's business, including the composition, production, packaging, labelling, distribution and sale of the Combined Group's products; the Combined Group's property rights; its ability to transfer funds and assets within the Combined Group or externally; employment practices; data protection; environment; health and safety issues; and accounting, taxation and stock exchange regulation. Modification of existing legislation or regulation, or the introduction of new legislative or regulatory initiatives, customs or practices could significantly increase costs and have a material and adverse impact on the reputation, results of operations, financial condition and/or prospects of the Combined Group.

Political developments and changes in society, including scrutiny of the Combined Group's business or industry (for example by non-governmental organisations or the media) may result in, or increase the rate of, material legal and regulatory change, and changes to custom and practice which could have a material and adverse impact on the reputation, results of operations, financial condition and/or prospects of the Combined Group.

The Combined Group may also be subject to regulation designed to address concerns about dietary trends. This could include the introduction of additional labelling requirements, and levying additional taxes on, or restricting the production or advertising of, certain product types, which could increase the Combined Group's costs or make it harder for the Combined Group to market its products, adversely affecting the Combined Group's results of operations, financial condition and/or prospects.

2.       Operational risk factors

2.1     The Combined Group will be subject to rigorous regulations and legislation in the area of food safety, environmental protection and employee health and safety, a breach of which may have material adverse consequences for the Combined Group

As a manufacturer of foods and food ingredients intended for human consumption, the Combined Group will be subject to rigorous and constantly evolving UK, Irish, EU and US regulations and legislation in the areas of food safety, environmental protection and employee health and safety.

There can be no assurance that an incident will not occur in relation to one or more of the Combined Group's products or plants. Any such incident could have a negative impact on the Combined Group's reputation and customer confidence in the Combined Group's products, reducing demand for a specific product or the Combined Group's products in general. This in turn could have an adverse effect on the Combined Group's financial condition and future prospects. Moreover, the Combined Group may be required to effect product recalls and/or may be subject to seizure of products and/or other sanctions which could have a material adverse effect on the business and reputation of the Combined Group. In addition, any inquiry or investigation from a food regulatory authority could have a negative impact on the Combined Group's reputation. Any of these events may have an adverse effect on the Combined Group's business, results of operations, financial condition and/or prospects.

2.2     Part of the Combined Group's sales will be dependent on the successful management of key brands and the continuation of licences for the production of branded products

The Combined Group's marketing teams will need to support key brands through programmes of investment in new product development, product repackaging, brand re-launches and marketing efforts, in order to continue to generate revenues and maintain or increase market share. If the Combined Group is not successful in the management of its brands, the results of its operations and its profitability could be adversely affected.

The Combined Group will also sell products under licensed brands. Changes in the terms and conditions for the licensing of these brands, or the termination of one or more such licensing agreements, could have a material adverse effect on the results of the Combined Group.

2.3     The day-to-day operations of the Combined Group are at risk from disruption

The day-to-day operations of the Combined Group could be disrupted for reasons either within or beyond the Combined Group's control. The Combined Group must also manage human and physical resources to ensure the continuity of its operations. There can be no assurance that the Combined Group's incident management systems and business continuity plans will prove adequate in the event of any material disruption and any disruption may materially adversely affect the Combined Group's ability to make and sell products and therefore materially adversely affect its reputation, business, results of operation, financial condition and/or prospects. The key operational risks to which the Combined Group will be subject include:

Risk of fire damage: there can be no guarantee that the Combined Group's fire insurance policies will be sufficient to insure the Combined Group against all losses and liabilities arising from any fire damage, nor that fire insurance policies will remain available under the same terms as currently provided to Greencore and Northern Foods.

Risk of disruption to the Combined Group's IT systems: these will be used (among other things) to monitor stock levels and to process invoices and payments. Interruptions to the Combined Group's IT systems may be caused by numerous factors, including loss of power, fire, severe weather conditions and any corruption of the systems. There can be no assurance that the contingency plans the Combined Group will put in place will be sufficient to mitigate the adverse consequences of disruption to the Combined Group's IT systems and any such occurrences could adversely affect the operations of the Combined Group.

Risk of breakdown of individual facilities and the loss of major manufacturing plants: due to the short lead times involved in servicing its customers, such incidents may have a material impact on the Combined Group's results of operations and could damage the Combined Group's reputation and prospects. Any reparations or maintenance work could also increase the Combined Group's costs and affect its cash flow generation.

2.4     The Combined Group's success will depend on the continued contributions of its executive officers and senior management, both individually and as a group

The successful operation of the Combined Group will rely on the expertise and capabilities of its senior management and personnel. The departure of a key member of management could therefore have a detrimental effect on the operating performance of the Combined Group and there can be no certainty that any such employee could be replaced in a timely manner by a suitably experienced candidate.

2.5     The Combined Group may face product recall and product liability claims

The sale of food or other products for human consumption will involve the risk of injury to the Combined Group's end customers and others. The actual or perceived sale of contaminated food or other products by the Combined Group could result in product recalls or product liability claims, the settlement or outcome of which could have an adverse effect on the Combined Group's business, results of operation, financial condition and/or prospects. In addition, there can be no guarantee that insurance for product liability will remain available to the Combined Group under the same terms as currently provided to Greencore and Northern Foods.

Even if an event causing a product recall proves to be unfounded or if a product liability claim against the Combined Group is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that the products supplied by the Combined Group caused illness or injury, or any product recall, could adversely affect both the Combined Group's reputation with existing and potential new customers and the Combined Group's corporate and brand image. An additional risk is that the Combined Group may incur liability for mislabelling products, even if the mislabelled information was supplied by a third party. Any such event could therefore have an adverse effect on the Combined Group's business, results of operation, financial condition and/or prospects.

2.6     The Combined Group may face litigation claims in the future

Given the nature of the industry in which the Combined Group will operate, it is possible that the Combined Group could become involved in litigation, including consumer litigation and class actions, in the future which could have an adverse effect on the Combined Group's business, results of operation, financial condition and/or prospects.

3.       Financial risks

3.1     The Combined Group will have a number of defined benefit pension schemes that are currently in deficit (on an actuarial basis)

Northern Foods and Greencore have substantial pension obligations under pension schemes for their respective employees. Some of those schemes are defined benefit schemes. A defined benefit scheme is one in which a member's pension is calculated in accordance with a pre-determined formula, based on the length of service in the scheme and their salary at, or near, the time of their retirement (or time of leaving the scheme if earlier). The employee will receive a fixed amount and the employer will face the risk of any deficit on the scheme. If the market value of the fund assets declines or the value of the assessed liabilities increases or if the pension scheme trustees determine that the deficit requires a different approach to its reduction, increased contributions by the employer may be required.

The aggregate deficit (as at 3 April 2010) of Northern Foods Group's defined benefit pension schemes was £146.4 million, and the aggregate deficit (as at 24 September 2010) of the Greencore Group's defined benefit pension schemes was €118.4 million, in each case calculated on an actuarial basis in accordance with IAS 19, Employee Benefits.

Valuations of the liabilities of all defined benefit pension schemes are based on certain actuarial assumptions, which include, for example, discounting factors, demographic trends, life expectancy, pension trends, future salary trends and expected returns on assets. If any of these assumptions are incorrect, additional contributions may need to be made to the funds, which could have a material adverse effect on the Combined Group's business, operations, financial condition and results of operations.

In the event that the market value of the assets of the Combined Group's defined benefit pension schemes decline in relation to the assessed liabilities of the schemes, the Combined Group may be required, over the course of a number of years, to increase its contributions to cover any potential funding shortfalls, which could have a material adverse effect on the Combined Group's business, operations, financial condition and results of operations.

Pension regulation could also restrict the freedom of the Combined Group to undertake certain corporate activities (including disposals and return of capital to shareholders).

3.2     The Combined Group will be exposed to market risks such as interest rate and exchange rate risks

Greencore and Northern Foods have together negotiated a £450 million 5-year bank revolving credit facility for the Combined Group to replace their revolving credit banking facilities. This will supplement the existing US private placement notes issued by Northern Foods and Greencore (which will mature between 2012 and 2020) in forming the capital structure for the Combined Group.

The Combined Group will be exposed to interest rate risk on borrowings drawn down on the revolving credit facility. A significant movement in interest rates on floating borrowings could adversely impact the Combined Group's profitability. There can be no assurance that any steps taken to hedge the Combined Group's interest rate risk (for example, through the use of interest rate swap agreements) will provide adequate protection. Over the longer term a significant increase in interest rates may have an adverse effect on the Combined Group's business, results of operation, financial condition and/or prospects.

The Combined Group will also be exposed to currency risk at a transactional level as sales and purchases in certain businesses are in currencies other than pounds sterling and at a translational level in relation to the translation of results of overseas operations denominated in currencies other than pounds sterling. In addition, certain of the US private placement notes issued by Northern Foods and Greencore are also denominated in currencies other than sterling. There can be no guarantee it will be possible to adequately hedge foreign exchange exposures arising from forecast transactions in foreign currencies, for example foreign currency forward contracts may not be available on reasonable terms or may not be sufficient to hedge in full the Combined Group's exposures, and consequently any significant fluctuations in exchange rates may, over the longer term, have an adverse effect on the Combined Group's business, results of operation, financial condition and/or prospects.

3.3     The Combined Group could be adversely affected by changes in current tax law or practice, particularly in Ireland, the UK and the US

The Combined Group will be subject to any changes in tax legislation (or changes to the interpretation of existing tax legislation) in a number of jurisdictions, including Ireland, the UK and the US. Any such changes could have a material adverse impact on the Combined Group's business, results of operation, financial condition, business strategy and/or prospects.

A change in tax policy may also negatively impact the Combined Group's ability to deliver shareholder value, deliver anticipated synergies, pay dividends, make acquisitions and achieve business targets.

3.4     Risks inherent in the acquisition or disposal of businesses and brands may have an adverse impact on the Combined Group's business or financial results

From time to time the Combined Group's strategy may involve (and Greencore's and Northern Foods' strategy has previously involved) making acquisitions and disposals of businesses and brands.

Such acquisitions can involve numerous risks including failure to conduct appropriate due diligence on the operations of the business or brand being acquired, failure of acquisitions to be profitable or generate anticipated cash flows, entry to new markets and geographic areas where the Combined Group has no previous experience and the diversion of management time and resources from existing operations. If any of the above risks materialise or if the Combined Group fails to integrate its acquisitions appropriately, it could have a material adverse impact on its business and financial results.

Disposals can also give rise to risks as they can result in claims against the Combined Group, including for breach of warranty. Such claims could have a material adverse impact on the Combined Group's business and financial results.

4.       Risks relating to the Merger

4.1     Uncertainties about the effects of the Merger could adversely affect Greencore, Northern Foods and/or the Combined Group

Uncertainty about the effects of the Merger, including effects on employees, business partners, contractors and customers may adversely affect the business and operations of the Greencore and/or Northern Foods Groups up to completion. These uncertainties could cause customers, business partners and other parties that have business relationships with Greencore and/or Northern Foods to defer the completion of transactions or decisions concerning Greencore's or Northern Foods' business, or to seek to change existing business relationships with Greencore and/or Northern Foods.

Uncertainty about the long term effects of the Merger may also adversely affect the business and operations of the Combined Group in a similar manner in the period following completion of the Merger.

4.2     Implementation of the Merger is subject to a number of conditions

Completion of the Merger is conditional upon, among other things, the approval of Greencore Shareholders and Northern Foods Shareholders, the approval of the Merger by the Irish High Court, and the receipt of relevant competition clearances. Any relevant body may refuse its approval or may seek to make their approval subject to compliance by Greencore or Northern Foods with onerous conditions. Any such conditions, if accepted, could have the effect (among other things) of imposing significant additional costs on the Combined Group, limiting the Combined Group's revenues, requiring divestitures of certain assets or imposing other operating restrictions upon the business of the Combined Group.

4.3     The anticipated benefits of the Merger may not be realised

There can be no assurance that the post-Merger integration of the businesses of Greencore and Northern Foods will achieve the anticipated synergies and cost savings, in either a timely manner or at all.

The Board believes that the Combined Group will be able to achieve annual cost synergies of approximately £40 million (comprising approximately £15 million from overhead cost savings, approximately £20 million from purchasing and supply chain efficiencies and approximately £5 million from financing and tax efficiencies), which are expected to be fully realised within 3 years of completion of the Merger. It is expected that the realisation of these synergies will incur one-off cash costs of approximately £45 million.

In addition to these cost synergies, the Board believes that the Merger will provide an opportunity to achieve certain revenue synergies through leveraging distribution channels, brands, product portfolios and research and development capability across the Combined Group.

These potential benefits can only be fully realised through a successful integration of the businesses and there is a risk that if the integration process does not proceed as contemplated, the forecast synergies may not be realised, or they may not be realised in the timescale contemplated, which may have a significant impact on the business, results of operation and financial condition of the Combined Group going forward.

4.4     The integration of the businesses of Greencore and Northern Foods will create a number of challenges

The Combined Group will encounter numerous challenges in combining the operations of Greencore and Northern Foods, some of which may not become known until after the completion of the Merger.

The combination could fail to realise the expected benefits or could result in substantial costs being incurred as a result of, for example, inconsistencies in standards, procedures and policies and business cultures between Greencore and Northern Foods and the diversion of management's attention from their responsibilities as a result of the need to address integration issues.

5.       Risks relating to Essenta Foods Shares

5.1     The price of Essenta Foods Shares may be volatile and may be affected by a number of factors, some of which are beyond the Combined Group's control, which could cause the value of Essenta Foods Shares to decline

The value of an investment in the shares of Essenta Foods may go down as well as up. The market value of the shares can fluctuate and may not always reflect the underlying asset value. A number of factors may impact on the share price, including, but not limited to, (i) variations in the Combined Group's operating results, (ii) possible differences between the actual results and the results that were expected by investors and analysts, (iii) the Combined Group's implementation of strategic and operational plans, (iv) fluctuations in the trading volume of the Combined Group's shares resulting in changes in the market price for such shares without any apparent correlation to the earnings of the Combined Group, and (v) general market conditions.

5.2     There may be no active trading market for Essenta Foods Shares

There can be no assurance that an active trading market for Essenta Foods Shares will develop following the completion of the Merger. Investors may from time to time have difficulty selling their Essenta Foods Shares.

5.3     Future equity issues could have an adverse impact on the market price of Essenta Foods Shares and dilute ownership

Any future equity issues by Essenta Foods could have an adverse effect on the market price of the Essenta Foods Shares and may also reduce the percentage ownership and voting interests of Essenta Foods' existing shareholders. Moreover, Essenta Foods may issue new shares that have rights, preferences or privileges senior to its ordinary shares.

5.4     The dividend policy of Essenta Foods will be dependent on the financial condition of the Combined Group and the ability of Essenta Foods' subsidiaries to pay dividends

Essenta Foods will only be able to pay dividends to holders of its ordinary shares to the extent that it has sufficient distributable reserves and cash available for this purpose and Essenta Foods may decide to use all or part of such cash for another purpose, for example, to invest in and further develop the Combined Group's business. There is no guarantee that Essenta Foods will be able to make dividend payments in the future or to sustain dividend payments at any particular level.

It is expected that Essenta Foods will operate as a holding company for the Combined Group's various operating subsidiaries and will not have any significant operations of its own. As a holding company, Essenta Foods will therefore be reliant on its subsidiaries being able (both financially and legally) to pay dividends or otherwise transfer cash to it in order to fund and make dividend payments.

5.5     Pre-emption rights may not be available to US and other non-EU holders of Essenta Foods' ordinary shares

In the case of certain increases in Essenta Foods' share capital, existing holders of ordinary shares in Essenta Foods will generally be entitled to pre-emption rights to subscribe for such shares unless shareholders' waive such rights by a resolution at a shareholders' meeting. US and other non-EU holders of Essenta Foods' ordinary shares will be excluded from exercising any such pre-emption rights they may have, unless exemptions from any overseas securities law requirements are available. No assurances can be given that any exemption from such overseas securities law requirements would be available to enable US or other non-EU holders to exercise such pre-emption rights or, if available, that Essenta Foods will utilise any such exemption.

5.6     The ability of shareholders to bring legal action on behalf of themselves or Essenta Foods may be materially affected by the governance of Irish law

Essenta Foods will be a public limited company incorporated under the laws of Ireland. The rights of its shareholders will be governed by Irish law and by Essenta Foods' memorandum and articles of association as interpreted thereunder. These rights differ from the typical rights of shareholders in US corporations. In particular, Irish law currently limits the circumstances under which shareholders of Irish companies may bring actions on behalf of a company. In addition, Irish law does not afford appraisal rights to dissenting shareholders in the form typically available to shareholders in a US corporation.

5.7     Special Share

As described further in paragraph 8.5 of Part I of this document, the Minister holds a Special Share in Greencore. If the special resolution proposing the deletion of article 11 of Greencore's articles of association is not adopted at the Greencore Shareholders Meeting, whether as a result of the Minister not having granted his consent to the deletion of that article or otherwise, the articles of association of Greencore will continue to contain the restrictions contained in article 11 following the Merger. Market perception of the rights or restrictions contained in article 11, or of any of the other residual rights attaching to the Special Share, could adversely affect the share price of Essenta Foods Shares.

5.8     Withholding tax on dividends

Northern Foods Shareholders who receive dividends from Essenta Foods in respect of their New Greencore Shares will generally receive such dividends net of Irish dividend withholding tax ("DWT"), unless an exemption applies. There is currently an exemption from DWT where the shareholder is tax resident in a country with which Ireland has concluded a double taxation agreement (including the United Kingdom) and where certain procedural requirements are complied with before the dividend is paid. The current rate of DWT is 20%. Further details on DWT are set out in paragraph 2.2 of Part VII of this document.

If a dividend access scheme is introduced, Northern Foods Shareholders who receive dividends from a non-Irish tax resident subsidiary of Essenta Foods pursuant to the dividend access scheme should receive such dividends without any deduction having been made on account of DWT. Even if a dividend access scheme is introduced, however, there can be no certainty that the full amount of all dividends in respect of which such elections are made (or are deemed to be made) will in fact be paid under the dividend access scheme. If the dividend paid under the dividend access scheme is less than the total amount of the dividend announced or declared by Essenta Foods in respect of which an election has been made (or is deemed to have been made) to receive dividends under the dividend access scheme, Essenta Foods will be obliged to pay a dividend on the New Greencore Shares to those Northern Foods Shareholders who have so elected (or are deemed to have so elected) of the amount of the shortfall. In such a case, any dividend paid on the New Greencore Shares will generally be subject to DWT at the rate of 20% unless an exemption applies.

 PART III

INFORMATION ON NORTHERN FOODS

1.       Introduction

The Northern Foods Group is a convenience food manufacturer in the UK and Ireland. Historically Northern Foods' business has comprised 3 divisions — Chilled, Frozen and Bakery — manufacturing a mixture of retailer own label and branded products. Northern Foods is currently implementing a new organisational structure to manage its business through 2 divisions — Chilled and Branded. The new Chilled division will combine Northern Foods' Sandwiches and Salads and Ready Meals operations and its British Airways supply business. The Branded division will broadly comprise the businesses that fell within the historic Frozen and Bakery divisions and will include Fox's biscuits, Goodfella's pizza, Donegal Catch fish, Green Isle vegetables, McDougalls and Holland's Pies, and Matthew Walker Puddings. The implementation of this new structure is expected to be completed by April 2011.

Across its divisions, Northern Foods' customer base includes all of the UK's major food retailers and a number of discount retailers, with whom it has long-standing relationships. In 2010 Northern Foods commenced the supply of sandwiches to Costa Coffee and began supplying British Airways' short haul flights from Heathrow in conjunction with DHL, under a 10 year agreement.

Northern Foods' strategy has focused on providing high levels of service and maximising efficiency and has also been to supply a wide range of products at different price points to a broad customer base. Northern Foods has focused on leveraging science, technology and innovation to improve its product offering and maximise efficiency, whilst continuing to provide high levels of service to its customer base.

Northern Foods is headquartered in Leeds, England and operates from 24 facilities (18 of which are manufacturing facilities) in the UK and Ireland, directly employing over 9,000 people.

In the 53 week period ended 3 April 2010, Northern Foods generated profit from operations of £28.0 million on sales of £977.0 million (profit from operations before restructuring items was £54.6 million), and in the 26 weeks ended 2 October 2010, Northern Foods generated a loss from operations of £8.0 million on sales of £453.0 million (profit from operations before restructuring items was £17.5 million). As at 2 October 2010, Northern Foods' had gross assets of £583.8 million and net liabilities of £44.3 million. An explanation of Northern Foods' recent restructuring and its impact on the results of Northern Foods is set out in paragraph 6 below.

2.       Background and History

Northern Foods has its roots in a small condensed milk importing and wholesale business based in Hull. Northern Foods was incorporated and registered in England and Wales on 15 August 1949 under the Companies Act 1948 as a company limited by shares, with registered number 471864 and with the name of Northern Dairies Limited. Northern Foods was listed on the London Stock Exchange in 1956. On 17 January 1973, Northern Foods changed its name to Northern Foods Limited and on 22 February 1982, Northern Foods was re-registered as a public company.

Through a combination of strategic acquisitions and organic growth, Northern Foods has grown into a large UK convenience food manufacturer with a product portfolio positioned to capitalise on growth markets. Since 2005, Northern Foods has undertaken a divestment programme to focus on its core businesses, disposing of non-core businesses in the chilled distribution, cakes, speciality breads, chilled pastries and flour milling segments of the market.

In recent years, Northern Foods has focused on optimising its production portfolio by concentrating production in larger, more efficient and highly automated facilities from which it can deliver economies of scale in order to improve financial and operating performance.

3.       Nature of operations and principal activities

Northern Foods manufactures a mix of own label and branded products for retail distribution. It has 18 manufacturing facilities across the UK and Ireland spread across 3 business divisions: Chilled, Bakery and Frozen.

Northern Foods focuses on 5 key convenience food market segments: ready meals, sandwiches and salads, biscuits, puddings and pizzas, providing a range of products aimed at the convenience, indulgence and healthy living sectors of the prepared food market. Northern Foods manufactures chilled and frozen own label products for major food retailers including Tesco, Asda, Marks & Spencer, Morrisons and Sainsbury's and its branded portfolio includes some of the industry's well known brands in pizzas (Goodfella's), pies (Holland's and McDougalls), biscuits (Fox's) and Christmas puddings (Matthew Walker).

Although Northern Foods is in the process of restructuring its business into 2 divisions, it will continue to report on the basis of its current 3 divisions for the current financial period (ending 2 April 2011). The description below is on the basis of the Group as currently structured.

Chilled division

Northern Foods' Chilled division is the largest division in the Northern Foods Group, generating approximately half of the revenues of the Northern Foods Group and operating across 9 facilities (including a facility dedicated to the preparation of in-flight meals). In the 53 week period ended 3 April 2010 Northern Foods' Chilled division generated revenues of £496.3 million and profit from operations before restructuring items of £19.2 million.

Ready Meals

In the late 1970s Northern Foods pioneered the development of chilled ready meals in partnership with one of its major retail customers. Since then Northern Foods has partnered with its customers to produce a range of innovative product solutions to address changing customer demands. The large majority of ready meals bought in the UK are under the retailer's own label and Northern Foods is an established manufacturer in this segment, supplying ready meals to leading retailers including Marks & Spencer and Asda. Northern Foods' range of chilled Ready Meals includes British/traditional and Chinese, with international, premium, discount and healthy options, catering for all key consumer demographics in the UK convenience foods industry.

Sandwiches and Salads

Northern Foods has 3 facilities producing sandwiches and salads: in Sheffield, Manton Wood and Corby. Northern Foods is an established supplier of sandwiches and salads to large retailers in the UK, manufacturing a wide range of sandwiches, rolls, wraps, salads and sandwich fillings for customers including Marks & Spencer, Tesco, Sainsbury's and Morrisons. In salads, Northern Foods produces both 'meal salads' and 'wet salads' such as coleslaw, potato or pasta salads.

Other chilled products

Northern Foods' Chilled division also produces chilled pizza — including, for example, Tesco's 'Finest' range of chilled pizzas — and soup and sushi for a number of UK retailers.

Frozen division

Northern Foods' Frozen division operates from 5 facilities in the UK and Ireland, manufacturing a wide range of retailer own-label and branded products including pizzas, pies, vegetables and accompaniments. In the 53 weeks ended 3 April 2010, Northern Foods' Frozen division generated revenues of £254.6 million and profit from operations before restructuring items of £13.6 million.

Pizza and Pastry

Pizzas are produced at 2 purpose built facilities in Ireland: 1 in Naas, County Kildare and 1 in Longford. Together these manufacture a range of pizzas under the Goodfella's and San Marco brands, as well as under own label.

Northern Foods' pastry business operates from 2 facilities: Portumna in County Galway and Walter Hollands near Accrington. In addition to own label products, Northern Foods manufactures products under strong brands such as the Holland's and McDougalls brands.

Bakery division

Northern Foods' Bakery division operates across 4 manufacturing facilities: 3 biscuit facilities with a fourth, the Matthew Walker facility, producing own label Christmas and sponge puddings together with "The Pudding", the Matthew Walker branded premium Christmas pudding. In the 53 weeks ended 3 April 2010

Northern Foods' Bakery division generated revenues of £226.1 million and profit from operations before restructuring items of £21.8 million.

Biscuits

As well as manufacturing biscuits under the Fox's brand, Northern Foods produces a wide range of own label products for major UK retailers, including premium and discount offerings. Since 2009 Northern Foods has invested significantly in new marketing initiatives and automated technology for its branded biscuit range. The latter project has seen the introduction of new automated technology and added capacity at the Batley, Kirkham and Uttoxeter facilities.

Puddings

The Matthew Walker business has been making premium quality Christmas puddings in Derbyshire since 1899. As well as producing Matthew Walker's "The Pudding", Northern Foods also creates own label puddings, made to individual recipes and under licence for the major retailers in the UK and for customers including Duchy Originals, Harrods and Waitrose.

Northern Foods' puddings are also sold in limited volumes overseas through a partnership with Walkers of Scotland.

4.       Geographical revenue split and the Northern Foods' customer base

Northern Foods operates exclusively in the UK and Ireland. The table below details Northern Foods' revenue from external customers by geographical location for the 53 week period ended 3 April 2010.

Jurisdiction	Revenue
(millions)
United Kingdom	£867.3
Ireland	£109.7

Approximately 75% of Northern Foods' revenue is generated through sales to 5 major UK retailers — Asda, Marks & Spencer, Morrisons, Sainsbury's and Tesco.

5.       Summary financial information

The table below sets out Northern Foods' summary financial information for the periods shown, prepared in accordance with IFRS. Investors should read the full text of this document, including the information incorporated by reference into it, and not rely solely on this summary.

	26 weeks to 2 October 2010(1)		26 weeks to 26 September 2009(1)	53 weeks to 3 April 2010(2)	52 weeks to 28 March 2009(2)	52 weeks to 29 March 2008(2)
	(£m)		(£m)	(£m)	(£m)	(£m)
Revenue	453.0		466.9	977.0	975.2	931.9
Profit from operations(3)	17.5		20.5	54.6	52.7	48.4
Profit before taxation(3)	9.6		10.4	34.0	47.5	50.1
Underlying PBT(4)	9.6		12.9	39.2	39.0	34.4
(Loss)/profit for the period(5)	(9.5)		12.9	13.8	2.5	34.5
Net debt(6)	218.8		222.2	183.0	206.7	200.2
Operating margin(3)	3.9%		4.4%	5.6%	5.4%	5.2%
Basic (loss)/earnings per share (EPS)	(2.04p	)	2.79p	2.98p	0.54p	7.08p
Underlying earnings per share (EPS)(7)	1.51p		2.14p	6.99p	6.45p	5.62p
Dividend per share	1.55p		1.55p	4.50p	4.50p	4.50p

Notes:

(1)
Financial information reported for the 26 week periods to 2 October 2010 and 26 September 2009 has been extracted, without material adjustment, from the unaudited interim condensed consolidated Group financial statements of Northern Foods for the 26 week periods ended 2 October 2010, which are incorporated by reference into this document as set out in Part V of this document.

(2)
Financial information reported for the 53 week period ended 3 April 2010 and the 52 week period ended 28 March 2009 and 29 March 2008 has been extracted, without material adjustment, from the annual report and audited consolidated financial statements of the Northern Foods Group for the 53 week period ended 3 April 2010 and the 52 week period ended 28 March 2009 and 29 March 2008, which are incorporated by reference into this document as set out in Part V of this document.

(3)
Results stated before restructuring items.

(4)
Underlying profit before tax is Group profit before tax, restructuring items and net pension financing. This is reconciled to profit before tax in the relevant financial statements.

(5)
(Loss)/profit for the period is after restructuring costs, net of tax.

(6)
Net debt is defined as total borrowings (including both short and long-term bank loans, bonds, loan notes and finance leases) less cash and cash equivalents and short-term investments. Net debt will also include the proportion of the fair value of the currency swaps hedging the balance sheet value of Northern Foods' dollar denominated loan notes.

(7)
Underlying EPS is before restructuring items, movement on deferred tax due to change in legislation, one-off release of prior year tax liability, and net pension financing net of tax.

6.       Information regarding Northern Foods' restructuring

For the period of the 53 weeks ended 3 April 2010, the restructuring items referred to in the consolidated financial statements of Northern Foods included costs or income associated with the restructuring of businesses, gains or losses on the disposal or closure of businesses (principally the closure of the chilled ready meals facility at Hull and impairment relating to the ethnic ready meals facility at Swansea) and amounts associated with the pension enhanced transfer value (the "Pension ETV Exercise") which Northern Foods implemented in May 2010. The Pension ETV Exercise focuses on deferred members of the Northern Foods' pension scheme who are employees or former employees of Northern Foods and who have built up a defined benefit pension entitlement but who are no longer active members of that scheme. The Pension ETV Exercise is expected to be completed by the end of December 2010. The pre-tax cost of these restructuring items was £26.6 million and profit from operations post restructuring items for the period was £28.0 million (pre-tax and finance costs). The ready meals facility at Hull has now been closed.

For the interim 26 week period ended 2 October 2010, the restructuring items related to the closure of the ethnic ready meals facility at Swansea, the disposal of the Dalepak business, the Pensions ETV Exercise, closure and impairment relating to the Fenland facility, mothballing of the Green Isle Nass III facility and the investment programme in relation to the Fox's biscuits business described further below. The pre-tax cost of these restructuring items in the period was £25.5 million and the loss from operations post restructuring items for the period was £8.0 million (pre-tax and finance costs). The ethnic ready meals facility at Swansea has now been closed.

7.       Current trading and prospects of Northern Foods

On 9 November 2010 Northern Foods published interim financial information for the 26 week period to 2 October 2010. The key highlights in that announcement were:

7.1     Financial overview

•
Like for like sales ("LFL") grew 2.7% in the first half year following LFL sales growth of 6.0% in the second quarter; total sales in the first half year (H1) were £453.0 million (H1 2009/10: £466.9 million);

•
Profit from operations (pre-restructuring) for the period was £17.5 million (H1 2009/10: £20.5 million); reflecting Chilled profits up from £7.2 million to £11.8 million, Bakery profits up from £8.2 million to £10.3 million and Frozen recording a loss of £4.6 million (H1 2009/10: profit of £5.1 million);

•
Loss for the period (post-restructuring) of £9.5 million (H1 2009/10: profit £12.9 million), as a result of the Pension ETV Exercise and business restructuring costs;

•
Underlying earnings per share at 1.51 pence (H1 2009/10: 2.14 pence); interim dividend maintained at 1.55 pence per share (H1 2009/10: 1.55 pence); and

•
Strong financial position with net debt reducing to £218.8 million (H1 2009/10: £222.2 million), despite increased capital expenditure and Pension ETV exercise.

7.2     Operating overview

•
Further sales and margin progression in Chilled and Bakery, with a steadily improving performance in Ready Meals;

•
Frozen sales decline slowing in the second quarter; actions in place to improve performance in the second half of the financial year;

•
Major investment in automated technology for Fox's biscuits on track; and

•
New organisational structure to streamline the Northern Foods Group into 2 divisions: Chilled and Branded.

Since 9 November 2010, Northern Foods continues to trade in line with expectations.

 PART IV

INFORMATION ON GREENCORE

1.       Introduction

The Greencore Group is an international manufacturer of convenience foods comprising a core "Convenience Foods" division and an "Ingredients and Related Property" division. The Convenience Foods division provides a wide range of customer and licensed brands to major retail and foodservice customers in the UK, Ireland and the US.

In the UK, the Convenience Foods division has well established positions in the convenience food market, supplying many of the major food retailers across a range of products including sandwiches, chilled prepared meals, chilled soups and sauces, ambient sauces and pickles, cakes and desserts and Yorkshire puddings. Recently, Greencore has also been extending its presence outside the UK with the expansion of its convenience food business in the US.

Greencore operates from 20 facilities (18 of which are manufacturing facilities) in the UK, Ireland and the US, directly employing approximately 7,000 people.

In the financial year ended 24 September 2010, Greencore generated continuing operating profits pre-exceptional items of €59.7 million on continuing sales of €856.0 million. Greencore's net assets at 24 September 2010 were €178.9 million.

2.       Background and history

Greencore was established in 1991 through a flotation of the state-owned Irish Sugar Corporation by the Irish Government. 55% of Greencore was initially privatised, and the Irish Government sold the balance of its holding in 1992 and 1993.

During the following decade, Greencore acquired various food and malt businesses. In 2001, Greencore purchased Hazlewood Foods plc, a UK based convenience foods company. This acquisition and the subsequent disposal of a number of non core businesses paved the way for the growth of the Convenience Foods business within Greencore.

In 2006, following further food business acquisitions and the decision by the EU Council of Agriculture Ministers to fundamentally reform the EU sugar regime, Greencore renounced its EU sugar quota and exited the sugar processing business with the closure of its facilities in Carlow and Mallow.

In 2008, Greencore purchased Home Made Brand Foods in Massachusetts, a chilled foods manufacturer which established the "Greencore USA" business, which is part of the Convenience Foods division. A second facility was opened in the US in 2009 and a third was acquired in 2010.

During 2010, Greencore streamlined the Greencore Group's strategic focus further through the disposal of its malt, water and continental convenience food businesses.

3.       Nature of operations and principal activities

Greencore is an established manufacturer of convenience foods. The core Convenience Foods division has 15 manufacturing facilities across the UK and the US. Greencore's Ingredients and Related Property division is served by 3 Irish-based manufacturing facilities.

The Convenience Food division provides a wide range of chilled, frozen and ambient foods to major food retailers, foodservice providers, manufacturers, petrol forecourts and airlines in the UK, Ireland and the US.

In the UK, Greencore has established positions in sandwiches, Italian chilled meals, branded chilled meals, chilled non-dairy desserts, chilled sauces, cooking sauces, pickles and Christmas cakes. Supply is normally in bulk quantities only, although there is also has a nationwide chilled delivery service that supplies direct within the petrol forecourt and convenience sector.

Greencore is also a manufacturer in the chilled food market in the North East region of the United States.

3.1     Convenience Foods division

The Convenience Foods division is the largest in the Greencore Group operating from 15 manufacturing facilities (12 in the UK and 3 in the US) and employing approximately 6,700 employees (approximately 6,200 in the UK and approximately 500 in the US). In the financial year ended 24 September 2010, Greencore's Convenience Foods division generated revenues from continuing operations of €784.5 million and operating profit from continuing operations of €54.1 million.

The Convenience Foods division comprises the following businesses.

Greencore Food to Go

Greencore Food to Go is a large sandwich manufacturer and also produces prepared salads and sushi and operates a UK mainland radial chilled van distribution service through Greencore Direct to Store. It operates from 4 manufacturing facilities in the UK at Manton Wood (Nottinghamshire), Park Royal (London), Bow (London) and Crosby (Liverpool).

The business has long standing experience in providing own label brands to leading UK retailers and selected foodservice channels. Greencore Direct to Store also delivers the quality Sutherland Deli and Foo.go ranges daily across the UK. Other branded products include the recently re-launched Sushi San.

Greencore Prepared Meals

Greencore Prepared Meals is an established manufacturer of chilled prepared meals as well as meat spreads, and also produces quiche and savoury flans. It operates from 3 manufacturing facilities in Kiveton (Sheffield), Warrington and Wisbech (Cambridgeshire). The products of this business are marketed in the UK to a wide range of leading UK multiple and convenience channels. The business provides a full range of supermarket own label ready meals as well as a range of chilled meals in partnership with Weight Watchers.

Greencore Chilled Sauces and Soups

Established over 30 years ago, the business is a supplier of chilled sauces and chilled soups from its modern facility in Bristol. The range includes own private label Italian sauces, chilled soups, meat and fish sauces and gravies. It also includes a range of healthy sauces produced in partnership with Weight Watchers.

Greencore Grocery

Operating from a facility in Selby near York, Greencore Grocery is a manufacturer of bottled recipe products, producing a wide range of both branded and customer own-brand sauces, pickles, dressings, condiments and soft drinks. Branded products include a range of pickles produced under licence from Heinz as well as Aunt Bessie's cooking sauces and various Weight Watchers products.

Greencore Cakes and Desserts

Greencore Cakes and Desserts is a producer of celebration cakes and supplier of Christmas cakes and chilled hot-eat desserts, operating from one of Europe's leading cakes and desserts facilities based on a 13 acre-site near Hull.

Ministry of Cake

Through its facility in Taunton, Greencore is a supplier of frozen desserts to the UK foodservice industry, providing deserts to restaurants and others.

Greencore Frozen Foods

Greencore Frozen Foods, operating from a facility in Leeds, is a supplier of frozen Yorkshire puddings, "toad in the hole" and filled Yorkshire puddings, both under brands such as Bisto and Roberts and under customer own-brand labels.

Greencore USA

The Greencore Group entered the US with the acquisition of a facility in Newburyport near Boston in 2008. Since then it has added a small facility in Cincinnati and a small sandwich manufacturer near Boston, and cumulatively the business has seen very strong growth and now holds established regional market positions in the fresh manufactured sandwiches, salads, chilled entrees and chilled quiche markets serving a customer base that includes leading national and regional retailers. US retailers continue to seek a fresh in-store prepared foods solution and the growth that the Greencore Group has experienced is reflective of this trend. The Greencore Group sees real potential for growth in the US on the back of this trend and the platform set up to date.

3.2     Ingredients and Related Property division

The Ingredients and Related Property division, operating from 3 facilities in Ireland, comprises Trilby Trading and associate molasses companies as well as a small team that manages the Greencore Group's legacy property assets.

4.       Geographical revenue split and the Greencore customer base

The table below details Greencore's total revenue across its Convenience Foods and Ingredients and Related Property divisions from external customers (including continuing and discontinuing operations) by geographical location for the year ended 24 September 2010.

Jurisdiction	Revenue
(millions)
United Kingdom	€782.2
Ireland	€ 96.2
Rest of world	€123.4

Approximately 79% of Greencore's Convenience Food division revenue is generated through sales to 5 major UK retailers—Tesco, Asda, Co-op, Sainsbury's and Morrisons. No other individual customer accounts for more than 10% of Greencore's revenues.

5.       Summary financial information

The table below sets out Greencore's summary financial information for the periods shown, prepared in accordance with IFRS. Investors should read the full text of this document, including the information incorporated by reference into it, and not rely solely on this summary.

	Financial year ended 24 September 2010(1)	Financial year ended 25 September 2009(1)	Financial year ended 26 September 2008(2)
Group sales	€856.0m	€800.9m	€1,308.1m
Group operating profit(3)	€59.7m	€50.8m	€77.3m
Group operating margin(3)	7.0%	6.3%	5.9%
Dividend per share	7.5c	7.5c	13.51c
Adjusted EPS	16.7c	17.4c	20.3c

Notes:

(1)
Financial information reported for the financial years ended 24 September 2010 and 25 September 2009 is as extracted, without material adjustment, from the audited consolidated Group Financial Statements of Greencore for the year ended 24 September 2010, which are incorporated by reference into this document as set out in Part VI of this document. It was prepared on a continuing basis, excluding results in respect of the malt, water and continental Europe convenience foods businesses which were discontinued in 2010.

(2)
Financial information reported for the financial year ended 26 September 2008 is as extracted, without material adjustment, from the audited consolidated Group Financial Statements of Greencore for the year ended 25 September 2009, which are incorporated by reference into this document as set out in Part VI of this document, and has not been adjusted in respect of the malt, water and continental Europe convenience foods businesses which were discontinued in 2010.

(3)
Before exceptional items and acquisition-related amortisation.

6.       Current Trading and Prospects

A summary of the most significant trends in Greencore's business is set out below. Unless otherwise stated, all figures are extracted without material adjustment from Greencore's annual report and accounts for the financial year ended 24 September 2010.

6.1     Financial overview(17)

(17)
Continuing operations comparisons exclude disposed activities (malt in the Ingredients and Related Property division and water and the continental businesses in the Convenience Foods division).

For the financial year ended 24 September 2010:

•
Group sales from continuing operations of €856.0 million, an increase of 6.9% on the previous year;

•
Group operating profit (before exceptional items and acquisition-related amortisation) from continuing operations of €59.7 million, an increase of 17.6% on the previous year;

•
Group operating margin (before exceptional items and acquisition-related amortisation) from continuing operations of 7.0%, an increase of 63 basis point on the previous year;

•
a 31.8% reduction, year on year, in group net debt to €193.4 million from €283.5 million at the end of the financial year ended 25 September 2009;

•
final dividend of 4.5 cent per share (4.5 cent in the financial year ended 25 September 2009) resulting in a total dividend for the year of 7.5 cent per share (7.5 cent per share in the financial year ended 25 September 2009); and

•
adjusted earnings per share(18) of 16.7 cent compared with 17.4 cent in the financial year ended 25 September 2009.

(18)
Before exceptional items, pension finance items, acquisition related amortisation, FX on inter-company and certain external loan balances and the movement in the fair value of all derivative financial instruments and related debt adjustments.

6.2     Strong performance in Convenience Foods division

For the financial year ended 24 September 2010:

•
sales in continuing businesses of €784.5 million, ahead of sales in continuing businesses in the financial year ended 25 September 2009 by 10.7%;

•
operating profit (before exceptional items and acquisition-related amortisation) in continuing businesses increased by 21.1% year on year to €54.1 million;

•
improvement in operating margin (before exceptional items and acquisition-related amortisation) by 60 basis points to 6.9% in continuing businesses; and

•
a year of excellent sales growth, operating profit growth and margin expansion:

•
supportive consumer trends of increased 'at home' and 'on the go' food consumption;

•
benefit of lower UK manufacturing capacity;

•
further delivery on the Group's lean and operating efficiency programmes; and

•
growth in US sales by 18% year on year.

6.3     Portfolio change and other business highlights

•
Following 3 strategic disposals for an aggregate total consideration of €142.3 million (including deferred amounts and portion of pension liabilities transferred), the Greencore Group emerged at the end of the financial year ended 24 September 2010 as a leaner, more focused convenience foods group with 2 key geographies, the UK and the US:

•
malt business disposal completed on 26 March 2010;

•
water business disposal completed on 26 March 2010; and

•
continental European convenience food business disposal completed on 20 August 2010.

•
Remaining Ingredients and Related Property activity trading satisfactorily and representing less than 10% of group sales and operating profit post the disposal of the malt business.

Since 24 September 2010, the underlying Greencore businesses continue to trade in line with Greencore's expectations. On 7 December 2010, Greencore announced the acquisition of $3.4 million of assets of a US-based fresh sandwich manufacturer.

The trends, uncertainties and events referred to in this document for each of Greencore and Northern Foods remain the known significant trends, uncertainties and events likely to have an effect on the Combined Group's prospects up to the end of the current financial year.

 PART V

FINANCIAL INFORMATION ON THE NORTHERN FOODS GROUP

The following table sets out financial information in respect of Northern Foods as required by Rule 24.2(e) of the UK Code. References in the first column are to Rule 24.2(a), as required to be set out in accordance with Rule 24.2(e). The documents referred to in the table, the publication of which has previously been announced through a Regulatory Information Service, are incorporated into this document by reference:

UK Code Reference	Financial Information to be published	Reference
24.2(a)(i) and (v)

For the last 3 financial years for which the information has been published and in respect of any interim statement or preliminary announcement made since the last published audited accounts, turnover, net profit or loss before and after taxation, the charge for tax, extraordinary items, minority interests, the amount absorbed by dividends and earnings and dividends per share.

http://www.northernfoods.com/investors/results-and-presentations.htm
Click on the link "2010/2011"
Click on the link "Interim Results 2010/11"
Page 15 provides the unaudited condensed consolidated income statement for the 26 weeks ended 2 October 2010.
http://www.northernfoods.com/investors/annual-reports.htm
Click on the link "2009/10 Annual Report—Online version"
Click on the link "Financial statements"
Click on the link "All Financial Statements"
Page 62 provides the audited consolidated income statement for the financial year ended 3 April 2010.
http://www.northernfoods.com/investors/annual-reports.htm
Click on the link "2008/09 Annual Report—Online version"
Click on the link "Financial statements"
Click on the link "Download complete financial statements"
Page 2 provides the audited consolidated income statement for the financial year ended 28 March 2009.
http://www.northernfoods.com/investors/results-and-presentations.htm
Click on the link "2007/08"
Click on the link "Full Year Report 2007/08"
The audited consolidated income statement on page 56 of the report provides the consolidated income statement for the financial year ended 29 March 2008.
24.2(a)(ii)	Statement of the assets and liabilities shown in the last published audited accounts.
http://www.northernfoods.com/investors/annual-reports.htm
Click on the link "2009/10 Annual Report—Online version"
Click on the link "Financial statements"
Click on the link "All Financial Statements"
Page 63 provides the consolidated balance sheet as at 3 April 2010.
24.2(a)(iii)	A cash flow statement if provided in the last published audited accounts.
http://www.northernfoods.com/investors/annual-reports.htm
Click on the link "2009/10 Annual Report—Online version"
Click on the link "Financial statements"
Click on the link "All Financial Statements"
Page 65 provides the consolidated cash flow statement for the financial year ended 3 April 2010.
24.2(a) (vi), (vii) and (viii)
Significant accounting policies, together with any points from the notes to the accounts, which are of major relevance to an appreciation of the figures including those relating to inflation-adjusted information.
http://www.northernfoods.com/investors/results-and-presentations.htm
Click on the link "2010/2011"
Click on the link "Interim Results 2010/11"
Pages 19-20 provide details of the accounting policies applied to the unaudited condensed financial statements for the 26 weeks ended 2 October 2010.
http://www.northernfoods.com/investors/annual-reports.htm
Click on the link "2009/10 Annual Report—Online version"
Click on the link "Financial statements"
Click on the link "All Financial Statements"
Pages 66-73 provide details of the accounting policies applied to the financial statements for the year ended 3 April 2010. Pages 74-130 comprise the notes to the financial statements for the year ended 3 April 2010.

UK Code Reference	Financial Information to be published	Reference

http://www.northernfoods.com/investors/annual-reports.htm
Click on the link "2008/09 Annual Report—Online version"
Click on the link "Financial statements"
Click on the link "Download complete financial statements"
Pages 6-12 provide details of the accounting policies applied to the financial statements for the year ended 28 March 2009. Pages 13-55 comprise the notes to the financial statements for the year ended 28 March 2009.
http://www.northernfoods.com/investors/results-and-presentations.htm
Click on the link "2007/08"
Click on the link "Full Year Report 2007/08"
Pages 60-65 provide details of the accounting policies applied to the financial statements for the year ended 29 March 2008. Pages 66-111 comprise the notes to the financial statements for the year ended 29 March 2008.

Northern Foods will provide without charge to each person to whom a copy of this document has been delivered (upon the written or oral request of such person) a copy of any document incorporated by reference into this document. Requests for copies of any such documents should be directed in writing to Capita Registrars, PXS, 34 Beckenham Road, Beckenham BR3 4TU or by telephone on 0871 664 0444 or, if calling from outside the UK on +44 (0)20 8639 3399. Copies of any document or information incorporated by reference into this document will not be provided unless such a request is made.

 PART VI

FINANCIAL INFORMATION ON THE GREENCORE GROUP

The following table sets out financial information in respect of Greencore as required by Rule 24.2(a) of the UK Code. References in the first column are to Rule 24.2(a). The documents referred to in the table, the publication of which has previously been announced through a Regulatory Information Service, are incorporated into this document by reference:

UK Code Reference	Financial Information to be published	Reference
24.2(a)(i) and (v)
For the last 3 financial years for which the information has been published and in respect of any interim statement or preliminary announcement made since the last published audited accounts, turnover, net profit or loss before and after taxation, the charge for tax, extraordinary items, minority interests, the amount absorbed by dividends and earnings and dividends per share.
http://www.greencore.com/FinancialStatements
Click on the link "Download" under the heading "Annual Report 2010"
Page 61 provides the audited group income statement for the financial year ended 24 September 2010.
http://www.greencore.com/FinancialStatements
Click on the link "2009"
Click on the link "Download pdf" under the heading "Annual Report and Accounts 2009"
Page 66 provides the audited group income statement for the financial year ended 25 September 2009.
http://www.greencore.com/FinancialStatements
Click on the link "2008"
Click on the link "Download" under the heading "Annual Report 2008"
Page 60 provides the audited group income statement for the year ended 26 September 2008.
24.2(a)(ii)	Statement of the assets and liabilities shown in the last published audited accounts.
http://www.greencore.com/FinancialStatements
Click on the link "2010"
Click on the link "Download" under the heading "Annual Report 2010"
Page 63 provides the audited group balance sheet as at 24 September 2010.
24.2(a)(iii)	A cash flow statement if provided in the last published audited accounts.
http://www.greencore.com/FinancialStatements
Click on the link "2010"
Click on the link "Download" under the heading "Annual Report 2010"
Page 64 provides the audited Group cash flow statement for the financial year ended 24 September 2010.
24.2(a) (vi), (vii) and (viii)
Significant accounting policies, together with any points from the notes to the accounts, which are of major relevance to an appreciation of the figures including those relating to inflation-adjusted information.
http://www.greencore.com/FinancialStatements
Click on the link "Download" under the heading "Annual Report 2010"
Pages 50-60 provides details of the accounting policies applied to the audited financial statements for the year ended 24 September 2010. Pages 67-107 comprise the notes to the audited financial statements for the year ended 24 September 2010.
http://www.greencore.com/FinancialStatements
Click on the link "2009"
Click on the link "Download pdf" under the heading "Annual Report and Accounts 2009
Pages 54-65 provide details of the accounting policies applied to the financial statements for the year ended 25 September 2009. Pages 70-111 comprise the notes to the financial statements for the year ended 25 September 2009.
http://www.greencore.com/FinancialStatements
Click on the link "2008"
Click on the link "Download" under the heading "Annual Report 2008"
Pages 46-59 provide details of the accounting policies applied to the financial statements for the year ended 26 September 2008. Pages 64-117 comprise the notes to the financial statements for the year ended 26 September 2008.

Northern Foods will provide without charge to each person to whom a copy of this document has been delivered (upon the written or oral request of such person) a copy of any document incorporated by reference into this document. Requests for copies of any such documents should be directed in writing to Capita Registrars, PXS, 34 Beckenham Road, Beckenham BR3 4TU or by telephone on 0871 664 0444 or, if calling from outside the UK on +44 (0)20 8639 3399. Copies of any document or information incorporated by reference into this document will not be provided unless such a request is made.

 PART VII

TAXATION

1.       United Kingdom Taxation

The comments set out below summarise certain aspects of the United Kingdom tax treatment of the Merger. They are based on current law and our understanding of current HM Revenue and Customs practice as at the date of this document, both of which are subject to change, possibly with retrospective effect.

The comments are intended as a general guide, are non-exhaustive and apply only to Northern Foods Shareholders who are resident or (for individuals) ordinarily resident for tax purposes in the United Kingdom, who hold those shares as an investment (and not as securities to be realised in the course of a trade), who do not hold their shares from a branch, agency or permanent establishment outside the United Kingdom and who are the absolute beneficial owners of those shares. The position may be different for holders who (inter alia) have (or are deemed for tax purposes to have) acquired or acquire their Northern Foods Shares (or New Greencore Shares) under or pursuant to Northern Foods Share Schemes or otherwise by virtue of their employment. Northern Foods Shareholders who are in any doubt about their taxation position, or who are resident or otherwise subject to taxation in a jurisdiction outside the United Kingdom, should consult their own professional advisors immediately.

1.1     Taxation of capital gains ("CGT")

To the extent that a Northern Foods Shareholder receives New Greencore Shares in exchange for their Northern Foods Shares, this should be treated as a reorganisation for United Kingdom CGT purposes. Accordingly, the Northern Foods Shareholder should not be treated as having made a disposal of Northern Foods Shares for the purposes of United Kingdom CGT to the extent they receive New Greencore Shares under the Merger. Instead any gain or loss which would otherwise have arisen on a disposal of the Northern Foods Shares will be "rolled-over" into the New Greencore Shares so that the New Greencore Shares will be treated as the same asset as the Northern Foods Shares, acquired at the same time as the Northern Foods Shares and for the same acquisition cost. A chargeable gain or allowable loss should therefore only arise on a subsequent disposal of the New Greencore Shares.

If a Northern Foods Shareholder, alone or together with persons connected with them, holds more than 5% of (or of any class of) shares in or debentures of Northern Foods and receives New Greencore Shares in exchange for their Northern Foods Shares, such a Northern Foods Shareholder will be eligible for the "reorganisation" treatment described above only if the exchange of Northern Foods Shares for New Greencore Shares is effected for bona fide commercial reasons and does not form part of a scheme or arrangements of which the main purpose, or one of the main purposes, is avoidance of liability to United Kingdom capital gains tax or corporation tax. Such Northern Foods Shareholders are advised that an application for clearance will be made to HM Revenue and Customs under Section 138 of the Taxation of Chargeable Gains Act 1992 in this regard.

No fractional entitlements to New Greencore Shares will arise for Northern Foods Shareholders.

1.2     Taxation of dividends

Dividends paid on the New Greencore Shares

A holder of New Greencore Shares (a "New Greencore Shareholder") who is an individual resident (for tax purposes) in the United Kingdom and who receives a dividend from Essenta Foods will be entitled to a tax credit equal to one-ninth of the dividend received. The position where Irish dividend withholding tax ("DWT") is withheld is set out below.

The dividend received and the DWT (if any) withheld on such dividend plus the related tax credit (the "Gross Dividend") will be part of the New Greencore Shareholder's total income for United Kingdom income tax purposes and will be regarded as the top slice of that income. However, in calculating the New Greencore Shareholder's liability to income tax in respect of the Gross Dividend, the tax credit (which equates to 10% of the Gross Dividend) will be set off against the tax chargeable on the Gross Dividend.

In the case of such a New Greencore Shareholder who is not liable to income tax at either the higher or the additional rate, that New Greencore Shareholder will be subject to tax on the Gross Dividend at the rate of 10%. The tax credit will, in consequence, satisfy in full the New Greencore Shareholder's liability to income tax on the Gross Dividend.

In the case of a New Greencore Shareholder who is liable to income tax at the higher rate (and not the additional rate), the New Greencore Shareholder will be subject to tax on the Gross Dividend at the rate of 32.5% of the Gross Dividend less the related tax credit, to the extent that the Gross Dividend falls above the threshold for the higher rate of income tax when it is treated (as mentioned above) as the top slice of the New Greencore Shareholder's income. For example, if the New Greencore Shareholder received a dividend of £80 from Essenta Foods, the dividend received would carry a tax credit of £8.89 and therefore represent a gross dividend of £88.89. The New Greencore Shareholder would then be required to account for income tax on the Gross Dividend of £20 (being £28.89 (i.e. 32.5% of £88.89) less £8.89 (i.e. the amount of the tax credit)).

New Greencore Shareholders should note that the Finance Act 2009 introduced an additional rate of income tax applicable, with effect from 6 April 2010, to taxable income above £150,000 and provides for dividends to be taxable at the rate of 42.5%. Consequently, in the case of a New Greencore Shareholder who is liable to income tax at the additional rate, the New Greencore Shareholder will be subject to tax on the Gross Dividend at the rate of 42.5% of the Gross Dividend less the related tax credit, to the extent that the Gross Dividend falls above the threshold for the additional rate of income tax when it is treated (as mentioned above) as the top slice of the New Greencore Shareholder's income. For example, if the New Greencore Shareholder received a dividend of £80 from Essenta Foods, the dividend received would carry a tax credit of £8.89 and therefore represent a gross dividend of £88.89. The New Greencore Shareholder would then be required to account for income tax on the Gross Dividend of £28.89 (being £37.78 (i.e. 42.5% of £88.89) less £8.89 (i.e. the amount of the tax credit)).

A New Greencore Shareholder within the charge to United Kingdom corporation tax which is a "small company" (for the purposes of United Kingdom taxation of dividends) will not generally be subject to tax on dividends from Essenta Foods.

Other New Greencore Shareholders within the charge to United Kingdom corporation tax will not be subject to tax on dividends from Essenta Foods so long as the dividends fall within an exempt class and certain conditions are met. Examples of dividends that fall within an exempt class are dividends paid on shares that are "ordinary share capital" for United Kingdom tax purposes and are not redeemable and dividends paid to a person holding less than 10% of the issued share capital of the payer (or any class of that share capital).

Where an Irish tax resident company makes a payment to a UK tax resident individual or company the payment should generally be exempt from DWT provided the necessary documentation has been provided to the company (see paragraph 2.2.1 below for additional detail). DWT is currently applied at a rate of 20%. If DWT has been imposed on a dividend payment it is possible to claim a refund, under Irish domestic law, of the full 20% DWT from the Irish Revenue Commissioners provided the necessary documentation is provided to the Irish Revenue Commissioners confirming tax residence in the UK. If any DWT is withheld from such dividends, HM Revenue & Customs will generally give credit for any such DWT that is not recoverable from the Irish Revenue Commissioners against United Kingdom income tax or United Kingdom corporation tax payable by New Greencore Shareholders in respect of the dividends.

Dividends paid under the dividend access scheme

If a dividend access scheme is introduced (see paragraph 6.3 of Part I of this document), a New Greencore Shareholder who receives distributions via a non-Irish tax resident subsidiary of Essenta Foods would receive the gross distribution. The non-Irish tax resident subsidiary of Essenta Foods shall not be required to withhold at source any amount in respect of United Kingdom tax or DWT from dividend payments it makes under the dividend access scheme regardless of who the recipient of the payment is.

A New Greencore Shareholder who receives distributions from the non-Irish resident subsidiary under the dividend access scheme ("Non-Irish Source Distributions") will be subject to income tax in respect of such distributions in broadly the same way as New Greencore Shareholders who receive dividends from Essenta Foods.

Further Pre-Merger Northern Foods Dividend

As referred to in paragraph 6.3 of Part I of this document, it is expected that Northern Foods will declare a further dividend in respect of its current financial period by reference to a record date falling before the date of completion of the Merger, and that Northern Foods Shareholders on the Northern Foods shareholder register on that record date will be entitled to receive and retain that further dividend. The date on which Northern Foods Shareholders will receive any applicable cash payments in respect of such dividend may fall after the date of completion of the Merger.

Such dividend will be treated for UK tax purposes as a dividend received from Northern Foods that has been paid before the Merger, and will be taxed accordingly as a dividend having a United Kingdom source. Northern Foods Shareholders will be subject to income tax in respect of such dividend in broadly the same way as New Greencore Shareholders resident for tax purposes in the United Kingdom who receive Non-Irish Source Distributions referred to in the above paragraph entitled "Dividends paid under the dividend access scheme".

Stamp duty and stamp duty reserve tax

No liability to United Kingdom stamp duty or stamp duty reserve tax ("SDRT") will arise in respect of the cancellation of the Northern Foods Shares and the issue of the New Greencore Shares pursuant to the Merger.

No liability to United Kingdom SDRT will arise in respect of any subsequent transfer of, or agreement to transfer, the New Greencore Shares.

Provided that any relevant instrument of transfer is executed outside the United Kingdom and does not relate to any property situate, or to any matter or thing done or to be done, in the United Kingdom, no United Kingdom stamp duty will be payable in respect of any transfer of New Greencore Shares following the Merger.

2.       Republic of Ireland Taxation

The statements of Irish tax laws set out below are intended as a general guide only and do not purport to be a complete analysis of all potential Irish tax consequences of acquiring, holding or disposing of New Greencore Shares. The statements are not exhaustive, do not constitute tax advice and are based on existing Irish tax laws, including relevant regulations, administrative rulings and practices in effect on the date of this document and which may apply to investors who are the beneficial owners of shares. The statements are intended as a general guide and, except where express reference is made to the position of non-Irish residents or non-Irish domiciled shareholders, apply only to shareholders who are resident and, if individuals, ordinarily resident and domiciled in the Republic of Ireland for tax purposes and who are absolute beneficial owners of those shares and hold them as investments (and not as securities to be realised in the course of a trade). These paragraphs do not deal with certain types of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes or persons holding or acquiring New Greencore Shares in the course of a trade or by reason of employment.

If you are in any doubt as to your taxation position or if you are resident or otherwise subject to taxation in any jurisdiction other than the Republic of Ireland, you should consult an appropriate professional adviser immediately.

2.1     CGT

2.1.1  Acquisition of New Greencore Shares by way of a scheme of reconstruction or amalgamation

The existing Northern Food Shareholders will prima facie be regarded as disposing of their shares in Northern Foods, the consideration being the value of the New Greencore Shares received by them. However, there is a relief from CGT where there is a scheme of reconstruction or amalgamation in connection with which:

•
Essenta Foods issues shares in itself to the shareholders in Northern Foods in respect of and in proportion to their shares in Northern Foods;

•
the shares in Northern Foods held by the original shareholders are either retained or cancelled;

•
the scheme must be effected for bona fide commercial reasons and one of the main reasons must not be the avoidance of Irish tax.

The above relief should apply and accordingly the shareholders will not be treated for tax purposes as making a part disposal of their Northern Food shares. Instead on a subsequent disposal of New Greencore Shares, the original base cost attributable to their shares in Northern Foods will be allocated to their New Greencore Shares.

2.1.2  Disposal of New Greencore Shares

Any capital gain made on a disposal of shares by an Irish tax resident shareholder may, depending on the shareholder's circumstances and subject to any available exemption or relief, be liable to tax in Ireland.

Liability to Irish tax on capital gains will depend on the individual circumstances of the shareholders. The current rate of Irish capital gains tax ("Irish CGT") is 25%. Generally, Irish tax resident or ordinarily resident shareholders that acquire shares will be considered, for Irish tax purposes, to have acquired their shares at a base cost equal to the amount paid for them. As mentioned above, there is an exception where the shares were acquired on the reconstruction or amalgamation of another company or companies such that, for the purposes of tax on capital gains the transaction was treated as not giving rise to a disposal for tax purposes at that time. In such circumstances the New Greencore Shares would be treated as having been acquired at the same time as the Northern Foods shares were acquired and the original base cost attributable to their shares in Northern Foods will be allocated to their New Greencore Shares.

Irish tax resident or ordinarily resident shareholders that dispose of their shares will be subject to Irish CGT to the extent that the proceeds realised from such disposals exceed the base cost of the shares disposed of and any allowable deductions (subject to the availability of any exemptions or reliefs).

Shareholders who are not resident, or in the case of individuals, not resident or ordinarily resident for tax purposes in the Republic of Ireland should not be liable for Irish CGT on chargeable gains realised on a disposal of ordinary shares in Essenta Foods unless such shares are used, held or acquired for the purposes of a trade carried on in Ireland through a branch or agency or derive their value or the greater part of their value from land or minerals in the Republic of Ireland.

There are specific anti-avoidance provisions that may apply to individuals who temporarily cease to be Irish tax resident for a period of 5 years or less. In certain circumstances a shareholder who is an individual and who is temporarily non-Irish tax resident may still be liable to Irish taxation on any chargeable gain realised when they are not tax resident/ordinarily resident in Ireland (subject to the availability of exemptions or reliefs).

2.2     Taxation of dividends

2.2.1  Withholding tax on dividends

Unless an exemption applies dividends paid and other distributions made by Irish tax resident companies are liable to DWT at the standard rate of income tax, which is presently 20%.

One effect of the cross border merger is that the current shareholders in Northern Foods will become shareholders in Essenta Foods, an Irish tax resident and incorporated company. In the absence of an exemption from DWT, Essenta Foods will be required to operate DWT on distributions/dividends paid to the former Northern Foods Shareholders. The result is that shareholders in Northern Foods who previously received dividends from Northern Foods without the deduction of DWT could be subject to DWT, unless one of the exemptions from DWT applies and the applicable procedures have been complied with.

In general, there is an exemption from DWT where a dividend is paid to a "Qualifying Non Resident" person and this broadly refers to a person who is tax resident in a country with which Ireland has concluded a Double Taxation Agreement (including the United Kingdom). This exemption is subject to certain procedural requirements. In the case of an individual a declaration must be provided to the Irish tax resident company confirming that the individual is a Qualifying Non Resident person. This declaration must be accompanied by a certificate from the tax authority of the territory in which that person is tax resident certifying that the individual is so resident. A company must also provide a declaration to the Irish tax resident company confirming that it is a Qualifying Non Resident person. However a company may self-certify this declaration. It is not required to provide an accompanying certificate from the tax authority of the territory in which it is resident.

If the procedures are not complied with (i.e. if an appropriate declaration is not provided to the Irish tax resident company before the payment of a dividend is made) DWT must be withheld on the payment of the dividend. If the Qualifying Non Resident individual or company would have been entitled to avail of an exemption from DWT, had the declaration not been a requirement of the exemption, it is possible to apply to the Irish Revenue Commissioners for a refund of any DWT withheld.

Northern Foods and Greencore intend to implement a dividend access scheme ("DAS") for certain shareholders. In summary, a DAS will allow former Northern Foods Shareholders, other than shareholders with an Irish address, who have made an election or are deemed to have made an election ("Participating Shareholders") to receive a dividend without being subject to DWT. For Northern Foods Shareholders with an Irish address, DWT will apply (subject to any applicable legislative exemptions).

The mechanics are such that the Participating Shareholders will receive their dividends or distributions not from Essenta Foods but from a subsidiary which is resident outside of Ireland for tax purposes. This arrangement is subject to confirmation being received from the Irish Revenue Commissioners.

2.2.2  Irish tax on dividend income

(a)    Individuals

An Irish tax resident individual will be subject to Irish income tax on the gross amount of the dividend with a credit for any DWT paid. The dividend will be liable to income tax at the individual's marginal rate of income tax. Individuals who are Irish tax resident shareholders may, depending on their circumstances, also be subject to the Irish universal social charge ("USC") (subject to the passing of the Finance Act 2011) and pay related social insurance contributions ("PRSI") in respect of dividend income. Individuals who are ordinarily resident in Ireland may also be subject to Irish income tax, the USC and PRSI depending on their circumstances.

Where the DWT exceeds such income tax, USC and PRSI (as applicable), the individual is entitled to a refund of the excess.

(b)    Corporates

Dividends received by an Irish tax resident company from Essenta Foods are generally regarded as franked investment income and should be exempt from corporation tax.

2.3     Stamp duty

2.3.1  Stamp duty on a scheme of reconstruction or amalgamation

Under the terms of the proposed cross border merger, Essenta Foods will issue shares in itself to the shareholders in Northern Foods in consideration for the transfer by Northern Foods of its assets and liabilities to Essenta Foods. As the consideration for the transfer of the assets and liabilities of Northern Foods is the issue of Irish shares this technically brings the transfer of Northern Foods assets within the charge to Irish stamp duty.

There is however a relief from Irish stamp duty (section 80 of the Stamp Duty Consolidation Act 1999) that applies where there is a scheme for the bona fide reconstruction or amalgamation of any companies and in connection with that scheme:

•
the nominal share capital of a company with limited liability (acquiring company) is increased with a view to the acquisition of any undertaking of an existing company (target company);

•
not less than 90% of the consideration for the acquisition (except that part that consists of the transfer to the acquiring company of liabilities of the target company) is the issue of shares by the acquiring company to the shareholders in the target company;

•
the scheme of reconstruction or amalgamation must not form part of a scheme or arrangement of which the main purpose or one of the main purposes is avoidance of liability to stamp duty, corporation tax, capital gains tax or capital acquisition tax.

As the proposed transaction envisages the transfer of the entire undertaking of Northern Foods to Essenta Foods, this relief should apply. We have obtained confirmation from the Irish Revenue Commissioners that this relief should be available with the effect that no Irish stamp duty should arise as a result of the Merger.

2.3.2  Stamp Duty on future transfer of shares

Irish stamp duty will become payable on the future transfer of New Greencore Shares. Irish stamp duty is currently 1% of the price paid or market value of the shares acquired if higher and is a liability of the buyer or transferee.

2.4     Capital Acquisition Tax

Irish Capital Acquisition Tax ("CAT") imposes a tax on gifts and inheritances. CAT could apply to a gift or inheritance of ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because the ordinary shares are regarded as property situated in Ireland as the share register of Essenta Foods will be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is currently levied at 25% above certain tax free thresholds. The appropriate tax free threshold is dependent on (i) the relationship between the donor and donee and (ii) the aggregation of the values of previous gifts and inheritance received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT.

 PART VIII

ADDITIONAL INFORMATION

1.       Responsibility

(a)
The Northern Foods Directors, whose names are set out in paragraph 2(a) below, accept responsibility for the information contained in this document, other than information relating to the Greencore Group and the Greencore Directors, members of their immediate families and related trusts. To the best of the knowledge and belief of the Northern Foods Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they take responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b)
The Greencore Directors, whose names are set out in paragraph 2(b) below, accept responsibility for the information contained in this document relating to the Greencore Group and the Greencore Directors, members of their immediate families and related trusts. To the best of the knowledge and belief of the Greencore Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they take responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.       Directors and registered offices of Northern Foods and Greencore

(a)
The Northern Foods Directors are:

Name	Position held
Anthony Hobson	Chairman
Simon Herrick	Acting Chief Executive Officer
Orna Ni-Chionna	Non-executive Director
David Nish	Non-executive Director
Tony Illsley	Non-executive Director
Sandra Turner	Non-executive Director

  The business address of each of the Northern Foods Directors is that of Northern Foods' registered office. The registered office of Northern Foods is 2180 Century Way, Thorpe Park, Leeds, West Yorkshire, LS15 8ZB.

  Orna Ni-Chionna will retire from the Board of Northern Foods with effect from the completion of the Merger.

  With effect from 30 November 2010, Stefan Barden departed from his position of Chief Executive of Northern Foods and Simon Herrick, previously Group Finance Director, was appointed Acting Chief Executive.

(b)
The Greencore Directors are:

Name	Position held
Ned Sullivan	Chairman
Patrick Coveney	Chief Executive Officer
Geoff Doherty	Chief Financial Officer
Diane Walker	Chief Executive, Convenience Foods UK
John Herlihy	Non-Executive Director
Gary Kennedy	Non-Executive Director
Patrick McCann	Non-Executive Director
Eric Nicoli	Non-Executive Director
David Simons	Non-Executive Director
David Sugden	Non-Executive Director

  The business address of each of the Greencore Directors is that of Greencore's registered office. The registered office of Greencore is No. 2, Northwood Avenue, Northwood Business Park, Santry Dublin 9, Ireland.

  Diane Walker, John Herling, Eric Nicoli and David Sugden will retire from the Board of Greencore with effect from the completion of the Merger. Geoff Doherty is stepping down from the Board of Greencore. His resignation will become effective on 31 December 2010.

3.       Stock Exchange quotations

The following table sets out the closing middle market quotations for Northern Foods Shares and Greencore Shares as derived from the Daily Official List for the first dealing date in each of the 6 months immediately prior to the date of this document, for 16 November 2010 (being the last dealing day prior to the commencement of the offer period) and for 16 December 2010 (being the latest practicable date prior to the publication of this document).

Date (2010)	Greencore	Northern Foods
	Share price (€)	Share price (pence)
16 December	1.335	61.5
16 November	1.035	45.25
1 November	1.080	47.0
1 October	1.188	45.75
1 September	1.183	45.75
2 August	1.325	42.75
1 July	1.267	44.75
1 June	1.265	46.75

4.       Interests and dealings in shares and persons acting in concert

(a)     Definitions and references

  For the purposes of this Part VIII:

  (i)
  "acting in concert" with Greencore or as the case may be, Northern Foods, means any such person acting or deemed to be acting in concert with Greencore or Northern Foods (as applicable) for the purposes of the UK Code, including:

  (a)
  the parent company (if any), the subsidiaries, fellow subsidiaries and associated companies of Greencore or, as the case may be, Northern Foods, and companies of which any such subsidiaries or associated companies are associated companies;

  (b)
  the Directors of Greencore or, as the case may be, Northern Foods, and the directors of any companies covered in (a) above (together in each case with their close relatives and related trusts);

  (c)
  the pension funds of Greencore or Northern Foods, or any company covered in (a) above; and

  (d)
  a connected adviser with its client and, if its client is acting in concert with Greencore or with Northern Foods, with Greencore or with Northern Foods respectively, in each case in respect of the interests in shares of that adviser and persons controlling, controlled by or under the same control as that adviser (except in the capacity of an exempt fund manager or an exempt principal trader);

  (ii)
  "arrangement" includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing, details of which are set out in paragraphs 4(b) and (c) below;

  (iii)
  "dealing" or "dealt" includes the following:

  (a)
  the acquisition or disposal of securities;

  (b)
  the taking, granting, acquisition, disposal, entering into, closing out, termination, exercise (by either party) or variation of an option, (including a traded option contract) in respect of any securities;

  (c)
  subscribing or agreeing to subscribe for securities;

  (d)
  the exercise or conversion, whether in respect of new or existing securities, of any securities carrying conversion or subscription rights;

  (e)
  the acquisition of, disposal of, entering into, closing out, exercise (by either party) of any rights under, or variation of, a derivative referenced, directly or indirectly, to securities;

    (f)
    entering into, terminating or varying the terms of any agreement to purchase or sell securities; and

    (g)
    any other action resulting, or which may result, in an increase or decrease in the number of securities in which a person is interested or in respect of which he has a short position;

  (iv)
  "derivative" includes any financial product the value of which, in whole or in part, is determined directly or indirectly by reference to the price of an underlying security;

  (v)
  "disclosure period" means the period commencing on 17 November 2009 (being the date 12 months prior to the commencement of the offer period) and ending on 16 December 2010 (being the latest practicable date prior to the publication of this document);

  (vi)
  "interested" in securities includes if a person:

  (a)
  owns them;

  (b)
  has the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to them or has general control of them;

  (c)
  by virtue of any agreement to purchase, option or derivative, has the right or option to acquire them or call for their delivery; or is under an obligation to take delivery of them, whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise;

  (d)
  is party to any derivative whose value is determined by reference to their price; and which results, or may result, in his having a long position in them; or

  (e)
  has long economic exposure, whether absolute or conditional to changes in the price of those securities (but a person who only has a short position in securities is not treated as interested in those securities);

  (vii)
  "offer period" means the period from and including 17 November 2010 and 16 December 2010 (being the latest practicable date prior to the publication of this document);

  (viii)
  "relevant securities" includes:

  (a)
  Northern Foods Shares and any other securities of Northern Foods conferring voting rights;

  (b)
  equity share capital of Northern Foods or, as the case may be, Greencore; and

  (c)
  any securities convertible into, or rights to subscribe for the securities of Northern Foods or, as the case may be, Greencore described in paragraphs (a) and (b) above;

  (ix)
  ownership or control of 20% or more of the equity share capital of a company is regarded as the test of associated company status and "control" means an interest or interests in shares carrying in aggregate 30% or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether such interest or interests give de facto control.

(b)    Interests and dealings in Northern Foods Shares

  (i)
  At the close of business on 16 December 2010 (being the latest practicable date prior to the publication of this document), the Northern Foods Directors, their close relatives and related trusts were interested in or had a right to subscribe for the following relevant securities of Northern Foods:

Director	Nature of interest	Number of Northern Foods Shares
Anthony Hobson	Holding of Northern Foods Shares	30,000
Orna Ni-Chianna	Holding of Northern Foods Shares	25,000
David Nish	Holding of Northern Foods Shares	10,000

    Note:

    (1)
    The former Chief Executive of Northern Foods, Stefan Barden, has an interest in 2,435,686 Northern Foods Shares. With effect from 30 November 2010 Stefan Barden departed from his position of Chief Executive of Northern Foods.

  (ii)
  At the close of business on 16 December 2010 (being the latest practicable date prior to the publication of this document), the following options over relevant securities of Northern Foods had been granted to the Northern Foods Directors under the Northern Foods Share Schemes:

                   Northern Foods Performance Share Plan

Director	Number of Northern Foods Shares conditionally awarded	Date awarded	Share price at date of grant of award (p)	Vesting date	Exercise price (p)
Simon Herrick	1,166,158	9 July 2010	45.92	9 July 2013	Nil

    Note:

    (1)
    The vesting of awards under the Northern Foods Performance Share Plan is subject to the achievement of performance targets.

                   Northern Foods Share Option Plan

Director	Number of Northern Foods Shares conditionally awarded	Grant date	Vesting date	Exercise price (p)	Expiry date
Simon Herrick	21,777	9 July 2010	9 July 2013	45.92	8 January 2014

    Notes:

    (1)
    The vesting of awards under the Northern Foods Company Share Option Plan is subject to the achievement of performance targets.

    (2)
    The share options are linked to PSP awards. If the options are exercised at a gain then the PSP awards will be forfeited to the same value.

    (3)
    251,313 Northern Foods Shares vested on 30 November 2010 pursuant to the second tranche of an individual share matching award entered into between Stefan Barden and Northern Foods on 4 June 2007 over 1,040,460 Northern Foods Shares. The remainder of the award lapsed. 53,544 of the 251,313 Northern Foods Shares were sold on 1 December 2010 in order to meet Northern Foods' liabilities to operate PAYE and account for national insurance.

    (4)
    Stefan Barden has an interest in 27,436 Northern Foods Shares pursuant to the LTIP. The award vested in July 2009 and the shares remain in trust until 2011. Stefan also has interests in Northern Foods Shares pursuant to certain of the Northern Foods Share Schemes, as follows:

                   Northern Foods Performance Share Plan

Number of Northern Foods Shares conditionally awarded	Date awarded	Share price at date of grant of award (p)	Vesting date	Exercise price (p)
779,984	4 July 2008	57.00	4 July 2011	Nil
1,405,238	9 July 2009	51.92	9 July 2012	Nil

    Note:

    (1)
    Stefan Barden's award over 1,620,699 shares granted under the PSP on 9 July 2010 lapsed on 24 November 2010 in connection with his departure from Northern Foods.

                   Northern Foods Share Option Plan

Number of Northern Foods Shares conditionally awarded	Grant date	Vesting date	Exercise price (p)	Expiry date
19,260	9 July 2009	9 July 2012	51.92	8 January 2013

    Note:

    (1)
    Stefan Barden's option over 21,777 shares granted under the Company Share Option Plan on 9 July 2010 lapsed on 24 November 2010 in connection with his departure from Northern Foods.

                   Northern Foods Savings Related Share Option Scheme

Number of Northern Foods share options	Grant date	Vesting date	Exercise price (p)	Expiry date
11,166	20 December 2007	30 November 2010	76.00	31 May 2011

    Note:

    (1)
    Stefan Barden's options under the Savings Related Share Option Scheme became exercisable for a period of 6 months from 30 November 2010 in connection with his departure from Northern Foods.

  (iii)
  At the close of business on 16 December 2010 (being the latest practicable date prior to the publication of this document), the following persons acting in concert with Northern Foods were interested in or had rights to subscribe for the following relevant securities of Northern Foods:

Party	Nature of interest	Number of Northern Foods Shares
Northern Foods Trustees Limited	Beneficial interest through an index fund managed by a third party. Northern Foods Trustees Limited may exercise powers to deal in its interests in such index fund.	970(2)
CCR Asset Management S.A.	Holding of Northern Foods Shares.	2,792,894

    Note:

    (1)
    CCR Asset Management S.A. and UBS are both wholly-owned subsidiaries of UBS AG.

    (2)
    As at close of business on 17 November 2010, Northern Foods Trustees Limited was interested in 973 Northern Foods Shares. The difference is due to valuation fluctuations and not as the result of any dealings.

  (iv)
  At the close of business on 16 December 2010 (being the latest practicable date prior to the publication of this document), the following persons acting in concert with Greencore were interested in or had a right to subscribe for the following relevant securities of Northern Foods:

Party	Number of Northern Foods Shares
Goodbody Stockbrokers Nominees Limited (Principal Book)	0
Goodbody Stockbrokers Nominees Limited (Discretionary Clients)	5,000

      Note:
      (i)
      The former Greencore Director, Anthony Hynes, has an interest in 2,730 Northern Foods Shares.

  (v)
  The following dealings in relevant securities of Northern Foods by Greencore, the Greencore Directors, their close relatives and related trusts, persons acting in concert with Greencore and persons with whom Greencore or persons acting in concert with Greencore have an arrangement, have taken place during the disclosure period:

				Price of Northern Foods relevant securities
			Number of Northern Foods relevant securities dealt
Party	Date of Dealing	Transaction		Low	High	Currency
Principal Dealing in Northern Foods Shares:
Goodbody Stockbrokers Nominees Limited	12 February 2010	BUY	800	0.589	0.589	£
	12 February 2010	BUY	120	0.589	0.589	£
	12 February 2010	BUY	100	0.590	0.590	£
	12 February 2010	BUY	5,680	0.590	0.590	£
	12 February 2010	BUY	3,300	0.590	0.590	£
	12 February 2010	SELL	5,075	0.590	0.590	£
	12 February 2010	SELL	4,925	0.590	0.590	£
	5 March 2010	BUY	7,694	0.565	0.565	£
	5 March 2010	BUY	3,543	0.565	0.565	£
	5 March 2010	BUY	9,000	0.565	0.565	£
	5 March 2010	BUY	300	0.565	0.565	£
	5 March 2010	BUY	4,463	0.565	0.565	£
	5 March 2010	BUY	2,112	0.565	0.565	£
	5 March 2010	BUY	4,348	0.565	0.565	£
	5 March 2010	BUY	4,590	0.565	0.565	£
	5 March 2010	BUY	1,477	0.565	0.565	£
	5 March 2010	BUY	9,094	0.563	0.563	£
	5 March 2010	BUY	22,945	0.563	0.563	£
	5 March 2010	BUY	5,434	0.563	0.563	£
	5 March 2010	BUY	4,889	0.563	0.563	£
	5 March 2010	BUY	8,210	0.563	0.563	£
	8 March 2010	BUY	3,467	0.576	0.576	£
	8 March 2010	BUY	3,400	0.576	0.576	£
	8 March 2010	BUY	2,780	0.576	0.576	£
	8 March 2010	BUY	2,254	0.576	0.576	£
	8 March 2010	BUY	2,203	0.560	0.560	£
	8 March 2010	BUY	18,238	0.560	0.560	£
	9 March 2010	BUY	2,500	0.572	0.572	£
	9 March 2010	BUY	4,390	0.575	0.575	£
	9 March 2010	BUY	3,912	0.575	0.575	£
	10 March 2010	BUY	1	0.575	0.575	£
	10 March 2010	BUY	3,737	0.575	0.575	£
	10 March 2010	BUY	14,259	0.574	0.574	£
	10 March 2010	BUY	5,862	0.574	0.574	£
	10 March 2010	BUY	3,544	0.574	0.574	£
	10 March 2010	BUY	3,215	0.574	0.574	£
	11 March 2010	BUY	10,000	0.572	0.572	£
	11 March 2010	BUY	1,991	0.570	0.570	£
	11 March 2010	BUY	3,500	0.575	0.575	£
	11 March 2010	BUY	670	0.575	0.575	£
	11 March 2010	BUY	673	0.575	0.575	£
	11 March 2010	BUY	21,305	0.575	0.575	£
	11 March 2010	SELL	6,500	0.573	0.573	£
	11 March 2010	SELL	4,400	0.573	0.573	£
	11 March 2010	SELL	1,114	0.574	0.574	£
	11 March 2010	SELL	38	0.575	0.575	£
	11 March 2010	SELL	7,500	0.573	0.573	£
	11 March 2010	SELL	1,853	0.573	0.573	£
	11 March 2010	SELL	600	0.573	0.573	£
	11 March 2010	SELL	400	0.573	0.573	£
	11 March 2010	SELL	2,726	0.573	0.573	£
	11 March 2010	SELL	1,057	0.573	0.573	£

				Price of Northern Foods relevant securities
			Number of Northern Foods relevant securities dealt
Party	Date of Dealing	Transaction		Low	High	Currency
	11 March 2010	SELL	864	0.573	0.573	£
	11 March 2010	SELL	425	0.573	0.573	£
	11 March 2010	SELL	2,863	0.573	0.573	£
	11 March 2010	SELL	143	0.573	0.573	£
	11 March 2010	SELL	2,267	0.573	0.573	£
	11 March 2010	SELL	1,802	0.573	0.573	£
	11 March 2010	SELL	4,368	0.573	0.573	£
	11 March 2010	SELL	168	0.573	0.573	£
	11 March 2010	SELL	2,816	0.573	0.573	£
	11 March 2010	SELL	111	0.573	0.573	£
	11 March 2010	SELL	28	0.573	0.573	£
	11 March 2010	SELL	7	0.573	0.573	£
	11 March 2010	SELL	2	0.573	0.573	£
	11 March 2010	SELL	557	0.573	0.573	£
	11 March 2010	SELL	1,537	0.573	0.573	£
	11 March 2010	SELL	4,054	0.573	0.573	£
	11 March 2010	SELL	7,500	0.573	0.573	£
	11 March 2010	SELL	2,440	0.573	0.573	£
	11 March 2010	SELL	60	0.573	0.573	£
	11 March 2010	SELL	18,750	0.573	0.573	£
	11 March 2010	SELL	5,106	0.573	0.573	£
	11 March 2010	SELL	1,144	0.573	0.573	£
	11 March 2010	SELL	483	0.573	0.573	£
	11 March 2010	SELL	47	0.573	0.573	£
	11 March 2010	SELL	16,270	0.573	0.573	£
	12 March 2010	SELL	50,000	0.575	0.575	£
	16 March 2010	SELL	10,000	0.576	0.576	£
	17 March 2010	SELL	1,500	0.577	0.577	£
	17 March 2010	SELL	100	0.577	0.577	£
	17 March 2010	SELL	30,000	0.575	0.575	£
	17 March 2010	SELL	8,400	0.575	0.575	£
  (vi)
  Save as disclosed in this paragraph 4(b), none of the Northern Foods Directors, nor any of their close relatives or related trusts is interested in or has a right to subscribe for any relevant securities of Northern Foods as at the close of business on 16 December 2010 (being the latest practicable date prior to the publication of this document) nor has any such person dealt therein during the offer period.

Note:

251,313 Northern Foods Shares vested on 30 November 2010 pursuant to the second tranche of an individual share matching award entered into between Stefan Barden and Northern Foods on 4 June 2007 over 1,040,460 Northern Foods Shares. The remainder of the award lapsed. 53,544 of the 251,313 Northern Foods Shares were sold on 1 December 2010 in order to meet Northern Foods' liabilities to operate PAYE and account for national insurance.

  (vii)
  Save as disclosed in this paragraph 4(b), no persons acting in concert with Northern Foods and no person with whom Northern Foods or a person acting in concert with Northern Foods has an arrangement is interested in or has a right to subscribe for any relevant securities of Northern Foods as at the close of business on 16 December 2010 (being the latest practicable date prior to the publication of this document) nor has any such person dealt therein during the offer period.

  (viii)
  Save as disclosed in this paragraph 4(b), neither Greencore, nor any Greencore Director, nor any of their close relatives or related trusts, nor any person acting in concert with Greencore, was interested in or had a right to subscribe for any relevant securities of Northern Foods as at the close of business on 16 December 2010 (being the latest practicable date prior to the publication of this document) nor has any such person dealt for value in relevant securities of Northern Foods during the disclosure period.

  (ix)
  Save as disclosed in this paragraph 4(b), neither Greencore nor any person acting in concert with Greencore, nor Northern Foods, nor any person acting in concert with Northern Foods has borrowed or lent any relevant securities of Northern Foods.

(c)     Interests and dealings in Greencore Shares

  (i)
  At the close of business on 16 December 2010 (being the latest practicable date prior to the publication of this document), the following persons acting in concert with Northern Foods were interested in or had rights to subscribe for the following relevant securities of Greencore:

Party	Nature of Interest	Number of Greencore Shares
CCR Asset Management S.A.	Holding of Greencore Shares	3,044,798
  (ii)
  At the close of business on 16 December 2010 (being the latest practicable date prior to the publication of this document), the Greencore Directors and their close relatives and related trusts were interested in or had rights to subscribe for the following relevant securities of Greencore:

Party	Nature of interest	Number of Greencore Shares
Patrick McCann	Holding of Greencore Shares	42,000
David Simons	Holding of Greencore Shares	50,000
Gary Kennedy	Holding of Greencore Shares	17,701
Ned Sullivan	Holding of Greencore Shares	22,365
Patrick Coveney	Holding of Greencore Shares	513,842
Geoff Doherty	Holding of Greencore Shares	37,000
Diane Walker	Holding of Greencore Shares	57,682
David Sugden	Holding of Greencore Shares	17,500
  (iii)
  At the close of business on 16 December 2010 (being the latest practicable date prior to the publication of this document), the following options over relevant securities of Greencore had been granted to the Greencore Directors under the Greencore Share Schemes:

Greencore Deferred Bonus Plan

	Initial Allocation of Greencore Shares	Market price on date of award	Holding period
Greencore Director
Patrick Coveney	382,096	€0.92	3 December 2008 – 3 December 2011
	491,522	€1.38	1 December 2009 – 1 December 2012
	687,988	€1.30	1 December 2010 – 1 December 2013
Geoff Doherty	315,978	€1.38	1 December 2009 – 1 December 2012
Diane Walker	125,257	€0.85	9 December 2008 – 9 December 2011
	170,525	€1.38	1 December 2009 – 1 December 2012
	273,661	€1.30	1 December 2010 – 1 December 2013

Greencore Share Option Schemes

	Scheme	Number of Greencore Shares under option	Exercise price per Greencore Share	Exercise period
Greencore Director
Patrick Coveney	Basic	320,000	€3.35	1 December 2008 – 1 December 2015
	Basic	100,000	€3.60	22 June 2009 – 22 June 2016
	Sharesave	20,880	€0.88	1 September 2012 – 28 February 2013
Geoff Doherty	Basic	50,000	€2.87	12 December 2004 – 12 December 2011
	Basic	50,000	€2.58	6 December 2005 – 6 December 2012
	Basic	200,000	€3.35	1 December 2008 – 1 December 2015
	Basic	50,000	€3.60	22 June 2009 – 22 June 2016
	Sharesave	20,880	€0.88	1 September 2012 – 28 February 2013
Diane Walker	Basic	150,000	€4.89	2 August 2010 – 2 August 2017
	Sharesave	10,431	€0.87	1 September 2012 – 28 February 2013
  (iv)
  At the close of business on 16 December 2010 (being the latest practicable date prior to the publication of this document), the following persons acting in concert with Greencore were interested in or had rights to subscribe for the following relevant securities of Greencore:

Party	Number of Greencore Shares
Goodbody Stockbrokers Nomineess Limited (Principal Book)	6,087
Goodbody Stockbrokers Nominees Limited (Discretionary Clients)	2,324,124

      Note:

      (i)
      The former Greencore Director, Anthony Hynes, has an interest in 173,375 Greencore Shares.

  (v)
  At the close of business on 16 December 2010 (being the latest practicable date prior to the publication of this document), the following dealings in relevant securities of Greencore by the Greencore Directors, their close relatives and related trusts, persons acting in concert with Greencore, and persons with whom Greencore or persons acting in concert with Greencore have an arrangement, have taken place during the disclosure period:

				Price of Greencore relevant securities
			Number of Greencore relevant securities dealt
Party	Date of Dealing	Transaction		Low	High	Currency
Geoff Doherty	14 December 2010	SELL	345,972	1.33	1.33	€
Gary Kennedy	9 December 2009	BUY	7,701	1.35	1.35	€
Diane Walker	29 September 2010	BUY	1,059	1.27	1.27	€
Anthony Hynes	29 September 2010	BUY	730	1.27	1.27	€
Principal Dealing in Greencore Shares:
Goodbody Stockbrokers Nominees Limited	17 November 2009 – 30 November 2009	BUY	2,497,405	1.350	1.429	€
	17 November 2009 – 30 November 2009	SELL	2,300,263	1.360	1.410	€
	1 December 2009 – 31 December 2009	BUY	7,282,079	1.328	1.520	€
	1 December 2009 – 31 December 2009	SELL	14,304,909	1.320	1.516	€
	9 December 2009	SELL	35,600	1.975	1.975	$
	1 January 2010 – 31 January 2010	BUY	7,637,256	1.290	1.435	€
	1 January 2010 – 31 January 2010	SELL	7,596,804	1.300	1.430	€
	1 February 2010 – 28 February 2010	BUY	4,905,104	1.270	1.406	€

				Price of Greencore relevant securities
			Number of Greencore relevant securities dealt
Party	Date of Dealing	Transaction		Low	High	Currency
	1 February 2010 – 28 February 2010	SELL	5,070,096	1.274	1.425	€
	25 February 2010	SELL	8,400	1.184	1.184		£
	1 March 2010 – 31 March 2010	BUY	6,455,322	1.270	1.395	€
	1 March 2010	BUY	10,000	1.173	1.173		£
	1 March 2010 – 31 March 2010	SELL	6,150,037	1.290	1.393	€
	1 April 2010 – 30 April 2010	BUY	5,198,731	1.240	1.455	€
	1 April 2010 – 30 April 2010	SELL	5,534,648	1.240	1.450	€
	1 May 2010 – 31 May 2010	BUY	8,227,424	1.200	1.340	€
	5 May 2010	BUY	8,400	1.119	1.119		£
	1 May 2010 – 31 May 2010	SELL	7,049,609	1.200	1.350	€
	25 May 2010	SELL	1,000,000	1.250	1.250	€
	1 June 2010 – 30 June 2010	BUY	3,764,192	1.230	1.310	€
	1 June 2010 – 30 June 2010	SELL	4,276,335	1.230	1.309	€
	1 July 2010 – 31 July 2010	BUY	2,176,612	1.240	1.345	€
	1 July 2010 – 31 July 2010	SELL	2,365,080	1.248	1.357	€
	1 August 2010 – 31 August 2010	BUY	3,452,917	1.178	1.362	€
	1 August 2010 – 31 August 2010	SELL	2,380,785	1.180	1.370	€
	1 September 2010 – 30 September 2010	BUY	5,873,791	1.090	1.215	€
	1 September 2010 – 30 September 2010	SELL	6,354,745	1.065	1.215	€
	1 October 2010 – 31 October 2010	BUY	3,270,337	1.070	1.220	€
	1 October 2010 – 31 October 2010	SELL	2,721,844	1.090	1.221	€
	1 November 2010 – 16 November 2010	BUY	900,385	1.039	1.120	€
	1 November 2010 – 16 November 2010	SELL	794,565	1.039	1.121	€
	17 November 2010 – 16 December 2010	BUY	17,436,346	1.150	1.466	€
	17 November 2010	BUY	15,000	1.120	1.120		£
	17 November 2010 – 16 December 2010	SELL	18,475,053	1.200	1.470	€
	9 December 2010	BUY	20,070,000	1.350	1.350	€
	9 December 2010	SELL	6,455,103	1.350	1.350	€
	9 December 2010	SELL	1,850,000	1.350	1.350	€
	9 December 2010	SELL	1,500,000	1.350	1.350	€
	9 December 2010	SELL	1,250,000	1.350	1.350	€
	9 December 2010	SELL	1,200,000	1.350	1.350	€
	9 December 2010	SELL	1,000,000	1.350	1.350	€

				Price of Greencore relevant securities
			Number of Greencore relevant securities dealt
Party	Date of Dealing	Transaction		Low	High	Currency
Discretionary Client Dealing in Greencore Shares:
Goodbody Stockbrokers Nominees Limited	1 December 2009 – 31 December 2009	BUY	2,241,994	1.330	1.480	€
	1 December 2009 – 31 December 2009	SELL	51,100	1.400	1.500	€
	1 January 2010 – 31 January 2010	BUY	612,173	1.318	1.420	€
	1 January 2010 – 31 January 2010	SELL	39,096	1.291	1.400	€
	1 February 2010 – 28 February 2010	BUY	343,381	1.290	1.390	€
	1 February 2010 – 28 February 2010	SELL	21,902	1.270	1.355	€
	1 March 2010 – 31 March 2010	BUY	83,067	1.290	1.380	€
	1 March 2010 – 31 March 2010	SELL	84,511	1.280	1.360	€
	1 April 2010 – 30 April 2010	BUY	135,839	1.285	1.430	€
	1 April 2010 – 30 April 2010	SELL	50,771	1.251	1.400	€
	1 May 2010 – 31 May 2010	BUY	10,379	1.265	1.265	€
	1 May 2010 – 31 May 2010	SELL	34,566	1.220	1.300	€
	1 June 2010 – 30 June 2010	SELL	174,866	1.250	1.280	€
	1 July 2010 – 31 July 2010	SELL	124,714	1.240	1.330	€
	1 August 2010 – 31 August 2010	SELL	275,939	1.183	1.350	€
	1 September 2010 – 30 September 2010	BUY	10,000	1.180	1.180	€
	1 September 2010 – 30 September 2010	SELL	189,053	1.120	1.192	€
	1 October 2010 – 31 October 2010	BUY	13,250	1.096	1.220	€
	1 October 2010 – 31 October 2010	SELL	95,227	1.135	1.206	€
	1 November 2010 – 16 November 2010	BUY	5,484	1.100	1.100	€
	1 November 2010 – 16 November 2010	SELL	43,029	1.080	1.094	€
Discretionary Client Dealing in Greencore Contracts for Difference:
Goodbody Stockbrokers Nominees Llimited	9 December 2009	SELL	18,483	1.350	1.350	€
	6 January 2010	SELL	50,000	1.400	1.400	€
	11 May 2010	SELL	20,000	1.270	1.270	€
	29 October 2010	BUY	88,483	1.070	1.070	€
  (vi)
  Save as disclosed in this paragraph 4(c), neither Northern Foods, nor any Northern Foods Director, nor any of their close relatives and related trusts is interested in or has any rights to subscribe for any relevant securities of Greencore as at the close of business on 16 December 2010 (being the latest practicable date prior to the publication of this document) nor has any such person dealt therein during the offer period.

  (vii)
  Save as disclosed in this paragraph 4(c), no persons acting in concert with Northern Foods and no person with whom Northern Foods or a person acting in concert with Northern Foods has an arrangement was interested in or has any rights to subscribe for any relevant securities of Greencore as at the close of business on 16 December 2010 (being the latest practicable date prior to the publication of this document) nor has any such person dealt for value therein during the offer period.

  (viii)
  Save as disclosed in this paragraph 4(c), no Greencore Director, nor their close relatives or related trusts, nor any person acting in concert with Greencore, was interested in or had any rights to subscribe for any relevant securities of Greencore as at the close of business on 16 December 2010 (being the latest practicable date prior to the publication of this document) nor has any such person dealt for value in relevant securities of Greencore during the disclosure period.

  (ix)
  Save as disclosed in this paragraph 4(c), neither Northern Foods nor any person acting in concert with Northern Foods, nor Greencore, nor any person acting in concert with Greencore has borrowed or lent any relevant securities of Greencore.

(d)    Irrevocables and letters of intent

  (i)
  Northern Foods has received irrevocable undertakings from the following Northern Foods Directors and from Stefan Barden, who was the Chief Executive of Northern Foods at the date of the Announcement, to vote in favour of the Merger and any resolution proposed in connection with the implementation of the Merger in respect of the following holdings of Northern Foods Shares:

Name	Number of Northern Foods Shares
Stefan Barden	2,435,686
Anthony Hobson	30,000
Orna Ni-Chionna	25,000
David Nish	10,000

    The irrevocable undertakings given by the Northern Foods Directors shall terminate or otherwise be of no further force and effect if the Implementation Agreement is terminated.

  (ii)
  Greencore has received irrevocable undertakings from the following Greencore Directors to vote in favour of the Merger and any resolution proposed in connection with the implementation of the Merger in respect of the following holdings of Greencore Shares:

Name of Greencore Director	Number of Greencore Shares
Ned Sullivan	22,365
Patrick Coveney	513,842
Geoff Doherty	37,000
Diane Walker	57,682
Patrick McCann	42,000
Gary Kennedy	17,701
David Simons	50,000
David Sugden	17,500

    The irrevocable undertakings given by the Greencore Directors shall terminate or otherwise be of no further force and effect if the Implementation Agreement is terminated. Greencore also received an irrevocable undertaking from Anthony Hynes, who was a Director of Greencore at the date of the Announcement, in respect of 173,375 Greencore Shares. Anthony Hynes resigned from the Board of Greencore with effect from 3 December 2010.

  (iii)
  Northern Foods has received non-binding letters of intent from the following Northern Foods Shareholders to vote or procure the vote in favour of the Merger in respect of the following holdings of Northern Foods Shares:

Name of Northern Foods Shareholder	Number of Northern Foods Shares
Odey Asset Management LLP	22,965,284
GAM International Management Limited	12,316,567
GAM London Limited	20,046,417
  (iv)
  Greencore has received non-binding letters of intent from the following Greencore Shareholders to vote or procure the vote in favour of the Merger in respect of the following holdings of Greencore Shares:

Name of Greencore Shareholder	Number of Greencore Shares
Polaris Capital Management LLC	28,697,955
Letko Brosseau & Associates Inc	23,388,508
Artemis Investment Management LLP	10,833,369

(e)     General

  (i)
  Neither Northern Foods nor any person acting in concert with Northern Foods has any arrangement with any person relating to relevant securities of Northern Foods or Greencore.

  (ii)
  Neither Greencore nor any person acting in concert with Greencore has any arrangement with any person relating to relevant securities of Northern Foods or Greencore.

(f)     Persons acting in concert

  (i)
  The following persons are acting in concert (as defined in paragraph 4(a) above) with Northern Foods:

Name	Entity Type	Registered Office	Relationship with Northern Foods
UBS Limited	Private limited company	1 Finsbury Avenue, London EC2M 2PP, UK	Financial adviser and corporate broker to Northern Foods
Northern Foods Trustees Limited	Private limited company incorporated under the laws of England and Wales	2180 Century Way, Thorpe Park, Leeds, West Yorkshire, LS15 8ZB, UK	Trustee of the Northern Foods Pension Scheme and the Northern Foods Pension Builder Scheme
  (ii)
  The following persons are acting in concert (as defined in paragraph 4(a) above) with Greencore:

Name	Entity Type	Registered Office	Relationship with Greencore
Barclays Capital	Public limited company	1 Churchill Place, London E14 5HP, UK	Financial adviser, joint sponsor and joint broker
IBI Corporate Finance Limited	Limited company	40 Mespil Road, Dublin 4, Ireland	Joint sponsor to Greencore
Goodbody Stockbrokers	Unlimited company having a share capital	2 Gresham Street, London EC2V 7QP, UK	Joint broker to Greencore
Investec Investment Banking, a division of Investec Bank plc	Public limited company incorporated in England and Wales	2 Gresham Street, London EC2V 7QP, UK	Corporate broker to Greencore

5.       Material contracts

5.1     Northern Foods material contracts

  Save as disclosed below, there are no material contracts (not being contracts entered into in the ordinary course of business) to which Northern Foods or any member of the Northern Foods Group is a party which are or, or may be, material to the Northern Foods Group and which have been entered into in the 2 years immediately preceding the date of this document. In addition, a summary of the 2005 NPA and the SAP Agreement (both terms as defined below) is included within this paragraph 5.1.

  Implementation Agreement

  On 17 November 2010, Northern Foods and Greencore entered into an Implementation Agreement which provides, inter alia, for the implementation of the Merger and related matters in accordance with an agreed indicative timetable. It contains certain assurances and confirmations between the parties, including provisions to implement the Merger and to achieve satisfaction of the Conditions on a timely basis and undertakings regarding the conduct of the Northern Foods Group and the Greencore Group prior to the completion of the Merger.

  Northern Foods and Greencore have agreed that, following the approval of the Merger and certain matters relating to its implementation by Northern Foods Shareholders (at the Northern Foods Court Meeting and the Northern Foods General Meeting) and Greencore Shareholders (at the Greencore Shareholder Meeting), they will waive all Conditions then outstanding other than the Conditions set out in sub-paragraphs 1.1(d) to (f) inclusive and 1.2 (a) to (e) inclusive of Schedule 6 to this document. However, neither Greencore nor Northern Foods shall be under any such obligation to the extent that the UK Panel has, prior to that time, consented to the invoking of a Condition so as to allow the withdrawal or lapse of the Merger.

  The Implementation Agreement terminates in certain circumstances, including:

  •
  upon service of a written notice by Greencore on Northern Foods if the Northern Foods Directors do not recommend the Merger to Northern Foods Shareholders in this document or if the Board of Northern Foods at any time withdraws, qualifies or adversely modifies its recommendation, without the prior consent of Greencore;

  •
  upon service of a written notice by Northern Foods on Greencore if the Greencore Directors do not recommend the Merger to Greencore Shareholders in the Greencore Shareholder Document or if the Board of Greencore at any time withdraws, qualifies or adversely modifies its recommendation, without the prior consent of Northern Foods;

  •
  if an Alternative Transaction becomes or is declared wholly unconditional, becomes effective or is otherwise completed;

  •
  if a Condition is invoked so as to cause the Merger not to proceed, to lapse or be withdrawn in accordance with Rule 13 of the UK Code; or

  •
  if the Merger has not become effective by 30 September 2011.

  The Implementation Agreement includes a mutual break fee of £1,834,600, which would be payable:

  •
  by Greencore if:

  •
  (i) the Greencore Shareholder Document were not to contain the recommendation of the Merger by the Board of Greencore or (ii) the Board of Greencore at any time withdraws, qualifies or adversely modifies its recommendation of the Merger, in each case without the prior consent of Northern Foods and the Merger fails to complete; or

  •
  an Alternative Transaction in relation to Greencore is announced prior to the termination of the Implementation Agreement and (at any time) becomes or is declared wholly unconditional, becomes effective or is otherwise completed;

  •
  by Northern Foods if:

  •
  (i) this document were not to contain the recommendation of the Merger by the Board of Northern Foods or (ii) the Board of Northern Foods at any time withdraws, qualifies or adversely modifies its recommendation of the Merger, in each case without the prior consent of Greencore and the Merger fails to complete; or

    •
    an Alternative Transaction in relation to Northern Foods is announced prior to the termination of the Implementation Agreement and (at any time) becomes or is declared wholly unconditional, becomes effective or is otherwise completed.

  Both Northern Foods and Greencore have agreed that they will not (and will procure that certain other related persons will not) directly or indirectly:

  •
  solicit or initiate any enquiries, proposals or approaches from any person in respect of any Alternative Transaction; or

  •
  enter into or continue or participate in any communications, discussions, negotiations, correspondence or arrangement relating to any Alternative Transaction or which are reasonably likely to lead to an Alternative Transaction, save where necessary to ensure compliance with fiduciary duties owed by their directors in response to an unsolicited approach relating to an Alternative Transaction; or

  •
  provide any information to any third party in connection with an Alternative Transaction which has not already been provided to the other party (unless the other party agrees otherwise) and if Northern Foods or Greencore receives a request for information in connection with any Alternative Transaction, they shall notify the other party, providing details of the information request. Both Northern Foods and Greencore shall notify the other party if it receives any approach from a third party regarding any Alternative Transaction. It shall also inform the other party of the material terms of that approach (being the consideration, the form of the consideration, timetable, conditionality and the identity of the interested parties involved) and shall keep the other party informed as to the progress of that Alternative Transaction.

  Greencore and Northern Foods intend that fees, costs and expenses incurred in relation to certain matters and advice obtained for the joint benefit of the companies in the context of the Merger will, subject to any appropriate consents, be shared between them equally.

  £250,000,000 Credit Facility

  A £250,000,000 credit facility was entered into between: (i) Northern Foods and certain of its subsidiaries as original borrowers; (ii) Northern Foods and certain of its subsidiaries as guarantors (iii) Barclays Capital, Coöperatieve Centrale Raiffeisen-Boerenleenbank BA (trading as Rabobank International), the Royal Bank of Scotland PLC and WestLB AG as mandated lead arrangers; and (iv) the banks listed thereunder as original lenders and Rabobank International as facility agent on 25 March 2009, in relation to a £250,000,000 multicurrency revolving facility to be used for general corporate purposes (including, but not limited to, permitted acquisitions) and for the refinancing of a previous £460,000,000 revolving credit facility dated 13 July 2005 (the "Northern Foods Credit Facility"). The final maturity date for the Northern Foods Credit Facility is 11 July 2012.

  Interest is payable at a rate per annum equal to the aggregate of: (i) LIBOR or EURIBOR (as applicable); (ii) mandatory costs; and (iii) the variable margin (set initially at 3.0% with a maximum threshold of 3.5% and a minimum threshold of 2.5%). An arrangement fee, facility agent fee and top up fee was payable in the amount agreed between the relevant parties. A commitment fee is payable at 50% of the applicable margin on the undrawn and uncalled amounts.

  The Northern Foods Credit Facility contains representations, undertakings and events of default customary for facilities of this type.

  The Northern Foods Credit Facility will be refinanced by the New Credit Facility described below upon completion of the Merger.

  Note Purchase Agreement 2010

  Pursuant to a note purchase agreement dated 19 May 2010, Northern Foods entered into a US private placement with the parties listed thereunder for the issue and sale of: (i) US$40,000,000 5.29% senior guaranteed notes, Series A, due on 19 May 2017; and (ii) US$60,000,000 5.84% senior guaranteed notes, Series B, due on 19 May 2020 (together the "2010 Notes") (the "2010 NPA").

  Northern Foods may voluntarily prepay at par, upon notice to the note holders at any time, all or any part of the 2010 Notes (provided that any such prepayment in part is not less than 5% of the aggregate principal amount left outstanding). As well as paying accrued interest on the amount of the notes to be prepaid, Northern Foods must pay a make-whole amount upon any such voluntary prepayment, compensating a note holder for no longer having its investment in that part of the notes prepaid.

  Under the 2010 NPA, (subject to an exception on certain terms permitting the insertion of a holding company above Northern Foods) the acquisition (whether directly or indirectly) by a person or group of persons acting in concert of beneficial ownership of more than 30% of the outstanding voting stock of Northern Foods triggers a change of control. Upon such a change of control Northern Foods must make an offer to each note holder to prepay all of the notes held by such holder (but without any make-whole, penalty or premium). A note holder may accept or reject such offer.

  The 2010 NPA contemplates the possibility that Northern Foods may complete a merger, subject to certain conditions and it is expected that the notes issued under the 2010 NPA will remain outstanding on completion of the Merger with Greencore substituted as an issuer.

  Under the 2010 NPA, Northern Foods or an affiliate may purchase notes pursuant to an offer made to holders of all notes on the same terms and conditions (except to the extent necessary to reflect the differences in interest rates and maturities of the notes of different series). The note holder may accept or reject such offer.

  The 2010 NPA is guaranteed by certain subsidiaries of Northern Foods and Northern Foods may, at its discretion, add further subsidiaries as guarantors. Northern Foods is obliged to ensure that the combined gross assets of it and its subsidiary guarantors constitute at least 75% of the gross assets of the Northern Foods Group. In addition, Northern Foods is obliged to ensure that so long as any subsidiary is a guarantor or obligor under or with respect to the primary bank facility and/or the 2005 NPA (described below), such guarantor shall at all times be a guarantor under the 2010 NPA.

  The 2010 NPA contains customary affirmative covenants, negative covenants, representations and events of default.

  The 2010 NPA is governed by the law of the State of New York.

  Note Purchase Agreement 2005

  Pursuant to a note purchase agreement dated 20 December 2005, Northern Foods entered into a US private placement with the parties listed thereunder for the issue and sale of: (i) US$35,000,000 5.63% Senior Guaranteed Notes, Series A, due 20 December 2012; (ii) US$82,500,000 5.77% Senior Guaranteed Notes, Series B, due 20 December 2015; (iii) US$37,500,000 5.87% Senior Guaranteed Notes, Series C, due 20 December 2017; (iv) £28,500,000 5.47% Senior Guaranteed Notes, Series D, due 20 December 2012; and (v) £25,750,000 5.47% Senior Guaranteed Notes, Series E, due 20 December 2015 (together the "2005 Notes") (the "2005 NPA").

  Northern Foods may voluntarily prepay at par, upon notice to the note holders at any time, all or any part of the 2005 Notes (provided that any such prepayment in part is not less than 5% of the aggregate principal amount left outstanding). As well as paying accrued interest on the amount of the notes to be prepaid, Northern Foods must pay a make-whole amount upon any such voluntary prepayment, compensating a note holder for no longer having its investment in that part of the notes prepaid.

  Under the 2005 NPA (subject to an exception on certain terms permitting the insertion of a holding company above Northern Foods), the acquisition (whether directly or indirectly) by a person or group of persons acting in concert of beneficial ownership of more than 30% of the outstanding voting stock of Northern Foods triggers a change of control. Upon such a change of control Northern Foods must make an offer to each note holder to prepay all of the notes held by such holder (but without any make-whole, penalty or premium). A note holder may accept or reject such offer.

  The 2005 NPA contemplates the possibility that Northern Foods can complete a merger, subject to certain conditions, and it is expected that the notes issued under the 2005 NPA will remain outstanding on completion of the cross-border merger.

  The 2005 NPA is guaranteed by certain subsidiaries of Northern Foods and Northern Foods is obliged to require that any subsidiary which becomes a principal subsidiary (being a subsidiary which has gross assets of 10% or more of the gross assets of the Northern Foods Group) also becomes a guarantor under the 2005 NPA unless certain exceptions contained in the 2005 NPA apply. Northern Foods is obliged to ensure that the combined group assets of it and its subsidiary guarantors constitute at least 75% of the gross assets of the Northern Foods Group.

  The 2005 NPA contains customary affirmative covenants, negative covenants, representations and events of default. The 2005 NPA is governed by the law of the State of New York.

  SAP software licence and maintenance agreement

  On 25 June 2004, Northern Foods entered into a contract with SAP (UK) Limited ("SAP") pursuant to which SAP granted Northern Foods a non-exclusive and perpetual licence to use certain software and documentation and SAP agreed to provide a maintenance service in respect of such software licences (the "SAP Agreement").

  Northern Foods is not permitted to assign or transfer its rights under the SAP Agreement in whole or in part without consent from SAP. Northern Foods is only permitted to sub-license its rights and obligations to: (i) a group company (being a company in which Northern Foods owns or controls a majority of the voting rights at that company's general meetings); (ii) outsource providers (being any third party approved with the prior consent of SAP in accordance with the SAP Agreement); and (iii) supply chain third parties (being a third party that requires access to the software in connection with the operation of Northern Foods and/or its group companies).

  Northern Foods may immediately terminate the SAP Agreement by giving notice to SAP. Either party may terminate the SAP Agreement upon the other party being wound up or ceasing or threatening to carry on business.

5.2     Greencore material contracts

  Save as disclosed below, there are no material contracts (not being contracts entered into in the ordinary course of business) to which Greencore or any member of the Greencore Group is a party which are, or may be, material to the Greencore Group and which have been entered into in the 2 years immediately preceding the date of this document. In addition, a summary of the Greencore NPA (as defined below) is included within this paragraph 5.2.

  Implementation Agreement

  Greencore entered into the Implementation Agreement described in paragraph 5.1 of this Part VIII with Northern Foods on 17 November 2010.

  Disposal of Malt Business

  In February 2010, Greencore agreed to sell its malt businesses in the UK, Ireland and Belgium to Axéréal Union de Coopératives Agricoles. Under the terms of the sale, which was completed on 26 March 2010, Greencore will receive total consideration up to €116.25 million, of which €5.6 million was used to fund the pension deficit relating to active members of the UK pension scheme. Of the remaining consideration, €106.4 million was paid upon completion and €1.25 million is payable upon the first anniversary of completion. Payment of the remaining consideration of up to €3.0 million is contingent on the future performance of the malt businesses. The Merger will have no effect on this contract.

  Disposal of Bottled Water Business

  On 18 November 2009, Greencore agreed to sell its bottled water business (including the facilities in Campsie Springs, Scotland and Blaen Twyni, Wales) to Highland Spring Limited. Under the terms of the sale, which was completed on 26 March 2010, Greencore will receive up to £15.6 million in consideration, £12.6 million of which was paid upon completion and £3 million of which is payable upon the second anniversary of completion. The Merger will have no effect on this contract.

  Disposal of Continental European convenience foods business

  In August 2010, Greencore completed the disposal of its Dutch based convenience foods business to Convenience Foods Europe B.V., a subsidiary of Parcom Buy Out Fund IV B.V. Under the terms of the sale, Greencore will receive total consideration of up to €12.8 million, €9 million of which was paid upon completion and €3.8 million of which is payable upon the third anniversary of completion. The Merger will have no effect on this contract.

  Greencore Credit Facility

  A syndicate facility agreement dated 2 April 2009 was entered into between Greencore and certain of its subsidiaries as borrowers and/or guarantors (being Greencore Advances Limited, Greencore UK Holdings plc and Greencore Funding Limited, Breadwinner Foods Limited, Greencore Developments Limited, Greencore Holdings Limited, Greencore Holdings (Ireland) Limited, Hazlewood Convenience Food Group Limited, Hazlewood Convenience Group 1 Limited, Hazlewood Foods Limited, Hazlewood Grocery Limited, Hazlewood International Limited, Hazlewood Produce Limited, Irish Sugar Limited, Minch Malt Limited, Minch Sales Limited, Oldfields Limited, Pauls Malt Limited, R&B (Bristol) Limited, Robert's Yorkshire Kitchens Limited, Sushi San Limited, Trilby Trading Limited, Greencore Finance Limited and Ministry of Cake Limited), The Governor and Company of the Bank of Ireland as agent and each of The Governor and Company of the Bank of Ireland, Barclays Bank Ireland PLC, HSBC Bank PLC, Dublin Branch, Rabobank Ireland PLC, Allied Irish Banks, p.l.c., WestLB AG, London Branch, Danske Bank A/S (t/a National Irish Bank) and Bank of Scotland (Ireland) Limited as lenders (the "Greencore Credit Facility").

  Under the Greencore Credit Facility, the lenders made available a revolving credit facility of £335 million to refinance existing indebtedness and to fund the general corporate purposes of the Greencore Group. In accordance with a letter from Greencore to The Governor and Company of the Bank of Ireland as agent, the facility was reduced to £285 million with effect from 2 July 2010. The final maturity date for the facility is 2 April 2012.

  Interest is payable at a rate per annum equal to the aggregate of: (i) LIBOR or EURIBOR (as applicable); (ii) mandatory costs; and (iii) the variable margin (set initially at 2.65% with a maximum threshold of 3.05% and a minimum threshold of 2.30%). The variable margin is dependent upon the results of leverage ratio tests performed bi-annually. An arrangement fee and facility agency fee was paid in the amount agreed between the relevant parties. A commitment fee is payable at 50% of the applicable margin on the undrawn amount of the facility.

  The Greencore Credit Facility contains representations, undertakings and events of default customary for facilities of this type.

  The Greencore Credit Facility will be refinanced by the New Credit Facility (as defined below) upon completion of the Merger.

  Greencore Note Purchase Agreement ("Greencore NPA")

  Pursuant to a note purchase agreement dated 28 October 2003 (as amended in 2006), Greencore Funding Limited as issuer and Greencore as parent guarantor entered into a US private placement with the parties listed thereunder for the issue and sale of: (i) US$100,000,000 4.98% Series A guaranteed senior unsecured notes due 28 October 2010; (ii) US$30,000,000 5.65% Series B guaranteed senior unsecured notes due 28 October 2013; (iii) US$100,000,000 5.90% Series C guaranteed senior unsecured notes due 28 October 2015; (iv) £18,000,000 Floating Rate Series D guaranteed senor unsecured notes due 28 October 2010; and (v) £25,000,000 6.19% Series E guaranteed senior unsecured notes due 28 October 2013 (together the "Greencore Notes"). Interest on the notes is payable bi-annually in arrears on 28 October and 28 April.

  Greencore Funding Limited may voluntarily prepay at par, upon written notice to the note holders at any time, all or any part of the Greencore Notes (provided that any such prepayment in part is not less than 5% of the aggregate principal amount left outstanding). As well as paying accrued interest on the amount of the notes to be prepaid, Greencore Funding Limited must pay a make-whole amount upon any such voluntary prepayment, compensating a note holder for no longer having its investment in that part of the notes prepaid for the remaining life of the note.

  Under the Greencore NPA, Greencore Funding Limited may purchase the outstanding notes pursuant to an offer made to holders of all notes on the same terms and conditions (except to the extent necessary to reflect the differences in interest rates and maturities of the notes of different series). The note holder may accept or reject such offer.

  Under the Greencore NPA, the acquisition (whether by a single transaction or by a series of transactions) by any person or group of persons of beneficial ownership of 50% or more of the outstanding voting stock of Greencore constitutes a change of control. A change of control prepayment event shall have occurred, if within 120 days of a change of control, either at such time, (i) the notes or other specified financial indebtedness are rated (the "Rated Securities") and their rating is downgraded in respect of the change of control or (ii) there are no Rated Securities and Greencore fails to obtain a rating for the Rated Securities from a rating agency of at least investment grade. Upon such a change of control prepayment event, Greencore Funding Limited must make an offer to each note holder to prepay all of the notes held by such holder (but without any make-whole, penalty or premium). A note holder may accept or reject such offer.

  The Greencore NPA contemplates the possibility that Greencore may complete a merger, subject to certain conditions, and it is anticipated that the Greencore Notes will remain outstanding on completion of the Merger.

  The Greencore NPA is guaranteed by certain subsidiaries of Greencore and Greencore may, at its discretion, add further subsidiaries as guarantors. Greencore is obliged to ensure that so long as any subsidiary is a borrower or guarantor under or with respect to the primary bank facility, such guarantor shall at all times be a guarantor under the Greencore NPA.

  The Greencore NPA contains customary affirmative covenants, negative covenants, representations and events of default. The Greencore NPA is governed by the law of the State of New York.

  New Credit Facility

  In contemplation of the Merger, a £450,000,000 revolving credit facility agreement dated 17 November 2010 was entered into by: (i) Greencore as parent, original borrower and original guarantor; (ii) Barclays Capital, The Governor and Company of the Bank of Ireland, HSBC Bank PLC, Rabobank Ireland plc and The Royal Bank of Scotland plc as mandated lead arrangers; (iii) Barclays Bank PLC, The Governor and Company of the Bank of Ireland, HSBC Bank plc, Rabobank Ireland plc and The Royal Bank of Scotland plc as original banks; and (iv) The Governor and Company of the Bank of Ireland as agent (the "New Credit Facility"). The New Credit Facility is to be used to refinance the Greencore Credit Facility and the Northern Foods Credit Facility on completion of the Merger and thereafter towards financing working capital and general corporate purposes (including, but not limited to, permitted acquisitions). The final maturity date for the facility is 17 November 2015.

  Drawdown under the facility is conditional upon satisfaction of standard conditions usual in facility agreements of this nature and satisfaction of conditions in respect of the Merger.

  Interest is payable at a rate per annum equal to the aggregate of (i) LIBOR or EURIBOR (as applicable); (ii) mandatory costs; and (iii) the variable margin (set initially at 2.25% with a maximum threshold of 3.00% and a minimum threshold of 1.50%). A front-end fee and facility agent fee is payable in an amount agreed between the relevant parties. A commitment fee is payable from completion of the Merger at a rate of 40% of the applicable margin on the undrawn amounts of the facility. A ticking fee is payable (i) from the date of the agreement until completion of the Merger at a rate of 40% of the applicable margin on the undrawn amounts of a bank's excess commitments (being the amount of its undrawn commitments under the New Credit Facility in excess of its commitments under the Greencore Credit Facility and the Northern Foods Credit Facility); and (ii) from 10 January 2011 to completion of the Merger, at a rate of 25% of the applicable margin on the undrawn amounts of a bank's commitments less its excess commitments.

  Greencore is obliged to ensure that at all times from the date falling 60 days after completion of the Merger: (i) the gross assets of Greencore and the guarantors under the facility taken together constitute not less than 80% of the gross assets of the group and (ii) the EBITDA of Greencore and the guarantors under the facility taken together constitute not less than 80% of consolidated EBITDA of the Combined Group. Such subsidiaries of Essenta Foods as are necessary to meet these thresholds will accede to the New Credit Facility as additional guarantors.

  The New Credit Facility contains representations, undertakings and events of default customary for facilities of this type. In addition, it contains undertakings in relation to the Merger.

6.       Service agreements and letters of appointment

6.1     Northern Foods Directors

  Executive Director's service agreement

  6.1.1
  Details of the relevant terms of the service agreement of the executive Director of Northern Foods are set out below.

Name	Date of Agreement	Salary per annum (£)	Holiday (days)	Benefits on termination	Term	Company Notice Period	Executive Notice Period	Expenses	Confidentiality obligations
Simon Herrick	5 November 2009	357,000	25 (in addition to bank and public holidays)	None other than payment in lieu of notice period in respect of salary, and provision of or payment in lieu of car allowance and health benefits	Indefinite (until the executive Director reaches 65 years old)	12 months	6 months	All reasonable expenses incurred in the performance of the executive Director's duties	During and after employment
  6.1.2
  Save as described below with respect to the changes to Simon Herrick's terms as a result of his appointment as Acting Chief Executive (effective from 30 November 2010) and the departure of Stefan Barden as Chief Executive (also effective from 30 November 2010), there have been no changes to the service agreements of the executive Directors of Northern Foods in the 6 months before the date of this document.

    As a result of Simon Herrick's appointment as Acting Chief Executive with effect from 30 November 2010, he will receive an annual salary supplement of £43,000 which is non-pensionable and subject to such deductions for tax and national insurance contributions as are legally required. Should Simon Herrick continue to hold the Acting Chief Executive position after 31 March 2011, he and Northern Foods are able to reconsider the amount of the salary supplement.

    In connection with Stefan Barden's departure from Northern Foods on 30 November 2010 he has received/will receive: (a) his salary and benefits as usual up to 30 November 2010; (b) any accrued but untaken holiday; (c) £42,684.88 (less legally required deductions), being one month's payment in lieu of notice; (d) £57,000 as a redundancy payment of which £30,000 is tax-free and the remainder is taxable but not subject to national insurance contributions. Stefan Barden shall be treated as a good leaver pursuant to the Northern Foods Short Term Incentive Plan (STIP) 2010/11. Any bonus payment will be made in accordance with the rules of that plan. Stefan Barden was treated as a good leaver in respect of his awards under the PSP granted in 2008 and 2009. Such awards shall vest on their normal vesting date, subject to performance targets and time pro-rating, in accordance with the rules of the PSP. Stefan Barden's awards under the PSP granted in 2010 lapsed on the date notice of his cessation of employment was given. Stefan Barden was a good leaver under the terms of the share award agreement entered into between Stefan Barden and Northern Foods on 4 June 2007. Such award vested on the date of cessation of his employment to the extent determined in accordance with the performance target, in accordance with the terms of that agreement. The number of shares in respect of which such award vested was adjusted in accordance with the rules to take account of dividends declared prior to the date of cessation of employment. Stefan Barden was a good leaver under the Savings-Related Share Option Scheme. Stefan Barden's shares held under the LTIP shall remain subject to the restrictions provided in the rules of the plan until their normal release date.

  Non-executive Directors' letters of appointment

  6.1.3
  The Chairman of Northern Foods and the non-executive Directors of Northern Foods do not have service agreements but are appointed by letters of appointment. Details of the relevant terms of their letters of appointment are set out below.

Name	Date of Letter of Appointment	Date of expiry of current 3 year term	Current fee per annum (£)	Expenses	Company Notice Period	Executive Notice Period	Confidentiality Obligations
Anthony Hobson	2 May 2008	27 May 2011	160,000	All reasonable incidental expenses incurred in attending board meetings or other functions arranged by Northern Foods or otherwise in connection with his role of Chairman of Northern Foods	6 months (or shorter if agreed by both the non-executive Chairman and Northern Foods)	3 months (or shorter if agreed by both the non-executive Chairman and Northern Foods)	During and after employment
David Nish	16 June 2008	30 June 2011	46,500(1)

All reasonable incidental expenses incurred in attending board meetings or other functions arranged by Northern Foods or otherwise in connection with his role as a non-executive Director of Northern Foods

					6 months (or shorter if agreed by both the non-executive Director and Northern Foods)	3 months (or shorter if agreed by both the non-executive Director and Northern Foods)	During and after employment
Orna Ni-Chionna(2)	2 May 2008	27 May 2011	44,500(3)(4)

All reasonable incidental expenses incurred in attending board meetings or other functions arranged by Northern Foods or otherwise in connection with her role as a non-executive Director of Northern Foods

					6 months (or shorter if agreed by both the non-executive Director and Northern Foods)	3 months (or shorter if agreed by both the non-executive Director and Northern Foods)	During and after employment
Anthony Illsley	9 September 2009	1 October 2012	46,500(5)

All reasonable incidental expenses incurred in attending board meetings or other functions arranged by Northern Foods or otherwise in connection with his role as a non-executive Director of Northern Foods

					6 months (or shorter if agreed by both the non-executive Director and Northern Foods)	3 months (or shorter if agreed by both the non-executive Director and Northern Foods)	During and after employment
Sandra Turner	1 April 2010	30 April 2013	39,500	All reasonable and properly documented expenses incurred in performing the duties of her office	6 months	3 months	During and after employment
    (1)
    David Nish's annual fee includes a fee of £7,000 for chairing the audit committee.

    (2)
    Orna Ni-Chionna is due to retire from the Board of Northern Foods with effect from the completion of the Merger.

    (3)
    Orna Ni-Chionna's annual fee was reduced from £51,500 to £44,500 effective from 3 November 2010 to take account of her ceasing to chair the remuneration committee of Northern Foods (for which she was entitled to a fee of £7,000).

    (4)
    Orna Ni-Chionna's annual fee includes an annual fee of £5,000 for her role as senior independent director.

    (5)
    Anthony Illsley's annual fee was increased from £39,500 to £46,500 effective from 3 November 2010 to take account of his appointment to chair of the remuneration committee of Northern Foods (for which he is entitled to a fee of £7,000).

  6.1.4
  Other than the changes described at paragraph 6.1.3 above, there have been no other changes to the letters of appointment of any non-executive Directors of Northern Foods in the 6 months before the date of this document.

  6.1.5
  Save as set out in paragraphs 6.1.1 and 6.1.2 above, there are no existing or proposed service agreements between any Northern Foods Director and any member of the Northern Foods Group providing for benefits upon termination of employment.

  Benefits—executive Director

  6.1.6
  Simon Herrick is entitled to receive the following benefits:

  (A)
  Simon Herrick participates in the Northern Foods Employees' Self Invested Personal Pension (the "SIPP"), subject to the rules of the scheme. The SIPP is a defined contribution scheme. Northern Foods contributes 10% of Simon Herrick's pensionable earnings (or 15% by salary sacrifice) to his SIPP per annum. Simon Herrick also participates in an annual short-term performance related incentive scheme. The Remuneration Committee of Northern Foods has discretion as to the terms and conditions of any bonus or incentive scheme and reserves the right to vary or terminate them. Simon Herrick has private medical expenses insurance (for himself, his spouse/partner and children up to the age of 21), permanent health insurance and receives a death in service benefit of 6 times his annual salary under the Northern Foods Life Assurance Scheme. Simon Herrick also receives a car allowance of £14,400 per annum.

  (B)
  Simon Herrick's salary is reviewed annually on 1 April each year by the Remuneration Committee of Northern Foods.

  (C)
  Simon Herrick's service agreement does not provide for any commission or profit-sharing arrangements other than the incentive scheme referred to above.

  (D)
  Simon Herrick is subject to post-termination obligations for a period of 9 months from the date of termination of employment. The obligations relate to non-competition, non-soliciting of clients and certain employees, non-dealing with clients and not employing certain employees. In addition Simon Herrick has an obligation which relates to non-interference with certain suppliers.

  (E)
  Simon Herrick's employment will terminate automatically upon him reaching his 65th birthday.

  (F)
  On termination of Simon Herrick's employment he may be paid in lieu of notice. Such payment should equal his salary and the value of his car allowance, private medical expenses and permanent health insurance benefits for the remainder of the notice period. Simon Herrick may instead opt to continue to receive these benefits for the remainder of the notice period. Where notice is served by Northern Foods, the amount is paid in 4 equal instalments in arrears until the earlier of it being paid in full or Simon Herrick taking up a remunerated position with another company, save that if he receives less remuneration under the new position compared to the payment in lieu of notice, Northern Foods shall pay the difference.

  (G)
  Northern Foods has entered into an indemnity with Simon Herrick against certain liabilities incurred in certain circumstances in connection with the execution of his duties and to provide funds to him to meet certain expenditure in connection with litigation.

  Benefits/termination—non-executive Directors

  6.1.7
  (A)   The non-executive Directors of Northern Foods are not entitled to participate in any of Northern Foods' shares, bonus or pension schemes or employee benefit arrangements.

  (B)
  Save as indicated in paragraph 6.1.3 above and the footnotes thereto, none of the non-executive Directors of Northern Foods occupy other positions in Northern Foods for which they receive a proportion of the fees detailed in that paragraph.

  (C)
  Northern Foods has entered into an indemnity with each non-executive Director of Northern Foods against certain liabilities incurred in certain circumstances in connection with the execution of their duties and to provide funds to them to meet certain expenditure in connection with litigation.

    (D)
    Each non-executive Northern Foods Director's term of office runs for 3 years subject to re-election at forthcoming annual general meetings. They are typically expected to serve 2 three-year terms, but the Board of Northern Foods at its discretion may invite them to serve an additional term.

        In respect of all non-executive Northern Foods Directors, their appointments will also terminate on the non-executive Northern Foods Director: (i) vacating office under the articles of association; (ii) being removed from office as a director under the articles of association; or (iii) with the exception of Sandra Turner, being restricted, in the reasonable opinion of Northern Foods, from discharging his/her appointment by reason of a serious conflict of interest arising.

  D&O insurance

  6.1.8
  Northern Foods maintains appropriate director's and officer's liability insurance for the benefit of each executive and non-executive Northern Foods Director and maintains such cover for any claims that might be lawfully brought against Directors during the policy period (including after they have ceased to be an executive or a non-executive Northern Foods Director, as the case may be).

6.2     Greencore Directors

  Executive Directors' service agreements

  Each of the executive Greencore Directors has a service agreement for the provision of services to the Greencore Group. The terms of these agreements are set out below.

  General terms

  6.2.1
  Each of the executive Greencore Directors is awarded a remuneration package comprising a basic salary element, performance-related bonus element, benefits package (including health insurance, benefits in kind and car allowances), and pension entitlements. In addition, all the executive Greencore Directors are entitled to be reimbursed by Greencore for travel, hotel and other expenses incurred by them in the course of their duties to the Greencore Group in accordance with Greencore's policy from time to time, and are entitled to 25 days of holiday per annum.

    The basic salary of each of the executive Greencore Directors is reviewed annually by the Options and Remuneration Committee having regard to the job size, responsibility levels, personal and Greencore Group performance, and competitive market practice.

    The performance related annual bonus and deferred bonus plans are designed to support the business strategy, align the financial interests of the executives with shareholders and provide market competitive reward opportunities to attract and retain managers of the highest calibre. 75% of performance targets are financial and 25% are personal and strategic goals. Currently, a portion of the annual bonus earned by each executive Greencore Director is deferred, at market value, into Greencore Shares to be held by a trustee for the benefit of each executive Greencore Director for 3 years without any additional performance requirements or matching. The shares vest after 3 years but will be forfeited should an executive Greencore Director voluntarily leave the Greencore Group within the 3-year period, subject to normal "good leaver" provisions. Not all executive Greencore Directors will necessarily receive an award in any single year and no executive Greencore Director will receive awards from the option plan in the same year as they receive the benefit of a deferred bonus.

    As of 31 December 2009, the pension schemes of the Greencore Group in which Patrick Coveney, Geoff Doherty and Diane Walker participated were closed to future accruals. Each executive Greencore Director has an independent trust into which Greencore makes defined contributions.

    Each of the Greencore Directors has the benefit of indemnity insurance maintained by Greencore on their behalf indemnifying the Greencore Director against liabilities they may potentially incur to third parties as a result of their office as director.

    The total remuneration paid by the Greencore Group to each of the executive Greencore Directors for services in all capacities for the financial year ended 24 September 2010 is set out in paragraph 6.2.4 below.

  Termination provisions

  6.2.2
  Each of the executive Greencore Directors' service agreements is for a rolling term of 11 months, and may be terminated by Greencore giving 11 months' notice or the executive Greencore Director giving not less than 3 months' notice.

    Each executive Greencore Director is entitled to terminate his/her employment with 30 days' prior notice at any time within 6 months after a change of control of Greencore if the executive Greencore Director has reasonable grounds to contend that such change of control has resulted or will result in the diminution of his/her powers, duties or functions in relation to the Greencore Group.

    If the executive Greencore Director's service agreement is terminated in those circumstances, the Greencore Director can seek a payment from Greencore in settlement of all and any claims arising in those circumstances. The amount of the payment (subject to the deduction of income tax) will be equal to the sum total of the basic salary and the bonus paid to him/her in the year immediately preceding such termination.

    Save for the above provision on termination payment in a change of control situation, the service agreements do not contain any provision on termination payments.

  Non-executive Directors' letters of appointment

  6.2.3
  The Chairman of Greencore and the non-executive Directors of Greencore do not have service agreements, but are appointed by letters of appointment. The key terms of these letters of appointment are set out below.

    General terms

    Each of the non-executive Greencore Directors is entitled to receive a fee from Greencore at a rate that is determined by the Greencore Board. The level of fees for each of the non-executive Greencore Directors is €52,800 per annum, save that Ned Sullivan currently receives a fee of €221,000 per annum which includes fees for acting as Chairman of the Board. Fees are also payable for the chairmanship of Greencore or membership of the audit committee, nomination committee and Options and Remuneration Committee. The total fees paid by Greencore to each of the non-executive Greencore Directors for the financial year ended 24 September 2010 is set out in paragraph 6.2.4 below. In addition, each non-executive Greencore Director is entitled to be reimbursed for expenses in accordance with Greencore's policy from time to time. The non-executive Greencore Directors do not participate in any of Greencore's share or bonus schemes and have no pension entitlements.

    Each of the non-executive Greencore Directors has the benefit of indemnity insurance maintained by Greencore on their behalf indemnifying them against liabilities they may potentially incur to third parties as a result of their office as director.

    Termination of office

    Each non-executive Greencore Director's term of office runs until the next annual general meeting after appointment and, subject to shareholder approval, thereafter for a term of 3 years. The non-executive Greencore Director may then request that they be put forward for re-election for another term of 3 years. They must then resign unless unanimously requested to seek election for a third term by the Board.

    The date of expiry of each non-executive Greencore Directors' current 3 year appointment, together with details of the term they are currently serving are set out below.

Name of Greencore Director	Date of Letter of Appointment	Date of expiry of current term	Term
Ned Sullivan	11 March 2002	2012 annual general meeting	3rd
John Herlihy*	13 March 2009	2013 annual general meeting	1st
Gary Kennedy	20 November 2008	2012 annual general meeting	1st
Patrick McCann	24 November 2003	2013 annual general meeting	3rd
David Sugden*	22 April 2002	2012 annual general meeting	3rd
David Simons	1 July 2004	2011 annual general meeting	2nd
Eric Nicoli*	14 May 2010	2011 annual general meeting	1st

    *
    (due to retire on completion of the Merger).

  Remuneration and fees of the Greencore Directors

  6.2.4
  The total remuneration and fees paid by the Greencore Group to each of the Greencore Directors for the financial year ended 24 September 2010 is set out in the table below.

	Basic salary and fees		Bonus	Taxable benefits	Pensions Contributions	Total
	(€)		(€)	(€)	(€)	(€)
Ned Sullivan	201,000	(1)	—	—	—	201,000
Patrick Coveney	678,000		644,000	48,000	209,000	1,579,000
Geoff Doherty	436,000		414,000	41,000	148,000	1,039,000
Diane Walker	345,000		667,000	40,000	71,000	1,123,000
John Herlihy	54,000	(2)	—	—	—	54,000
Gary Kennedy	54,000	(3)	—	—	—	54,000
Patrick McCann	60,000	(4)	—	—	—	60,000
Eric Nicoli(5)	22,000	(5)	—	—	—	22,000
David Simmons	60,000	(6)	—	—	—	60,000
David Sugden	53,000	(7)	—	—	—	53,000

    Notes:

    (1)
    includes €151,000 in recognition of his role as chairman of Greencore;

    (2)
    includes €6,000 in recognition of service on Board committees;

    (3)
    includes €6,000 in recognition of service on Board committees;

    (4)
    includes €12,000 in recognition of service on Board committees;

    (5)
    Eric Nicoli joined the Board on 11 February 2010. The figure includes €4,000 in recognition of service on Board committees;

    (6)
    includes €12,000 in recognition of service on Board committees; and

    (7)
    includes €5,000 in recognition of service on Board committees.

7.       Greencore Share Schemes

7.1     Deferred Bonus Plan 2007

  This plan is made available for senior executives. It operates by deferring a portion of the annual bonus earned into shares in Greencore calculated at market value. Those shares are held by a trustee for the benefit of individual participants for three years without any additional performance requirements or matching.

  The shares vest after 3 years. Not all eligible executives will necessarily receive an award in any single year and no executive will receive awards from the option plan in the same year as they receive the benefit of a deferred bonus. If a participant leaves employment prior to the vesting date of the award due to death, ill-health, injury, disability, redundancy, retirement or his employer ceasing to be a group company the Options and Remuneration Committee may request the trustee to exercise its discretion and allow some or all of the awards to vest.

  If a person obtains control of Greencore then all awards will immediately vest in respect of all of the shares which are the subject of an award within one month of the date upon which control is obtained. This rule will also apply to shares acquired under the Takeover Bids Regulations 2006.

  The number of shares over which awards may be granted under the plan shall not normally exceed 10% of the issued ordinary share capital of Greencore.

7.2     Performance Share Plan

  No awards have been made under the plan. This plan operates on the basis of the making of conditional awards of Greencore shares.

  A participant shall acquire the plan shares which are subject of the award provided that the basic tier condition and the total shareholder return ("TSR") performance target have been satisfied.

  An award granted subject to the basic tier condition may not vest unless Greencore's earnings per share is at least equal to the increase in the CPI over a 3-year period plus 5% compounded per annum. CPI is the Consumer Price Index as compiled and published by the Central Statistics Office of the Government of Ireland.

  To determine the annual percentage growth in CPI, CPI published most recently before the end of the relevant accounting period shall be compared against the CPI published most recently before the end of the basis year and the difference shall be expressed as a percentage of the basis year CPI.

  The TSR performance condition is a measure of Greencore's TSR against the TSR of each company in a specified peer group as at the date of the grant of the award. 3 years after the date of grant, Greencore's TSR must be within the top quartile for the award to vest in full. Half of the award will vest if Greencore's TSR is at the median position. Below the median position an award will not vest.

  No plan shares may be made the subject of an award on a particular day if it would result in any of the following limits being exceeded:

  (A)
  No award may be made to an individual over shares with a value exceeding that person's individual limit. The limit is 100% of basic salary for the Chief Executive and a lesser percentage in relation to further executives.

  (B)
  10% in ten years limit—in the ten years preceding any given day, the aggregate number of shares acquired or committed for issue under all share schemes shall not exceed 10% of the issued share capital of Greencore.

  (C)
  3% in 3 years limit—in the 3 years preceding any given day, the aggregate number of shares acquired or committed for issue under all share schemes shall not exceed 10% of the issued share capital of Greencore.

  (D)
  5% basic tier limit—in the 10 years preceding any given day, the aggregate number of shares acquired or committed for issue under all share schemes with a performance target no more stringent than the basic tier condition shall not exceed 5% of the issued share capital of Greencore.

  (E)
  5% second tier limit—in the 10 years preceding any given day, the aggregate number of shares acquired or committed for issue under all share schemes with a performance target more stringent than the basic tier condition shall not exceed 5% of the issued share capital of the company.

  An award will lapse if a participant ceases to be employed within the Greencore Group.

  If a participant ceases to be employed within the Greencore Group before the seventh anniversary of the date of grant due to injury, ill-health, disability, redundancy, retirement, a transfer of the company or business in which he is employed to a person other than a member of the Greencore Group or due to a change of control of Greencore, the award shall not lapse until the end of 12 months after the date of cessation of employment.

  If a person obtains control of Greencore, either through an offer to acquire the whole of the issued ordinary share capital or an offer to acquire all the shares in Greencore of the same class as the plan shares, all awards will vest on such a day as the Options and Remuneration Committee decides. The

  Options and Remuneration Committee will exercise its discretion within three months of the change of control.

7.3     Executive Share Option Scheme

  The Greencore Group operates this scheme for key executives. It is Greencore Group policy to grant options under the this scheme to encourage identification with shareholders' interests. Options have been granted to some 250 executives. Non-executive directors do not participate in the scheme.

  Under the scheme, basic options can only be exercised where there has been an increase in the earnings per share of Greencore of at least the increase in the CPI over a 3 year period plus 5% compounded per annum and second tier options can only be exercised where:

  7.3.1
  there has been an increase in the earnings per share of Greencore of at least the increase in the CPI over a 5 year period plus 10% compounded per annum; and

  7.3.2
  the rate of increase in the earnings per share of Greencore places it at the top quartile of a table of growth rates of earnings per share of comparative companies over that period.

  There are currently no second-tier options outstanding.

  The number of shares for which options to subscribe may be granted under the scheme, when aggregated with shares which have been or remain to be issued under any other share scheme, shall not exceed 10% of the issued ordinary share capital of Greencore.

  The number of shares for which options to subscribe may be granted under the scheme and to which basic options apply, shall not, when added to the number of shares which shall have been or remain to be issued pursuant to options granted under the scheme, or pursuant to any other scheme relating to shares exceed such number of shares as represents 5% of the ordinary share capital of Greencore in issue.

  The number of shares for which options to subscribe may be granted under the scheme and to which second tier options apply, shall not, when added to the number of shares which shall have been or remain to be issued pursuant to options granted under the scheme, or pursuant to any other scheme relating to shares exceed such number of shares as represents 5% of the ordinary share capital of Greencore in issue.

  The number of shares for which options to subscribe may be granted under the scheme in any period of 3 successive calendar years shall not, when added to the number of shares which shall have been or remain to be issued during the same period under any other scheme relating to shares exceed such number of shares as represents 3% of the ordinary share capital of Greencore in issue.

  An option automatically lapses on the participant ceasing to hold an office or employment, unless the Options and Remuneration Committee resolve otherwise. If a participant ceases to hold the office or employment due to ill-health or retirement at the normal retirement age an option can be exercised within 12 months thereafter. The Options and Remuneration Committee may waive the performance requirements in a case where the participant leaves employment due to death, health reasons, dismissal by reason of redundancy or retirement prior to reaching the normal retirement age.

  If there is a change of control of Greencore, all options may be exercised at any time during the period of six months beginning with the time of change of control. If not so exercised, the options lapse.

7.4     Sharesave Schemes (UK and Ireland)

  Greencore operates sharesave schemes in both the United Kingdom and Ireland. Both are approved by the relevant tax authorities. The Greencore Group encourages eligible employees to save in order to buy shares in Greencore. The sharesave schemes provide a means of saving and give employees the opportunity to become shareholders. Approximately 3,000 employees have been granted options under the sharesave schemes.

  The number of shares over which options may be granted under the scheme, or pursuant to any other scheme relating to shares, shall not exceed 10% of the issued ordinary share capital of Greencore.

  The number of shares over which options may be granted under the scheme, or pursuant to any other scheme relating to shares, in any period of 3 successive calendar years shall not exceed 3% of the issued share capital of Greencore.

  Leaving Service (Irish Scheme)

  An option will generally lapse if the participant ceases to hold any office or employment with a participating employer. A participant may, however, exercise an option within 6 months following his ceasing to hold his office or employment if he leaves due to injury, disability, retirement or his employment being in a company which ceases to be a subsidiary of Greencore.

  Leaving Service (UK Scheme)

  An option shall lapse if the participant ceases to hold any office or employment with a participating employer. A participant may exercise an option within 6 months following his ceasing to hold the office or employment if he leaves due to injury, disability, redundancy, retirement, his employment being in a company which ceases to be a subsidiary of Greencore or the undertaking in which he works is neither an associated company of Greencore nor a company of which Greencore has control or for any other reason except misconduct or impropriety on his part, but in this case only if the cessation of office or employment ends more than 3 years after the date of grant.

  If there is a change of control of Greencore, all options may be exercised at any time during the period of 6 months beginning with the time of change of control. If not so exercised, the options lapse.

7.5     Committed but unissued share capital

  In total, there were 13,419,726 options and awards over 13,419,726 Greencore Shares (representing 6.46% of Greencore's issued ordinary capital) outstanding at 16 December 2010, as follows:

  Deferred Bonus Plan 2007

Date of Grant	Price (€)	Initial Allocation of Greencore Shares
3 December 2008	€0.85	1,006,765
1 December 2009	€1.38	1,684,543
1 December 2010	€1.30	2,033,281

Total		4,724,589

  Executive Share Option Scheme (2001) ("ESOS")

Date of Grant	Price (€)	Options Outstanding
8 June 2001	2.45	465,000
5 July 2001	2.48	75,000
12 December 2001	2.87	515,000
27 June 2002	2.88	25,000
6 December 2002	2.58	90,000
26 June 2003	2.93	95,000
1 December 2005	3.35	670,000
22 June 2006	3.60	250,000
2 August 2007	4.89	700,000
10 June 2008	3.30	95,000
3 December 2008	0.80	1,255,000
9 June 2009	1.17	30,000
30 November 2009	1.40	925,000
3 June 2010	1.27	780,000
26 November 2010	1.33	80,000

Total		6,050,000

  Ordinarily, options granted under the terms of the ESOS are exercisable between 3 and 10 years from the date of grant, subject to Greencore achieving specific performance targets.

  Greencore Approved Share Scheme ("Irish Sharesave")

Date of Grant	Price (€)	Options Outstanding
24 July 2003	2.20	1,505
12 July 2007	3.95	946
8 July 2009	0.88	243,740
1 July 2010	0.95	9,864

Total		256,055

  Options under the Irish Sharesave are normally exercisable during the 6 month period following completion of either a 3, 5 or 7 year savings contract.

  Greencore Approved Share Scheme (UK Sharesave)

Date of Grant	Price (£)	Options Outstanding
22 July 2003	1.66	1,628
22 July 2004	1.67	18,966
21 July 2005	1.98	6,835
20 July 2006	2.10	27,541
12 July 2007	3.10	42,583
8 July 2008	2.23	126,799
9 July 2009	0.87	1,415,847
1 July 2010	0.90	748,883

Total		2,389,082

  Options under the UK Sharesave scheme are normally exercisable during the six-month period following completion of a 3 or 5 year savings contract with a minimum of 36 or 60 monthly contributions respectively.

8.       Material change

8.1     Northern Foods

  Save as disclosed in Northern Foods' announcement of interim results on 9 November 2010, there has been no material change in the financial or trading position of the Northern Foods Group since 3 April 2010, being the date to which the latest published audited financial information on the Northern Foods Group has been prepared.

8.2     Greencore

  There has been no material change in the financial or trading position of the Greencore Group since 24 September 2010, being the date to which the latest published audited financial information on the Greencore Group has been prepared.

9.       Other information

9.1
No agreement, arrangement or understanding (including any compensation arrangement) exists between Greencore or any party acting in concert with Greencore and any of the Northern Foods Directors, recent Northern Foods Directors, shareholders or recent shareholders of Northern Foods which has any connection with, or dependence on, or which is conditional upon the outcome of the Merger.

9.2
There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Northern Foods Shares to be acquired pursuant to the Merger will be transferred to any person.

9.3
The emoluments of the Directors of Greencore will not be varied as a consequence of the Merger or by any other associated transaction.

9.4
As at 16 December 2010, Northern Foods held 45,461,961 Northern Foods Shares as Treasury Shares which, as at such date, represented 8.84% of Northern Foods' total issued ordinary share capital (including Treasury Shares).

9.5
Save with the consent of the UK Panel, settlement of the consideration to which any Northern Foods Shareholder is entitled under the Merger will be implemented in full in accordance with the terms of the Merger without regard to any lien, right of set-off, counterclaim or other analogous right to which Greencore may otherwise be, or claim to be, entitled as against such Northern Foods Shareholder.

10.     Consents

10.1
UBS has given and has not withdrawn its written consent to the publication of this document with the inclusion of its name and references to it in the form and context in which they appear.

10.2
Ernst & Young has given and has not withdrawn its written consent to the inclusion of its name and its report in this document in the form and context in which it appears.

10.3
Barclays Capital has given and has not withdrawn its written consent to the publication of this document with the inclusion of the reference to its name in the form and context in which it appears.

10.4
IBI Corporate Finance has given and has not withdrawn its written consent to the publication of this document with the inclusion of the reference to its name in the form and context in which it appears.

10.5
Investec has given and has not withdrawn its written consent to the publication of this document with the inclusion of the reference to its name in the form and context in which it appears.

10.6
Goodbody Stockbrokers has given and has not withdrawn its written consent to the publication of this document with the inclusion of the reference to its name in the form and context in which it appears.

11.     Documents available for inspection

Copies of the following documents will be available on the Company's website (at www.northernfoods.com) and will be available for inspection in physical form at the offices of the Company at 2180 Century Way, Thorpe Park, Leeds, West Yorkshire, LS15 8ZB and at the offices of Herbert Smith LLP, Exchange House, Primrose Street, London, EC2A 2HS, United Kingdom during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) up to and including the date of the Northern Foods Court Meeting and the Northern Foods General Meeting:

11.1
the articles of association of the Company and the full terms of the proposed amendments to the articles of association of the Company;

11.2
the memorandum and articles of association of Greencore and the full terms of the proposed amendments to the articles of association of Greencore;

11.3
the annual report and accounts of Northern Foods Group for the 53 week period ended 3 April 2010 and the 52 week periods ended 28 March 2009 and 29 March 2008, and the unaudited interim condensed financial statements for the 26 week periods ended 2 October 2010 and 26 September 2009;

11.4
the annual report and accounts of Greencore for the financial years ended 26 September 2008, 25 September 2009 and 24 September 2010;

11.5
copies of the irrevocable undertakings described in paragraph 4(d) above;

11.6
the Implementation Agreement;

11.7
the Common Draft Terms of Merger, the Northern Foods' Directors' Report and the Independent Expert's Report;

11.8
a full list of any dealings aggregated in paragraph 4 above;

11.9
the written consents referred to in paragraph 10 above; and

11.10
this document and the Forms of Proxy.

22 December 2010

 PART IX

SOURCES OF INFORMATION AND BASES OF CALCULATION

1.
Unless otherwise stated:

•
financial information relating to Greencore and the Greencore Group has been extracted or derived (without any adjustment) from the audited group financial statements for the financial years ended 24 September 2010, 25 September 2009 and 26 September 2008, in each case as set out in the annual report and accounts of Greencore in respect of those financial years; and

•
financial information relating to Northern Foods and the Northern Foods Group has been extracted or derived (without any adjustment) from the audited consolidated financial statements for the 53 week period ended 3 April 2010 and the 52 week periods ended 28 March 2009 and 29 March 2008, in each case as set out in the annual report and accounts of Northern Foods in respect of those financial periods, and from the unaudited condensed consolidated financial statements for the 26 weeks ended 2 October 2010 which were announced on 9 November 2010.

2.
The aggregate annual sales figure of £1.7 billion is calculated by aggregating Northern Foods sales of £977.0 million for the 53 week period ended 3 April 2010 (extracted without material adjustment from Northern Foods' annual report in respect of that period) and Greencore continuing sales of £739.8 million for the financial year ended 24 September 2010 (being €856.0 million extracted without material adjustment from Greencore's annual report and accounts for that period as translated at an exchange rate of €1.157 to £1, the average €/£ exchange rate for the period 26 September 2009 to 24 September 2010 used by Greencore in those results). The combined sales figure is unaudited.

3.
The evaluation of cost synergies has been jointly undertaken by a group of senior management and select operational management from both Greencore and Northern Foods. Their cost saving assumptions are based on a detailed, bottom-up evaluation of the benefits available from elimination of duplicate activities, the leverage of combined scale economies and operational efficiencies arising from consolidation of procurement and activities within manufacturing facilities. In determining the estimate of cost savings achievable through the combination of Greencore and Northern Foods, no savings relating to operations have been included where no overlap exists. In evaluating the annual cost synergies that the Boards of Northern Foods and Greencore believe the Combined Group will be able to achieve, any additional cost savings that may be made from the removal of overhead costs from the standalone Northern Foods cost base as a result of Northern Foods' previously announced restructuring have been disregarded. The cost synergy figures used in this document are unaudited.

4.
The closing middle market prices or quotations of Northern Foods Shares and Greencore Shares are derived from the Daily Official List.

 PART X

DEFINITIONS

Admission	means the admission of the New Greencore Shares to listing on the premium segment of the Official List and to trading on the London Stock Exchange's main market for listed securities;
Alternative Transaction
means, in relation to either of Northern Foods or Greencore, any offer, scheme of arrangement, merger or other business combination, or similar transaction which is proposed by a third party which is not acting in concert with the other party, including any revisions thereof, and the purpose of which is to enable that third party (or any other person) to acquire, directly or indirectly (including through a subscription for new shares), all or a significant proportion (being 30% or more when aggregated with the shares already held by the third party and anybody acting in concert with that third party) of the share capital of that party or any arrangement or transaction classified as a class 1 transaction under the Listing Rules or any other similar arrangement or similar transaction or series of the same which is materially inconsistent with the implementation of the Merger;
Announcement	means the announcement of the Merger published jointly by Greencore and Northern Foods on 17 November 2010;
Barclays Capital	means Barclays Capital, the investment banking division of Barclays Bank PLC;
Boards	means the Northern Foods Board and the Greencore Board respectively and "Board" means either one of them as applicable;
Business Day	means any day (other than a Saturday or Sunday or public holiday) on which banks generally are open for business in London (other than solely for settlement and trading in euro);
Central Bank of Ireland	means the Central Bank of Ireland as defined in the Central Bank Reform Act 2010;
Combined Group	means the combined Wider Northern Foods Group and Wider Greencore Group;
Common Draft Terms of Merger	means the common draft terms of the Merger dated 17 November 2010 set out in Schedule 4 to this document;
Companies Act 1963	means the Irish Companies Act 1963, as amended;
Companies Act 2006	means the UK Companies Act 2006, as amended;
Competition Appeal Tribunal	means the judicial body known as the Competition Appeal Tribunal as established under section 12 and schedule 2 of the Enterprise Act 2002;
Competition Commission	means the body corporate known as the Competition Commission as established under section 45 of the Competition Act 1998, as amended;
Conditions	means the conditions to the Merger set out in Schedule 6 to this document;
CREST	means the relevant systems (as defined in the Uncertificated Securities Regulations 2001 (S.I. No. 2001/3755));
CREST Manual
means the rules governing the operation of CREST, consisting of the CREST Reference Manual, the CREST Internal Manual, the CREST Rules, the Registrars Service Standards, the Settlement Discipline Rules, the CCSS Operational Manual, the Daily Timetable, the CREST Application Procedure and the CREST Glossary of Terms (all as defined in the CREST Glossary of Terms promulgated by Euroclear on 15 July 1996 and as amended from time to time);

Daily Official List	means the daily official list of the London Stock Exchange;
Directors' Report
in the case of Greencore and Northern Foods, means the report being prepared by the relevant company's board of directors in accordance with the provisions of the applicable Cross-Border Mergers Regulations and dated 17 November 2010. The Northern Foods Directors' Report is set out in Schedule 3 to this document and available for inspection by Northern Foods Shareholders and employees until the Northern Foods Court Meeting and the Northern Foods General Meeting;
Disclosure and Transparency Rules	means the disclosure and transparency rules and obligations made by the UKLA;
Effective Date	means the date on which the Merger becomes effective;
Enlarged Share Capital	means the aggregate of the Existing Greencore Shares and the New Greencore Shares that are in issue on the date of completion of the Merger;
Ernst & Young	Ernst & Young Chartered Accountants (a partnership organised under the laws of Ireland);
Essenta Foods	means Greencore, to be renamed Essenta Foods plc following completion of the Merger;
Essenta Foods Shares	means shares of €0.63 in the capital of Essenta Foods;
EURIBOR
means the Euro Interbank Offered Rate, being the daily reference rate based on the average interest rates at which banks offer to lend unsecured funds to other banks in the euro wholesale money market;
Euroclear	means Euroclear UK & Ireland Limited;
European Cross-Border Mergers Directive	means the Directive on Cross-Border Mergers of Limited Liability Companies (2005/56/EC);
Exchange Ratio	means the proposed exchange ratio of 0.4479 of a New Greencore Share for every Northern Foods Share in connection with the Merger;
Existing Greencore Shares	means Greencore Shares excluding any New Greencore Shares;
Financial Services Authority or FSA	means the UK Financial Services Authority;
Form(s) of Proxy
means either or both, as the context requires, of the blue form of proxy for use at the Northern Foods Court Meeting and the pink form of proxy for use at the Northern Foods General Meeting which accompany this document, as the context requires;
FTSE	means the FTSE Group, a provider of stock market indices for the London Stock Exchange;
FTSE UK Index Series
means the series of indices which may be open, according to various criteria published by FTSE, to companies whose shares are admitted to the premium segment of the Official List and to trading on the main market of the London Stock Exchange;
Greencore	means Greencore Group plc;

Greencore Board	means the board of directors of Greencore;
Greencore Directors or Directors of Greencore	means the directors of Greencore, and "Greencore Director" means any one of them;
Greencore Group or Essenta Foods Group	means Greencore and its Subsidiaries and Subsidiary Undertakings;
Greencore Shareholder Document
means the Greencore circular to be sent (or made available online) to Greencore Shareholders in connection with the proposed Merger which will include, inter alia, the Common Draft Terms of Merger and the Greencore Directors' Report;
Greencore Shareholders	means the holders of Greencore Shares from time to time;
Greencore Shareholders Meeting	means the extraordinary general meeting of Greencore Shareholders to be convened to approve the Merger;
Greencore Shares or Essenta Foods Shares	means ordinary shares in the capital of Greencore (including, where the context requires, the New Greencore Shares);
Greencore Share Schemes
means any of: (a) the Greencore Executive Share Option Scheme; (b) the Greencore Approved Sharesave Scheme; (c) the Greencore UK Share Save Scheme 2001; (d) the Greencore Performance Share Plan 2005; and (e) the Greencore Deferred Bonus Plan 2007;
IAS	means International Accounting Standards;
IFRS	means International Financial Reporting Standards;
Implementation Agreement	means the implementation agreement entered into between Greencore and Northern Foods on 17 November 2010, details of which are set out in paragraph 5.1 of Part VIII of this document;
Independent Expert's Report
means the report prepared by Ernst & Young, solely to comply with the requirements of Regulation 7 of the Irish Cross-Border Mergers Regulations and Regulation 9 of the UK Cross-Border Mergers Regulations, which is set out in Schedule 5 to this document and is available at the registered offices of Greencore and Northern Foods for inspection by the respective company's shareholders until the Greencore Shareholders Meeting and the Northern Foods Court Meeting and the Northern Foods General Meeting;
Investec	Investec Investment Banking, a division of Investec Bank Plc;
Ireland	means the island of Ireland excluding Northern Ireland and the word "Irish" shall be construed accordingly;
Irish Competition Act	means the Irish Competition Act 2002 (as amended);
Irish Competition Authority	means the Competition Authority, being the competition law regulatory body in Ireland;
Irish Cross-Border Mergers Regulations	means the European Communities (Cross-Border Mergers) Regulations 2008 of Ireland (S.I. No. 157/2008) which implement the European Cross-Border Mergers Directive in Ireland;
Irish High Court	means the High Court of Ireland;
Irish Listing Rules	means the listing rules made by the Irish Stock Exchange in its capacity as the competent authority under regulation 7 of the European Communities (Stock Exchange) Regulations 1984;
Irish Panel	means The Irish Takeover Panel;
Irish Stock Exchange	means the Irish Stock Exchange Limited and its successor(s);

Irish Takeover Rules	means the Irish Takeover Panel Act 1997 and the Takeover Rules 2004, as amended;
LIBOR	means the London Interbank Offered Rate, being the daily reference rate based on the interest rates at which banks borrow unsecured funds from other banks in the London wholesale money market;
Listing Rules	means the listing rules and regulations made by the UKLA under the Financial Services and Markets Act 2000, as amended from time to time;
London Stock Exchange or LSE	means the London Stock Exchange plc or its successor(s);
Market Abuse Regulations	means the Market Abuse (Directive 2003/6/EC) Regulations 2005 (S.I. 342 of 2005);
Merger
means the proposed merger of Greencore and Northern Foods to form Essenta Foods, to be effected under the European cross-border mergers regime (Directive on Cross-Border Mergers of Limited Liability Companies (2005/56/EC)) as a "merger by acquisition" pursuant to the provisions of the Irish Cross-Border Mergers Regulations and a "merger by absorption" pursuant to the provisions of the UK Cross-Border Mergers Regulations;
Merger Record Time	means 6.00 p.m. on the Business Day before the date of completion of the Merger;
New Greencore Shares	means the new Greencore Shares to be issued to Northern Foods Shareholders pursuant to the terms of the Merger;
Northern Foods or the Company	means Northern Foods plc;
Northern Foods Board	means the board of directors of Northern Foods;
Northern Foods Court Meeting	means the meeting of Northern Foods Shareholders to be convened by the UK High Court pursuant to the UK Cross-Border Mergers Regulations;
Northern Foods Directors or Directors of Northern Foods	means the directors of Northern Foods, and "Northern Foods Director" means any one of them;
Northern Foods General Meeting
means the general meeting of Northern Foods Shareholders held to approve any matters which are necessary or desirable to implement and effect the Merger and which have not been approved at the Northern Foods Court Meeting;
Northern Foods Group	Northern Foods and its Subsidiaries and Subsidiary Undertakings;
Northern Foods Shareholders	means the holders of Northern Foods Shares from time to time;
Northern Foods Shares	means ordinary shares in the capital of Northern Foods;
Northern Foods Share Schemes
any of (a) the Northern Foods Savings-Related Share Option Scheme 2007 (the "Savings-Related Share Option Scheme"); (b) the Irish Savings-Related Share Option Scheme 2007 (the "Irish Savings-Related Share Option Scheme"); (c) the Northern Foods Long Term Incentive Plan 1997 (the "LTIP"); (d) the Northern Foods Share Option Plan 2004 (the "Share Option Plan"); (e) the Northern Foods Performance Share Plan 2007 (the "PSP"); (f) the Share Award Agreement 2007; and (g) the Share Award Agreement 2009;
Northern Ireland	means the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland;
Office of Fair Trading	means the UK Office of Fair Trading;

Official List	means the official list maintained by the UKLA;
Options and Remuneration Committee	means the remuneration committee of Greencore;
Overseas Shareholder
means a holder of Northern Foods Shares who is a citizen, resident or national of any jurisdiction outside the Republic of Ireland or the United Kingdom or holding on behalf of a person who is a citizen, resident or national of any jurisdiction outside the Republic of Ireland or the United Kingdom;
Prospectus
means the prospectus which is being prepared by Greencore in connection with the application which is being made for the New Greencore Shares to be admitted to the Official List and to trading on the London Stock Exchange's market for listed securities;
Prospectus Regulations	means the Prospectus (Directive 2003/71/EC) Regulations 2005;
Q1 2011	means the first calendar quarter of 2011;
Q2 2011	means the second calendar quarter of 2011;
Regulatory Information Service	means one of the regulatory information services authorised by the UKLA to receive, process and disseminate registered information from listed companies;
Relevant Wider Group	means the Wider Greencore Group or the Wider Northern Foods Group, as the context requires;
Subsidiary
(a) in relation to Greencore, has the same meaning as in section 155 of the Companies Act 1963; and (b) in relation to Northern Foods, has the same meaning as in section 1159(1) of the Companies Act 2006;
Subsidiary Undertaking
(a) in relation to Greencore, has the same meaning as in Regulation 4 of the European Communities (Companies: Group Accounts) Regulations 1992 of Ireland; and (b) in relation to Northern Foods, has the same meaning as in section 1162 of the Companies Act 2006;
Treasury Shares	means shares held as treasury shares as defined in section 724(5) of the Companies Act 2006;
UBS	means UBS Limited, a company incorporated in England and Wales with registered number 2035362;
UK or United Kingdom	means the United Kingdom of Great Britain and Northern Ireland and its dependent territories;
UK Code	means the UK's City Code on Takeovers and Mergers;
UK Cross-Border Mergers Regulations	means the Companies (Cross-Border Mergers) Regulations 2007 (SI 2007/2974) which implement the European Cross-Border Mergers Directive within the United Kingdom;
UK High Court	means the High Court of Justice in England and Wales;
UKLA	means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;
UK Panel	means the UK's Panel on Takeovers and Mergers;
US or United States	means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

Voting Record Time	means 6.00 p.m. on 29 January 2011 or, if either of the Northern Foods Court Meeting or the Northern Foods General Meeting is adjourned, in relation to such meeting, 6.00 p.m. on the day which is 2 days before such adjourned meeting;
Wider Greencore Group
means Greencore and its Subsidiary Undertakings, associated undertakings and any other undertakings in which Greencore and such undertakings (aggregating their interests) have a significant interest; and
Wider Northern Foods Group
means Northern Foods and its Subsidiary Undertakings, associated undertakings and any other undertakings in which Northern Foods and such undertakings (aggregating their interests) have a significant interest.

 SCHEDULE 1

NOTICE OF NORTHERN FOODS COURT MEETING

IN THE HIGH COURT OF JUSTICE No. 9468 of 2010
CHANCERY DIVISION
COMPANIES COURT

IN THE MATTER OF

NORTHERN FOODS PLC

and

IN THE MATTER OF

THE COMPANIES (CROSS-BORDER MERGERS) REGULATIONS 2007

NOTICE IS HEREBY GIVEN that, by an order dated 25 November 2010 made in the above matters, the High Court of England and Wales (the "Court") has given permission for a meeting of the holders of Northern Foods Shares (as defined in the draft terms of merger of the cross-border merger referred to below) (the "Court Meeting") to be convened for the purpose of considering and, if thought fit, approving a cross-border merger pursuant to the Companies (Cross-Border Mergers) Regulations 2007 (the "Regulations") (the "Merger") proposed to be made between Northern Foods plc (the "Company") and Greencore Group plc and that such meeting will be held at 11.00 a.m. on 31 January 2011 at the Thorpe Park Hotel, 1150 Century Way, Thorpe Park, Leeds, West Yorkshire, LS15 8ZB at which place and time all holders of Northern Foods Shares are requested to attend.

A copy of the draft terms of merger, the directors' report drawn up pursuant to regulation 8 of the Regulations and the independent expert's report drawn up pursuant to regulation 9 of the Regulations and regulation 7 of the European Communities (Cross-Border Mergers) Regulations 2008 of Ireland are incorporated in the document of which this notice forms part.

Holders of Northern Foods Shares may vote in person at the said meeting or they may appoint another person, whether a member of the Company or not, as their proxy to attend, speak and vote in their stead. A blue form of proxy (the "Blue Form of Proxy") for use at the said meeting is enclosed with this notice.

Holders of Northern Foods Shares are entitled to appoint a proxy in respect of some or all of their shares. A holder of Northern Foods Shares is also entitled to appoint more than one proxy in relation to the Court Meeting provided that each proxy is appointed to exercise the rights attached to a different share or shares held by such holder. A space has been included in the Blue Form of Proxy to allow holders of Northern Foods Shares to specify the number of shares in respect of which that proxy is appointed. Holders of Northern Foods Shares who return the Blue Form of Proxy duly executed but leave this space blank shall be deemed to have appointed the proxy in respect of all of their shares.

Holders of Northern Foods Shares who wish to appoint more than one proxy in respect of their shareholding should contact the Company's Registrars, Capita Registrars on 0871 664 0444 (calls cost 10p per minute plus network extras and lines are open from 8.30 a.m. to 5.30 p.m., Monday to Friday) for further Forms of Proxy or photocopy the Blue Form of Proxy as required.

CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so by using the procedures described in the CREST Manual. CREST Personal Members or other CREST sponsored members, and those CREST members who have appointed (a) service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf. To appoint one or more proxies or to give an instruction to a proxy (whether previously appointed or otherwise) via the CREST system, CREST messages must be received by the issuer's agent (ID number RA10) with the latest time for receipt of proxy appointments specified in the Notice of Court Meeting. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp generated by the CREST system) from which the issuer's agent is able to retrieve the message. After this time any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means. The Company may treat as invalid a proxy appointment sent by CREST in the circumstances set out in regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

Completion and return of the Blue Form of Proxy, or the appointment of proxies through CREST, will not prevent a holder of Northern Foods Shares who is otherwise entitled to attend, speak and vote at the meeting from attending, speaking and voting in person at the meeting, or at any adjournment thereof.

To be valid the Blue Form of Proxy should be completed in accordance with the instructions on it and be (i) signed (together with any power of attorney or other authority under which it is signed, or a duly certificated copy of such power of attorney or other authority) and lodged with the Company's registrars at Capita Registrars, PXS, 34 Beckenham Road, Beckenham BR3 4TU; (ii) lodged using the CREST voting service; or (iii) lodged electronically using the Share Portal Service at www.capitashareportal.com, in any case by no later than 11.00 a.m. on 29 January 2011, or in the case of an adjourned meeting, not less than 48 hours before the time appointed for the said meeting, but if Forms of Proxy are not so lodged or submitted they may be handed to Capita Registrars or the chairman of the Court Meeting at the start of the Court Meeting.

In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the register of members of the Company in respect of the share.

The Court has specified that only those shareholders registered in the register of members of Northern Foods as at 6.00 p.m. on 29 January 2011 or, in the event that the Court Meeting is adjourned, at 6.00 p.m. on the date 2 days before such adjourned meeting, shall be entitled to attend or vote in respect of the number of shares registered in their name at that specified time. Changes to the entries on the register of members of the Company after that specified time will be disregarded in determining the right of any person to attend and vote at the Court Meeting, including the number of votes which may be cast thereat.

As an alternative to appointing a proxy, any holder of Northern Foods Shares which is a corporation may vote by a corporate representative appointed pursuant to the Companies Act 2006.

Voting at the Court Meeting will be conducted on a poll rather than a show of hands.

By the said order, the Court has appointed Anthony Hobson, the chairman of the Claimant or, failing him, any non-executive director of the Claimant to act as chairman of the Court Meeting and has directed the chairman to report the result of the Court Meeting to the Court.

The Merger will be subject to: (i) the subsequent certification by the Court that the Company has completed properly the pre-merger acts and formalities for the cross-border merger; and (ii) conditional, amongst other things, upon said certification, the final approval of the Irish High Court.

Dated 22 December 2010

Herbert Smith LLP
Exchange House
Primrose Street
London
EC2A 2HS
 Solicitors to the Company

The statements of the rights of holders of Northern Foods Shares in relation to the appointment of proxies above do not apply to a person nominated under section 146 of the 2006 Act to enjoy information rights (a "Nominated Person"). Such rights can only be exercised by shareholders of the Company. Any person to whom this notice is sent who is a Nominated Person may, under an agreement between him/her and the shareholder by whom he/she was nominated, have a right to be appointed (or to have someone else appointed) as a proxy for the Court Meeting. If a Nominated Person has no such proxy appointment right or does not wish to exercise it, he/she may, under any such agreement, have a right to give instructions to the shareholder as to the exercise of voting rights.

Nominated Persons are reminded that they should contact the registered holder(s) of the shares in respect of which they were nominated (and not the Company) on matters relating to their investment in the Company.

 SCHEDULE 2

NOTICE OF GENERAL MEETING

NORTHERN FOODS PLC

(Registered in England and Wales No. 00471864)

(the "Company")

NOTICE IS HEREBY GIVEN that a General Meeting of the Company will be held on 31 January 2011 at the Thorpe Park Hotel, 1150 Century Way, Thorpe Park, Leeds, West Yorkshire, LS15 8ZB at 11.15 a.m. (or, if later, as soon thereafter as the meeting of the holders of ordinary shares in the Company convened by the direction of the High Court of Justice in England and Wales (the "Court") for 11.00 a.m. on the same day and at the same place shall have concluded or been adjourned) to consider and, if through fit, pass the following resolutions, which will be proposed in the case of resolutions 1, 2 and 3 as special resolutions and, in the case of resolution 4, as an ordinary resolution (the "Resolutions"):

Special Resolution

(1)
THAT the articles of association of the Company be amended by the adoption and inclusion of the following new article 135:

THE MERGER

135.1 If, in respect of any Overseas Shareholder (or any person whom the Company or Greencore reasonably believes to be an Overseas Shareholder), the Company and/or Greencore is advised that the allotment and/or the issue of New Greencore Shares to that Overseas Shareholder pursuant to the Terms of Merger would or might infringe the laws of any jurisdiction outside Ireland or the United Kingdom or would or might require Greencore and/or the Company to obtain any governmental or other consent or effect any registration, filing or other formality with which Greencore and/or the Company is unable to comply or compliance with which Greencore and/or the Company regards as unduly onerous or, in either case, Greencore and/or the Company considers that to determine the same is not possible or is a matter which Greencore and/or the Company regards as unduly onerous or disproportionate given the number of members resident or domiciled in that jurisdiction, then if the Company (in its sole discretion) so elects immediately prior to the Merger Record Time, shares which are held by such Overseas Shareholder will be transferred to a nominee chosen by the Company and resident in the United Kingdom or Ireland for the benefit of such Overseas Shareholder so that, upon the Merger becoming effective, such nominee will receive New Greencore Shares on behalf of such Overseas Shareholder on the basis of the Exchange Ratio and on terms that such New Greencore Shares shall be sold by such nominee on behalf of such Overseas Shareholder at the best price which can reasonably be obtained at the time of sale and the proceeds of such sale shall (after the deduction of all expenses and commissions but (for the avoidance of doubt) without any deduction for amounts in respect of value added tax (if any) or stamp duty which in either case is payable in respect of sale by the purchaser of such New Greencore Shares) be paid to such Overseas Shareholder. None of Greencore, the Company, any such nominee or any broker or agent of any of them shall have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale.

135.2 No fraction of a New Greencore Share will be issued to any member. Fractional entitlements to New Greencore Shares shall be aggregated and sold in the market as soon as is practicable after the Merger becomes effective and the net proceeds shall be retained for the benefit of Greencore. Notwithstanding the foregoing, shares which are held by members who, immediately prior to the Merger Record Time, hold only one or two shares will at that time be transferred to a nominee chosen by the Company and resident in the United Kingdom or Ireland for the benefit of such members (if any) so that, upon the Merger becoming effective, such nominee will receive New Greencore Shares on the basis of the Exchange Ratio and on terms that such New Greencore Shares shall be sold by such nominee on behalf of such members at the best price which can reasonably be obtained at the time of sale and the gross proceeds of such sale shall be paid to such members pro rata to their respective holdings (without any deduction for any costs or expenses of sale). None of Greencore, the Company, any such nominee or any broker or agent of any of them shall have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale.

135.3 To give effect to any transfer required by this article 135, the Company may appoint any person to execute and deliver a form of transfer on behalf of the relevant member in favour of the nominee chosen by the Company and to give such instructions and do all other things which he may consider necessary or expedient in connection with such transfer.

135.4 If the Merger shall not have become effective by 30 September 2011, this article 135 shall be of no effect.

For the purposes of this article 135:

"Business Day" means any day (other than a Saturday or Sunday) on which banks generally are open for business in London (other than solely for settlement and trading in euro);

"European Cross-Border Mergers Directive" means the Directive on Cross-Border Mergers of Limited Liability Companies (2005/56/EC);

"Exchange Ratio" means the proposed exchange ratio of 0.4479 of a New Greencore Share for every share in the capital of the Company in connection with the Merger;

"Greencore" means Greencore Group plc;

"Irish Cross-Border Mergers Regulations" means the European Communities (Cross-Border Mergers) Regulations 2008 (S.I. No. 157/2008) which implements the European Cross-Border Mergers Directive within the Republic of Ireland;

"Merger" means the merger of Greencore and the Company to be effected by way of a "merger by acquisition" pursuant to the provisions of the Irish Cross-Border Mergers Regulations and a "merger by absorption" pursuant to the provisions of the UK Cross-Border Mergers Regulations;

"Merger Record Time" means 6.00 p.m. on the Business Day before the Merger becomes effective;

"New Greencore Shares" means the new ordinary shares in the capital of Greeencore to be issued to members of the Company pursuant to the terms of the Merger;

"Overseas Shareholder" means a holder of ordinary shares in the capital of the Company who is a citizen, resident or national of any jurisdiction outside the Republic of Ireland or the United Kingdom or who is holding such shares on behalf of a person who is a citizen, resident or national of any jurisdiction outside the Republic of Ireland or the United Kingdom;

"Terms of Merger" means the common terms of merger prepared in connection with the Merger; and

"UK Cross-Border Mergers Regulations" means the Companies (Cross-Border Mergers) Regulations 2007 (SI 2007/2974) which implement the European Cross-Border Mergers Directive within the United Kingdom.

Special Resolution

(2)
THAT the common draft terms of merger in connection with the proposed merger of the Company and Greencore Group plc pursuant to Council Directive 2005/56/EC on Cross-Border Mergers of Limited Liability Companies (as implemented in Ireland by the European Communities (Cross-Border Mergers) Regulations 2008 and in the United Kingdom by the Companies (Cross-Border Mergers) Regulations 2007) which was announced on 17 November 2010, a copy of which has been produced to this meeting and for the purposes of identification signed by the Chairman of this meeting (the "Common Draft Terms of Merger") be and are hereby approved in their original form and subject to any modification, addition or condition approved or imposed by the High Court of England and Wales or the High Court of Ireland.

Special Resolution

(3)
THAT the amendment of the Common Draft Terms of Merger by deleting the number "170016" and replacing it with "170116" in section 2.2 of the Common Draft Terms of Merger be and is hereby approved.

Ordinary Resolution

(4)
THAT the rules of Essenta Foods Long Term Incentive Plan 2011 (the "LTIP 2011") referred to in the Chairman of the Board's letter in the circular sent to shareholders of the Company dated 22 December 2010 (the "Circular") and produced in draft to this meeting and, for the purposes of identification, initialled by the Chairman, be approved and the directors of Greencore Group plc be authorised to:

  (a)
  make such modifications to the LTIP 2011 as they may consider appropriate for the implementation of the LTIP 2011 and, subject to completion of the Merger (as defined in the Circular), to adopt the LTIP 2011 as so modified and to do all such other acts and things as they may consider appropriate to implement the LTIP 2011; and

  (b)
  establish further plans based on the LTIP 2011 but modified to take account of local tax, exchange control or securities laws in overseas territories, provided that any shares made available under such further plans are treated as counting against the limits on individual or overall participation in the LTIP 2011.

BY ORDER OF THE BOARD NORTHERN FOODS PLC Carol Williams Company Secretary 22 December 2010	Registered office: 2180 Century Way, Thorpe Park, Leeds, LS15 8ZB Registered in England and Wales No. 00471864

Notes

1.
Voting at the General Meeting will be by poll. Voting by way of poll means that shareholder votes are counted according to the number of shares held. The chairman of the General Meeting will invite each shareholder and proxy present at the General Meeting to complete a poll card indicating how they wish to cast their votes in respect of the Resolutions. In addition, the chairman of the General Meeting will cast the votes for which he has been appointed as proxy. Poll cards will be collected at the end of the General Meeting.

  In order to satisfy the voting requirements of the Companies (Cross-Border Mergers) Regulations 2007 at the meeting of the shareholders of the Company convened by the Court (the "Court Meeting"), it is necessary for voting at the Court Meeting to be conducted by way of poll. Given the significance of the matters being considered at the General Meeting and in order to best represent the interests of shareholders when voting on the Resolutions to be considered at the General Meeting, the board of directors of the Company has also decided to proceed by way of a poll at the General Meeting.

2.
Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, the Company gives notice that only those shareholders entered on the register of members of the Company at 6.00 p.m. on 29 January 2011 or, if the General Meeting is adjourned, on the Company's register of members at 6.00 p.m. on the date which is 48 hours before the adjourned General Meeting, will be entitled to vote at the aforesaid meeting in respect of the number of shares registered in their name at that time. Changes to the register of members after the relevant deadline shall be disregarded in determining the rights of any person to attend and vote at the General Meeting.

3.
A pink form of proxy (the "Pink Form of Proxy") is enclosed for use in respect of voting on the Resolutions. A shareholder entitled to attend and vote is entitled to appoint a proxy to exercise all or any of the rights to attend and to speak and vote on their behalf at the General Meeting. A shareholder may appoint more than one proxy in relation to the General Meeting provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that shareholder. To appoint more than one proxy or to request a personalised Pink Proxy Form, shareholders can contact the Company's Registrars, Capita, for (an) additional Pink Proxy Form(s) or can photocopy the form enclosed with the notice of meeting. A proxy need not be a shareholder of the Company. To be valid, Pink Forms of Proxy must be received by Capita Registrars at Capita Registrars, Capita Registrars, PXS, 34 Beckenham Road, Beckenham BR3 4TU, no later than 48 hours before the time appointed for the General Meeting. A Pink Form of Proxy must be either deposited at the office of Capita Registrars by post or by hand or at the share portal service at www.capitashareportal.com. To appoint a proxy electronically your unique investor code will be required, which is printed on the Pink Form of Proxy. Completion and return of a Pink Form of Proxy or any CREST proxy instruction will not prevent a shareholder from attending and, to the extent so entitled, voting in person if so desired.

4.
In the case of joint holders, where more than one of the joint holders purports to appoint a proxy, only the appointment submitted by the most senior holder will be accepted. Seniority is determined by the order in which the names of the joint holders appear in the Company's register of members in respect of the joint holding (the first named being the most senior).

5.
Any person to whom this notice is sent who is a person nominated under section 146 of the Companies Act 2006 to enjoy information rights (a "Nominated Person") may, under an agreement between him/her and the shareholder by whom he/she was nominated, have a right to be appointed (or to have someone else appointed) as a proxy for the meeting. If a Nominated Person has no such proxy appointment right or does not wish to exercise it, he/she may, under any such agreement, have a right to give instructions to the shareholder as to the exercise of voting rights. The statement of the rights of shareholders in relation to the appointment of proxies, set out in paragraph 3 above, does not apply to Nominated Persons. The rights described in paragraph 3 above can only be exercised by shareholders of the Company.

6.
CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so by using the procedures described in the CREST Manual. CREST Personal Members or other CREST sponsored members, and those CREST members who have appointed (a) service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf. To appoint one or more proxies or to give an instruction to a proxy (whether previously appointed or otherwise) via the CREST system, CREST messages must be received by Capita Registrars (ID number RA10) with the latest time for receipt of proxy appointments specified in the Notice of meeting. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp generated by the CREST system) from which the issuer's agent is able to retrieve the message. After this time any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means. The Company may treat as invalid a proxy appointment sent by CREST in the circumstances set out in regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

7.
You may not use any electronic address provided either (i) in this notice of General Meeting; or (ii) any related documents (including the Pink Form of Proxy), to communicate with the Company for any purposes other than those expressly stated.

8.
Under section 319A of the Companies Act 2006, the Company must answer any question asked relating to the business being dealt with at the General Meeting unless: (i) answering the question would interfere unduly with the preparation for the General Meeting or involve the disclosure of confidential information; (ii) the answer has already been given on a website in the form of an answer to a question; or (iii) it is undesirable in the interests of the Company or the good order of the General Meeting that the question is answered.

9.
The contents of this notice of the General Meeting, details of the total number of shares in respect of which members are entitled to exercise voting rights at the General Meeting and, if applicable, any members' statements, members' resolutions or members' matters of business received by the Company after the date of this notice of the General Meeting will be available on the Company's website: www.northernfoods.com.

10.
As at 16 December 2010 (being the last business day prior to the publication of this notice of the General Meeting) the Company's issued share capital consists of 468,662,510 ordinary shares (excluding shares held in treasury), carrying one vote each. The Company holds 45,461,961 ordinary shares in treasury and is not permitted to exercise voting rights in respect of those shares. Therefore the total voting rights in the Company are 468,662,510.

17 November 2010

SCHEDULE 3

DIRECTORS' REPORT

MERGER BETWEEN GREENCORE GROUP AND NORTHERN FOODS TO CREATE ESSENTA FOODS

1.       Introduction

On 17 November 2010 the Boards of Greencore Group plc and Northern Foods plc, two of the leading food manufacturers in the UK and Ireland, announced that they had reached agreement on the terms of a recommended merger of equals to create Essenta Foods.

The Merger, which will be effected under the European cross-border mergers regime, will be carried out as a "merger by absorption" for the purposes of the UK Cross-Border Mergers Regulations and a "merger by acquisition" for the purposes of the Irish Cross-Border Mergers Regulations. It will result in Northern Foods' assets and liabilities being transferred to Greencore by order of the Irish High Court and Northern Foods Shareholders receiving New Greencore Shares in consideration for this transfer, on the basis of the Exchange Ratio.

Following completion of the Merger, Greencore will be renamed Essenta Foods and will remain domiciled and tax resident in Ireland, with its registered and corporate head office in Dublin and its UK operational centre in Yorkshire. Essenta Foods will be admitted to the premium segment of the Official List of the UKLA and its shares (comprising the Existing Greencore Shares and New Greencore Shares) will be traded on the London Stock Exchange's main market for listed securities and quoted in pounds sterling. Essenta Foods will not retain Greencore's existing listing on the Irish Stock Exchange, and accordingly Greencore intends to seek cancellation of this listing with effect from the date of completion of the Merger. In due course, it is expected that Essenta Foods will consider applying for a secondary listing on the Irish Stock Exchange in accordance with Chapter 11 of the Irish Listing Rules. Following discussions with FTSE, it is anticipated that Essenta Foods will be included in the FTSE UK Index Series with immediate effect on completion of the Merger. It is expected that Essenta Foods will have a March financial year end and will report on the basis of a 52/53 week financial year in pounds sterling.

This document comprises the Northern Foods directors' report in respect of the Merger, prepared in accordance with regulation 8 of UK Cross-Border Mergers Regulations. Copies of the this report have been filed at the UK High Court and with the Registrar of Companies in England and Wales and are available for inspection by Northern Foods Shareholders and employees at Northern Foods' registered office at 2180 Century Way, Thorpe Park, Leeds, West Yorkshire LS15 8ZB.

2.       Definitions

In this report the following defined terms shall have the meanings ascribed to them hereto:

"Alternative Transaction"	means, in relation to either of Northern Foods or Greencore (each a "Party"), any offer, scheme of arrangement, merger or other business combination, or similar transaction which is proposed by a third party which is not acting in concert with the other Party, including any revisions thereof, and the purpose of which is to enable that third party (or any other person) to acquire, directly or indirectly (including through a subscription for new shares), all or a significant proportion (being 30 per cent. or more when aggregated with the shares already held by the third party and anybody acting in concert with that third party) of the share capital of that Party, or any arrangement or transaction classified as a class one transaction under the Listing Rules or any other similar arrangement or similar transaction or series of the same which is materially inconsistent with the implementation of the Merger;
"Announcement"	means the announcement of the Merger published jointly by Greencore and Northern Foods on 17 November 2010;
"Board"	means board of directors;

"Common Terms of Merger"	means the common draft terms of the Merger prepared in accordance with regulation 7 of the UK Cross-Border Mergers Regulations and regulation 5 of the Irish Cross-Border Mergers Regulations;
"Combined Group"	means the combined Wider Northern Foods Group and Wider Greencore Group;
"Effective Date"	means the date on which the Merger becomes effective, being the date specified in the Order in accordance with Regulation 14(4) of the Irish Cross-Border Mergers Regulations;
"Effective Time"	means the time on the Effective Date at which the Merger becomes effective, being the time specified in the Order in accordance with Regulation 14(4) of the Irish Cross-Border Mergers Regulations;
"Essenta Foods"	means Greencore, to be renamed Essenta Foods plc following completion of the Merger;
"European Cross-Border Mergers Directive"	means the Directive on Cross-Border Mergers of Limited Liability Companies (2005/56/EC);
"Exchange Ratio"	means 0.4479 of a New Greencore Share for every Northern Foods Share;
"Greencore"	means Greencore Group plc;
"Greencore Group"	means Greencore and its Subsidiary Undertakings;
"Greencore Shareholder Document"

means the circular sent (or made available) to Greencore Shareholders in connection with the proposed Merger which will include, inter alia, the Common Terms of Merger and the Greencore Directors' Report;

"Greencore Shareholder Meeting"	means the extraordinary general meeting of Greencore Shareholders to be convened to approve the Merger;
"Greencore Shareholders"	means the holders of Greencore Shares from time to time;
"Greencore Shares"	means ordinary shares in the capital of Greencore (including, where the context requires, the New Greencore Shares);
"Implementation Agreement"	means the implementation agreement entered into between Greencore and Northern Foods on 17 November 2010, details of which are set out herein;
"Irish Cross-Border Mergers Regulations"	means the European Communities (Cross-Border Mergers) Regulations 2008 which implements the European Cross-Border Mergers Directive within the Republic of Ireland;
"Irish Financial Regulator"	means the Central Bank of Ireland;
"Irish High Court"	means the High Court in the Republic of Ireland;
"Listing Rules"	means the listing rules and regulations made by the UKLA under the Financial Services and Markets Act 2000, as amended from time to time;
"London Stock Exchange"	means the London Stock Exchange plc or its successor(s);
"Merger"

means the merger of Greencore and Northern Foods to be effected by way of a "merger by acquisition" pursuant to the provisions of the Irish Cross-Border Mergers Regulations and by way of a "merger by absorption" pursuant to the provisions of the UK Cross Border Mergers Regulations;

"Merger Record Time"	means 6.00 p.m. on the Business Day before the Effective Date;
"New Greencore Shares"	means the new Greencore Shares to be issued to Northern Foods Shareholders pursuant to the terms of the Merger;
"Northern Foods"	means Northern Foods plc;
"Northern Foods Directors"	means the directors of Northern Foods;
"Northern Foods General Meeting"

means, to the extent Northern Foods and Greencore agree that such a meeting is required, any general meeting of Northern Foods Shareholders to be convened to consider and if thought fit approve any matters necessary or desirable to implement and effect the Merger;

"Northern Foods Shareholders"	means the holders of Northern Foods Shares from time to time;
"Northern Foods Shareholder Document"	means the document to be sent to Northern Foods Shareholders in connection with the proposed Merger which will include, inter alia, the Common Terms of Merger and this Directors' Report;
"Northern Foods Shareholders Meeting"	means the meeting of Northern Foods Shareholders to be convened by the UK High Court pursuant to the UK Cross-Border Mergers Regulations;
"Northern Foods Shares"	means ordinary shares in the capital of Northern Foods;
"Northern Foods Share Schemes"

means any of (a) the Northern Foods Savings-Related Share Option Scheme 2007; (b) the Irish Savings-Related Share Option Scheme 2007; (c) the Northern Foods Long Term Incentive Plan 1997; (d) the Northern Foods Share Option Plan 2004; (e) the Northern Foods Performance Share Plan 2007; (f) the Share Award Agreement 2007 and (g) the Share Award Agreement 2009;

"Northern Foods Voting Record Time"

means the time and date by reference to which the entitlement of Northern Foods Shareholders to vote on the Merger will be determined, which shall be fixed by the UK Court but which is expected to be 6.00 p.m. on the day that is two days before the date of the Northern Foods Shareholders Meeting or, if the Northern Foods Shareholders Meeting is adjourned, 6.00 p.m. on the day that is two days before the date of such adjourned Northern Foods Shareholders Meeting;

"Official List"	means the official list maintained by the UKLA;
"Order"

means the order of the Irish High Court pursuant to Regulation 14(1) of the Irish Cross-Border Mergers Regulations confirming scrutiny of the legality of the Merger as regards that part of the procedure which concerns the completion of the Merger;

"Overseas Shareholder"

means a holder of Northern Foods Shares who is a citizen, resident or national of any jurisdiction outside the Republic of Ireland or the United Kingdom or holding Northern Foods Shares on behalf of a person who is a citizen, resident or national of any jurisdiction outside the Republic of Ireland or the United Kingdom;

"Subsidiary Undertaking"
(a)
in relation to Greencore, has the same meaning as in Regulation 4 of the European Communities (Companies: Group Accounts) Regulations 1992 of Ireland; and $_$_DATA_CELL,18,1,1

$_$_DATA_CELL,18,2,1

(b)
in relation to Northern Foods, has the same meaning as in section 1162 of the Companies Act 2006;

"UK Cross-Border Mergers Regulations"	means the Companies (Cross-Border Mergers) Regulations 2007 which implement the European Cross-Border Mergers Directive within the United Kingdom;
"UK High Court"	means the High Court of Justice in England and Wales;
"UKLA"	means the UK Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;
"Wider Greencore Group"

means Greencore and its Subsidiary Undertakings, associated undertakings and any other undertakings in which Greencore and such undertakings (aggregating their interests) have a significant interest; and

"Wider Northern Foods Group"

means Northern Foods and its Subsidiary Undertakings, associated undertakings and any other undertakings in which Northern Foods and such undertakings (aggregating their interests) have a significant interest.

3.       The Merger

The Merger will involve the combination of the businesses, assets and liabilities of Greencore and Northern Foods to create Essenta Foods.

If the Merger becomes effective, Northern Foods Shareholders will receive 0.4479 of a New Greencore Share for every Northern Foods Share held by them. On this basis, Greencore Shareholders and Northern Foods Shareholders will each hold approximately 50% of the enlarged, fully diluted, share capital of the Combined Group, with Greencore being renamed Essenta Foods upon the Merger completing.

The Merger is subject to terms and conditions which are set out in full in the Announcement. Amongst other matters, the Merger is conditional on:

•
the approval by the requisite majorities of the Northern Foods Shareholders and Greencore Shareholders;

•
the Irish High Court certifying that Greencore has complied with the pre-merger requirements under the Irish Cross-Border Mergers Regulations;

•
the UK High Court certifying that Northern Foods has complied with the pre-merger requirements under the UK Cross-Border Mergers Regulations;

•
the UK Office of Fair Trading indicating (in terms reasonably satisfactory to Greencore and Northern Foods) that it does not intend to refer the proposed Merger or any related matter to the Competition Commission and the deadline for appealing the relevant decision to the Competition Appeal Tribunal having expired with no appeal having been lodged beforehand;

•
the Irish Competition Authority determining that the Merger may be put into effect (or, as the case may be, not determining to the contrary within the relevant statutory time periods) in accordance with the provisions of the Irish Competition Act;

•
a prospectus being issued by Greencore and approved by the Irish Financial Regulator or the UKLA, as the case may be, and, if necessary, the UKLA confirming receipt of a certificate from the Irish Financial Regulator verifying that the Prospectus has been drawn up in accordance with the relevant provisions of the Prospectus Directive (Directive 2003/71/EC);

•
the UKLA having agreed to admit the New Greencore Shares to listing on the premium segment of the Official List and such agreement not having been withdrawn. Under UK regulatory practice, there is no formal step of the UKLA agreeing in advance to admit shares to listing and the formal agreement to admit shares to listing is only given at the time the dealing notice is published (which occurs simultaneously with Admission). However, Greencore and Northern Foods have agreed that as between them and for the purposes of the Merger this Condition will be satisfied following an acknowledgement by the UKLA following its listing hearing that the New Greencore Shares will be admitted to listing subject to the fulfilment of certain conditions;

•
the London Stock Exchange having agreed to admit the New Greencore Shares to trading on the main market for listed securities and such agreement not having been withdrawn. Under UK regulatory practice, there is no formal step of the London Stock Exchange agreeing in advance to admit shares to trading and the formal agreement to admit shares to trading is only given at the time the dealing notice is published (which occurs simultaneously with Admission). However, Greencore and Northern Foods have agreed that as between them and for the purposes of the Merger, this condition will be satisfied following an acknowledgement by the London Stock Exchange, following its listing hearing, that the New Greencore Shares will be admitted to trading subject only to the Merger becoming effective and the New Greencore Shares being allotted;

•
the conditions that are not otherwise identified above being satisfied or waived on or before the Irish High Court approving the completion of the Merger; and

•
the Irish High Court approving the completion of the Merger.

Application will be made to the UKLA for the New Greencore Shares to be admitted to the Official List and to the London Stock Exchange for the New Greencore Shares to be admitted to trading on the London Stock Exchange's market for listed securities. It is expected that admission will become effective and that dealings for normal settlement in New Greencore Shares will shortly follow the date on which the Merger becomes effective in accordance with the approval of the Irish High Court.

The New Greencore Shares will, when issued, be fully paid and rank pari passu in all respects with the existing Greencore shares, including, where the record date for determining entitlements is on or after the date of issue of the New Greencore Shares, the right to all dividends and other distributions (if any) declared, made or paid by Essenta Foods. In the event that Greencore puts in place, with effect from or after the Effective Date, a dividend access scheme or any similar scheme which allows certain Greencore Shareholders to elect not to receive dividends or other distributions from Greencore in exchange for being granted an entitlement to receive an amount equivalent to any dividend or distribution declared, made or paid by Greencore from another member of the Greencore Group without deduction for Irish withholding tax, the ranking and right to dividends and other distributions of New Greencore Shares issued pursuant to the Merger may be affected to the extent that any person holding such New Greencore Shares who is so entitled makes such an election pursuant to such a scheme.

The Merger will be governed by Irish law and English law and will be subject to the jurisdiction of the Irish courts and the English courts. The Merger will be subject to the applicable requirements of the UK's City Code on Takeovers and Mergers, the UK's Panel on Takeovers and Mergers, the Irish Takeover Panel, the London Stock Exchange, the UKLA, the Irish Stock Exchange and the Irish Financial Regulator.

4.       Legal grounds for the Merger

Background

This document has been drawn up in accordance with the UK Cross-Border Mergers Regulations. The UK Cross-Border Mergers Regulations and the Irish Cross-Border Mergers Regulations implement the European Cross-Border Mergers Directive. The European Cross-Border Mergers Directive facilitates mergers of companies incorporated in different European Union or European Economic Area member states.

The Merger will be carried out as a "merger by absorption" for the purposes of the UK Cross-Border Mergers Regulations and a "merger by acquisition" for the purposes of the Irish Cross-Border Mergers Regulations.

Conditions under the UK Cross-Border Mergers Regulations and the Irish Cross-Border Mergers Regulations

Under the UK Cross-Border Mergers Regulations and the Irish Cross-Border Mergers Regulations, Northern Foods and Greencore must meet certain conditions before the Merger can occur. Northern Foods and Greencore must draw up Common Terms of Merger and each of them is required to prepare a directors' explanatory report. Subject to the confirmation of the Irish High Court, an independent expert's report is also being prepared by Ernst & Young Chartered Accountants (a partnership organised under the Laws of Ireland) for Greencore and Northern Foods.

In the UK, Northern Foods is obliged to deliver the Common Terms of Merger and a copy of the court order convening a meeting of members, together with a notice in the prescribed form, to the UK Registrar of Companies. Notice of delivery of these documents to the UK Registrar of Companies must be published in the Gazette. In Ireland, Greencore is obliged to deliver the Common Terms of Merger, together with a notice in the prescribed form, to the Irish Registrar of Companies. Notice of delivery of these documents to the Irish Registrar of Companies must be published in two national newspapers in Ireland and the Irish Companies Registration Office Gazette.

The proposal to effect the Merger will be put to the Northern Foods Shareholders for approval at the Northern Foods Shareholder Meeting, as required by the UK Cross-Border Mergers Regulations, and to the Greencore Shareholders for approval at a Greencore Shareholder Meeting, as required by the Irish Cross-Border Mergers Regulations.

Once Northern Foods has complied with the conditions applicable to it, it must apply to the UK High Court for a pre-merger certificate confirming compliance with these conditions. Once Greencore has complied with the conditions applicable to it, it must apply to the Irish High Court for the issue of a similar pre-merger certificate.

Pursuant to Article 12 of the European Cross-Border Mergers Directive, the effectiveness of a cross-border merger is determined by the national law that is applicable to the surviving company. Accordingly, the effectiveness of the Merger is governed by Irish law because the surviving company (Greencore, which will be renamed as Essenta Foods upon completion of the Merger) is a limited liability company incorporated under Irish law. Following issue of the pre-merger certificates referred to above, Greencore and Northern Foods must apply to the Irish High Court for an order setting the Effective Date. The Merger therefore becomes effective on the date specified in the order made by the Irish High Court pursuant to regulation 14(4) of the Irish Cross-Border Mergers Regulations.

Effectiveness of the Merger

The granting of a court order by the Irish High Court approving the Merger has the effect that the business of Northern Foods, including all its assets and liabilities on the Effective Date, will be transferred to Greencore by operation of law in accordance with regulation 19 of the Irish Regulations and Article 14 of the European Cross-Border Mergers Directive.

As a matter of law, on the Effective Date, the consequences of the Merger will be that:

•
at the Effective Time, all of the assets and liabilities of Northern Foods will be transferred to Greencore;

•
at the Effective Time, the rights and obligations arising from the contracts of employment of Northern Foods will be transferred to Greencore;

•
each Northern Foods Shareholder whose name appears in the register of members of Northern Foods at the Merger Record Time will receive 0.4479 of a New Greencore Share for every Northern Foods Share held at the Merger Record Time, subject to the terms and conditions set out in the Common Terms of Merger;

•
Northern Foods will be dissolved without going into liquidation;

•
at the Effective Time, all legal proceedings pending by or against Northern Foods will be continued with the substitution of Greencore for Northern Foods as a party;

•
at the Effective Time, every contract, agreement or instrument to which Northern Foods is a party shall, notwithstanding anything to the contrary contained in that contract, agreement or instrument, will be construed and have effect as if:

•
Greencore had been a party thereto instead of Northern Foods,

•
for any reference (however worded and whether express or implied) to Northern Foods there were substituted a reference to Greencore, and

•
any reference (however worded and whether express or implied) to the directors, officers, representatives or employees of Northern Foods, or any of them, were, respectively, a reference to the directors, officers, representatives or employees of Greencore or to such director, officer, representative or employee of Greencore as Greencore nominates for that purpose or, in default of nomination, to the director, officer, representative or employee of Greencore who corresponds as nearly as may be to the first-mentioned director, officer, representative or employee; and

•
at the Effective Time, every contract, agreement or instrument to which Northern Foods is a party will become a contract, agreement or instrument between Greencore and the counterparty with the same rights, and subject to the same obligations, liabilities and incidents (including rights of set-off), as would have been applicable thereto if that contract, agreement or instrument had continued in force between Northern Foods and the counterparty, and any money due and owing (or payable) by or to Northern Foods under or by virtue of any such contract, agreement or instrument shall become due and owing (or payable) by or to Greencore instead of Northern Foods.

5.       Economic grounds for the Merger

The Merger will bring together two established convenience food companies to create a significant operator in the UK convenience food sector. Following the successful restructurings of the respective businesses and significant progress made in improving their operating performance and strength of their balance sheets, the Boards of Greencore and Northern Foods believe that they are in a strong position from which to combine their respective businesses and create a convenience foods business with combined annual sales of approximately £1.7 billion.

Greencore and Northern Foods have long track records of operating successfully in the UK convenience food sector. Both companies recognise the importance of delivering high quality products, continued innovation, maintaining strong standards of service and improving efficiency.

Strong combined portfolio and assets—enhanced investment capability

The Boards of Greencore and Northern Foods believe that the Merger will:

•
combine two highly complementary UK businesses to create a business with a well balanced product portfolio and an attractive customer base which includes all major UK food retailers;

•
create a substantial operator in two of the most attractive convenience food categories:

•
food-to-go: including sandwiches, salads and sushi; and

•
chilled ready meals;

•
combine significant positions in the UK in the manufacture of quiches, pies, chilled sauces and soups, private label cooking sauces and selected cakes and desserts segments;

•
create a portfolio including strong brands in biscuits (Fox's), frozen pizza (Goodfella's) and selected Irish frozen brands (Donegal Catch and Green Isle) and licences to manufacture brands including Weight Watchers; and

•
offer the potential of growth in the US on the back of Greencore's US chilled prepared food business.

Greencore and Northern Foods have invested significantly in their respective businesses in recent years. The Combined Group will have a high quality asset base through the UK, Ireland and the US with 33 facilities in the UK, 8 facilities in Ireland and 2 facilities in the US. The Boards of Greencore and Northern Foods believe that the Merger will provide the platform to support continued investment in innovation for the benefit of both customers and shareholders.

Blue-chip customer base

The Boards of Greencore and Northern Foods expect the Merger will:

•
combine broad customer bases with strong relationships—the customer bases of Northern Foods and Greencore are highly complementary, with minimal customer overlap in the key growth categories of food to go and chilled ready meals; and

•
help deepen relationships with the Combined Group's key customers, while introducing new distribution channels to both businesses and providing opportunities to distribute a wider range of products into a broader customer base.

Synergies

The Boards of Greencore and Northern Foods believe that the Combined Group will be able to achieve annual cost synergies of approximately £40 million.(1) These synergies are expected to comprise approximately £15 million from overhead cost savings, approximately £20 million from purchasing and supply chain improvements and approximately £5 million from financing and tax efficiencies.

(1)
These statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to may not be achieved, or those achieved could be materially different from those estimated. Neither this statement nor any other statement in this document should be construed as a profit forecast or interpreted to mean that Essenta Food's earnings in the first full year following the Merger, or in any subsequent period, would necessarily match or be greater than or be less than those of Greencore and/or Northern Foods for the relevant preceding financial period or any other period.

The Boards of Greencore and Northern Foods believe that at least half of these synergies will be realised in the first 12 months after completion of the Merger, rising to approximately 90% in the second year after completion of the Merger with the full amount of synergies realised in the third year after completion of the Merger. It is expected that realisation of these synergies will incur a one-off cash cost of approximately £45 million, of which approximately two-thirds would be incurred in the first 12 months after completion of the Merger, with the balance in the following year. Further details of the bases of calculations of these expected synergies are set out in the Appendix of this report.

In addition to these cost synergies, the Boards of Greencore and Northern Foods believe that the Merger will provide an opportunity to achieve certain revenue synergies through leveraging distribution channels, research and development capability, brands and product portfolios across the Combined Group.

Increased financial strength

Following the completion of the Merger, Essenta Foods will have a strong credit profile which will facilitate greater financial and strategic flexibility for the future. Greencore and Northern Foods have together negotiated a £450 million 5 year bank revolving credit facility for the Combined Group to replace existing banking facilities. This, together with the existing US private placement notes issued by Northern Foods and Greencore (which mature between 2012 and 2020), will form a strong capital structure for Essenta Foods in the future.

In addition, the proposed Essenta Foods expects to receive an investment grade issuer rating (BBB low with stable trend) from the DBRS rating agency which the Boards of Greencore and Northern Foods believe will allow the Combined Group to access a greater range of financing options going forward.

6.       The effects of the Merger for Northern Foods Shareholders

Exchange Ratio

Under the terms of the Merger, Northern Foods Shareholders will receive 0.4479 of a New Greencore Share for every Northern Foods Share held at the Merger Record Time. Upon the Merger becoming effective Northern Foods will be dissolved and Northern Foods Shareholders will cease to have any interest in Northern Foods.

No fraction of a New Greencore Share shall be allotted to any holder of Northern Foods Shares, but all fractions to which holders of Northern Foods Shares would otherwise have been entitled shall be aggregated and sold in the market as soon as practicable following the Effective Date and the net proceeds of sale shall be retained for the benefit of Greencore. Northern Foods Shares which are held by Northern Foods Shareholders who, at the Merger Record Time, hold one or two Northern Foods Shares will be transferred to a nominee resident in the United Kingdom or Ireland for the benefit of such Northern Foods Shareholders (if any) so that, upon the Merger becoming effective, such nominee will receive New Greencore Shares on the basis of the Exchange Ratio and on terms that such New Greencore Shares shall be sold by such nominee on behalf of such Northern Foods Shareholders at the best price which can reasonably be obtained at the time of sale and the gross proceeds of such sale shall be paid to such Northern Foods Shareholders pro rata to their respective holdings (without any deduction for any costs or expenses of sale). None of Greencore, Northern Foods, any such nominee or any broker or agent of any of them shall have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale. Northern Foods and Greencore anticipate that certain amendments will be proposed to Northern Foods' articles of association prior to the Merger Record Time to facilitate such arrangements.

Shareholder Approvals

The Merger will require the approval of Northern Foods Shareholders at the Northern Foods Shareholders Meeting, which will be held at a date to be determined by the UK Court and which is expected to be in January 2011. In addition, certain ancillary matters relating to the Merger will require the approval of Northern Foods Shareholders at the Northern Foods General Meeting, which will be convened on the same date as the Northern Foods Shareholders Meeting.

Notices of the Northern Foods Shareholders Meeting and the Northern Foods General Meeting will be sent to Northern Foods Shareholders in due course.

Entitlement to attend and vote at the Northern Foods Shareholders Meeting and the Northern Foods General Meeting and the number of votes which may be cast thereat will be determined by reference to the register of members of Northern Foods at the Northern Foods Voting Record Time. All Northern Foods Shareholders whose names appear on the register of members of Northern Foods at the Northern Foods Voting Record Time, shall be entitled to attend and speak and vote at the relevant meeting in respect of the number of Northern Foods Shares registered in their name at the relevant time.

The Northern Foods Shareholders Meeting will be held at the direction of the Court for the purpose of enabling Northern Foods Shareholders to consider and, if thought fit, approve the Merger. The Merger will not become effective unless it is approved by Northern Foods Shareholders at the Northern Foods Shareholders Meeting by the requisite statutory majority.

At the Northern Foods Shareholders Meeting, voting will be by poll and each Northern Foods Shareholder present in person or by proxy will be entitled to one vote for each Northern Foods Share held at the Northern Foods Voting Record Time. In order for the Merger to be approved at the Northern Foods Shareholder Meeting, those voting to approve the Merger must:

(a)
represent a simple majority in number of those Northern Foods Shareholders present and voting in person or by proxy; and

(b)
represent not less than three-quarters in nominal value of the Northern Foods Shares held by those Northern Foods Shareholders present and voting in person or by proxy.

Northern Foods Shares which are held by or on behalf of Greencore or any member of the Greencore Group will not be entitled to be voted at the Northern Foods Shareholders Meeting.

At the Northern Foods Shareholders Meeting, it is particularly important that as many votes as possible are cast so that the Court may be satisfied that there is a fair representation of Northern Foods Shareholder opinion. Northern Foods Shareholders are therefore strongly urged to sign and return their Forms of Proxy in respect of the Northern Foods Shareholder Meeting as soon as possible after they are despatched.

The Northern Foods General Meeting is being held for the purpose of enabling Northern Foods Shareholders to consider and, if thought fit, approve certain amendments to the articles of association of Northern Foods which are intended to ensure that the Merger is conducted in a manner which is consistent with certain overseas securities laws and to ensure that appropriate arrangements are put in place for Northern Foods Shareholders who would, by virtue of their holding of Northern Foods Shares, only be entitled to receive a fraction of a New Greencore Share and whose entitlement would therefore otherwise be rounded down to zero. At the Northern Foods General Meeting, voting will be by poll and each Northern Foods Shareholder present in person or by proxy will be entitled to one vote for each Northern Foods Share held at the Northern Foods Voting Record Time. The Merger will be conditional on the resolutions proposed at the Northern Foods General Meeting being approved by the requisite majorities.

Overseas shareholders

If, in respect of any Overseas Shareholder (or any person whom Greencore or Northern Foods reasonably believes to be an Overseas Shareholder), Greencore and/or Northern Foods is advised that the allotment and/or the issue of New Greencore Shares would or might infringe the laws of any jurisdiction outside Ireland or the United Kingdom or would or might require Greencore and/or Northern Foods to obtain any governmental or other consent or effect any registration, filing or other formality with which Greencore and/or Northern Foods is unable to comply or compliance with which Greencore and/or Northern Foods regards as unduly onerous or, in either case, Greencore and/or Northern Foods considers that to determine the same is not possible or is a matter which Greencore and/or Northern Foods regards as unduly onerous or disproportionate given the number of Northern Foods Shareholders resident or domiciled in that jurisdiction, then Greencore and Northern Foods reserve the right to procure that immediately prior to the Merger Record Time, Northern Foods Shares which are held by any such Northern Foods Shareholders will be transferred to a nominee resident in the United Kingdom or Ireland for the benefit of such Northern Foods Shareholders (if any) so that, upon the Merger becoming effective, such nominee will receive New Greencore Shares on behalf of such Overseas Shareholders on the basis of the Exchange Ratio and on terms that such New Greencore Shares shall be sold by such nominee on behalf of each such Overseas Shareholder at the best price which can reasonably be obtained at the time of sale and the proceeds of such sale shall (after the deduction of all expenses and commissions but (for the avoidance of doubt) without any deduction for amounts in respect of value added tax (if any) or stamp duty payable in respect of such sale by the purchaser of such New Greencore Shares) be paid to such Overseas Shareholder. None of Greencore, Northern Foods, any such nominee or any broker or agent of any of them shall have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale.

Dividends and dividend policy

Northern Foods Shareholders who are on the register of Northern Foods on 7 January 2011 will be entitled to receive and retain the Northern Foods interim dividend of 1.55 pence per Northern Foods Share announced on 9 November 2010 in respect of the first 6 months of the financial year ending 2 April 2011. It is also anticipated that Northern Foods and Greencore will both declare further dividends in respect of their current financial periods by reference to a record date falling before the date of completion of the Merger, and that Northern Foods Shareholders and Greencore Shareholders on the respective Northern Foods and Greencore shareholder registers on that record date or dates will be entitled to receive and retain those further dividends.

Following completion of the Merger, it is expected that Essenta Foods will maintain a progressive dividend policy and target a dividend cover ratio of 2.0 to 2.5 times calculated on an adjusted earnings per share basis.(2) It is intended that Essenta Foods will have a March financial year end and will report on the basis of a 52-53 week financial year in pounds sterling. Dividends will be available for payment in pounds sterling or euro. Accordingly, it is expected that the interim and final dividends of Essenta Foods will be paid in April and September, respectively. Assuming that the Merger will be completed by the end of March 2011 a dividend would (subject to the usual considerations), therefore be paid by Essenta Foods to all Essenta Foods shareholders in September 2011.

(2)
For these purposes, "adjusted earnings per share" is the adjusted profit attributable to the ordinary shareholders of Essenta Foods divided by the weighted average number of ordinary shares in issue during the period, excluding ordinary shares purchased by Essenta Foods and held as treasury shares and certain shares held in trust. Adjusted profit is profit adjusted for items which in management's judgment are considered to be exceptional in nature and certain other items including but not limited to amortisation of fair value accounts related items.

7.       The effects of the Merger for Northern Foods Creditors

Pursuant to regulation 19(1) of the Irish Cross Border Mergers Regulation, upon the Merger becoming effective all assets and liabilities of Northern Foods will be transferred by operation of law to Greencore. Assets and liabilities of Northern Foods' existing subsidiaries will not be so transferred, but will remain assets and liabilities of the relevant Northern Foods subsidiaries, which will become subsidiaries of the Combined Group.

As at the date of this report, Northern Foods is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 and the Board of Northern Foods believes that, upon the Merger becoming effective, the Combined Group will not be unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or equivalent Irish legislation and that creditors of Northern Foods on the Effective Date will not be prejudiced as a result of the Merger.

Greencore and Northern Foods have together negotiated £450 million 5 year bank revolving credit facility for the Combined Group to replace existing banking facilities. This, together with the existing US private placement notes issued by Northern Foods and Greencore, will form a strong capital structure for Essenta Foods in the future. In addition, Essenta Foods expects to receive an investment grade issuer rating (BBB low with stable trend) from the DBRS rating agency which the Boards of Greencore and Northern Foods believe will allow the Combined Group to access a range of financing options going forward.

Northern Foods does not have any debenture holders who are relevant for consideration pursuant to Regulation 8(3) of the UK Cross-Border Merger Regulations.

8.       The effects of the Merger for Northern Foods employees

It is intended that the employment of all persons employed by Northern Foods will be transferred to Convenience Foods Limited or another subsidiary of Northern Foods prior to the Merger becoming effective. Assuming that such transfer is completed, all employees of the Northern Foods Group will be employed by subsidiaries of Northern Foods at the time the Merger becomes effective and the terms and conditions of their employment will not be affected by the Merger. In the event that such transfer is not completed, the rights and obligations of any employees of Northern Foods at the Effective Time will be transferred by operation of law to Greencore.

The Boards of Greencore and Northern Foods attribute great importance to the expertise of their respective management teams and employees.

Upon completion of the Merger, the management teams of Greencore and Northern Foods will be combined in order to obtain the maximum benefit from their skills and experience.

The Boards of Greencore and Northern Foods recognise that in order to achieve the planned benefits of the Merger some operational restructuring will be required following completion of the Merger, which is likely to lead to some redundancies where the businesses have overlapping functions or where this would otherwise improve efficiency. However, no decisions will be taken regarding any redundancies until a business review has been undertaken following completion of the Merger and appropriate consultation with employee representatives have occurred. The Boards of Greencore and Northern Foods have confirmed to each other that, following the completion of the Merger, the existing employment rights of all employees of both the Greencore and Northern Foods groups will be fully safeguarded and any employee consultation requirements will be complied with.

The Merger will affect share options and incentive awards granted under the Northern Foods Share Schemes. The rules of the Northern Foods Share Schemes will be amended so that awards will vest or options may be exercised on approval of the Merger by the Irish High Court, subject to the achievement of applicable performance conditions. Participants in the Northern Foods Performance Share Plan 2007 will be given the opportunity to exchange their awards for equivalent awards granted by Greencore. Participants in the Northern Foods Share Schemes will be contacted in mid-December regarding the effect of the Merger on their rights.

The Board of Northern Foods have reached agreement with the trustees of Northern Foods' primary UK defined benefit schemes, the Northern Foods Pension Scheme and the Northern Foods Pension Builder Scheme, which is subject to completion of the transaction, and have entered into a memorandum of understanding regarding a new funding agreement which would to result in past service deficit contributions to the Northern Foods Pension Scheme of £15 million per annum, commencing within 30 days of the Merger and the last payment being made in April 2021. Subsequent to this, the next valuation agreed with the trustees will be as of 31 March 2013.

The Merger itself will have no direct effect on pensions accruals for members of the Northern Foods or Greencore pension schemes. Any proposal by Northern Foods or the Combined Group to review pension provisions going forward (whether before or after the Merger) would be the subject of a separate consultation exercise as and where required by local law.

Northern Foods does not currently have a system of employee participation (as such term is defined by the European Cross-Border Mergers Directive) and neither it nor Greencore is not required to make arrangements for the participation of employees pursuant to Part 3 of the Irish Cross-Border Mergers Regulations. Northern Foods and Greencore do not intend to introduce a system of employee participation (as such term is defined by the European Cross-Border Mergers Directive) for Greencore upon the Merger becoming effective.

9.       Material interests of Northern Foods Directors and the effect of the Merger on those interests

As at 17 November 2010 the Northern Foods Directors held the following interests in Northern Foods Shares:

Director	Northern Foods Shares (number)	Northern Foods Shares (percentage of Northern Foods share capital)
Anthony Hobson	30,000	0.01%
Stefan Barden	2,237,917	0.48%
Simon Herrick	—	—
Tony Illsley	—	—
David Nish	10,000	0.01%
Orna Ni-Chionna	25,000	0.01%
Sandra Turner	—	—

In addition, as at 17 November 2010 Stefan Barden was interested in 4,394,624 Northern Foods shares and Simon Herrick was interested in 1,187,935 Northern Foods Shares, in each case under the terms of Northern Foods Share Schemes. Subject to the Merger becoming effective, Mr. Barden and Mr. Herrick's interests in Northern Foods Shares under the terms of the Northern Foods Share Schemes will be dealt with in accordance with the proposals set out in section 8 of this report on the same terms as other optionholders.

All of the Northern Foods Directors have irrevocably undertaken to vote in favour of the Merger at the Northern Foods Shareholders' Meeting and to vote in favour of the resolutions to be tabled at the Northern Foods General Meeting, and the Northern Foods Directors who hold Northern Foods Shares will participate in the Merger on the same terms as other shareholders.

It has been agreed that Anthony Hobson will become Chairman and Simon Herrick will become Chief Financial Officer of Essenta Foods upon the Merger becoming effective. In addition, Tony Illsley, David Nish and Sandra Turner will join the Board of Essenta Foods as non-executive directors upon the Merger becoming effective. Pursuant to the provisions of the Irish Cross-Border Merger Regulations the rights and obligations of each of Anthony Hobson, Simon Herrick, Tony Illsley, David Nish and Sandra Turner under their respective service agreements or letters of appointment with Northern Foods will automatically be transferred to Essenta Foods upon the Merger becoming effective and there will be no change to the terms and conditions of their employment or appointment as a consequence of the Merger.

To the extent that immediately prior to the Effective Time there remains on the Northern Foods Board any director other than Anthony Hobson, Simon Herrick, Tony Illsley, David Nish and Sandra Turner, such director will cease to be a director of Northern Foods with effect from the Effective Time.

Save as set out above, none of the Northern Foods Directors have any material interests relevant to the Merger.

10.     Implementation Agreement

Northern Foods and Greencore have entered into the Implementation Agreement which provides, inter alia, for the implementation of the Merger and related matters in accordance with an agreed indicative timetable. It contains certain assurances and confirmations between the parties, including provisions to implement the Merger and to achieve satisfaction of the Merger on a timely basis and undertakings regarding the conduct of the Northern Foods Group and the Greencore Group prior to the completion of the Merger.

Northern Foods and Greencore have agreed that, following the approval of the Merger and certain matters relating to its implementation by Northern Foods Shareholders (at the Northern Foods Shareholders Meeting and the Northern Foods General Meeting) and Greencore Shareholders (at the Greencore Shareholders Meeting), they will waive all Conditions then outstanding other than the Conditions set out in paragraphs 1.1(d), (e) and (f) and 1.2(a), (b), (c),(d) and (e) of Appendix 1 to this announcement. However, neither Greencore nor Northern Foods shall be under any such obligation to the extent that the UK Panel has, prior to that time, consented to the invoking of a Condition so as to allow the withdrawal or lapse of the Merger.

The Implementation Agreement terminates in certain circumstances, including:

•
upon service of a written notice by Greencore on Northern Foods if Northern Foods' directors do not recommend the Merger to the Northern Foods Shareholders in the Northern Foods Shareholder Document or if the Northern Foods Board at any time withdraws, qualifies or adversely modifies its recommendation, without the prior consent of Greencore;

•
upon service of a written notice by Northern Foods on Greencore if Greencore's directors do not recommend the Merger to the Greencore Shareholders in the Greencore Shareholder Document or if the Greencore Board at any time withdraws, qualifies or adversely modifies its recommendation, without the prior consent of Northern Foods;

•
if certain other transactions (being, broadly, competing transactions which are materially inconsistent with the implementation of the Merger) become or are declared wholly unconditional, become effective or are otherwise completed; or

•
if the Merger has not become effective by 30 September 2011.

The Implementation Agreement includes a mutual break fee of £1,834,600, which would be payable:

•
by Greencore if:

•
(i) the Greencore Shareholder Document does not contain the recommendation of the Greencore Board; or (ii) the Greencore Board at any time withdraws, qualifies or adversely modifies its recommendation, without the prior consent of Northern Foods and the Merger fails to complete; or

•
an Alternative Transaction (as such term is described in the Announcement) in relation to Greencore is announced prior to the termination of the Implementation Agreement and (at any time) becomes or is declared wholly unconditional, becomes effective or is otherwise completed; or

•
by Northern Foods if:

•
(i) the Northern Foods Shareholder Document does not contain the recommendation of the Northern Foods Board or (ii) the Northern Foods Board at any time withdraws, qualifies or adversely modifies its recommendation, without the prior consent of Greencore and the Merger fails to complete; or

•
an Alternative Transaction in relation to Northern Foods is announced prior to the termination of the Implementation Agreement and (at any time) becomes or is declared wholly unconditional, becomes effective or is otherwise completed.

Both Northern Foods and Greencore have agreed that they will not (and will procure that certain other related persons will not) directly or indirectly:

•
solicit or initiate any enquiries, proposals or approaches from any person in respect of any Alternative Transaction; or

•
enter into or continue or participate in any communications, discussions, negotiations, correspondence or arrangement relating to any Alternative Transaction or which are reasonably likely to lead to an Alternative Transaction, save where necessary to ensure compliance with their fiduciary duties in response to an unsolicited approach relating to an Alternative Transaction; or

•
provide any information to any third party in connection with an Alternative Transaction which has not already been provided to the other party and if Northern Foods or Greencore receives a request for information in connection with any Alternative Transaction, they shall notify the other party, providing details of the information request and only provide further information to the third party than that previously provided to the other party in the context of the Merger if the other party so consents. Both Northern Foods and Greencore shall notify the other party if it receives any approach from a third party regarding any Alternative Transaction. It shall also provide the other party with the material terms of that approach (being the consideration, the form of the consideration, timetable, conditionality and the identity of the interested parties involved) and shall keep the other party informed as to the progress of that Alternative Transaction as promptly as reasonably practicable. Further details of the Implementation Agreement will be set out in the formal documentation sent to Greencore Shareholders and Northern Foods Shareholders in connection with the Merger.

11.     Availability of this report

A copy of this report will be available for inspection by members and employees of Northern Foods at Northern Foods' registered office at 2180 Century Way, Thorpe Park, Leeds, LS15 8ZB until the conclusion of the Northern Foods Shareholders Meeting. Members and employees of Northern Foods may request a written copy of this report free of charge by writing to the Company Secretary at the above address.

For and on behalf of Northern Foods plc.

 APPENDIX TO SCHEDULE 3

SOURCES AND BASES

In this report

1.
Unless otherwise stated:

•
financial information relating to the Greencore Group has been extracted or derived (without any adjustment) from the Preliminary Statement of Results for the year ended 24 September 2010; and

•
financial information relating to the Northern Foods Group has been extracted or derived (without any adjustment) from the Consolidated Financial Statements for the 53 week period ended 3 April 2010.

2.
The combined sales figure of £1.7 billion is calculated by aggregating Northern Foods sales of £977.0 million for the 53 week period ended 3 April 2010 (extracted without material adjustment from Northern Foods' Annual Report and consolidated financial statements in respect of that period) and Greencore continuing sales of £739.6 million for the financial year ended 24 September 2010 (being €856.0 million extracted without material adjustment from Greencore's unaudited Preliminary Statement of Results for that period as translated at an exchange rate of €1.157 to £1, the average €/£ exchange rate for the period 26 September 2009 to 24 September 2010 used by Greencore in those results).

3.
The Exchange Ratio of 0.4479 of a New Greencore Share for every 1 Northern Foods Share has been calculated to provide, on the basis of the fully diluted share capitals of Northern Foods and Greencore (which have been determined in accordance with paragraphs 5 and 6 below), that the enlarged share capital of the Combined Group is attributable to Greencore Shareholders and Northern Foods Shareholders in approximately equal 50:50 proportions.

4.
As at the close of business on 16 November 2010, being the last business day prior to the date of the announcement of the Merger, Northern Foods had in issue 468,662,510 Northern Foods Shares and Greencore had in issue 207,756,857 Greencore Shares (in each case, excluding shares held in treasury). The International Securities Identification Number (ISIN) for Northern Foods Shares is GB0006466089 and for Greencore Shares is IE0003864109. The ISIN for the Greencore Shares represented by American Depositary Receipts is US3941811016.

5.
The fully diluted share capital of Northern Foods (being 468,662,510 Northern Foods Shares) is calculated on the basis of:

•
the number of issued Northern Foods Shares referred to in paragraph 4 above;

•
any further Northern Foods Shares which may need to be issued on or after the date of this announcement on the exercise of options or vesting of awards under the Northern Foods Share Schemes (based on an assessment of the likely vesting proportions of those options and awards), amounting in aggregate to 1,609,481 Northern Foods Shares; and

•
shares currently held in Northern Foods' employee trust, amounting in aggregate to 3,719,242 shares, being used to offset the 1,609,481 Northern Foods Shares which may be issued on or after the date of this announcement on the exercise of options or vesting of awards under the Northern Foods Share Schemes.

6.
The fully diluted share capital of Greencore (being 209,930,532 Greencore Shares) is calculated on the basis of:

•
the number of issued Greencore Shares referred to in paragraph 4 above;

•
any further Greencore Shares which may need to be issued on or after the date of this announcement on the exercise of options or vesting of awards under the Greencore Share Schemes (based on an assessment of the likely vesting proportions of those options and awards), amounting in aggregate to 4,074,398 Greencore Shares; and

•
shares currently held in Greencore's employee trust, amounting in aggregate to 1,900,723 shares, being used to offset the 4,074,398 Greencore Shares which may be issued on or after the date of this announcement on the exercise of options or vesting of awards under the Greencore Share Schemes.

7.
The evaluation of cost synergies has been jointly undertaken by a group of senior management and select operational management from both Greencore and Northern Foods. Their cost saving assumptions are based on a detailed, bottom-up evaluation of the benefits available from elimination of duplicate activities, the leverage of combined scale economies and operational efficiencies arising from consolidation of procurement and activities within manufacturing facilities. In determining the estimate of cost savings achievable through the combination of Greencore and Northern Foods, no savings relating to operations have been included where no overlap exists. In evaluating the annual cost synergies that the Boards of Northern Foods and Greencore believe the Combined Group will be able to achieve, any additional cost savings that may be made from the removal of overhead costs from the standalone Northern Foods cost base as a result of Northern Foods' previously announced restructuring have been disregarded.

17 November 2010

SCHEDULE 4
COMMON DRAFT TERMS OF MERGER
in respect of the merger of
GREENCORE GROUP PLC ("Greencore")
and
NORTHERN FOODS PLC ("Northern Foods")

These common draft terms of merger have been prepared in connection with the merger of Northern Foods and Greencore, which was announced on 17 November 2010.

1.         DEFINITIONS

1.1
In these Terms of Merger, unless inconsistent with the subject or context, the following expressions bear the following meanings:

"Boards"	means boards of directors;
"Business Day"	means any day (other than a Saturday or Sunday) on which banks generally are open for business in London (other than solely for settlement and trading in euro);
"certificated form"	means a share or other security which is not in uncertificated form (that is, not in CREST);
"Combined Group"	means the combined Wider Northern Foods Group and Wider Greencore Group;
"CREST"	means the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear in accordance with the CREST Regulations;
"CREST Regulations"	means the Companies Act 1990 (Uncertificated Securities) Regulations 1996 (SI No 68/1996) of Ireland (as amended in 2003);
"Effective Date"	means the date on which the Merger becomes effective, being the date specified in the Order in accordance with Regulation 14(4) of the Irish Cross-Border Mergers Regulations;
"Effective Time"	means the time on the Effective Date at which the Merger becomes effective, being the time specified in the Order in accordance with Regulation 14(4) of the Irish Cross-Border Mergers Regulations;
"Ernst & Young"	Ernst & Young Chartered Accountants (a partnership organised under the laws of Ireland);
"Essenta Foods"	means Greencore, to be renamed Essenta Foods plc following completion of the Merger;
"Euroclear"	means Euroclear UK & Ireland Limited;
"European Cross-Border Mergers Directive"	means the Directive on Cross-Border Mergers of Limited Liability Companies (2005/56/EC);
"Exchange Ratio"	means the share exchange ratio for the Merger described in Clause 5;
"Greencore Group"	means Greencore and its Subsidiary Undertakings;
"Greencore Shareholders"	means holders of Greencore Shares from time to time;

"Greencore Shareholders Meeting"	means the extraordinary general meeting of Greencore Shareholders to be convened by Greencore to approve the Merger;
"Greencore Shares"	means ordinary shares of 63 cents each in the capital of Greencore;
"Greencore Share Schemes"

any of: (a) the Greencore Executive Share Option Scheme; (b) the Greencore Approved Sharesave Scheme; (c) the Greencore UK Share Save Scheme 2001; (d) the Greencore Performance Share Plan 2005; and (e) the Greencore Deferred Bonus Plan 2007;

"Groups"	the Greencore Group and the Northern Foods Group;
"holder"	means a registered holder and includes any person(s) entitled by transmission;
"Independent Expert"

means the independent expert to be appointed by the Irish High Court in accordance with the provisions of the Irish Cross-Border Mergers Regulations and the UK Cross-Border Mergers Regulations for the purposes of producing the report required by regulation 7 of the Irish Cross-Border Mergers Regulations and regulation 9 of the UK Cross-Border Mergers Regulations in connection with the Merger;

"Irish Cross-Border Mergers Regulations"	means the European Communities (Cross- Border Mergers) Regulations 2008, which implement the European Cross-Border Mergers Directive within the Republic of Ireland;
"Irish High Court"	means the High Court in the Republic of Ireland;
"Merger"

means the merger of Greencore and Northern Foods to be effected by way of a "merger by acquisition" pursuant to the provisions of the Irish Cross-Border Mergers Regulations and a "merger by absorption" pursuant to the provisions of the UK Cross-Border Mergers Regulations;

"Merger Record Time"	means 6.00 p.m. on the Business Day before the Effective Date;
"New Greencore Shares"	means the new Greencore Shares to be issued to Northern Foods Shareholders pursuant to the terms of the Merger;
"Northern Foods Group"	means Northern Foods and its Subsidiary Undertakings;
"Northern Foods Shareholders"	means holders of Northern Foods Shares from time to time;
"Northern Foods Shares"	means ordinary shares of 25 pence each in the capital of Northern Foods;
"Northern Foods Share Schemes"

means any of (a) the Northern Foods Savings-Related Share Option Scheme 2007; (b) the Irish Savings-Related Share Option Scheme 2007; (c) the Northern Foods Long Term Incentive Plan 1997; (d) the Northern Foods Share Option Plan 2004; (e) the Northern Foods Performance Share Plan 2007; (f) the Share Award Agreement 2007 and (g) the Share Award Agreement 2009;

"Overseas Shareholder"

means a holder of Northern Foods Shares who is a citizen, resident or national of any jurisdiction outside the Republic of Ireland or the United Kingdom or holding Northern Foods Shares on behalf of a person who is a citizen, resident or national of any jurisdiction outside the Republic of Ireland or the United Kingdom;

"Order"

means the order of the Irish High Court pursuant to Regulation 14(1) of the Irish Cross-Border Mergers Regulations confirming scrutiny of the legality of the Merger as regards that part of the procedure which concerns the completion of the Merger;

"Subsidiary Undertaking"

means, in relation to Greencore, a subsidiary undertaking as defined in Regulation 4 of the European Communities (Companies Group Accounts) Regulations 1992 of Ireland, and, in relation to Northern Foods, a subsidiary undertaking as defined in section 1162 of the Companies Act 2006;

"Terms of Merger"	means these common draft terms of merger, as such common draft terms of merger may be amended from time to time by agreement between Northern Foods and Greencore;
"UK Cross-Border Mergers Regulations"	means the Companies (Cross-Border Mergers) Regulations 2007, which implement the European Cross-Border Mergers Directive within the United Kingdom;
"uncertificated form"	means a share or other security recorded on the register as being held in uncertificated form in CREST, and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST;
"Wider Greencore Group"

means Greencore and its Subsidiary Undertakings, associated undertakings and any other undertakings in which Greencore and such undertakings (aggregating their interests) have a significant interest; and

"Wider Northern Foods Group"

means Northern Foods and its Subsidiary Undertakings, associated undertakings and any other undertakings in which Northern Foods and such undertakings (aggregating their interests) have a significant interest.

1.2
In these Terms of Merger, unless otherwise specified:

1.2.1
references to Clauses are to clauses of these Terms of Merger;

1.2.2
a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

1.2.3
references to times of the day are to London time;

1.2.4
references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

1.2.5
use of any gender includes the other gender;

1.2.6
headings to Clauses are for convenience only and do not affect the interpretation of these Terms of Merger;

1.2.7
the Appendix forms part of these Terms of Merger and shall have the same force and effect as if expressly set out in the body of these Terms of Merger;

1.2.8
the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

  1.2.9
  general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.         INFORMATION ON GREENCORE

2.1
Greencore is a public limited liability company incorporated under the laws of the Republic of Ireland.

2.2
Greencore is registered with the Irish Companies Registration Office with registered number 170016 and its registered address is at No 2 Northwood Avenue, Northwood Business Park, Santry, Dublin 9.

2.3
Greencore is governed by the laws of the Republic of Ireland.

3.         INFORMATION ON NORTHERN FOODS

  3.1
  Northern Foods is a public limited liability company incorporated under the laws of England and Wales.

  3.2
  Northern Foods is registered with the Registrar of Companies for England and Wales with registered number 471864 and its registered address is at 2180 Century Way, Thorpe Park, Leeds, West Yorkshire LS15 8ZB.

  3.3
  Northern Foods is governed by the laws of England and Wales.

4.         DETAILS OF THE MERGER

4.1
The Merger, which will be effected under the European cross-border mergers regime, will be carried out as a "merger by absorption" for the purposes of the UK Cross-Border Mergers Regulations and a "merger by acquisition" for the purposes of the Irish Cross-Border Mergers Regulations.

4.2
Greencore shall participate in the Merger as the "successor company" for the purposes of the Irish Cross-Border Mergers Regulations and as the "transferee company" for the purposes of the UK Cross-Border Mergers Regulations.

4.3
Northern Foods shall participate in the Merger as the "transferor company" for the purposes of the Irish Cross-Border Mergers Regulations and the UK Cross-Border Mergers Regulations.

5.         THE EXCHANGE RATIO

5.1
The Exchange Ratio is 0.4479 of a New Greencore Share for every Northern Foods Share held at the Merger Record Time.

5.2
No cash payment shall be made by Greencore to Northern Foods Shareholders in respect of their Northern Foods Shares or the transfer of Northern Foods' assets and liabilities to Greencore pursuant to the Merger.

6.         THE EFFECT OF THE MERGER

    On the Effective Date:

  6.1.1
  at the Effective Time, all of the assets and liabilities of Northern Foods will be transferred to Greencore;

  6.1.2
  at the Effective Time, any rights and obligations arising from the contracts of employment of Northern Foods will be transferred to Greencore;

  6.1.3
  each Northern Foods Shareholder whose name appears in the register of members of Northern Foods at the Merger Record Time will receive 0.4479 of a New Greencore Share for every Northern Foods Share held at the Merger Record Time, subject to the terms and conditions set out in these Terms of Merger;

  6.1.4
  Northern Foods will be dissolved without going into liquidation;

  6.1.5
  at the Effective Time, all legal proceedings pending by or against Northern Foods will be continued with the substitution of Greencore for Northern Foods as a party;

  6.1.6
  at the Effective Time, every contract, agreement or instrument to which Northern Foods is a party shall, notwithstanding anything to the contrary contained in that contract, agreement or instrument, be construed and have effect as if:

    (A)
    Greencore had been a party thereto instead of Northern Foods;

    (B)
    for any reference (however worded and whether express or implied) to Northern Foods there were substituted a reference to Greencore; and

    (C)
    any reference (however worded and whether express or implied) to the directors, officers, representatives or employees of Northern Foods, or any of them, were, respectively, a reference to the directors, officers, representatives or employees of Greencore or to such director, officer, representative or employee of Greencore as Greencore nominates for that purpose or, in default of nomination, to the director, officer, representative or employee of Greencore who corresponds as nearly as may be to the first-mentioned director, officer, representative or employee;

  6.1.7
  at the Effective Time, every contract, agreement or instrument to which Northern Foods is a party will become a contract, agreement or instrument between Greencore and the counterparty with the same rights, and subject to the same obligations, liabilities and incidents (including rights of set-off), as would have been applicable thereto if that contract, agreement or instrument had continued in force between Northern Foods and the counterparty, and any money due and owing (or payable) by or to Northern Foods under or by virtue of any such contract, agreement or instrument shall become due and owing (or payable) by or to Greencore instead of Northern Foods; and

  6.1.8
  at the Effective Time, an offer or invitation to treat made to or by Northern Foods before the Effective Time will be construed and have effect, respectively, as an offer or invitation to treat made to or by Greencore.

7.         THE TERMS RELATING TO THE ALLOTMENT AND ISSUE OF THE NEW GREENCORE SHARES

7.1
On the Effective Date, Greencore shall allot and issue New Greencore Shares credited as fully paid to and amongst the Northern Foods Shareholders on the basis of the Exchange Ratio and otherwise on the terms and conditions set out in these Terms of Merger.

7.2
No fraction of a New Greencore Share shall be allotted to any holder of Northern Foods Shares, but all fractions to which, but for this Clause 7.2, holders of Northern Foods Shares would have been entitled shall be aggregated and sold in the market as soon as practicable following the Effective Date and the net proceeds of sale shall be retained for the benefit of Greencore.

7.3
Northern Foods Shares which are held by Northern Foods Shareholders who, at the Merger Record Time, hold only one or two Northern Foods Shares will be transferred to a nominee resident in the United Kingdom or Ireland for the benefit of such Northern Foods Shareholders (if any) so that, upon the Merger becoming effective, such nominee will receive New Greencore Shares on the basis of the Exchange Ratio and on terms that such New Greencore Shares shall be sold by such nominee on behalf of such Northern Foods Shareholders at the best price which can reasonably be obtained at the time of sale and the gross proceeds of such sale shall be paid to such Northern Foods Shareholders pro rata to their respective holdings (without any deduction for any costs or expenses of sale). None of Greencore, Northern Foods, any such nominee or any broker or agent of any of them shall have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale. Northern Foods and Greencore anticipate that certain amendments will be proposed to Northern Foods' articles of association prior to the Merger Record Time to facilitate such arrangements.

7.4
No New Greencore Shares will be issued in respect of Northern Foods Shares which at the Merger Record Time are:

7.4.1
held by Northern Foods in treasury or held by a nominee for Northern Foods; or

7.4.2
held by or on behalf of Greencore.

7.5
Subject to Clause 7.6, the New Greencore Shares will rank pari passu in all respects with all other Greencore Shares in issue on the Effective Date, including, where the record date for determining entitlements is on or after the date of issue of the New Greencore Shares, the right to all dividends and other distributions (if any) declared, made or paid by Greencore on the Greencore Shares. No special rights or conditions will affect this entitlement of the New Greencore Shares (or the holders thereof) in respect of dividends or distributions made, paid or declared on the ordinary share capital of Greencore where the record date for determining the entitlement to such dividends or distributions is on or after the Effective Date. The New Greencore Shares shall have no right to any dividends or other distributions (if any) declared, made or paid by Greencore on the Greencore Shares where the record date for determining entitlements is before the date of issue of the New Greencore Shares.

7.6
In the event that Greencore puts in place, with effect from or after the Effective Date, a dividend access scheme or any similar scheme which allows certain Greencore Shareholders to elect not to receive dividends or other distributions from Greencore in exchange for being granted an entitlement to receive an amount equivalent to any dividend or distribution declared, made or paid by Greencore from a non-Irish resident subsidiary of the Greencore Group without deduction for Irish withholding tax, the ranking and right to dividends and other distributions of New Greencore Shares issued pursuant to the Merger may be affected to the extent that any person holding such New Greencore Shares who is so entitled makes such an election pursuant to such a scheme.

7.7
The issue of the New Greencore Shares shall be effected as follows:

7.7.1
in respect of a holding of Northern Foods Shares in uncertificated form at the Merger Record Time, the New Greencore Shares to which the Northern Foods Shareholder is entitled shall be issued in uncertificated form. Greencore shall procure that Euroclear is instructed to credit the appropriate stock account in CREST of the Northern Foods Shareholder with such Northern Foods Shareholder's entitlement to New Greencore Shares. Greencore reserves the right to issue all or any of the New Greencore Shares referred to in this Clause 7.7.1 in the manner referred to in Clause 7.7.2 if, for any reason, it wishes to do so; and

7.7.2
in respect of a holding of Northern Foods Shares in certificated form at the Merger Record Time, the New Greencore Shares to which the Northern Foods Shareholder is entitled shall be issued in certificated form and a share certificate for those shares shall be posted by the fourteenth day following the Effective Date.

7.8
All deliveries of documents of title to shareholders of Northern Foods required to be made in connection with the Merger shall be effected by posting the same by first-class post in pre-paid envelopes addressed to the persons respectively entitled thereto at their respective addresses as appearing in Northern Foods' register of members (or, in the case of joint holders, to the address of that one of the joint holders whose name stands first in the said register of members in respect of the joint holding) at the Merger Record Time.

7.9
Greencore shall not be responsible for any loss or delay in the transmission of the documents of title posted in accordance with this Clause 7 which shall be posted at the risk of the addressee.

7.10
Prior to the issue of new share certificates in respect of New Greencore Shares to Northern Foods Shareholders pursuant to this Clause 7, transfers of the New Greencore Shares issued to them pursuant to the Merger shall be certified against the register of members of Greencore.

7.11
Northern Foods Shareholders who are on the Northern Foods shareholder register on 7 January 2011 will be entitled to receive and retain the interim dividend of 1.55 pence per Northern Foods Share announced on 9 November 2010.

7.12
Greencore Shareholders who are on the Greencore shareholder register on 3 December 2010 will be entitled to receive and retain the Greencore final dividend of 4.5 cents per Greencore Share announced on 17 November 2010 in respect of the financial year ended 24 September 2010.

7.13
It is also anticipated that Northern Foods and Greencore will both declare further dividends in respect of their current financial periods by reference to a record date falling before the date of completion of the Merger, and that Northern Foods Shareholders and Greencore Shareholders on the respective Northern Foods and Greencore shareholder registers on that record date or dates will be entitled to receive and retain those further dividends.

8.         THE LIKELY EFFECTS/LIKELY REPERCUSSIONS OF THE MERGER FOR NORTHERN FOODS EMPLOYEES

8.1
It is intended that the employment of all persons employed by Northern Foods will be transferred to Convenience Foods Limited or another subsidiary of Northern Foods prior to the Merger becoming effective. Assuming that such transfer is completed, all employees of the Northern Foods Group will be employed by subsidiaries of Northern Foods at the time the Merger becomes effective and the terms and conditions of their employment will not be affected by the Merger becoming effective. In the event that such transfer is not completed, the rights and obligations of any employees of Northern Foods at the Effective Time will be transferred by operation of law to Greencore.

8.2
The Boards of Greencore and Northern Foods attribute great importance to the expertise of their respective management teams and employees.

8.3
Upon completion of the Merger, the management teams of Greencore and Northern Foods will be combined in order to obtain the maximum benefit from their skills and experience.

8.4
The Boards of Greencore and Northern Foods recognise that in order to achieve the planned benefits of the Merger some operational restructuring will be required following completion of the Merger, which is likely to lead to some redundancies where the businesses have overlapping functions or where this would otherwise improve efficiency. However, no decisions will be taken regarding any redundancies until a business review following completion of the Merger has been undertaken and appropriate consultation with employee representatives has occurred. The Boards of Greencore and Northern Foods have confirmed to each other that, following the completion of the Merger, the existing employment rights of all employees of both the Greencore and Northern Foods groups will be fully safeguarded and any employee consultation requirements will be complied with.

8.5
The Merger will affect share options and incentive awards granted under the Northern Foods Share Schemes. The rules of the Northern Foods Share Schemes will be amended so that awards will vest or options may be exercised on approval of the Merger by the Irish High Court, subject to the achievement of applicable performance conditions. Participants in the Northern Foods Performance Share Plan 2007 will be given the opportunity to exchange their awards for equivalent awards granted by Greencore. Participants in the Northern Foods Share Schemes will be contacted in mid-December 2010 regarding the vesting of their awards and the exercise of their options.

8.6
The Board of Northern Foods have reached agreement with the trustees of Northern Foods' primary UK defined benefit pension schemes, the Northern Foods Pension Scheme and the Northern Foods Pension Builder Scheme, which is subject to completion of the Merger, and have entered into a memorandum of understanding regarding a new funding agreement which would result in past service deficit contributions to the Northern Foods Pension Scheme of £15 million per annum, commencing within 30 days after completion of the Merger and the last payment being made in April 2021. Subsequent to this, the next valuation agreed with the trustees is expected to be as of 31 March 2013.

8.7
The Merger itself will have no direct effect on pensions accruals for members of the Northern Foods pension schemes. Any proposal by Northern Foods or the Combined Group to review pension provisions going forward (whether before or after the Merger) would be the subject of a separate consultation exercise as and where required by local law.

9.         THE LIKELY EFFECTS/LIKELY REPERCUSSIONS OF THE MERGER FOR GREENCORE EMPLOYEES

9.1
Upon completion of the Merger, the management teams of Greencore and Northern Foods will be combined in order to obtain the maximum benefit from their skills and experience.

9.2
The Boards of Greencore and Northern Foods attribute great importance to the expertise of their respective management teams and employees. However, the Boards of Greencore and Northern Foods recognise that in order to achieve the planned benefits of the Merger some operational restructuring will be required following completion of the Merger, which is likely to lead to some redundancies where the businesses have overlapping functions or where this would otherwise improve efficiency. However, no decisions will be taken regarding any redundancies until a business review following completion of the Merger has been undertaken and appropriate consultation with employee representatives has occurred. The Boards of Greencore and Northern Foods have confirmed to each other that, following the completion of the Merger, the existing employment rights of all employees of both the Greencore and Northern Foods groups will be fully safeguarded and any employee consultation requirements will be complied with.

9.3
The Merger will have no effect on share options and incentive awards granted under the Greencore Share Schemes. These options and awards will therefore continue, subject to their current terms.

9.4
The Merger is not anticipated to have any adverse consequences on the expected funding contribution schedule of the Greencore group pension schemes.

9.5
Any proposal by Greencore or the Combined Group to review pension provisions going forward (whether before or after the Merger) would be the subject of a separate consultation exercise as and where required by local law.

10.       THE DATE FROM WHICH THE HOLDING OF NEW GREENCORE SHARES WILL ENTITLE HOLDERS TO PARTICIPATE IN PROFITS

10.1
Subject to Clause 7.6,

10.1.1
the New Greencore Shares will, when issued, be fully paid and rank pari passu in all respects with all other Greencore Shares in issue on the Effective Date, including, where the record date for determining entitlements is on or after the date of issue of the New Greencore Shares, the right to all dividends and other distributions (if any) declared, made or paid by Greencore on the Greencore Shares; and

10.1.2
no special rights or conditions will affect this entitlement of the New Greencore Shares (or the holders thereof) in respect of dividends or distributions made, paid or declared on the ordinary share capital of Greencore where the record date for determining the entitlement to such dividends or distributions is on or after the Effective Date. The New Greencore Shares shall have no right to any dividends or other distributions (if any) declared, made or paid by Greencore on the Greencore Shares where the record date for determining entitlements is before the date of issue of the New Greencore Shares.

11.       THE DATE FROM WHICH THE TRANSACTIONS OF NORTHERN FOODS ARE TO BE TREATED AS TRANSACTIONS OF GREENCORE FOR ACCOUNTING PURPOSES

    Transactions of Northern Foods will be treated as transactions of Greencore for accounting purposes with effect from the Effective Time.

12.       SHARES OR OTHER SECURITIES IN NORTHERN FOODS TO WHICH SPECIAL RIGHTS OR RESTRICTIONS ATTACH

12.1
All of the Northern Foods Shares rank pari passu and accordingly:

12.1.1
no Northern Foods Shares, and no holder of Northern Foods Shares, is subject to special rights or restrictions; and

12.1.2
save as set out in Clauses 7.3 and 20, no measures are proposed under the Merger concerning Northern Foods Shares or Northern Foods Shareholders subject to any special rights or restrictions.

12.2
Save as disclosed in Clause 8.5, Northern Foods has not issued any equity or equity linked securities other than Northern Foods Shares and accordingly no measures are proposed under the Merger concerning holders of any such securities.

12.3
No shares or securities will be issued by Greencore under the Merger other than the New Greencore Shares. All of the New Greencore Shares will rank pari passu with each other and no special rights or restrictions will apply to any of the New Greencore Shares to be issued pursuant to the Merger.

13.       DETAILS OF ANY AMOUNT OR BENEFIT OR OTHER SPECIAL ADVANTAGES PAID, GIVEN OR GRANTED OR INTENDED TO BE PAID, GIVEN OR GRANTED TO THE INDEPENDENT EXPERT, AND THE CONSIDERATION FOR IT

13.1
Northern Foods and Greencore intend to apply to the Irish High Court to appoint Ernst & Young as the Independent Expert for each of them in accordance with Regulation 7(2)(b) of the Irish Cross-Border Mergers Regulations. If Ernst & Young is appointed as the Independent Expert for each of Northern Foods and Greencore, Ernst & Young will receive a fee of £250,000 (plus VAT at the appropriate rate) from each of Northern Foods and Greencore. Northern Foods and Greencore shall also reimburse Ernst & Young for all expenses (inclusive of VAT) (including the cost of any legal adviser retained by Ernst & Young) incurred by it in connection with its engagement as Independent Expert.

13.2
Except as set out in Clause 13.1, the Independent Expert has not received, and it is not intended that the Independent Expert will receive, any amount or benefit or other special advantages in connection with the Merger.

14.       DETAILS OF ANY AMOUNT OR BENEFIT OR OTHER SPECIAL ADVANTAGES PAID, GIVEN OR GRANTED OR INTENDED TO BE PAID, GIVEN OR GRANTED TO ANY GREENCORE OR NORTHERN FOODS DIRECTOR, AND THE CONSIDERATION FOR IT

14.1
Save as set out below, no directors of Northern Foods or Greencore have received, and it is not intended that any director of Northern Foods or Greencore will receive, any amount or benefit or other special advantages in connection with the Merger.

14.2
Directors of Northern Foods who hold Northern Foods Shares at the Merger Record Time will participate in the Merger on the same terms as the other Northern Foods Shareholders.

14.3
Directors of Northern Foods who participate in the Northern Foods Share Schemes will be subject to the proposals described in Clause 8.5.

14.4
It has been agreed that Anthony Hobson will become Chairman of Essenta Foods and Simon Herrick will become Chief Financial Officer of Essenta Foods upon the Merger becoming effective. In addition, Tony Illsley, David Nish and Sandra Turner will join the board of Essenta Foods as non-executive directors upon the Merger becoming effective.

14.5
Pursuant to the provisions of the Irish Cross-Border Mergers Regulations the rights and obligations of each of Anthony Hobson, Simon Herrick, Tony Illsley, David Nish and Sandra Turner under their respective service agreements or letters of appointment with Northern Foods will automatically be transferred to Essenta Foods at the Effective Time and there will be no change to the terms and conditions of their employment or appointment as a consequence of the Merger.

14.6
To the extent that immediately prior to the Effective Time there remains on the Northern Foods Board any director other than Anthony Hobson, Simon Herrick, Tony Illsley, David Nish and Sandra Turner, such director will cease to be a director of Northern Foods with effect from that time.

14.7
To the extent that any director of Northern Foods or Greencore ceases to be a director of Northern Foods or Greencore (as the case may be) on or prior to the Effective Date such director shall not be paid, given or granted any amount, benefit or other special advantage otherwise than in accordance with their existing service agreements or letter of appointment (as the case may be) or their entitlements at law.

15.       GREENCORE'S ARTICLES OF ASSOCIATION

15.1
A copy of Greencore's Articles of Association as at 17 November 2010 are set out in the Appendix to these Terms of Merger.

16.       CHANGE OF NAME OF GREENCORE

16.1
With effect from the Effective Time, it is proposed that the name of Greencore be changed to Essenta Foods plc, subject to the approval of Greencore Shareholders at the Greencore Shareholders Meeting and the consent of the Irish Registrar of Companies.

17.       STATEMENT ON EMPLOYEE PARTICIPATION RIGHTS

17.1
Northern Foods does not currently have a system of employee participation (as such term is defined by the European Cross-Border Mergers Directive).

17.2
Greencore does not currently have a system of employee participation (as such term is defined by the European Cross-Border Mergers Directive).

17.3
Greencore is not required to make arrangements for the participation of employees pursuant to Part 3 of the Irish Cross-Border Mergers Regulations.

17.4
Northern Foods and Greencore do not intend to introduce a system of employee participation (as such term is defined by the European Cross-Border Mergers Directive) for Essenta Foods upon the Merger becoming effective.

18.       EVALUATION OF THE ASSETS AND LIABILITIES OF NORTHERN FOODS TO BE TRANSFERRED TO GREENCORE

18.1
The Exchange Ratio was determined by Greencore and Northern Foods following an assessment of the commercial prospects of each of the Groups on a standalone basis, considering current operations and forecast industry trends. In conducting this analysis each of Greencore and Northern Foods used publicly available information and confidential information, including their own projections and projections provided by the other party. Although various valuation methodologies were analysed by each of Greencore and Northern Foods, the Boards of Greencore and Northern Foods each considered that the assessment of the relative market capitalisations of Greencore and Northern Foods was the most important method in determining the Exchange Ratio, as it best reflects the valuation issues pertinent to each of them.

18.2
As part of their assessment of the Merger, the Boards of Greencore and Northern Foods also considered financial, non-financial and operational aspects of the transaction, including an assessment of potential synergies arising from the Merger. Both the quantum and phasing of the potential synergies arising from the Merger were considered, across various categories including, amongst others, operations, services, purchasing and supply chain, financing and tax.

18.3
In addition to the principal valuation method used by the Boards of Greencore and Northern Foods in determining the Exchange Ratio, namely the relative market capitalisations of the two companies, the Boards of Greencore and Northern Foods also considered the relative contributions of the underlying businesses of their respective Groups to the Combined Group by reference to a number of parameters, including (i) the relative contribution of Greencore and Northern Foods to the Combined Group based on prospective financial performance of Greencore and Northern Foods; (ii) an assessment of the trading multiples of quoted companies comparable to Greencore and Northern Foods; and (iii) a standalone discounted cash flow analysis of both Greencore and Northern Foods.

18.4
As at 2 October 2010 (the date to which the Northern Foods Group's consolidated interim accounts for the first six months of its 2010/2011 financial year were prepared), the Northern Foods Group had total assets of £583.8 million and total liabilities of £628.1million.

18.5
On the Effective Date, the assets and liabilities of Northern Foods that are transferred to Greencore at the Effective Time will be recorded (i) in Greencore's company accounts (which are prepared under Irish/UK GAAP) in accordance with Financial Reporting Standard 6 (Acquisitions and Mergers) and (ii) in Greencore's consolidated group accounts (which are prepared under IFRS) in accordance with International Financial Reporting Standard 3 (Business Combinations).

19.       DATES OF ACCOUNTS OF NORTHERN FOODS AND GREENCORE USED FOR THE PURPOSE OF PREPARING THESE TERMS OF MERGER

19.1
For the purposes of preparing these Terms of Merger, the following accounts of Greencore and Northern Foods were taken into account by Greencore and Northern Foods:

19.1.1
in the case of Northern Foods, its interim accounts for the 26 week period to 2 October 2010; and

19.1.2
in the case of Greencore, its annual accounts for the financial year ended 24 September 2010.

19.2
The accounts referenced above were not used for the purpose of determining the Exchange Ratio.

20.       OVERSEAS SECURITIES LAWS RESTRICTIONS

20.1
These Terms of Merger shall be subject to any prohibition or condition imposed by law.

20.2
Without prejudice to the generality of the foregoing, if, in respect of any Overseas Shareholder (or any person whom Greencore or Northern Foods reasonably believes to be an Overseas Shareholder), Greencore and/or Northern Foods is advised that the allotment and/or the issue of New Greencore Shares pursuant to these Terms of Merger would or might infringe the laws of any jurisdiction outside Ireland or the United Kingdom or would or might require Greencore and/or Northern Foods to obtain any governmental or other consent or effect any registration, filing or other formality with which Greencore and/or Northern Foods is unable to comply or compliance with which Greencore and/or Northern Foods regards as unduly onerous or, in either case, Greencore and/or Northern Foods considers that to determine the same is not possible or is a matter which Greencore and/or Northern Foods regards as unduly onerous or disproportionate given the number of Northern Foods Shareholders resident or domiciled in that jurisdiction, then Greencore and Northern Foods reserve the right to procure that immediately prior to the Merger Record Time, Northern Foods Shares which are held by any such Overseas Shareholders will be transferred to a nominee resident in the United Kingdom or Ireland for the benefit of such Overseas Shareholders (if any) so that, upon the Merger becoming effective, such nominee will receive New Greencore Shares on behalf of such Overseas Shareholders on the basis of the Exchange Ratio and on terms that such New Greencore Shares shall be sold by such nominee on behalf of each such Overseas Shareholder at the best price which can reasonably be obtained at the time of sale and the proceeds of such sale shall (after the deduction of all expenses and commissions but (for the avoidance of doubt) without any deduction for amounts in respect of value added tax (if any) or stamp duty which, in either case, is payable in respect of sale by the purchaser of such New Greencore Shares) be paid to such Overseas Shareholder. None of Greencore, Northern Foods, any such nominee or any broker or agent of any of them shall have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale.

20.3
Northern Foods and Greencore anticipate that certain amendments will be proposed to Northern Foods' articles of association prior to the Merger Record Time to facilitate the arrangements described in Clause 20.2.

21.       AMENDMENTS TO THESE TERMS OF MERGER

    Greencore and Northern Foods may jointly consent on behalf of all persons concerned to any modification of or addition to these Terms of Merger or to any term or condition to the Merger that the Irish High Court or the English court may approve or impose.

 APPENDIX TO SCHEDULE 4

GREENCORE GROUP
Public Limited Company

MEMORANDUM
AND
ARTICLES OF ASSOCIATION

(As amended by Special Resolutions passed 20th March, 1991,
17th June, 1993, 28th February, 1995, 10th February, 2000, 7th February, 2002,
6th February, 2003, 12th February, 2009 and 11th February, 2010)

THE COMPANIES ACTS, 1963 to 2009

PUBLIC LIMITED COMPANY
No. 170116

 MEMORANDUM OF ASSOCIATION
of
GREENCORE GROUP Public Limited Company
(as amended by Special Resolution passed 10th February, 2000)

1.
The name of the Company is "Greencore Group Public Limited Company".

2.
The Company is a public limited company.

3.
The objects for which the Company is established are:-

(1)
To carry on the businesses of a holding, investment, estate and trust company and to raise money on such terms and conditions as may be thought desirable, and invest the amount thereof in or upon or otherwise acquire and hold shares, stocks, debentures, debenture stocks, bonds, mortgages, obligations and securities of any kind issued or guaranteed by any public or private company corporation or undertaking of whatever nature wherever situated or carrying on business, and shares, stocks, debentures, debenture stocks, bonds, obligations and other securities of Ireland or any other government or authority supreme, municipal, local or otherwise whether at home or abroad.

(2)
To acquire not less than 90 per cent, of the issued share capital of Siuicre Eireann, Cuideachta Phoibli Theoranta by purchase, exchange or otherwise, and on such terms and conditions as the Company may deem appropriate.

(3)
To acquire any such securities or investments as aforesaid by original subscription, tender, syndicate, participation, purchase, exchange, or otherwise, and whether or not fully paid up, and to make payments thereon as called up, or in advance of calls, or otherwise to acquire any such securities or investments in excess of the moneys for the time being proposed to be invested and to hold sell or otherwise dispose of any excess thereof, to subscribe for the same either conditionally or otherwise, and generally to sell, exchange or otherwise dispose of, or turn to account any of the assets of the Company or any securities or investments of the Company acquired or agreed so to be, and to invest in or to acquire by repurchase or otherwise any securities or investments of the kind before enumerated and to vary the securities and investments of the Company from time to time.

(4)
To carry on any other business (whether manufacturing or otherwise), except the issuing of policies of insurance which may seem to the Company capable of being conveniently carried on in connection with the above, or calculated directly or indirectly to enhance the value of or render profitable any of the Company's property or rights.

(5)
To acquire and undertake the whole or any part of the business, property and liabilities of any person or company carrying on any business which this Company is authorised to carry on, or possessed of property suitable for the purposes of this Company.

(6)
To amalgamate with any other Company having objects altogether or in part similar to the objects of this Company.

(7)
To apply for, purchase or otherwise acquire any patents, brevets d'invention, licences, concessions and the like conferring any exclusive or non-exclusive or limited right to use or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop, or grant licences in respect of, or otherwise turn to account the property, rights or information so acquired.

  (8)
  To enter into partnership or into any arrangement for sharing profits, union of interest, co-operation joint adventure, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which this Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as directly or indirectly to benefit this Company.

  (9)
  To take or otherwise acquire and to hold shares and securities of any company, and to sell, hold, reissue with or without guarantee or otherwise deal with the same.

  (10)
  To enter into any arrangements with any Governments or authorities, supreme, municipal, local or otherwise, that may seem conducive to the Company's objects or any of them, and to obtain from any such Government or authority any rights, privileges and concessions Which the Company may think it desirable to obtain, and to carry out, exercise and comply with any such arrangements, rights, privileges and concessions.

  (11)
  To establish or support or aid in the establishment and support of associations, institutions, funds, trusts, and conveniences calculated to benefit employees or ex-employees of the Company or its predecessors in business, or the dependents or connections of such persons, and to grant pensions and allowances and to do any acts or things or make any arrangements or provisions enabling employees of the Company or other persons aforesaid to become shareholders or depositors in the Company, or otherwise to participate in the profits of the Company, upon such terms and in such manner as the Company thinks fit and to make payments towards insurance and to subscribe or guarantee money for charitable or benevolent objects, or for any exhibition or for any public general or useful object or any other object whatsoever which the Company may think advisable.

  (12)
  To establish, contribute to and operate any scheme or schemes for the subscription or acquisition in any other way of shares in the Company by officers and employees of the Company or of any subsidiaries or associated companies thereof and to lend or otherwise provide money to such officers and employees to enable them to subscribe or otherwise acquire such shares.

  (13)
  To promote any Company or Companies for the purpose of acquiring all or any of the property and liabilities of this Company or for any other purpose which may seem directly or indirectly calculated to benefit this Company.

  (14)
  To acquire by purchase, lease, exchange or otherwise lands, buildings, and hereditaments of any tenure or description for any estate or interest and any rights over or connected therewith and to turn the same to account as may seem expedient.

  (15)
  Generally to purchase, take on lease or in exchange hire or otherwise acquire any real or personal property and any rights or privileges which the Company may think necessary or convenient for the purposes of its business.

  (16)
  To develop and turn to account any land acquired by the Company, or in which it is interested, and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating maintaining, fitting up and improving buildings and conveniences, and by planting, paving, draining, farming, cultivating, letting on building lease or building agreement, and by advancing money to and entering into contracts and arrangements of all kinds with builders tenants and others.

  (17)
  To construct, maintain and alter any buildings or works necessary or convenient for any of the purposes of the Company or for the benefit of its employees.

  (18)
  To construct, improve, maintain, develop, work, manage, carry out or control any roads, ways, tramways, railways, branches, or sidings, bridges, reservoirs, watercourses, wharves, manufactories, warehouses, electric works, shops, stores, and other works and conveniences which may seem calculated directly or indirectly to advance the Company's interests, and to contribute to, subsidise or otherwise assist or take part in the construction, improvement, maintenance, working, management, carrying out or control thereof.

  (19)
  To invest and deal with the moneys of the Company not immediately required in such manner as may from time to time be determined.

  (20)
  To engage in currency exchange, interest rate and/or commodity or index linked transactions (whether in connection with or incidental to any other contract, undertaking or business entered into or carried on by the Company or whether as an independent object or activity) including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars, commodity or index linked swaps and any other foreign exchange, interest rate or commodity or index linked arrangements and such other instruments as are similar to or derive from any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other purpose and to enter into any contract for and to exercise and enforce all rights and powers conferred by or incidental, directly or indirectly, to such transactions or termination of any such transactions.

  (21)
  To lend and advance money or give credit to such persons or companies either with or without security, and upon such terms as may seem expedient, and in particular to customers and others having dealings with the Company and to give guarantees or become security for any liabilities or obligations (present or future) of any persons or companies and generally to give any guarantees, indemnities and security on such terms and conditions as the Company may think fit.

  (22)
  To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities, including any security denominated or repayable in a currency other than the currency of the State, of any person, firm or company, including (without prejudice to the generality of the foregoing) any company which is for the time being the Company's holding company as defined by Section 155 of the Companies Act, 1963, or another subsidiary as defined by the said Section of the Company's holding company or otherwise associated with the company in business.

  (23)
  To borrow or raise or secure the payment of money, including any money in a currency other than the currency of the State, in such manner as the Company shall think fit, and in particular by the issue of debentures or debenture stock, perpetual or otherwise, charged upon all or any of the Company's property, both present or future, including its uncalled capital, and to purchase, redeem or pay off any such securities.

  (24)
  To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares in the Company's capital, or any debentures, debenture stock, or other securities of the Company, or in or about the formation or promotion of the Company or the conduct of its business.

  (25)
  To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

  (26)
  To undertake and execute any trusts, the undertaking whereof may seem desirable, and either gratuitously or otherwise.

  (27)
  To sell or dispose of the undertaking of the Company or any part thereof for such consideration as the Company may think fit, and in particular for shares, debentures, or securities of any other company having objects altogether or in part similar to those of this Company.

  (28)
  To adopt such means of making known the products of the Company as may seem expedient, and in particular by advertising in the Press, by circulars, by purchase and exhibition of works of art or interest, by publication of books and periodicals and by granting prizes, rewards and donations.

  (29)
  To obtain any Provisional Order or Act of the Oireachtas for enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company's constitution or for any other purpose which may seem expedient, and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company's interests.

  (30)
  To procure the Company to be registered or recognised in any country or place.

  (31)
  To sell, improve, manage, develop, exchange, lease, mortgage, enfranchise, dispose of, turn to account or otherwise deal with all or any part of the property and rights of the Company.

  (32)
  To promote freedom of contract, and to resist, insure against, counteract and discourage interference therewith, to join any lawful Federation Union or Association, or do any other lawful act or thing with a view to preventing or resisting, directly or indirectly, any interruption of or interference with the Company's or any other trade or business, or providing or safeguarding against the same, or resisting or opposing any strike movement or organisation which may be thought detrimental to the interests of the Company or its employees, and to subscribe to any association or fund for any such purposes.

  (33)
  To do all or any of the above things in any part of the world, and as principals, agents, contractors, trustees, or otherwise, and by or through trustees, agents or otherwise, and either alone or in conjunction with others.

  (34)
  To distribute any of the property of the Company in specie among the members.

  (35)
  To do all such other things as the Company may deem to be incidental or conducive to the attainment of the above objects or any of them.

NOTE:      It is hereby declared that the word "Company" in this clause (except where used in reference to this Company) shall be deemed to include any partnership or other body of persons, whether incorporated or not incorporated, and wherever domiciled and the intention is that the objects specified in each paragraph of this clause, be in no wise limited, or restricted by reference to, or inference from, the terms of any other paragraph.

4.
For so long as the Special Rights Preference Share of €1.26 in the capital of the Company shall remain in issue, no amendment, variation, removal of or alteration of the effect of

(1)
the provisions of Article 2 (with the exception of Article 2(a) save insofar as such provision provides for and refers to the Special Share), and the definitions of "the Minister", "the Minister for Finance", "the Special Share" and "the Special Shareholder" in Article 1(b) of the accompanying Articles of Association (whether by way of the adoption of new Articles of Association or otherwise) or

(2)
the provisions of this Clause 4

  may be made or be effective without the prior consent in writing of the Special Shareholder (as such expression is defined in Article 1(b) of the said Articles).

5.
The liability of the members is limited.

6.
The share capital of the Company is €189,000,001.26 divided into 300,000,000 Ordinary Shares of €0.63 each and one Special Rights Preference Share of €1.26.

WE, the several persons whose names and addresses are subscribed, wish to be formed into a Company, in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and Descriptions of Subscribers	Number of Shares taken by each Subscriber
Helen Ryan, 11 Glenville Rd, Clonsilla, Dublin 15. Secretary.	One
Ann Mackey, 52 Grosvenor Sq, Dublin 6. Secretary.	One
Wendy Scales, 12 Holly Park Avenue, Blackrock, Co. Dublin. Secretary.	One
Anne Kelly, 8 Morehampton Rd, Dublin 4. Apprentice Solicitor.	One
Eithne Fitzgerald, Dublin. Solicitor.	One
Marion J. Duignan, 32 Brighton Sq, Rathgar, Dublin 6. Artist.	One
Nollaig Greene, Dublin. Solicitor.	One

Dated the 25th day of January, 1991

Witness to the above signatures:

              Paul White
              Solicitor
              Dublin

ARTICLES OF ASSOCIATION
of
GREENCORE GROUP Public Limited Company
(as amended by Special Resolution passed 11th February, 2010)

CONTENTS

PART I—PRELIMINARY		132
1.	Interpretation	132
PART II—SHARE CAPITAL AND RIGHTS		134
2.	Share Capital	134
3.	Rights of shares on issue	136
4.	Redeemable shares	136
5.	Variation of rights	136
6.	Trusts not recognised	136
7.	Disclosure of interests	136
8.	Allotment of shares	138
9.	Payment of commission	138
10.	Payment by instalments	138
11.	Limitations on Shareholdings	139
PART III—SHARE CERTIFICATES		142
12.	Issue of certificates	142
13.	Balance and exchange certificates	143
14.	Replacement of certificates	143
PART IV—LIEN ON SHARES		143
15.	Extent of lien	143
16.	Power of sale	143
17.	Power to effect transfer	143
18.	Proceeds of sale	143
PART V—CALLS ON SHARES AND FORFEITURE		144
19.	Making of calls	144
20.	Time of call	144
21.	Liability of joint Holders	144
22.	Interest on calls	144
23.	Instalments treated as calls	144
24.	Power to differentiate	144
25.	Interest on moneys advanced	144
26.	Notice requiring payment	144
27.	Power of disposal	145
28.	Effect of forfeiture	145

29.	Statutory declaration	145
30.	Surrender of shares	145
31.	Non-payment of sums due on share issues	145
PART VI—CONVERSION OF SHARES INTO STOCK		145
32.	Conversion of shares into stock	145
33.	Transfer of stock	146
34.	Rights of stockholders	146
PART VII—TRANSFER OF SHARES		146
35.	Form of instrument of transfer	146
36.	Execution of instrument of transfer	146
37.	Refusal to register transfers	146
38.	Procedure on refusal	147
39.	Closing of transfer books	147
40.	Absence of registration fees	147
41.	Retention of transfer instruments	147
42.	Renunciation of allotment	147
PART VIII—TRANSMISSION OF SHARES		147
43.	Death of Member	147
44.	Transmission on death or bankruptcy	147
45.	Rights before registration	147
PART IX—ALTERATION OF SHARE CAPITAL		148
46.	Increase of capital	148
47.	Consolidation, sub-division and cancellation of capital	148
48.	Fractions on consolidation	148
49.	Purchase of own shares	148
50.	Reduction of capital	149
PART X—GENERAL MEETINGS		149
51.	Annual general meetings	149
52.	Extraordinary general meetings	149
53.	Convening general meetings	149
54.	Class meetings	149
55.	Notice of general meetings	149
PART XI—PROCEEDINGS AT GENERAL MEETINGS		150
56.	Quorum for general meetings	150
57.	Special business	150
58.	Chairman of general meetings	150
59.	Directors' and Auditors' right to attend general meetings	150
60.	Adjournment of general meetings	151
61.	Determination of resolutions	151

62.	Entitlement to demand poll	151
63.	Taking of a poll	151
64.	Votes of members	152
65.	Voting by joint Holders	152
66.	Voting by incapacitated Holders	152
67.	Default in payment of calls	153
68.	Restriction of voting rights	153
69.	Time for objection to voting	153
70.	Appointment of proxy	153
71.	Receipt of proxy appointment	154
72.	Uncertificated Proxy Instruction	154
73.	Rights and Obligations of a Proxy	155
74.	Bodies corporate acting by representatives at meetings	155
75.	Effect of revocation of proxy or of authorisation	155
PART XII—DIRECTORS		155
76.	Number of Directors	155
77.	Share qualification	155
78.	Ordinary remuneration of Directors	155
79.	Special remuneration of Directors	156
80.	Expenses of Directors	156
81.	Alternate Directors	156
PART XIII—POWERS OF DIRECTORS		156
82.	Directors' powers	156
83.	Power to delegate	157
84.	Appointment of attorneys	157
85.	Local management	157
86.	Borrowing powers	157
87.	Execution of negotiable instruments	157
PART XIV—APPOINTMENT AND RETIREMENT OF DIRECTORS		157
88.	Retirement by rotation	157
89.	Deemed reappointment	158
90.	Eligibility for appointment	158
91.	Appointment of additional Directors	158
PART XV—DISQUALIFICATION AND REMOVAL OF DIRECTORS		158
92.	Disqualification of Directors	158
93.	Removal of Directors	159
PART XVI—DIRECTORS' OFFICES AND INTERESTS		159
94.	Executive offices	159
95.	Directors' interests	159

96.	Restriction on Directors' voting	160
97.	Entitlement to grant pensions	161
PART XVII—PROCEEDINGS OF DIRECTORS		161
98.	Convening and regulation of Directors' meetings	161
99.	Quorum for Directors' meetings	162
100.	Voting at Directors' meetings	162
101.	Telecommunication meetings	162
102.	Chairman of the board of Directors	162
103.	Validity of acts of Directors	162
104.	Directors' resolutions or other documents in writing	163
PART XVIII—THE SECRETARY		163
105.	Appointment of secretary	163
PART XIX—THE SEAL		163
106.	Use of Seal	163
107.	Seal for use abroad	163
108.	Signature of sealed instruments	163
PART XX—DIVIDENDS AND RESERVES		164
109.	Declaration of dividends	164
110.	Interim and fixed dividends	164
111.	Payment of dividends	164
112.	Deductions from dividends	164
113.	Dividends in specie	164
114.	Payment of dividends by post	164
115.	Dividends not to bear interest	165
116.	Payment to Holders on a particular date	165
117.	Unclaimed dividends	165
118.	Reserves	165
PART XXI—ACCOUNTS		165
119.	Accounts	165
PART XXII—CAPITALISATION OF PROFITS OR RESERVES		166
120.	Capitalisation of distributable profits and reserves	166
121.	Capitalisation of non-distributable profits and reserves	168
122.	Implementation of capitalisation issues	168
PART XXIII—NOTICES		168
123.	Notices in writing	168
124.	Service of notices	168
125.	Service on joint Holders	169
126.	Service on transfer or transmission of shares	169
127.	Signature to notices	170
128.	Deemed receipt of notices

PART XXIV—WINDING UP		170
129.	Distribution on winding up	170
130.	Distribution in specie	170
PART XXV—MISCELLANEOUS		170
131.	Minutes of meetings	170
132.	Inspection and secrecy	170
133.	Destruction of records	171
134.	Untraced shareholders	171
135.	Indemnity	172

COMPANIES ACTS, 1963 TO 2009

A PUBLIC COMPANY LIMITED BY SHARES
No. 170116

 ARTICLES OF ASSOCIATION
OF
GREENCORE GROUP Public Limited Company
(as amended by Special Resolutions passed 20th March, 1991,
17th June, 1993, 28th February, 1995, 10th February, 2000, 7th February, 2002,
6th February, 2003, 12th February, 2009 and 11th February, 2010)

PART I—PRELIMINARY

1.       Interpretation

(a)
The regulations contained in Table A in the First Schedule to the Companies Act, 1963 shall not apply to the Company.

(b)
In these Articles the following expressions shall have the following meanings:

"the Acts"	means the Companies Acts 1963 to 2005, Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006 and the Companies (Amendment) Act 2009, all statutory instruments which are to be read as one with, or construed or read together with or as one with, the Companies Acts and every statutory modification and re-enactment thereof for the time being in force;
"address"	includes any number or address used for the purposes of communication by way of electronic mail or other electronic communication;
"advanced electronic signature"	the meaning given to that word in the Electronic Commerce Act, 2000;
"Approved Nominee"	a person appointed under contractual arrangements with the Company to hold shares or rights or interests in shares of the Company on a nominee basis;
"the 1963 Act"	the Companies Act, 1963;
"the 1983 Act"	the Companies (Amendment) Act, 1983;
"the 1990 Act"	the Companies Act, 1990;
"1996 Regulations"	the Companies Act, 1990 (Uncertificated Securities) Regulations, 1996 (S.I. No. 68 of 1996);
"these Articles"	these articles of association as from time to time and for the time being in force;
"the Auditors"	the auditors for the time being of the Company;
"the Company"	the company whose name appears in the heading to these Articles;

"Clear Days"	in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;
"the Directors"	the Directors for the time being of the Company or any of them acting as the board of Directors of the Company;
"electronic communication"	the meaning given to that word in the Electronic Commerce Act, 2000;
"electronic signature"	the meaning given to that word in the Electronic Commerce Act, 2000;
"the Group"	the Company and its subsidiaries from time to time and for the time being;
"the Holder"	in relation to any share, the member whose name is entered in the Register as the holder of the share;
"the Minister"	the Minister for Agriculture and Food of the Government of the State;
"the Minister for Finance"	the Minister for Finance of the Government of the State;
"the Office"	the registered office for the time being of the Company;
"qualified certificate"	the meaning given to that word in the Electronic Commerce Act, 2000;
"Record Date"	a date and time specified by the Company for eligibility for voting at a general meeting which may not be more than 48 hours before the general meeting to which it relates;
"the Register"	the register of members to be kept as required by the Acts;
"the Seal"	the common seal of the Company or (where relevant) the official securities seal kept by the Company pursuant to the Acts;
"the Secretary"	any person appointed to perform the duties of the Secretary of the Company;
"the Special Share"	the one Special Rights Preference Share of €1.26 in the capital of the Company;
"the Special Shareholder"	the registered holder of the Special Share;
"the State"	Ireland;
"Stock Exchange Nominee"	the meaning given to that expression by Section 1 Companies (Amendment) Act, 1977;
"The Stock Exchanges"	The Irish Stock Exchange Limited and the London Stock Exchange Limited;
"The Irish Stock Exchange"	The Irish Stock Exchange Limited;
"treasury shares"	shares in the Company which have been redeemed or purchased by the Company as and are being held by the Company as treasury shares in accordance with Part XI of the 1990 Act;
"the United Kingdom"'	the United Kingdom of Great Britain and Northern Ireland;
"warrants to subscribe"	means a warrant or certificate or similar document indicating the right of the registered holder thereof (other than under a share option scheme for employees) to subscribe for shares in the Company.

(c)
Expressions in these Articles referring to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and any other modes of representing or reproducing words in a visible form provided however that it shall not include writing in electronic form except as provided in these Articles and/or where it constitutes writing in electronic form sent to the Company, the Company has agreed to its receipt in such form. Expressions in these Articles referring to execution of any document shall include any mode of execution under seal or under hand or any mode of electronic signature as shall be approved by the Directors. Expressions in these Articles referring to receipt of any electronic communications shall, unless the contrary intention appears, be limited to receipt in such manner as the Company has approved.

(d)
Unless the contrary intention appears, the use of the word "address" in these Articles in relation to electronic communications includes any number or address used for the purpose of such communications.

(e)
Unless specifically defined herein or the context otherwise requires, words or expressions contained in these Articles shall bear the same meaning as in the Acts but excluding any statutory modification thereof not in force when these Articles become binding on the Company.

(f)
The headings and captions included in these Articles are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of these Articles.

(g)
References in these Articles to any enactment or any section or provision thereof shall mean such enactment, section or provision as the same may be amended and may be from time to time and for the time being in force.

(h)
In these Articles the masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms or companies.

(i)
References in these Articles to Euro or cent or € or c shall mean the currency, for the time being, of the State.

PART II—SHARE CAPITAL AND RIGHTS

2.       Share Capital

(a)
The share capital of the Company is €189,000,001.26 divided into 300,000,000 Ordinary Shares of €0.63 each and one Special Rights Preference Share of €1.26.

(b)
The Special Share shall be issued at par and may be held only by, or transferred only to, the Minister or some other person appointed by the Minister in writing for the purpose.

(c)
Notwithstanding any other provisions of these Articles no resolution may validly be passed by the members of the Company to amend, remove or alter all or any of the following Articles (whether by way of the adoption of new Articles of Association or otherwise) and neither may a resolution validly be passed by the Directors authorising any action the effect of which would be to amend, remove or alter all or any of the following Articles without the prior consent in writing of the Special Shareholder:

(i)
Article 2 (with the exception of Article 2(a) save insofar as such provision provides for and refers to the Special Share);

(ii)
Article 5;

(iii)
Article 11;

(iv)
Article 32;

(v)
Article 47;

(vi)
Article 137; and

(vii)
the definitions of "the Minister", "the Minister for Finance", "the Special Share" and "the Special Shareholder" in Article 1(b).

(d)
Notwithstanding any other provisions of these Articles no resolution may validly be passed by the members of the Company to implement any of the following events or by the Directors to implement or to bring into effect any of the following events, and the Company and the Directors shall not suffer, permit or allow any company within the Group to implement or carry into effect any of the following events and accordingly none of the following events shall be capable of being made or done or carried into effect, unless the prior consent in writing of the Special Shareholder has been obtained:

  (i)
  a proposal for the voluntary winding up or dissolution of the Company; or

  (ii)
  (A) any sale, transfer or disposal of any of the issued share capital of Siuicre Eireann, c.p.t. or any other member of the Group for the time being holding any of the assets referred to in sub-paragraphs (B) or (C) below (hereinafter called a "Specified Company") or any issue of new shares by a Specified Company if after any such sale, transfer disposal or issue the Company shall hold less than 51 per cent of the issued share capital of that Specified Company carrying voting rights in all circumstances at general meetings of that company; or

  (A)
  any sale, transfer or disposal by a member of the Group of any sugar quota, allowance or preference in respect of the production of sugar in the State to which any such company may become entitled or which may otherwise become an asset of any such company after the date of adoption of these Articles; or

  (B)
  any sale, transfer or disposal by a member of the Group of all or any part representing more than 20% thereof in value as at the date of such sale, transfer or disposal of the following assets, that is to say:

  (1)
  the properties, lands, hereditaments and premises of Siuicre Eireann, c.p.t. or of any other subsidiary of the Company situate at Carlow in the County of Carlow and at Mallow in the County of Cork and used in the production or processing of sugar and

  (2)
  the plant, machinery, fixtures and fittings owned by Siuicre Eireann, c.p.t. or any other subsidiary of the Company and used in the production or processing of sugar in the State, save for the purposes of renewal or replacement,

        PROVIDED HOWEVER that if any such sale transfer or disposal takes place representing 20% or less thereof in value as at the date of such sale, transfer or disposal, the percentage thereof so represented shall be carried forward for the purpose of this sub- paragraph (ii)(C) and aggregated with the percentage thereof in value represented by any subsequent sale, transfer or disposal, so that the percentage thereof in value represented by any such subsequent transfer or disposal shall be deemed to be such aggregate; and for the purposes of this sub-paragraph (ii)(C) the value of the assets aforesaid as at a particular date shall be the book value thereof for the time being determined by the Auditors at the request of the Directors or the Special Shareholder by reference to the books of account and other accounting records of Siuicre Eireann, c.p.t.; or

  (iii)
  the creation or issue of any shares in the capital of the Company with voting rights attached thereto not identical with those of the Ordinary Shares of IR£1 each in issue at the date of adoption of these Articles except that the prior consent of the Special Shareholder shall not be required where the Company proposes to issue shares with no voting rights or voting rights which are limited to matters which constitute an alteration of the rights attaching to such shares.

(e)
The Special Shareholder shall be entitled to receive notice of and attend and speak at all general meetings of the Company but the Special Share shall carry no right to vote at such meetings.

(f)
On a return of assets in a winding up of the Company, the Special Shareholder shall be entitled to repayment of the capital paid up on the Special Share in priority to any payment to the other members. The Special Share confers no further right to participate in the profits or assets of the Company.

(g)
The Special Share shall not entitle the Holder thereof to a dividend.

The Special Shareholder shall consult with the Minister for Finance before giving any consent, issuing any request, exercising any discretion or power, or executing or doing any document, act or thing which the Special Shareholder is entitled or empowered to give, issue, exercise, execute or do under or pursuant to the provisions of this Article 2 or Article 11.

3.       Rights of Shares on Issue

(a)
Without prejudice to any special rights conferred on the Holders of any existing shares or class of shares and subject to the provisions of the Acts, any share may be issued with such rights or restrictions as the Company may by ordinary resolution determine.

(b)
Without prejudice to the power conferred on the Company by paragraph (a) of this Article, the Directors on the allotment and issue of any shares (other than the Special Share) may impose restrictions on the transferability or disposal of the shares comprised in a particular allotment as may be considered by the Directors to be in the best interests of the shareholders as a whole.

4.       Redeemable Shares

Subject to the provisions of the Acts, any shares (other than the Special Share) may be issued on the terms that they are, or at the option of the Company are, liable to be redeemed on such terms and in such manner as the Company may by special resolution determine. In addition and subject as aforesaid, the Company is hereby authorised to redeem (on such terms as may be contained in, or be determined pursuant to the provisions of, these Articles) any of the shares which have been converted into redeemable shares. Subject as aforesaid, the Company may cancel any shares so redeemed or may hold them as treasury shares and re-issue such treasury shares as shares of any class or classes or cancel them.

5.       Variation of Rights

(a)
Whenever the share capital is divided into different classes of shares, the rights attached to any class (other than the rights attaching to the Special Share which may only be removed amended or altered with the consent in writing of the Special Shareholder) may be varied or abrogated with the consent in writing of the Holders of three-fourths in nominal value of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the Holders of the shares of the class, and may be so varied or abrogated either whilst the Company is a going concern or during or in contemplation of a winding-up. The quorum at any such separate general meeting shall be one person holding or representing by proxy at least one-third in nominal value of the issued shares of the class in question.

(b)
The rights conferred upon the Holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by these Articles or the terms of the issue of the shares of that class, be deemed to be varied by a purchase or redemption by the Company of its own shares or by the creation or issue of further shares ranking pari passu therewith or subordinate thereto.

6.       Trusts not recognised

Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the Holder: this shall not preclude the Company from requiring the members or a transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company.

7.       Disclosure of Interests

(a)
If at any time the Directors are satisfied that any member, or any other person appearing to be interested in shares held by such member, has been duly served with a notice under Section 81 of the 1990 Act (a "Section 81 notice") and is in default for the prescribed period (as defined in sub-paragraph(f)(2)) in supplying to the Company the information thereby required, or, in purported compliance with such a notice, has made a statement which is false or inadequate in a material particular, then the Directors may, in their absolute discretion at any time thereafter by notice (a "direction notice") to such member direct that:

(i)
in respect of the shares in relation to which the default occurred (the "default shares") the member shall not be entitled to attend or to vote at a general meeting either personally or by proxy or to exercise any other right conferred by membership in relation to meetings of the Company;

  (ii)
  where the nominal value of the default shares represents at least 0.25 per cent of the nominal value of the issued shares of the class concerned, then the direction notice may additionally direct that:

  (A)
  except in a liquidation of the Company, no payment shall be made of any sums due from the Company on the default shares, whether in respect of capital or dividend or otherwise, and the Company shall not have any liability to pay interest on any such payment when it is finally paid to the member (but the provisions of this sub-paragraph (2) shall apply only to the extent permitted from time to time by the Listing Rules of the Irish Stock Exchange);

  (B)
  no other distribution shall be made on the default shares;

  (C)
  no transfer of any of the default shares held by such member shall be registered unless:

  A
  the member is not himself in default as regards supplying the information requested and the transfer when presented for registration is accompanied by a certificate by the member in such form as the Directors may in their absolute discretion require to the effect that after due and careful enquiry the member is satisfied that no person in default as regards supplying such information is interested in any of the shares the subject of the transfer; or

  B
  the transfer is an approved transfer (as defined in sub-paragraph(f)(3)).

  The Company shall send to each other person appearing to be interested in the shares the subject of any direction notice a copy of the notice, but the failure or omission by the Company to do so shall not invalidate such notice.

(b)
Where any person appearing to be interested in the default shares has been duly served with a direction notice or a copy thereof and the default shares which are the subject of such direction notice are held by an Approved Nominee, the provisions of this Article shall be treated as applying only to such default shares held by the Approved Nominee and not (insofar as such person's apparent interest is concerned) to any other shares held by the Approved Nominee.

(c)
Where the member upon whom a Section 81 notice is served is an Approved Nominee acting in its capacity as such, the obligations of the Approved Nominee as a member of the Company shall be limited to disclosing to the Company such information relating to any person appearing to be interested in the shares held by it as has been recorded by it pursuant to the arrangements entered into by the Company or approved by the Directors pursuant to which it was appointed as an Approved Nominee.

(d)
Any direction notice shall cease to have effect:

(i)
in relation to any shares which are transferred by such member by means of an approved transfer; or

(ii)
when the Directors are satisfied that such member and any other person appearing to be interested in shares held by such member, has given to the Company the information required by the relevant Section 81 notice.

(e)
The Directors may at any time give notice cancelling a direction notice.

(f)
For the purposes of this Article:

(i)
a person shall be treated as appearing to be interested in any shares if the member holding such shares has given to the Company a notification under the said Section 81 which either (i) names such person as being so interested or (ii) fails to establish the identities of all those interested in the shares and (after taking into account the said notification and any other relevant Section 81 notification) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the shares;

(ii)
the prescribed period is 28 days from the date of service of the said Section 81 notice unless the nominal value of the default shares represents at least 0.25 per cent of the nominal value of the issued shares of that class, when the prescribed period is 14 days from that date;

  (iii)
  a transfer of shares is an approved transfer if but only if:

  (A)
  it is a transfer of shares to an offeror by way or in pursuance of acceptance of an offer made to all the holders (or all the holders other than the person making the offer and his nominees) of the shares in the Company to acquire those shares or a specified proportion of them; or

  (B)
  the Directors are satisfied that the transfer is made pursuant to a sale of the whole of the beneficial ownership of the shares the subject of the transfer to a party unconnected with the member and with other persons appearing to be interested in such shares; or

  (C)
  the transfer results from a sale made through a stock exchange on which the Company's shares are normally traded.

(g)
Nothing contained in this Article shall limit the power of the Company under Section 85 of the 1990 Act.

(h)
For the purpose of establishing whether or not the terms of any notice served under this Article shall have been complied with the decision of the Directors in this regard shall be final and conclusive and shall bind all persons interested.

8.       Allotment of Shares

(a)
Subject to the provisions of the Acts relating to authority > pre-emption or otherwise in regard to the issue of new shares and of any resolution of the Company in general meeting passed pursuant thereto, all unissued shares (including treasury shares) for the time being in the capital of the Company shall be at the disposal of the Directors and (subject to the provisions of the Acts and Article 2(d)(iii)) they may allot, grant options over or otherwise dispose of them to such persons on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its shareholders, but so that no share shall be issued at a discount and so that, in the case of shares offered to the public for subscription, the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon.

(b)
Without prejudice to the generality of the powers conferred on the Directors by the other paragraphs of this Article, the Directors may (subject to Article 2(d)(iii)) grant from time to time options to subscribe for the unallotted shares in the capital of the Company to persons in the service or employment of the Company or any subsidiary or associated company of the Company (including Directors holding executive offices) on such terms and subject to such conditions as may be approved from time to time by the Directors or by any committee thereof appointed by the Directors for the purpose of such approval.

(c)
The Company may issue warrants to subscribe (by whatever name they are called) to any person to whom the Company has granted the right to subscribe for shares in the Company (other than under a share option scheme for employees) certifying the right of the registered Holder thereof to subscribe for shares in the Company upon such terms and conditions as the right may have been granted.

The provisions of this Article 8 shall at all times be read and construed subject to the provisions of Article 11(b) of these Articles.

9.       Payment of Commission

The Company may exercise the powers of paying commissions conferred by the Acts. Subject to the provisions of the Acts, any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other. On any issue of shares the Company may also pay such brokerage as may be lawful.

10.     Payment by Instalments

If by the conditions of allotment of any share the whole or part of the amount or issue price thereof shall be payable by instalments, every such instalment when due shall be paid to the Company by the person who for the time being shall be the registered Holder of the share.

11.     Limitations on Shareholdings

(a)
In this Article 11:

(i)
"Person" includes an individual, a firm, a society, a trustee or a body of trustees, an unincorporated association, a body corporate, a government, a government department, a governmental agency or body and a municipal, local or statutory body, but does not include:

(A)
the Minister or the Minister for Finance or the Special Shareholder; or

(B)
a trustee (acting in that capacity) of any employees' share scheme of the Company; or

(C)
a Stock Exchange Nominee save to the extent that such entity would otherwise fall to be treated as an Associate of any person by virtue of paragraph (B) in the definition of "Associate" below;

(D)
an organisation ("the Relevant Organisation") which carries out the same or a similar function to SEPON (Ireland) Limited or SEPON Limited (due allowance being made for differences in custom and practice) in relation to any stock exchange (other than The Stock Exchange) on which Shares are from time to time listed and which with or without other parties enters into contractual arrangements ("the Relevant Arrangements") with the Company save to the extent that the Relevant Organisation would otherwise fall to be treated as an Associate of any Person by virtue of paragraph (ii) in the definition of "Associate" below PROVIDED THAT this exclusion (D) shall operate only if the Relevant Organisation or other party to the Relevant Arrangements is not in breach of its obligations thereunder (other than a breach which the Directors in their sole discretion deem to be immaterial or which has been remedied to the satisfaction of, or waived by, the Directors); or

(E)
an underwriter or sub-underwriter whose holdings of Shares arises only by virtue of an obligation to take up such Shares pursuant to an underwriting or sub-underwriting agreement; or

(F)
a depositary or custodian (acting in that capacity) (a "Depositary") appointed under contractual arrangements ("Depositary Arrangements") with the Company whereby such Depositary holds shares and issues or procures the issue of receipts or other securities evidencing the right to receive such shares save to the extent that such Depositary would otherwise fall to be treated as an Associate of any person by virtue of paragraph (ii) in the definition of Associate;

(G)
a bare trustee (acting in that capacity) (a "Bare Trustee"), save to the extent that such trustee would otherwise fall to be treated as an Associate of any Person by virtue of paragraph (B) in the definition of "Associate" below, where all of the following conditions are fulfilled to the satisfaction of the Directors:

(1)
each and every holding of Shares of the Bare Trustee (acting in that capacity) has a designation in the Register that distinguishes each holding of Shares separately in respect of the beneficial owner or beneficial owners thereof; and

(2)
a statutory declaration (in such form as the Directors shall from time to time prescribe) made by the Bare Trustee (or by his duly authorised representative) has been delivered to the Company stating (a) the total number of Shares held by the Bare Trustee, acting in that capacity, (and the names of any Associates) and the votes ordinarily exercisable by him and his Associates, acting in that capacity, (and the names of such Associates) in all circumstances at general meetings of the Company, (b) the name and address of each of the beneficial owners of the said Shares and the number of the said Shares beneficially owned by each such beneficial owner, (c) the designation that distinguishes each such holding of Shares in the Register and (d) that so long as such Shares are registered with such designations(s), they are being held by the Bare Trustee in his capacity as a bare trustee; and

(3)
the Bare Trustee delivers to the Company from time to time a statutory declaration in accordance with subparagraph (2) above stating the up to date particulars referred to in such subparagraph within five days after any change occurs therein;

        IT IS HEREBY DECLARED, for the avoidance of doubt, that this exclusion (G) shall operate without prejudice to the provisions of section 123 of the 1963 Act and Article 6 and no notice of any trust shall be entered on the Register;

  (ii)
  "Associate" means in relation to any Person (below referred to in this definition as the "first named Person")

  (A)
  a body corporate (whether registered in the State or elsewhere) of which 30 per cent or more of the voting power exercisable at any general meeting of the body corporate may be exercised or controlled or of which one-third or more of the Directors are appointed (or can be appointed) in either case by the first named Person (alone or with any Associates of the first named Person); or

  (B)
  any other Person who has (whether or not in a manner which is legally binding) agreed or committed himself or become obliged or arranged to exercise or refrain from exercising any rights (including voting rights) attaching to any Share, or any power to dispose of or retain any Share or any interest therein, in accordance with the suggestions, instructions or directions of the first named Person (or of any other Associate of the first named Person); PROVIDED THAT where a Person has been appointed to act as the proxy of the first named Person to vote at the meeting of the Company neither such proxy nor the first named Person shall be the Associate of the other by reason solely of that appointment, and also PROVIDED THAT a Relevant Organisation or a Depositary shall not be treated as an Associate solely by reason of having, pursuant to the Relevant Arrangements or the relevant Depositary Arrangements, as the case may be, undertaken to exercise the rights attaching to Shares beneficially owned by a Person who:

  (1)
  in the aggregate holds interests in Shares representing less than 30 per cent of all Shares then in issue; or

  (2)
  would not (alone or with his Associates) be in a position to exercise (or to Control the exercise of) 30 per cent or more of the votes which are ordinarily exercisable on a poll at general meetings of the company; or

  (C)
  if the first named Person is a government or government department or government agency or body, such government or any other department agency or body of such government, or any body corporate which is an Associate of any of the same by virtue of (A) above; or

  (D)
  if the first named Person is a trustee of any trust, any or all of the trustees, any or all settlors of such trust and any or all of the beneficiaries (including contingent beneficiaries) under such trust; or

  (E)
  if the first named Person is a body corporate, any director or employee of or consultant (by whatever named called) to such body corporate and vice versa;

    and any Associate of the first named Person shall (unless the Directors otherwise determine) be deemed also to be an Associate of all other Associates of the first named Person;

  (iii)
  to "Control" means to be in the position of such a Person as is the first named Person in paragraph (B) of the definition of "Associate" above;

  (iv)
  "Share" means any share in the capital of the Company which ordinarily carries the right to vote in all circumstances at general meetings of the Company and in relation to any Person the number of Shares held by him shall be deemed to be the aggregate of all Shares registered (or which would, but for the provisions of this Article, fall to be registered) in his name and in the names of all his Associates;

  and cognate words and expressions shall be construed accordingly.

(b)
No Person shall be entitled to acquire or to be the Holder of Shares representing 30 per cent or more of all the Shares then in issue or (alone or with any Associate or Associates) to exercise (or Control the exercise of) 30 per cent or more of the votes which are ordinarily exercisable in all circumstances at general meetings of the Company.

(c)
(i)
If it appears to the Directors or to the Special Shareholder that in relation to any Person the limitations set out in (b) above may be exceeded the Directors shall be entitled to refuse to register and shall, upon receipt of a written request to do so from the Special Shareholder, refuse to register any Shares in the name of that Person (other than as an allottee under an issue of Shares by way of capitalisation of profits or reserves made pursuant to these Articles) unless there shall first have been given to them and to the Special Shareholder a declaration (in such form as the Directors shall from time to time prescribe and as shall be approved by the Special Shareholder) stating the total number of Shares held by the Person (and the names of any Associates) and the votes ordinarily exercisable by him and his Associates (and the names of such Associates) in all circumstances at general meetings of the Company and the Directors and the Special Shareholder are satisfied as to the contents thereof.

  (ii)
  If any Director has reason to believe that in relation to any Person the aforementioned limitations may be exceeded, he shall forthwith inform the other Directors and the Special Shareholder.

(d)
Subject to the provisions of this Article, the Directors shall, unless they have reason to believe otherwise, be entitled to assume without enquiry that no Person holds 30 per cent or more of all the Shares then in issue or (alone or with any Associate or Associates) exercises or Controls the exercise 30 per cent or more of the votes which are ordinarily exercisable in all circumstances at general meetings of the Company. Nevertheless, and without prejudice to any other powers which the Directors enjoy pursuant to these Articles, the Directors may at any time and shall if requested to do so in writing by the Special Shareholder give notice to any Person requiring him to make and give to the Directors (and if the Directors are requested to do so by the Special Shareholder, to the Special Shareholder) a declaration (in such form as the Directors shall prescribe) within such period as may be specified in the notice as to the total number of Shares held by him (and the names of all his Associates) and/or as to the said votes which he can exercise or of which he can Control the exercise and/or as to whether he is an Associate of any other person or persons (and the names of any such Associate(s) or Person(s)) and from the date of service of such notice until the Directors and the Special Shareholder declare themselves satisfied with the contents of a declaration received by them from such Person

(i)
any Shares held by any such Person shall not confer any right to receive notice of, to attend or vote at any general meeting of the Company;

(ii)
the rights to attend (whether in person or by representative or proxy), to speak and to demand and vote on a poll which would have attached to the Shares held by any such Person were it not for the service of the said notice shall vest in the chairman of any such meeting, and the manner in which the chairman exercises or refrains from exercising any such rights shall be entirely at his discretion (and such chairman shall forthwith be informed by the Directors in the event of any notice of the kind referred to in this paragraph (d) being served as aforesaid); and

(iii)
no transfer of any Shares which are held by the Person who shall have been served with a notice in accordance with the provisions of this paragraph (d), or in which such Person has (or appears to the Directors to have) an interest, or which confer on the Holder or Holders thereof votes which the said Person (alone or with any Associate or Associates) can exercise (or which the Directors believe such Person can exercise) or of which he can Control the exercise (or of which the Directors believe such Person can Control the exercise) may be registered in the Register. This provision shall apply whether or not the provisions of Article 7 of these Articles have been utilised.

(e)
If within 21 days after the giving of such notice as is referred to in paragraph (d) above (or such shorter or longer period as in all circumstances the Directors shall consider reasonable and shall specify in the notice) either

(i)
the Directors are not satisfied that the Person referred to in such notice given pursuant to (d) above neither holds 30 per cent or more of all the Shares then in issue nor (alone or with any Associate or Associates) is capable of exercising or Controlling the exercise of 30 per cent or more of the votes which are ordinarily exercisable in all circumstances at general meetings of the Company, or

(ii)
the Special Shareholder is not so satisfied,

  the Directors may give a further notice in writing to such Person (and shall give such a further notice if requested to do so in writing by the Special Shareholder) specifying the other Person(s) (if any)

  believed by the Directors or by the Special Shareholder to be Associates of such person and requiring him and all or any of his Associates (as the Directors or the Special Shareholder may determine) to transfer such number of Shares ("Excess Shares") to other Persons specified in the notice who are not his Associates and as will result in the Directors and the Special Shareholder being satisfied that

  (A)
  the number of Shares held by him does not equal 30 per cent or more of all the Shares then in issue; and

  (B)
  that he (alone or with any Associate or Associates) is not capable of exercising or Controlling the exercise of 30 per cent or more of the votes which are ordinarily exercisable in all circumstances at general meetings of the Company.

  If within 21 days after the giving of such further notice (or such extended period of time as in all the circumstances the Directors and the Special Shareholder shall consider reasonable) such further notice is not complied with to the satisfaction of the Directors and the Special Shareholder, the Directors may arrange (and shall arrange if requested to do so in writing by the Special Shareholder) for the Company to sell the Excess Shares at the best price reasonably obtainable therefor. The manner, timing and terms of any such sale of Excess Shares (including but not limited to the price or prices at which the same is made) shall be such as the Directors determine (based on advice from bankers, brokers or other appropriate persons consulted by them for the purpose) to be appropriate having regard to all the circumstances, including but not limited to the number of Shares to be disposed of and the requirement that the disposal be made without delay, and the Directors shall not be liable to any person for any of the consequences of reliance on any such advice. If, in relation to any sale of Excess Shares, such Excess Shares are held by more than one Holder (treating joint Holders of any Excess Shares as a single Holder) the Directors shall, as nearly as practicable, cause the same proportion of each holding (so far as is known to the Directors) of Excess Shares to be sold. For the purpose of making any sale of Excess Shares the Directors may authorise (and shall authorise if requested to do so in writing by the Special Shareholder) in writing any officer or employee of the Company to execute on behalf of the Person in question a transfer or transfers of the Excess Shares to the purchaser or purchasers thereof and may (and shall if requested to do so in writing by the Special Shareholder) enter the said purchaser or purchasers in the Register in respect of the Excess Shares notwithstanding the absence of any share certificate and issue a new certificate or certificates to the said purchaser or purchasers. The net proceeds of the sale of such Excess Shares shall be received by the Company whose receipt shall be a good discharge for the purchase money and shall be paid over by the Company (after deduction of any expenses incurred by the Directors in the sale) to the former Holder or (in the case of joint Holders, the first of them named in the Register) upon surrender by him or them of the certificates for the Excess Shares but such proceeds shall in no circumstances carry interest against the Company.

(f)
A Person who holds receipts or other securities issued by a Depositary which evidence the right to receive shares held by such Depositary (acting in that capacity) shall be deemed for the purposes of this Article 11 to hold a number of shares equal to the number of shares the right to receive which is evidenced by such receipts or other securities held by such Person.

(g)
Neither the Directors nor the Special Shareholder shall be required to give any reasons for any decision, notice, request or declaration taken or made in accordance with this Article, and any resolution or determination of, or decision or exercise of any discretion or power by, the Directors or any Director or by the chairman of any meeting under or pursuant to the foregoing provisions of this Article shall be final and conclusive; and any disposal or transfer made or other thing done by or on behalf of, or on the authority of the Directors or any Director pursuant to the foregoing provision of this Article shall be conclusive and binding on all persons concerned and shall not be open to challenge, whether as to its validity or otherwise on any ground whatsoever.

PART III—SHARE CERTIFICATES

12.     Issue of Certificates

Every member (except in respect of an allotment or transfer of a share in accordance with the 1996 Regulations or a Stock Exchange Nominee in respect of whom the Company is not by law required to complete and have ready for delivery a certificate) shall be entitled without payment to receive within two months after allotment or lodgement of a transfer to him of the shares in respect of which he is so registered (or within such other period as the conditions of issue shall provide) one certificate for all the shares of each class held by him or several certificates each for one or more of his shares upon payment for every certificate after the first of such reasonable sum as the Directors may determine provided that the Company shall not be bound to issue more than one certificate for shares held jointly by several persons and delivery of a certificate to one joint Holder shall be a sufficient delivery to all of them. The Company shall not be bound to register more than four persons as joint Holders of any share (except in the case of executors or trustees of a deceased member). Every certificate shall be sealed with the Seal and shall specify the number, class and distinguishing number (if any) of the shares to which it relates and the amount or respective amounts paid up thereon.

13.     Balance and Exchange Certificates

(a)
Where some only of the shares comprised in a share certificate are transferred the old certificate shall be cancelled and the new certificate for the balance of such shares shall be issued in lieu without charge.

(b)
Any two or more certificates representing shares of any one class held by any member at his request may be cancelled and a single new certificate for such shares issued in lieu, without charge unless the Directors otherwise determine. If any member shall surrender for cancellation a share certificate representing shares held by him and request the Company to issue in lieu two or more share certificates representing such shares in such proportions as he may specify, the Directors may comply, if they think fit, with such request.

14.     Replacement of Certificates

If a share certificate is defaced, worn out, lost, stolen or destroyed, it may be replaced on such terms (if any) as to evidence and indemnity and payment of any exceptional expenses incurred by the Company in investigating evidence or in relation to any indemnity as the Directors may determine but otherwise free of charge, and (in the case of defacement or wearing out) on delivery up of the old certificate.

PART IV—LIEN ON SHARES

15.     Extent of Lien

The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share. The Directors, at any time, may declare any share to be wholly or in part exempt from the provisions of this Article. The Company's lien on a share shall extend to all moneys payable in respect of it.

16.     Power of Sale

The Company may sell in such manner as the Directors determine any share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen Clear Days after notice demanding payment, and stating that if the notice is not complied with the shares may be sold, has been given to the Holder of the share or to the person entitled to it by reason of the death or bankruptcy of the Holder.

17.     Power to effect Transfer

To give effect to a sale the Directors may authorise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser. The transferee shall be entered in the Register as the Holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale, and after the name of the transferee has been entered in the Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively. Where a share, which is to be sold as provided for in this Part, is held in uncertificated form, the Directors may authorise some person to do all that is necessary under the 1996 Regulations to change such share into certificated form prior to its sale under this Part.

18.     Proceeds of Sale

The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) shall be paid to the person entitled to the shares at the date of the sale.

PART V—CALLS ON SHARES AND FORFEITURE

19.     Making of Calls

Subject to the terms of allotment, the Directors may make calls upon the members in respect of any moneys unpaid on their shares and each member (subject to receiving at least fourteen Clear Days' notice specifying when and where payment is to be made) shall pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

20.     Time of Call

A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

21.     Liability of Joint Holders

The joint Holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

22.     Interest on Calls

If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Acts) but the Directors may waive payment of the interest wholly or in part.

23.     Instalments treated as Calls

An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

24.     Power to Differentiate

Subject to the terms of allotment, the Directors may make arrangements on the issue of shares for a difference between the Holders in the amounts and times of payment of calls on their shares.

25.     Interest on Moneys Advanced

The Directors, if they think fit, may receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced may pay (until the same would, but for such advance, become payable) interest at such rate, not exceeding (unless the Company in general meeting otherwise directs) fifteen per cent per annum, as may be agreed upon between the Directors and the member paying such sum in advance.

26.     Notice requiring Payment

(a)
If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors, at any time thereafter during such times as any part of the call or instalment remains unpaid, may serve a notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.

(b)
The notice shall name a further day (not earlier than the expiration of fourteen Clear Days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non- payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

(c)
If the requirements of any such notice as aforesaid are not complied with then, at any time thereafter before the payment required by the notice has been made, any shares in respect of which the notice has been given may be forfeited by a resolution of the Directors to that effect. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before forfeiture. The Directors may accept a surrender of any share liable to be forfeited hereunder.

(d)
On the trial or hearing of any action for the recovery of any money due for any call it shall be sufficient to prove that the name of the member sued is entered in the Register as the Holder, or one of the Holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the member sued, in pursuance of these Articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

27.     Power of Disposal

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal such a share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the share to that person. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and thereupon he shall be registered as the Holder of the share and shall not be bound to see the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share. Where a share, which is to be sold as provided for in this Part, is held in uncertificated form, the Directors may authorise some person to do all that is necessary under the 1996 Regulations to change such share into certificated form prior to its sale under this Part.

28.     Effect of Forfeiture

A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but nevertheless shall remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the shares without any deduction or allowance for the value of the shares at the time of forfeiture, but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

29.     Statutory Declaration

A statutory declaration that the declarant is a Director or the Secretary of the Company, and that a share in the Company has been duly forfeited on the date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.

30.     Surrender of Shares

The Directors may accept the surrender of any share which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it has been forfeited.

31.     Non-Payment of sums due on Share Issues

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

PART VI—CONVERSION OF SHARES INTO STOCK

32.     Conversion of Shares into Stock

The Company by ordinary resolution may convert any paid up shares (other than the Special Share) into stock and reconvert any stock into paid up shares of any denomination.

33.     Transfer of Stock

The Holders of stock may transfer the same or any part thereof, in the same manner, and subject to the same regulations, as and subject to which the shares from which the stock arose might have been transferred before conversion, or as near thereto as circumstances admit; and the Directors may fix from time to time the minimum amount of stock transferable but so that such minimum shall not exceed the nominal amount of each share from which the stock arose.

34.     Rights of Stockholders

(a)
The Holders of stock shall have, according to the amount of stock held by them, the same rights, privileges and advantages in relation to dividends, voting at meetings of the Company and other matters as if they held the shares from which the stock arose, but no such right, privilege or advantage (except participation in the dividends and profits of the Company and in the assets on winding up) shall be conferred by an amount of stock which, if existing in shares, would not have conferred that right, privilege or advantage.

(b)
Such of these Articles as are applicable to paid up shares shall apply to stock, and the words "share" and "shareholder" therein shall include "stock" and "stockholder".

PART VII—TRANSFER OF SHARES

35.     Form of Instrument of Transfer

Subject to such of the restriction of these Articles and to such of the conditions of issue as may be applicable, the shares of any member may be transferred by instrument in writing in any usual or common form or any other form which the Directors may approve.

36.     Execution of Instrument of Transfer

(a)
The instrument of transfer of any share shall be executed by or on behalf of the transferor and, in cases where the share is not fully paid, by or on behalf of the transferee. The transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered in the Register in respect thereof.

(b)
Notwithstanding the provisions of Articles 7, 11, 12, 36(a), 37 and 38, shares in the Company may be transferred in such manner as the Directors may approve so that transfers of shares in the Company may be made in accordance with any regulations made by the Minister (as defined in the Acts) under the power conferred on him by section 239 of the 1990 Act enabling title to securities to be evidenced and transferred without a written instrument. The Directors shall have the power to permit any class of shares to be held in uncertificated form and to implement any arrangement they think fit for such evidencing and transfer which accords with such regulations and, in particular, shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these Articles with respect to the requirement for written instruments of transfer and share certificates in order to give effect to such regulations.

37.     Refusal to Register Transfers

(a)
The Directors in their absolute discretion and without assigning any reason therefore may decline to register:

(i)
any transfer of a share which is not fully paid;

(ii)
any transfer to or by a minor or person of unsound mind;

  provided that the refusal to register the transfer does not prevent dealings in the shares from taking place on an open and proper basis.

(b)
The Directors may decline to recognise any instrument of transfer unless:

(i)
the instrument of transfer (being a transfer which is not effected in the manner permitted by Article 36(b)) is accompanied by the certificate of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer (save where the transferor is a Stock Exchange Nominee);

(ii)
the instrument of transfer is in respect of one class of share only;

  (iii)
  the instrument of transfer is in favour of not more than four transferees; and

  (iv)
  it is lodged at the Office or at such other place as the Directors may appoint.

(c)
The Directors may decline to register any transfer of uncertificated shares only in such circumstances as may be permitted or required by the 1996 Regulations.

38.     Procedure on Refusal

If the Directors refuse to register a transfer then, within two months after the date on which the transfer was lodged with the Company, they shall send to the transferee notice of the refusal.

39.     Closing of Transfer Books

The registration of transfers of shares or of transfers of any class of shares may be suspended at such times and for such periods (not exceeding thirty days in each year) as the Directors may determine.

40.     Absence of Registration Fees

No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any share.

41.     Retention of Transfer Instruments

The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

42.     Renunciation of Allotment

Nothing in these Articles shall preclude the Directors from recognising a renunciation of the allotment of any shares by the allottee in favour of some other person.

PART VIII—TRANSMISSION OF SHARES

43.     Death of Member

If a member dies the survivor or survivors where he was a joint Holder, and his personal representatives where he was a sole Holder or the only survivor of joint Holders, shall be the only persons recognised by the Company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased member from any liability in respect of any share which had been jointly held by him.

44.     Transmission on Death or Bankruptcy

A person becoming entitled to a share in consequence of the death or bankruptcy of a member may elect, upon such evidence being produced as the Directors may properly require, either to become the Holder of the share or to have some person nominated by him registered as the transferee. If he elects to become the Holder he shall give notice to the Company to that effect. If he elects to have another person registered he shall execute an instrument of transfer of the share to that person. All of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the member and the death or bankruptcy of the member had not occurred.

45.     Rights before Registration

A person becoming entitled to a share by reason of the death or bankruptcy of a member (upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share) shall have the rights to which he would be entitled if he were the Holder of the share, except that, before being registered as the Holder of the share, he shall not be entitled in respect of it to attend or vote at any meeting of the Company or at any separate meeting of the Holders of any class of shares in the Company, so, however, that the Directors, at any time, may give notice requiring any such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within ninety days, the Directors thereupon may withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

 PART IX—ALTERATION OF SHARE CAPITAL

46.     Increase Of Capital

(a)
The Company from time to time by ordinary resolution may increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.

(b)
Subject to the provisions of the Acts, the new shares shall be issued to such persons, upon such terms and conditions and with such rights and privileges annexed thereto as the general meeting resolving upon the creation thereof shall direct and, if no direction be given, as the Directors shall determine and in particular such shares may be issued with a preferential or qualified right to dividends and in the distribution of the assets of the Company and with a special, or with any, right of voting.

(c)
Except so far as otherwise provided by the conditions of issue or by these Articles, any capital raised by the creation of new shares shall be considered part of the pre-existing ordinary capital and shall be subject to the provisions herein contained with reference to calls and instalments, transfer and transmission, forfeiture, lien and otherwise.

47.     Consolidation, Sub-Division and Cancellation of Capital

The Company, by ordinary resolution, may:

(a)
consolidate and divide all or any of its share capital (other than the Special Share) into shares of larger amount;

(b)
subject to the provisions of the Acts, subdivide its shares, or any of them (other than the Special Share), into shares of smaller amount, so however that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived (and so that the resolution whereby any share is sub-divided may determine that, as between the Holders of the shares resulting from such sub-division, one or more of the shares may have, as compared with the others, any such preferred, deferred or other rights or be subject to any such restrictions as the Company has power to attach to unissued or new shares); or

(c)
cancel any shares (other than the Special Share) which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and reduce the amount of its authorised share capital by the amount of the shares so cancelled.

48.     Fractions on Consolidation

Subject to the provisions of these Articles, whenever as a result of a consolidation of shares any members would become entitled to fractions of a share, the Directors may sell, on behalf of those members, the shares representing the fraction for the best price reasonably obtainable to any person and distribute the proceeds of sale in due proportion among those members, and the Directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

49.     Purchase of own Shares

Subject to and in accordance with the provisions of the Acts and without prejudice to any relevant special rights attached to any class of shares, the Company may purchase any of its own shares of any class (including redeemable shares but not including the Special Share) at any price (whether at par or above or below par), and so that any shares to be so purchased may be selected in any manner whatsoever and cancelled or held by the Company as treasury shares. The Company shall not make a purchase of shares in the Company unless the purchase has first been authorised by a special resolution of the Company and by a special resolution passed at a separate general meeting of the holders of each class of shares (except the Special Share) or a resolution passed by a majority representing three-fourths of the voters at a separate general meeting of the holders of the Company's Loan Stock (if any), which, at the date on which the purchase is authorised by the Company in general meeting, entitle them, either immediately or at any time subsequently, to convert all or any of the shares or loan stock of that class held by them into equity share capital of the Company.

50.     Reduction of Capital

The Company, by special resolution, may reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with, and subject to, any incident authorised, and consent required, by law.

PART X—GENERAL MEETINGS

51.     Annual General Meetings

The Company shall hold in each year a general meeting as its annual general meeting in addition to any other meeting in that year and shall specify the meeting as such in the notices calling it. Not more than fifteen months shall elapse between the date of one annual General Meeting and that of the next.

52.     Extraordinary General Meetings

All general meetings other than annual general meetings shall be called extraordinary general meetings.

53.     Convening General Meetings

The Directors may convene general meetings. Extraordinary general meetings may also be convened on such requisition, or in default may be convened by such requisitionists, and in such manner as may be provided by the Acts. If at any time there are not within the State sufficient Directors capable of acting to form a quorum, any Director or any two members of the Company may convene an extraordinary general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

54.     Class Meetings

All provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the Holders of any class of shares in the capital of the Company, except that:

(a)
the necessary quorum shall be one or more persons holding or representing by proxy at least one-third in nominal value of the issued shares of the class or, at any adjourned meeting of such Holders, one Holder present in person or by proxy, whatever the amount of his holding, shall be deemed to constitute a meeting; and

(b)
any Holder of shares of the class present in person or by proxy may demand a poll; and

(c)
each Holder of shares of the class shall, on a poll, have one vote in respect of every share of the class held by him.

55.     Notice of General Meetings

(a)
Subject to the provisions of the Acts allowing a general meeting to be called by shorter notice an annual general meeting and an extraordinary general meeting called for the passing of a special resolution shall be called by at least twenty-one Clear Days' notice and all other extraordinary general meetings shall also be called by at least twenty-one Clear Days notice, except that it may be called by fourteen Clear Days' notice (whether in electronic form or otherwise) where:

(i)
all members, who hold shares that carry rights to vote at the meeting, are permitted to vote by electronic means either before or at the meeting; and

(ii)
a special resolution reducing the period of notice to fourteen Clear Days' has been passed at the immediately preceding annual general meeting, or at a general meeting held since that meeting.

(b)
Any notice convening a general meeting shall specify the time and place of the meeting and, in the case of special business, the general nature of that business and, in reasonable prominence, that a member entitled to attend and vote is entitled to appoint a proxy, or where that is allowed one or more proxies, to attend, speak and vote in his place and that a proxy need not be a member of the Company. It shall also give particulars of any Directors who are to retire by rotation or otherwise at the meeting and of any persons who are recommended by the Directors for appointment or re-appointment as Directors at the meeting, or in respect of whom notice has been duly given to the

  Company of the intention to propose them for appointment or re-appointment as Directors at the meeting. Subject to any restrictions imposed on any shares, the notice shall be given to all the members and to the Directors and the Auditors.

(c)
The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

(d)
Where, by any provision contained in the Acts, extended notice is required of a resolution, the resolution shall not be effective (except where the Directors of the Company have resolved to submit it) unless notice of the intention to move it has been given to the Company not less than twenty-eight days (or such shorter period as the Acts permit) before the meeting at which it is moved, and the Company shall give to the members notice of any such resolution as required by and in accordance with the provisions of the Acts.

PART XI—PROCEEDINGS AT GENERAL MEETINGS

56.     Quorum for General Meetings

(a)
No business other than the appointment of a chairman shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business. Except as provided in relation to adjourned meeting, three persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorised representative of a corporate member, shall be a quorum.

(b)
If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place, or to such time and place as the Directors may determine. If at the adjourned meeting such a quorum is not present within half an hour from the time appointed for the meeting, the meeting, if convened otherwise than by resolution of the Directors, shall be dissolved, but if the meeting shall have been convened by resolution of the Directors, two persons entitled to be counted in a quorum present at the meeting shall be a quorum.

57.     Special Business

(a)
All business shall be deemed special that is transacted at an extraordinary general meeting. All business that is transacted at an annual general meeting shall also be deemed special, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and reports of the Directors and Auditors, the election of Directors in the place of those retiring (whether by rotation or otherwise), the fixing of the remuneration of the Directors, the re-appointment of the retiring Auditors, the fixing of the remuneration of the Auditors and the consideration of a special resolution for the purpose of Article 55(a)(ii).

(b)
Any request by a member to table a draft resolution under subsection Section 133(B)(1)(b) of the Companies Act 1963 shall be received by the Company in hardcopy form or in electronic form at the addresses specified by the Company at least 30 days before the meeting to which it relates.

58.     Chairman of General Meetings

(a)
The chairman of the board of Directors or, in his absence, the deputy chairman (if any) or, in his absence, some other Director nominated by the Directors shall preside as chairman at every general meeting of the Company. If at any general meeting none of such persons shall be present within fifteen minutes after the time appointed for the holding of the meeting and willing to act, the Directors present shall elect one of their number to be chairman of the meeting and, if there is only one Director present and willing to act, he shall be chairman.

(b)
If at any meeting no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the members present and entitled to vote shall choose one of the members personally present to be chairman of the meeting.

59.     Directors' and Auditors' right to attend General Meetings

A Director shall be entitled, notwithstanding that he is not a member, to attend and speak at any general meeting and at any separate meeting of the Holders of any class of shares in the Company. The Auditors shall be entitled to attend any general meeting and to be heard on any part of the business of the meeting which concerns them as the Auditors.

60.     Adjournment of General Meetings

The Chairman, with the consent of a meeting at which a quorum is present, may (and if so directed by the meeting, shall) adjourn the meeting from time to time (or sine die) and from place to place, but no business shall be transacted at any adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. Where a meeting is adjourned sine die, the time and place for the adjourned meeting shall be fixed by the Directors. When a meeting is adjourned for fourteen days or more or sine die, at least seven Clear Days' notice shall be given specifying the time and meeting and the general nature of the business to be transacted. Save as aforesaid it shall not be necessary to give any notice of an adjourned meeting.

61.     Determination of Resolutions

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands a poll is duly demanded. Unless a poll is so demanded a declaration by the Chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost, or not carried by a particular majority and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution. The demand for a poll may be withdrawn before the poll is taken but only with the consent of the Chairman, and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

62.     Entitlement to Demand Poll

Subject to the provisions of the Acts, a poll may be demanded:

(a)
by the chairman of the meeting;

(b)
by at least three members present (in person or by proxy) having the right to vote at the meeting;

(c)
by any member or members present (in person or by proxy) representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(d)
by a member or members present (in person or by proxy) holding shares in the Company conferring the right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

63.     Taking of a Poll

(a)
Save as provided in paragraph (b) of this Article, a poll shall be taken in such manner as the Chairman directs and he may appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

(b)
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or at such time (not being more than thirty days after the poll is demanded) and place as the chairman of the meeting may direct. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting shall continue as if the demand had not been made.

(c)
No notice need be given of a poll not taken forthwith if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven Clear Days' notice shall be given specifying the time and place at which the poll is to be taken.

(d)
On a poll taken at a meeting of the Company or a meeting of any class of members of the Company, a member, whether present in person or by proxy, entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

(e)
Subject to such requirements and restrictions as the Directors may specify, the Company may permit members to vote by correspondence in advance of a general meeting in respect of one or more of the resolutions proposed at a meeting. Where the Company permits members to vote by correspondence, it shall only count votes cast in advance by correspondence, where such votes are received at the address and before the date and time specified by the Company, provided the date and time is no more than 24 hours before the time at which the vote is to be concluded.

(f)
Subject to such requirements and restrictions as the Directors may specify, the Company may permit members who are not physically present at a meeting to vote by electronic means at the general meeting in respect of one or more of the resolutions proposed at a meeting.

(g)
Where a member requests a full account of a vote before or on the declaration of the result of a vote at a general meeting, then with respect to each resolution proposed at a general meeting the Company shall establish:

(i)
the number of shares for which votes have been validly cast;

(ii)
the proportion of the Company's issued share capital at close of business on the day before the meeting represented by those votes;

(iii)
the total number of votes validly cast; and

(iv)
the number of votes cast in favour of and against each resolution and, if counted, the number of abstentions.

(h)
Where no member requests a full account of the voting before or on the declaration of the result of a vote at a general meeting, it shall be sufficient for the Company to establish the voting results only to the extent necessary to ensure that the required majority is reached for each resolution. The Company shall ensure that a voting result established in accordance with this article is published on its internet site not later than the end of the fifteenth day after the date of the meeting at which the voting result was obtained.

64.     Votes of Members

(a)
A person shall be entered on the Register by the Record Date specified in respect of a general meeting in order to exercise the right of a member to participate and vote at the general meeting and any change to an entry on the Register after the Record Date shall be disregarded in determining the right of any person to attend and vote at the meeting.

(b)
Votes may be given either personally or by proxy. Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every member present in person and every proxy shall have one vote, so, however, that no individual shall have more than one vote, and on a poll every member shall have one vote for every share carrying voting rights of which he is the Holder. On a poll a member entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

65.     Voting by Joint Holders

Where there are joint Holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, in respect of such share shall be accepted to the exclusion of the votes of the other joint Holders; and for this purpose seniority shall be determined by the order in which the names of the Holders stand in the Register in respect of the share.

66.     Voting by Incapacitated Holders

A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction (whether in the State or elsewhere) in matters concerning mental disorder, may vote, whether on a show of hands or on a poll, by his committee, receiver, guardian or other person appointed by that court and any such committee, receiver, guardian or other person may vote by proxy on a show of hands or on a poll. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be received at the Office or at such other address as is specified in accordance with these Articles for the receipt of appointments of proxy, not less than forty-eight hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

67.     Default in Payment of Calls

Unless the Directors otherwise determine, no member shall be entitled to vote at any general meeting or any separate meeting of the Holders of any class of shares in the Company, either in person or by proxy, or to exercise any privilege as a member in respect of any share held by him unless all moneys then payable by him in respect of that share have been paid.

68.     Restriction of Voting Rights

(a)
If at any time the Directors shall determine that a Specified Event (as defined in paragraph (f)) shall have occurred in relation to any share or shares the Directors may serve a notice to such effect on the Holder or Holders thereof. Upon the service of any such notice (in these Articles referred to as a "Restriction Notice") no Holder or Holders of the share or shares specified in such Restriction Notice shall be entitled, for so long as such Restriction Notice shall remain in force, to attend or vote at any general meeting, either personally or by proxy.

(b)
A Restriction Notice shall be cancelled by the Directors as soon as reasonably practicable, but in any event not later than forty-eight hours, after the Holder or Holders concerned shall have remedied the default by virtue of which the Specified Event shall have occurred. A Restriction Notice shall automatically cease to have effect in respect of any share transferred upon registration of the relevant transfer provided that a Restriction Notice shall not cease to have effect in respect of any transfer where no change in the beneficial ownership of the share shall occur and for this purpose it shall be assumed that no such change has occurred where a transfer form in respect of the share is presented for registration having been stamped at a reduced rate of stamp duty by virtue of the transferor or transferee claiming to be entitled to such reduced rate as a result of the transfer being one where no beneficial interest passes.

(c)
The Directors shall cause a notation to be made in the Register against the name of any Holder or Holders in respect of whom a Restriction Notice shall have been served indicating the number of shares specified in such Restriction Notice and shall cause such notation to be deleted upon cancellation or cesser of such Restriction Notice.

(d)
Any determination of the Directors and any notice served by them pursuant to the provisions of this Article shall be conclusive as against the Holder or Holders of any share and the validity of any notice served by the Directors in pursuance of this Article shall not be questioned by any person.

(e)
If, while any Restriction Notice shall remain in force in respect of any Holder or Holders of any shares, such Holder or Holders shall be issued with any further shares as a result of such Holder or Holders not renouncing any allotment of shares made to him or them pursuant to a capitalisation issue under these Articles, the Restriction Notice shall be deemed also to apply to such Holder or Holders in respect of such further shares on the same terms and conditions as were applicable to the said Holder or Holders immediately prior to such issue of further shares.

(f)
For the purpose of these Articles the expression "Specified Event" in relation to any share shall mean the failure by the Holder or Holders thereof to pay any call or instalment of a call in the manner and at the time appointed for payment thereof.

69.     Time for Objection to Voting

No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is tendered and every vote not disallowed at such meeting shall be valid. Any such objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

70.     Appointment of Proxy

(a)
Every member entitled to attend and vote at a general meeting may appoint a proxy or proxies to attend, speak, ask questions relating to items on the agenda subject to Section 134C of the Companies Act 1963, and vote on his behalf provided that, where a shareholder appoints more than one proxy in relation to a general meeting, each proxy must be appointed to exercise the rights attached to a different share or shares held by him or (as the case may be) a different €10, or multiple of €10, of stock held by him. The appointment of a proxy shall be in writing in any usual form or in any other form which the Directors may approve and shall be signed by or on behalf of the appointor.

  The signature on such appointment need not be witnessed. A body corporate may sign a form of proxy under its common seal, under the hand of a duly authorised-officer thereof or in such other manner as the Directors may approve. A proxy need not be a member of the Company. A member shall be entitled to appoint a proxy by electronic means, to an address specified by the Company.

(b)
The Directors may send, at the expense of the Company, by post, electronic mail or otherwise, to the members forms for the appointment of a proxy (with or without stamped envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative. The proxy form must make provision for three-way voting on all resolutions intended to be proposed, other than resolutions which are merely procedural. If for the purpose of any meeting, invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the expense of the Company, such invitations shall be issued to all (and not to some only) of the members entitled to be sent a notice of the meeting and to vote thereat by proxy but the accidental omission to issue such invitations to, or the non-receipt of such invitations by, any member shall not invalidate the proceedings at any such meeting.

71.     Receipt of Proxy Appointment

Where the appointment of a proxy and any authority under which it is signed or a copy, certified notarially or in some other way approved by the Directors is to be received by the Company:

(a)
in physical form it shall be deposited at the Office or (at the option of the member) at such other place or places (if any) as may be specified for that purpose in or by way of note to the notice convening the meeting

(b)
in electronic form, it may be so received where an address has been specified by the Company for the purpose of receiving electronic communications:

(i)
in the notice convening the meeting; or

(ii)
in any appointment of proxy sent out by the Company in relation to the meeting; or

(iii)
in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting;

provided that it is so received by the Company not less than forty-eight hours before the time appointed for the holding of the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used, and in default shall not be treated as valid or, in the case of a meeting which is adjourned to, or a poll which is to be taken on, a date which is less than seven days after the date of the meeting which was adjourned or at which the poll was demanded, it shall be sufficient if the appointment of proxy and any such authority and certification thereof as aforesaid is so received by the Company at the commencement of the adjourned meeting or the taking of the poll. An appointment of proxy relating to more than one meeting (including any adjournment thereof) having once been so received for the purposes of any meeting shall not require to be delivered, deposited or received again for the purposes of any subsequent meeting to which it relates.

72.     Uncertificated Proxy Instruction

Without limiting the foregoing, in relation to any shares which are held in uncertificated form, the Directors may from time to time permit appointments of a proxy to be made by means of an electronic communication in the form of an Uncertificated Proxy Instruction, (that is, a properly authenticated dematerialised instruction, and/or other instruction or notification, which is sent by means of the relevant system concerned and received by such participant in that system acting on behalf of the company as the Directors may prescribe, in such form and subject to such terms and conditions as may from time to time be prescribed by the Directors (subject always to the facilities and requirements of the relevant system concerned)); and may in a similar manner permit supplements to, or amendments or revocations of, any such Uncertificated Proxy Instruction to be made by like means. The Directors may in addition prescribe the method of determining the time at which any such properly authenticated dematerialised instruction (and/or other instruction or notification) is to be treated as received by the company or such participant. The Directors may treat any such Uncertificated Proxy Instruction which purports to be or is expressed to be sent on behalf of a holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that holder.

73.     Rights and Obligations of a Proxy

A proxy shall have the right to exercise all or any of the rights of his appointor, or (where more than one proxy is appointed) all or any of the rights attached to the shares in respect of which he is appointed the proxy to attend, to demand or join in demanding a poll, to ask questions relating to items on the agenda subject to Section 134C of the Companies Act 1963, to speak and vote, at a general meeting of the Company. Unless his appointment provides otherwise, a proxy may vote or abstain at his discretion on any resolution put to the vote.

74.     Bodies Corporate acting by Representatives at Meetings

Any body corporate which is a member, or a proxy for a member, of the Company may by resolution of its Directors or other governing body authorise such person or persons as it thinks fit to act as its representative or representatives at any meeting of the Company or of any class of members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company. Where a member appoints more than one representative in relation to a general meeting, each representative must be appointed to exercise the rights attached to a different share or shares held by the member or (as the case may be) a different €10, or multiple of €10, of stock held by the shareholder.

75.     Effect of Revocation of Proxy or of Authorisation

A vote given or poll demanded in accordance with the terms of an appointment of proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the death or insanity or winding up of the principal, or the revocation of the appointment of proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or transfer of the share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no intimation in writing (whether in electronic form or otherwise) of such death, insanity, winding up, revocation or transfer shall have been received by the Company at the Office at least one hour before the commencement of the meeting or adjourned meeting at which the appointment of proxy is used or at which the representative acts PROVIDED HOWEVER that where such intimation is given in electronic form it shall have been received by the Company at least 24 hours (or such lesser time as the Directors may specify) before the commencement of the meeting.

PART XII—DIRECTORS

76.     Number of Directors

Unless otherwise determined by Company in general meeting, the number of Directors shall not be more than ten nor less than two. The continuing Directors may act notwithstanding any vacancy in their body, provided that if the number of the Directors is reduced below the prescribed minimum the remaining Director or Directors shall appoint forthwith an additional Director or additional Directors to make up such minimum or shall convene a general meeting of the Company for the purpose of making such appointment. If there be no Director or Directors able or willing to act then any two shareholders may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to the provisions of the Acts and these Articles) only until the conclusion of the annual general meeting of the Company next following such appointment unless he is re-elected during such meeting and he shall not retire by rotation at such meeting or be taken into account in determining the Directors who are to retire by rotation at such meeting.

77.     Share Qualification

A Director shall not require a share qualification.

78.     Ordinary Remuneration of Directors

The ordinary remuneration of the Directors shall be determined from time to time by an ordinary resolution of the Company and shall be divisible (unless such resolution shall provide otherwise) among the Directors as they may agree, or, failing agreement, equally, except that any Director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for a proportion of the remuneration related to the period during which he has held office.

79.     Special Remuneration of Directors

Any Director who holds any executive office (including for this purpose the office of Chairman or Deputy Chairman) or who serves on any committee, or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, may be paid such extra remuneration by way of salary, commission or otherwise as the Directors may determine.

80.     Expenses of Directors

The Directors may be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors or general meetings or separate meetings of the Holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties.

81.     Alternate Directors

(a)
Any Director may appoint in writing (whether in electronic form or otherwise) under his hand any person (including another Director) to be his alternate provided always that no such appointment of a person other than a Director as an alternate shall be operative unless and until such appointment shall have been approved by resolution of the Directors. Any such authority may be sent by delivery, post, cable, telegram, telex, telefax, electronic mail or any other means of communication approved by the Directors and may bear a printed, facsimile, electronic, or advanced electronic signature of the Director giving such authority.

(b)
An alternate Director shall be entitled, subject to his giving to the Company an address within the State or the United Kingdom, to receive notices of all meetings of the Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at any such meeting at which the Director appointing him is not personally present and in the absence of his appointor to exercise all the powers, rights, duties and authorities of his appointor as a Director (other than the right to appoint an alternate hereunder).

(c)
Save as otherwise provided in these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the Director appointing him. The remuneration of any such alternate Director shall be payable out of the remuneration paid to the Director appointing him and shall consist of such portion of the last mentioned remuneration as shall be agreed between the alternate and the Director appointing him.

(d)
A Director may revoke at any time the appointment of any alternate appointed by him. If a Director shall die or cease to hold the office of Director the appointment of his alternate shall thereupon cease and determine but if a Director retires by rotation or otherwise but is reappointed or deemed to have been re-appointed at the meeting at which he retires, any appointment of an alternate Director made by him which was in force immediately prior to his retirement shall continue after his re-appointment.

(e)
Any appointment or revocation by a Director under this Article shall be effected by notice in writing (whether in electronic form or otherwise) given under his hand to the Secretary or deposited or received at the Office or in any other manner approved by the Directors.

PART XIII—POWERS OF DIRECTORS

82.     Directors' Powers

Subject to the provisions of the Acts, the Memorandum of Association of the Company and these Articles and to any directions by the members given by ordinary resolution, not being inconsistent with these Articles or with the Acts, the business of the Company shall be managed by the Directors who may do all such acts and things and exercise all the powers of the Company as are not by the Act or by these Articles required to be done or exercised by the Company in general meeting. No alteration of the Memorandum of Association of the Company or of these Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article shall not be limited by any special power given to the Directors by these Articles and a meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

83.     Power to Delegate

Without prejudice to the generality of the last preceding Article, the Directors may delegate any of their powers to any managing Director or any Director holding any other executive office and to any committee consisting of one or more Directors together with such other persons (if any) as may be appointed to such committee by the Directors provided that a majority of the members of each committee appointed by the Directors shall at all times consist of Directors and that no resolution of any such committee shall be effective unless a majority of the members of the committee present at the meeting at which it was passed are Directors. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked. Subject to any such conditions, the proceedings of a committee with two or more members shall be governed by the provisions of these Articles regulating the proceedings of Directors so far as they are capable of applying.

84.     Appointment of Attorneys

The Directors, from time to time and at any time by power of attorney under seal, may appoint any company, firm or person or fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit. Any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit and may authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

85.     Local Management

Without prejudice to the generality of Article 83, the Directors may establish any committees, local boards or agencies for managing any of the affairs of the Company, either in the State or elsewhere, and may appoint any persons to be members of such committees, local boards or agencies and may fix their remuneration and may delegate to any committee, local board or agent any of the powers, authorities and discretions vested in the Directors with power to sub-delegate and any such appointment or delegation may be made upon such terms and subject to such conditions as the Directors may think fit, and the Directors may remove any person so appointed, and may annul or vary any such delegation, but no person dealing in good faith with any such committee, local board or agency, without notice of any such removal, annulment or variation shall be affected thereby.

86.     Borrowing Powers

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking property, assets and uncalled capital or any part thereof, and to issue debentures, debenture stock and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

87.     Execution of Negotiable Instruments

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall determine from time to time by resolution.

PART XIV—APPOINTMENT AND RETIREMENT OF DIRECTORS

88.     Retirement by Rotation

(a)
At each annual general meeting of the Company one-third of the Directors who are subject to retirement by rotation, or if their number is not three or a multiple of three then the number nearest to one-third, shall retire from office, but if there is only one Director who is subject to retirement by rotation then he shall retire provided that each Director shall present himself for re-election at least once every three years.

(b)
The Directors (including any Directors holding executive office pursuant to these Articles) to retire by rotation shall be those who have been longest in office since their last appointment or reappointment but as between persons who became or were last reappointed Directors on the same day those to retire shall be determined (unless they otherwise agree among themselves) by lot.

(c)
Subject to Article 91 a Director who retires at an annual general meeting may be reappointed, if willing to act. If he is not reappointed (or deemed to be reappointed pursuant to these Articles) he shall retain office until the meeting appoints someone in his place or, if it does not do so, until the end of the meeting.

(d)
Without prejudice to the generality of the foregoing a Director of the Company shall vacate his office at the conclusion of the annual general meeting commencing next after he attains the age of 70; but acts done by a person as Director are valid notwithstanding that it is afterwards discovered that his appointment had been terminated under these provisions.

89.     Deemed Reappointment

If the Company, at the meeting at which a Director retires by rotation, does not fill the vacancy then, subject to Article 91, the retiring Director, if willing to act, shall be deemed to have been re-appointed, unless at the meeting it is resolved not to fill the vacancy or a resolution for the reappointment of the Director is put to the meeting and lost.

90.     Eligibility for Appointment

No person other than a Director retiring by rotation shall be appointed a Director at any general meeting unless he is recommended by the Directors or, not less than seven nor more than thirty Clear Days before the date appointed for the meeting, notice executed by a member qualified to vote at the meeting has been given to the Company of the intention to propose that person for appointment stating the particulars which would be required, if he were so appointed, to be included in the Company's register of Directors together with notice executed by that person of his willingness to be appointed.

No person shall be capable of being appointed (or re-appointed) a Director of the Company if at the time of his appointment he has attained the age of 70.

91.     Appointment of Additional Directors

Subject as aforesaid, the Company by ordinary resolution may appoint a person to be a Director either to fill a vacancy or as an additional Director and may also determine the rotation in which any additional Directors are to retire.

The Directors may appoint a person who is willing to act to be a Director, either to fill a vacancy or as an additional Director, provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these Articles as the maximum number of Directors. A Director so appointed shall hold office only until the next following annual general meeting and shall not be taken into account in determining the Directors who are to retire by rotation at the meeting. If not re-appointed at such annual general meeting, such Director shall vacate office at the conclusion thereof.

PART XV—DISQUALIFICATION AND REMOVAL OF DIRECTORS

92.     Disqualification of Directors

The office of a Director shall be vacated ipso facto if:

(a)
he is restricted or disqualified from acting as a director of any company under the provisions of Part VII of the 1990 Act;

(b)
he becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)
in the opinion of a majority of his co-Directors, he becomes incapable by reason of mental disorder of discharging his duties as a Director;

(d)
(not being a Director holding for a fixed term an executive office in his capacity as a Director) he resigns his office by notice to the Company;

(e)
he is convicted of an indictable offence, unless the Directors otherwise determine;

(f)
he shall have been absent for more than six consecutive months without permission of the Directors from meetings of the Directors held during that period and his alternate Director (if any) shall not have attended any such meeting in his place during such period, and the Directors pass a resolution that by reason of such absence he has vacated office;

(g)
he is required in writing (whether in electronic form or otherwise) by all his co-Directors to resign.

93.     Removal of Directors

The Company, by ordinary resolution of which extended notice has been given in accordance with the provisions of the Acts, may remove any Director before the expiry of his period of office notwithstanding anything in these Articles or in any agreement between the Company and such Director and may, if thought fit, by ordinary resolution appoint another Director in his stead. The person appointed shall be subject to retirement at the same time as if he had become a Director on the date on which the Director in whose place he is appointed was last appointed a Director. Nothing in this Article shall be taken as depriving a person removed hereunder of compensation or damages payable to him in respect of the termination of his appointment as Director or of any appointment terminating with that of Director.

PART XVI—DIRECTORS' OFFICES AND INTERESTS

94.     Executive Offices

(a)
The Directors may appoint one or more of their body to the office of Managing Director or Joint Managing Director or to any other executive office under the Company (including, where considered appropriate, the office of the Chairman) on such terms and for such period as they may determine and, without prejudice to the terms of any contract entered into in any particular case, may revoke any such appointment at any time.

(b)
A Director holding any such executive office shall receive such remuneration, whether in addition to or in substitution for his ordinary remuneration as a Director and whether by way of salary, commission, participation in profits or otherwise or partly in one way and partly in another, as the Directors may determine.

(c)
The appointment of any Director to the office of Chairman or Managing or Joint Managing Director shall determine automatically if he ceases to be a Director but without prejudice to any claim for damages for breach of any contract of service between him and the Company.

(d)
The appointment of any Director to any other executive office shall not determine automatically if he ceases from any cause to be a Director unless the contract or resolution under which he holds office shall expressly state otherwise, in which event such determination shall be without prejudice to any claim for damages for breach of any contract of service between him and the Company.

(e)
A Director may hold any other office or place of profit under the Company (except that of Auditor) in conjunction with his office of Director, and may act in a professional capacity to the Company, on such terms as to remuneration and otherwise as the Directors shall arrange.

95.     Directors' Interests

(a)
Subject to the provisions of the Acts, and provided that he has disclosed to the Directors the nature and extent of any material interest of his, a Director notwithstanding his office:

(i)
may be a party to, or otherwise interested in, any transaction or arrangement with the Company or any subsidiary or associated company thereof or in which the Company or any subsidiary or associated company thereof is otherwise interested;

(ii)
may be a Director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company or any subsidiary or associated company thereof is otherwise interested; and

(iii)
shall not be accountable, by reason of his office, to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

(b)
No Director or intending Director shall be disqualified by his office from contracting with the Company either as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the other Company in which any Director shall be in any way interested be avoided nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established. The nature of a Director's interest must be declared by him at the meeting of the Directors at which the question of entering into the contract or arrangement is first taken into consideration, or if the Director was not at the date of that meeting interested in the proposed contract or arrangement at the next meeting of the Directors held after he became so interested, and in a case where the Director becomes interested in a contract or arrangement after it is made at the first meeting of the Directors held after he becomes so interested.

(c)
A copy of every declaration made and notice given under this Article shall be entered within three days after the making or giving thereof in a book kept for this purpose. Such book shall be open for inspection without charge by any Director, Secretary, Auditor or member of the Company at the Office and shall be produced at every general meeting of the Company and at any meeting of the Directors if any Director so requests in sufficient time to enable the book to be available at the meeting.

(d)
For the purposes of this Article:

(i)
a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified; and

(ii)
an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

96.     Restriction on Directors' Voting

(a)
Save as otherwise provided by these Articles, a Director shall not vote at a meeting of the Directors or a committee of Directors on any resolution concerning a matter in which he has, directly or indirectly, an interest which is material or a duty which conflicts or may conflict with the interests of the Company. A Director shall not be counted in the quorum present at a meeting in relation to any such resolution on which he is not entitled to vote.

(b)
A Director shall be entitled (in the absence of some other material interest than is indicated below) to vote (and be counted in the quorum) in respect of any resolutions concerning any of the following matters, namely:

(i)
the giving of any security, guarantee or indemnity to him in respect of money lent by him to the Company or any of its subsidiary or associated companies or obligations incurred by him at the request of or for the benefit of the Company or any of its subsidiary or associated companies;

(ii)
the giving of any security, guarantee or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiary or associated companies for which he himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(iii)
any proposal concerning any offer of shares or debentures or other securities of or by the Company or any of its subsidiary or associated companies for subscription, purchase or exchange in which offer he is or is to be interested as a participant in the underwriting or sub-underwriting thereof;

(iv)
any proposal concerning any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he is not the Holder of or beneficially interested in 1% or more of the issued shares of any class of such company or of the voting rights available to members of such company (or of a third company through which his interest is derived) (any such interest being deemed for the purposes of this Article to be a material interest in all circumstances);

(v)
any proposal concerning the adoption, modification or operation of a superannuation fund or retirement benefits scheme under which he may benefit and which has been approved by or is subject to and conditional upon approval for taxation purposes by the appropriate Revenue authorities;

  (vi)
  any proposal concerning the adoption, modification or operation of any scheme for enabling employees (including full time executive Directors) of the Company and/or any subsidiary thereof to acquire shares in the Company or any arrangement for the benefit of employees of the Company or any of its subsidiaries under which the Director benefits or may benefit;

  (vii)
  any proposal concerning the giving of any indemnity pursuant to Article 136 or the discharge of the cost of any insurance cover purchased or maintained pursuant to Article 98.

(c)
Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such case each of the Directors concerned (if not debarred from voting under sub-paragraph (b) (iv) of this Article) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

(d)
If a question arises at a meeting of Directors or of a committee of Directors at to the materiality of a Director's interest or as to the right of any Director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question may be referred, before the conclusion of the meeting, to the chairman of the meeting and his ruling in relation to any Director other than himself shall be final and conclusive.

(e)
For the purposes of this Article, an interest of a person who is the spouse or a minor child of a Director shall be treated as an interest of the Director and in relation to an alternate Director, an interest of his appointor shall be treated as an interest of the alternate Director.

(f)
The Company by ordinary resolution may suspend or relax the provisions of this Article to any extent or ratify any transaction not duly authorised by reason of a contravention of this Article.

97.     Entitlement to Grant Pensions

The Directors may provide benefits, whether by way of pensions, gratuities or otherwise, for any Director, former Director or other officer or former officer of the Company or to any person who holds or has held any employment with the Company or with any body corporate which is or has been a subsidiary or associated company of the Company or a predecessor in business of the Company or of any such subsidiary or associated company and to any member of his family or any person who is or was dependent on him and may set up, establish, support, alter, maintain and continue any scheme for providing all or any such benefits and for such purposes any Director accordingly may be, become or remain a member of, or rejoin, any scheme and receive or retain for his own benefit all benefits to which he may be or become entitled thereunder. The Directors may pay out of the funds of the Company any premiums, contributions or sums payable by the Company under the provisions of any such scheme in respect of any of the persons or class of persons above referred to who are or may be or become members thereof.

Subject to the provisions of Article 136, the Directors shall have the power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time directors, officers or employees of the Company, or of any other company which is its holding company or in which the Company or such holding company has any interest, whether direct or indirect, or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or any such other company, or who are or were at any time trustees of any pension fund in which employees of the Company, or any other company or such subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission when in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking or pension fund.

PART XVII—PROCEEDINGS OF DIRECTORS

98.     Convening and Regulation of Directors' Meetings

(a)
Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit. A Director may, and the Secretary at the request of a Director shall, call a meeting of the Directors. Any Director may waive notice of any meeting and any such waiver may be retrospective.

  If the Directors so resolve, it shall not be necessary to give notice of a meeting of Directors to any Director or alternate Director who, being a resident of the State, is for the time being absent from the State.

(b)
Notice of a meeting of the Directors or any other notice required to be given to, or given by, a Director shall be deemed to be duly given to, or by a Director if it is given to him personally or by word of mouth or sent in writing by delivery, post, cable, telegram, telex, telefax, electronic mail or any other means of communication approved by the Directors to him at his last known address or any other address given by him to the Company for this purpose.

99.     Quorum for Directors' Meetings

(a)
The quorum for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed at any other number shall be two. A person who holds office only as an alternate Director shall, if his appointer is not present, be counted in the quorum but notwithstanding that such person may act as alternate Director for more than one Director he shall not count as more than one for the purposes of determining whether a quorum is present.

(b)
The continuing Directors or a sole Director may act notwithstanding any vacancies in their number but if the number of Directors is less than the number fixed as the quorum, they may act only for the purpose of filling vacancies or of calling a general meeting.

100.   Voting at Directors' Meetings

(a)
Questions arising at any meeting of Directors shall be decided by a majority of votes. Where there is an equality of votes, the chairman of the meeting shall have a second or casting vote.

(b)
Subject as hereinafter provided, each Director present and voting shall have one vote and in addition to his own vote shall be entitled to one vote in respect of each other Director not present at the meeting who shall have authorised him in respect of such meeting to vote for such other director in his absence. Any such authority may relate generally to all meetings of the Directors or to any specified meeting or meetings and must be in writing and may be sent by delivery, post, cable, telegram, telex, telefax, electronic mail or any other means of communication approved by the Directors and may bear a printed, facsimile, electronic or advanced electronic signature of the Director giving such authority. The authority must be delivered to the Secretary for filing prior to or must be produced at the first meeting at which a vote is to be cast pursuant thereto provided that no Director shall be entitled to any vote at a meeting on behalf of another Director pursuant to the paragraph if the other Director shall have appointed an alternate Director and that alternate Director is present at the meeting at which the Director proposes to vote pursuant to this paragraph.

101.   Telecommunication Meetings

Any Director or alternate Director may participate in a meeting of the Directors or any committee of the Directors by means of conference telephone or other telecommunications equipment by means of which all persons participating in the meeting can hear each other speak and such participation in a meeting shall constitute presence in person at the meeting.

102.   Chairman of the Board of Directors

Subject to any appointment to the office of Chairman made pursuant to these Articles, the Directors may elect a chairman of their meetings and determine the period for which he is to hold office, but if no such chairman is elected or if at any meeting the chairman is unwilling to act or is not present within five minutes after the time appointed for holding the same the Directors present may choose one of their number to be chairman of the meeting.

103.   Validity of Acts of Directors

All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified from holding office or had vacated office, shall be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote.

104.   Directors' Resolutions or other documents in Writing

A resolution or other document in writing (in electronic form or otherwise) signed (whether by electronic signature, advanced electronic signature or otherwise as approved by the Directors) by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors, and such resolution or other document or documents when duly signed may be delivered or transmitted (unless the Directors shall otherwise determine either generally or in any specific case) by facsimile transmission, electronic mail or some other similar means of transmitting the contents of documents. A resolution or other documents signed (whether by electronic signature, advanced electronic signature or otherwise as approved by the Directors) by an alternate Director need not also be signed by his appointor and, if it is signed by a Director who has appointed an alternate Director, it need not be signed by the alternate Director in that capacity.

PART XVIII—THE SECRETARY

105.   Appointment of Secretary

The Secretary shall be appointed by the Directors for such terms, at such remuneration and upon such conditions as they may think fit and any Secretary so appointed may be removed by them. Anything required or authorised by the Acts or these Articles to be done by the Secretary may be done, if the office is vacant or there is for any other reason no Secretary readily available and capable of acting, by or to any assistant or acting secretary readily available and capable of acting, by or to any officer of the Company authorised generally or specially in that behalf by the Directors: Provided that any provision of the Acts or these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as a Director and as, or in the place of, the Secretary.

PART XIX—THE SEAL

106.   Use of Seal

The Directors shall ensure that the Seal (including any official securities seal kept pursuant to the Acts) shall be used only by the authority of the Directors or of a committee authorised by the Directors.

107.   Seal for use Abroad

The Company may exercise the powers conferred by the Acts with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

108.   Signature of Sealed Instruments

(a)
Every instrument to which the Seal shall be affixed shall be signed by a Director and shall also be signed by the Secretary or by a second Director or by some other person appointed by the Directors for the purpose save that as regards any certificates for shares or debentures or other securities of the Company the Directors may determine by resolution that such signatures or either of them shall be dispensed with, or be printed thereon or affixed thereto by some method or system of mechanical signature provided that in any such case the certificate to be sealed shall have been approved for sealing by the Secretary or by the registrar of the Company or by the Auditors or by some other person appointed by the Directors for this purpose in writing (and, for the avoidance of doubt, it is hereby declared that it shall be sufficient for approval to be given and/or evidenced either in such manner (if any) as may be approved by or on behalf of the Directors or by having certificates initialled before sealing or by having certificates presented for sealing accompanied by a list thereof which has been initialled).

(b)
For the purposes of this Article 109, any instrument in electronic form to which the seal is required to be affixed, shall be sealed by means of an advanced electronic signature based on a qualified certificate of a Director and the Secretary or of a second Director or by some other person appointed by the Directors for the purpose.

 PART XX—DIVIDENDS AND RESERVES

109.   Declaration of Dividends

Subject to the provisions of the Acts, the Company by ordinary resolution may declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the Directors.

110.   Interim and Fixed Dividends

Subject to the provisions of the Acts, the Directors may declare and pay interim dividends if it appears to them that they are justified by the profits of the Company available for distribution. If the share capital is divided into different classes, the Directors may declare and pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but subject always to any restrictions for the time being in force (whether under these Articles, under the terms of issue of any shares or under any agreement to which the Company is a party, or otherwise) relating to the application, or the priority of application, of the Company's profits available for distribution or to the declaration or as the case may be the payment of dividends by the Company. Subject as aforesaid, the Directors may also pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment. Provided the Directors act in good faith they shall not incur any liability to the Holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.

111.   Payment of Dividends

(a)
Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. Subject as aforesaid, all dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly. For the purposes of this Article, no amount paid on a share in advance of calls shall be treated as paid on a share.

(b)
If several persons are registered as joint Holders of any share, any one of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.

112.   Deductions from Dividends

The Directors may deduct from any dividend or other moneys payable to any member in respect of a share any moneys presently payable by him to the Company in respect of that share.

113.   Dividends In Specie

A general meeting declaring a dividend may direct, upon the recommendation of the Directors, that it shall be satisfied wholly or partly by the distribution of assets (and, in particular, of paid up shares, debentures or debenture stock of any other company or in any one or more of such ways) and the Directors shall give effect to such resolution. Where any difficulty arises in regard to the distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof in order to adjust the rights of all the parties and may determine that cash payments shall be made to any members upon the footing of the value so fixed and may vest any such specific assets in trustees.

114.   Payment of Dividends By Post

Any dividend or other moneys payable in respect of any share may be paid by cheque or warrant sent by post, at the risk of the person or persons entitled thereto, to the registered address of the Holder or, where there are joint Holders, to the registered address of that one of the joint Holders who is first name on the Register or to such person and to such address as the Holder or joint Holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company. Any joint Holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share. Any such dividend or other distribution may also be paid by any other method (including payment in a currency other than Irish pounds, electronic funds transfer, direct debit and bank transfer) which the Directors consider appropriate and any member who elects for such method of payment shall be deemed to have accepted all of the risks inherent therein. The debiting of the Company's account in respect of the relevant amount shall be evidence of good discharge of the Company's obligations in respect of any payment made by any such methods.

115.   Dividends not to bear Interest

No dividend or other moneys payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the shares.

116.   Payment to Holders on a particular date

Any resolution declaring a dividend on shares of any class, whether a resolution of the Company in general meeting or a resolution of the Directors, may specify that the same may be payable to the persons registered as the Holders of such shares at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed, and thereupon the dividend shall be payable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se of transferors and transferees of any such shares in respect of such dividend. The provisions of this Article shall apply, mutatis mutandis, to capitalisations to be effected in pursuance of these Articles. Any dividend, interest or other sum payable which remains unclaimed for one year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed.

117.   Unclaimed Dividends

If the Directors so resolve, any dividend which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

118.   Reserves

Before recommending any dividend, whether preferential or otherwise, the Directors may carry to reserve out of the profits of the Company such sums as they think proper. All sums standing to reserve may be applied from time to time at the discretion of the Directors for any purpose to which the profits of the Company may be properly applied and at the like discretion may be either employed in the business of the Company or invested in such investments as the Directors may lawfully determine. The Directors may divide the reserve into such special funds as they think fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided as they may lawfully determine. Any sum which the Directors may carry to reserve out of the unrealised profits of the Company shall not be mixed with any reserve to which profits available for distribution have been carried. The Directors may also carry forward, without placing the same to reserve, any profits which they may think it prudent not to divide.

PART XXI—ACCOUNTS

119.   Accounts

(a)
The Directors shall cause to be kept proper books of account, whether in the form of documents, electronic form or otherwise, that:

(i)
correctly record and explain the transactions of the Company;

(ii)
will at any time enable the financial position of the Company to be determined with reasonable accuracy;

(iii)
will enable the Directors to ensure that any balance sheet, profit and loss account or income and expenditure account of the Company complies with the requirements of the Acts; and

(iv)
will enable the accounts of the Company to be readily and properly audited.

  Books of account shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Proper books of account shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

  The Company may send by post, electronic mail or any other means of electronic communication a summary financial statement to its shareholders or persons nominated by any member. The Company may meet, but shall be under no obligation to meet, any request from any of its members to be sent additional copies of its full report and accounts or summary financial statement or other communications with its members.

(b)
The books of account shall be kept at the Office or, subject to the provisions of the Acts, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

(c)
The Directors shall determine from time to time whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members, not being Directors. No member (not being a director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Acts or authorised by the Directors or by the Company in general meeting.

(d)
In accordance with the provisions of the Acts, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such profit and loss accounts, balance sheets, group accounts and reports as are required by the Acts to be prepared and laid before such meeting.

(e)
A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors' report and Auditors' report shall be sent, by post, electronic mail or any other means of electronic communication not less than twenty-one Clear Days before the date of the annual general meeting, to every person entitled under the provisions of the Acts to receive them provided that in the case of those documents sent by electronic mail or any other means of electronic communication, such documents shall be sent with the consent of the recipient, to the address of the recipient notified to the Company by the recipient for such purposes and the required number of copies of these documents shall be forwarded at the same time to the appropriate section of The Stock Exchange.

(f)
Auditors shall be appointed and their duties regulated in accordance with the Acts.

PART XXII—CAPITALISATION OF PROFITS OR RESERVES

120.   Capitalisation of Distributable Profits and Reserves

(a)
Without prejudice to any powers conferred on the Directors by these Articles, the Company in general meeting may resolve, upon the recommendation of the Directors, that any sum for the time being standing to the credit of any of the Company's reserves (including any capital redemption reserve fund or share premium account) or to the credit of the profit and loss account be capitalised and applied on behalf of the members who would have been entitled to receive that sum if it had been distributed by way of dividend and in the same proportions either in or towards paying up amounts for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to the sum capitalised (such shares or debentures to be allotted and distributed credited as fully paid up to and amongst such Holders in the proportions aforesaid) or partly in one way and partly in another, so, however, that the only purposes for which sums standing to the credit of the capital redemption reserve fund or the share premium account shall be applied shall be those permitted by the Acts.

(b)
The Directors may from time to time at their discretion, subject to the provisions of the Acts and, in particular, to their being duly authorised pursuant to Section 20 of the Companies (Amendment) Act, 1983 to allot the relevant shares, to offer to Holders of Ordinary Shares the right to elect to receive in lieu of any dividend or proposed dividend or part thereof an allotment of additional Ordinary Shares credited as fully paid. In any such case the following provisions shall apply:

(i)
The basis of allotment shall be determined by the Directors so that, as nearly as may be considered convenient in the Directors' absolute discretion, the value (calculated by reference to the average quotation) of the additional Ordinary Shares (excluding any fractional entitlement) to be allotted in lieu of any amount of dividend shall equal such amount. For such purpose the "average quotation" of an Ordinary Share shall be the average of the five amounts resulting from determining whichever of the following ((A), (B) or (C) specified below) in respect of Ordinary Shares shall be appropriate for each of the first five business days on which Ordinary Shares are quoted "ex" the relevant dividend and as determined from the information published in the Irish Stock Exchange Daily Official List reporting the business done on each of these five business days:

    (A)
    if there shall be more than one dealing reported for the day, the average of the prices at which such dealings took place; or

    (B)
    if there shall be only one dealing reported for the day, the price at which such dealing took place; or

    (C)
    if there shall not be any dealing reported for the day, the average of the closing bid and offer prices for the day;

    and if there shall be only a bid (but not an offer) or an offer (but not a bid) price reported, or if there shall not be any bid or offer price reported, for any particular day then that day shall not count as one of the said five business days for the purposes of determining the average quotation. If the means of providing the foregoing information as to dealings and prices by reference to which the average quotation is to be determined is altered or is replaced by some other means, then the average quotation shall be determined on the basis of the equivalent information published by the relevant authority in relation to dealings on the Irish Stock Exchange or its equivalent.

  (ii)
  The Directors shall give notice in writing (whether in electronic form or otherwise) to Holders of Ordinary Shares of the right of election offered to them and shall send with or following such notice forms of election and specify the procedure to be followed and the place at which, and the latest date and time by which, duly completed forms of election must be lodged in order to be effective. The Directors may also issue forms under which Holders may elect in advance to receive new Ordinary Shares instead of dividends in respect of future dividends not yet declared (and, therefore, in respect of which the basis of allotment shall not yet have been determined).

  (iii)
  The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on Ordinary Shares in respect of which the right of election as aforesaid has been duly exercised (the "Subject Ordinary Shares") and in lieu thereof additional Ordinary Shares (but not any fraction of a share) shall be allotted to the Holders of the Subject Ordinary Shares on the basis of allotment determined aforesaid and for such purpose the Directors shall capitalise, out of such of the sums standing to the credit of any of the Company's reserves (including any capital redemption reserve fund or share premium account) or to the credit of the profit and loss account as the Directors may determine, a sum equal to the aggregate nominal amount of additional Ordinary Shares to be allotted on such basis and apply the same in paying up in full the appropriate number of unissued Ordinary Shares for allotment and distribution to and amongst the Holders of the Subject Ordinary Shares on such basis.

  (iv)
  The additional Ordinary Shares so allotted shall rank pari passu in all respects with the fully-paid Ordinary Shares then in issue save only as regards participation in the relevant dividend or share election in lieu.

  (v)
  The Directors may do all acts and things considered necessary or expedient to give effect to any such capitalisation with full power to the Directors to make such provisions as they think fit where shares would otherwise have been distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are disregarded and the benefit of fractional entitlements accrues to the Company rather than to the Holders concerned). The Directors may authorise any person to enter on behalf of all the Holders interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

  (vi)
  The Directors may on any occasion determine that rights of election shall not be offered to any Holders of Ordinary Shares who are citizens or residents of any territory where the making or publication of an offer of rights of election or any exercise of rights of election or any purported acceptance of the same would or might be unlawful, and in such event the provisions aforesaid shall be read and construed subject to such determination.

  (vii)
  If it appears to the Directors that in relation to any Person (as defined in Article 11) the limitations set out in paragraph (b) of Article 11 may be exceeded as a result of the exercise or deemed exercise of any right of election as aforesaid, any such election or deemed election and any allotment made on foot thereof shall be void and the Directors shall reject any such purported election or deemed election by the relevant Person to receive an allotment of additional Ordinary Shares in lieu of dividend as aforesaid. In any such event the provisions of this paragraph (b) shall be read and construed subject to the provisions of Article 11 and the Directors shall do all acts and things considered necessary or expedient to give effect to Article 11 including, without limitation, paying the full dividend in question to the Person concerned and refusing to allot or issue any Ordinary Shares to which such Person would otherwise have been entitled and cancelling any purported allotment and entries in the Register which may have been made on foot of any such purported election or deemed election as aforesaid.

121.   Capitalisation of Non-Distributable Profits and Reserves

Without prejudice to any powers conferred on the Directors as aforesaid, the Company in general meeting may resolve, on the recommendation of the Directors, that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company's reserve accounts or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those members of the Company who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions) and the Directors shall give effect to such resolution.

122.   Implementation of Capitalisation Issues

Whenever such a resolution is passed in pursuance of either of the two immediately preceding Articles the Directors shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto with full power to the Directors to make such provisions as they shall think fit for the case of shares or debentures becoming distributable in fractions (and, in particular, without prejudice to the generality of the foregoing, either to disregard such fractions or to sell the shares or debentures represented by such fractions and distribute the net proceeds of such sale to and for the benefit of the Company or to and for the benefit of the members otherwise entitled to such fractions in due proportions) and to authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may become entitled on such capitalisation or, as the case may be require, for the payment up by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares and any agreement made under such authority shall be binding on all such members.

PART XXIII—NOTICES

123.   Notices in Writing

Any notice to be given, served or delivered pursuant to these Articles shall be in writing (whether in electronic form or otherwise).

124.   Service of Notices

(a)
A notice or document (including a share certificate) to be given, served or delivered in pursuance of these Articles may be given to, served on or delivered to any member by the Company:

(i)
by handing same to him or his authorised agent;

(ii)
by leaving the same at his registered address;

(iii)
by sending the same by the post in a pre-paid cover addressed to him at his registered address; or

(iv)
by sending, with the consent of the member, the same by means of electronic mail or other means of electronic communication approved by the Directors, with the consent of the member, to the address of the member notified to the Company by the member for such purpose (or if not so notified, then to the address of the member last known to the Company).

(b)
Where a notice or document is given, served or delivered pursuant to sub paragraph (a) (i) or (ii) of this Article, the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the member or his authorised agent, or left at his registered address (as the case may be).

(c)
Where a notice or document is given, served or delivered pursuant to sub- paragraph (a) (iii) of this Article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twenty-four hours after the cover containing it was posted. In proving service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

(d)
Where a notice or document is given, served or delivered pursuant to sub- paragraph (a)(iv) of this Article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of 12 hours after despatch.

(e)
Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner, or liquidator of a member shall be bound by a notice given as aforesaid if sent to the last registered address of such member, or, in the event of notice given or delivered pursuant to sub- paragraph (a)(iv), if sent to the address notified to the Company by the member for such purpose notwithstanding that the Company may have notice of the death, lunacy, bankruptcy, liquidation or disability of such member.

(f)
Without prejudice to the provisions of sub-paragraphs (a) (i) and (ii) of this Article, if at any time by reason of the suspension or curtailment of postal services within the State, the Company is unable effectively to convene a general meeting by notice sent through the post, a general meeting may be convened by a notice advertised on the same day in at least one leading national daily newspaper published in the State (and one national daily newspaper published in the United Kingdom) and such notice shall be deemed to have been duly served on all members entitled thereto at noon on the day on which the said advertisement or advertisements shall appear. In any such case the Company shall send confirmatory copies of the notice through the post to those members whose registered addresses are outside the State (if or to the extent that in the opinion of the Directors it is practical so to do) or are in areas of the State unaffected by such suspension or curtailment of postal services and if at least ninety-six hours prior to the time appointed for the holding of the meeting the posting of notices to members in the State, or any part thereof which was previously affected, has become practical in the opinion of the Directors, the Directors shall send forthwith confirmatory copies of the notice by post to such members. The accidental omission to give any such confirmatory copy of a notice of a meeting to, or the non-receipt of any such confirmatory copy by, any person entitled to receive the same shall not invalidate the proceedings at the meeting.

(g)
Notwithstanding anything contained in this Article the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than the State.

125.   Service on Joint Holders

A notice may be given by the Company to the joint Holders of a share by giving the notice to the joint Holder whose name stands first in the Registrar in respect of the share and notice so given shall be sufficient notice to all the joint Holders.

126.   Service on Transfer or Transmission of Shares

(a)
Every person who becomes entitled to a share shall before his name is entered in the Register in respect of the share, be bound by any notice in respect of that share which, has been duly given to a person from whom he derives his title provided that the provisions of this paragraph shall not apply to any notice served under Article 68 unless, under the provisions of Article 68 (b), it is a notice which continues to have effect notwithstanding the registration of a transfer of the shares to which it relates.

(b)
Without prejudice to the provisions of these Articles allowing a meeting to be convened by newspaper advertisement a notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

127.   Signature to Notices

The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

128.   Deemed Receipt of Notices

A member present, either in person or by proxy, at any meeting of the Company or the Holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

PART XXIV—WINDING UP

129.   Distribution on Winding Up

If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively. Provided that this Article shall not affect the rights of the Holders of shares issued upon special terms and conditions.

130.   Distribution In Specie

If the Company is wound up, the liquidator, with the sanction of a special resolution of the Company and any other sanction required by the Acts, may divide among the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and, for such purpose, may value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he determines, but so that no member shall be compelled to accept any assets upon which there is a liability.

PART XXV—MISCELLANEOUS

131.   Minutes of Meetings

The Directors shall cause minutes to be made of the following matters, namely:

(a)
of all appointments of officers and committees made by the Directors and of their salary or remuneration;

(b)
of the names of Directors present at every meeting of the Directors and of the names of any Directors and of all other members thereof present at every meeting of any committee appointed by the Directors; and

(c)
of all resolutions and proceedings of all meetings of the Company and of the Holders of any class of shares in the Company and of the Directors and of committees appointed by the Directors. Any such minute as aforesaid, if purporting to be signed by the Chairman of the meeting at which the proceedings were had, or by the Chairman of the next succeeding meeting, shall be receivable as prima facie evidence of the matters stated in such minute without any further proof.

132.   Inspection and Secrecy

The Directors shall determine from time to time whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members, not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Acts or authorised by the Directors or by the Company in general meeting. No member shall be entitled to require discovery of or any information respecting any detail of the Company's trading, or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it would be inexpedient in the interests of the members of the Company to communicate to the public.

133.   Destruction of Records

The Company shall be entitled to destroy all instruments of transfer which have been registered at any time after the expiration of six years from the date of registration thereof, all notifications of change of address howsoever received at any time after the expiration of two years from the date of recording thereof and all share certificates and dividend mandates which have been cancelled or ceased to have effect at any time after the expiration of one year from the date of such cancellation or cessation. It shall be presumed conclusively in favour of the Company that every entry in the Register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made and every instrument duly and properly registered and every share certificate so destroyed was a valid and effective document duly and properly cancelled and every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that:

(a)
the provision aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

(b)
nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Article; and

(c)
references herein to the destruction of any document include references to the disposal thereof in any manner.

134.   Untraced Shareholders

(a)
The Company shall be entitled to sell at the best price reasonably obtainable any share of a Holder or any share to which a person is entitled by transmission if and provided that:-

(i)
for a period of twelve years no cheque or warrant sent by the company through the post in a pre-paid letter addressed to the Holder or to the person entitled by transmission to the share at his address on the Register or other the last known address given by the Holder or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the Holder or the person entitled by transmission (provided that during such twelve year period at least three dividends shall have become payable in respect of such share);

(ii)
at the expiration of the said period of twelve years by advertisement in a national daily newspaper published in the State (and a national daily newspaper published in the United Kingdom) and in a newspaper circulating in the area in which the address referred to in sub-paragraph (a) (i) of this Article is located the Company has given notice of its intention to sell such share;

(iii)
during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale the Company has not received any communication from the Holder or person entitled by transmission; and

(iv)
the Company has first given notice in writing to the Stock Exchanges of its intention to sell such shares.

(b)
To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such share and such instrument of transfer shall be as effective as if it had been executed by the Holder or the person entitled by the transmission to such share. The transferee shall be entered in the Register as the Holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

(c)
The Company shall account to the Holder or other person entitled to such share for the net proceeds of such sale by carrying all moneys in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such Holder or other person. Moneys carried to such separate account may be either employed in the business of the Company or invested in such investments as the Directors may think fit, from time to time.

(d)
Where a share, which is to be sold as provided in this Article is held in uncertificated form, the Directors may authorise some person to do all that is necessary under the 1996 Regulations to change such share into certificated form prior to its sale under this Article.

135.   Indemnity

Subject to the provisions of and so far as may be admitted by the Acts, every Director, Managing Director, Auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses, and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court; and, without prejudice to the generality of the foregoing, the Directors shall, so long as they act reasonably and in good faith, be under no liability to the Company or any other person for failing to do any of the acts or things specified and described in Article 11 of these Articles (unless they shall have been requested to do so in writing by the Special Shareholder and shall have neglected or refused to comply with any such request) and neither shall any of the Directors be liable to the Company or any other person if, having acted in accordance with any such request as aforesaid, or otherwise having acted reasonably and in good faith, they make any determination or perform or exercise (or purport to perform or exercise) all or any of their duties, powers, rights or discretions under Article 11 of these Articles.

Names, Addresses and Descriptions of Subscribers
Helen Ryan, 11 Glenville Rd, Clonsilla, Dublin 15. Secretary.
Ann Mackey, 52 Grosvenor Sq, Dublin 6. Secretary.
Wendy Scales, 12 Holly Park Avenue, Blackrock, Co. Dublin. Secretary.
Anne Kelly, 8 Morehampton Rd, Dublin 4. Apprentice Solicitor.
Eithne Fitzgerald, Dublin. Solicitor.
Marion J. Duignan, 32 Brighton Sq, Rathgar, Dublin 6. Artist.
Nollaig Greene, Dublin. Solicitor.

Dated the 25th day of January, 1991

Witness to the above signatures:

              Paul White
              Solicitor
              Dublin

 SCHEDULE 5

INDEPENDENT EXPERT'S REPORT

Notice to U.S. investors

The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States.

The Greencore shares referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The new Greencore shares are intended to be made available within the United States in connection with the Merger described herein pursuant to an exemption from the registration requirements of the Securities Act.

The Merger described herein relates to the securities of a non-U.S. company. The Merger is subject to disclosure and procedural requirements of Ireland and the United Kingdom, which are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union, which may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Greencore and Northern Foods are located in Ireland and the United Kingdom, respectively, and some or all of their officers and directors may be residents of Ireland, the United Kingdom or other non-U.S. countries. You may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgment.

Independent Expert's Report
Proposed merger between Greencore Group PLC and Northern Foods PLC
23 November 2010

 CONTENTS

1.	Introduction	176
2.	Summary of merger and share exchange ratio	177
3.	Valuation methods used to determine the share exchange ratio	178
4.	Valuation difficulties in determining the share exchange ratio	181
5.	Procedures applied in our work and information used	182
6.	Conclusion	184

Ernst & Young Chartered Accountants

Ernst & Young Building
Harcourt Centre
Harcourt Street
Dublin 2
Ireland

Greencore Group PLC
No. 2 Northwood Avenue
Northwood Business Park
Santry
Dublin 9
Ireland

To the shareholders of Greencore Group PLC

Northern Foods PLC
2180 Century Way
Thorpe Park
Leeds
LS15 8ZB

To the shareholders of Northern Foods PLC

23 November 2010

'Expert's report' as specified in the European Communities (Cross-Border Mergers) Regulations 2008 and the 'independent expert's report' as specified in The Companies (Cross-Border Mergers) Regulations 2007

Dear Sirs,

Pursuant to our engagement letter dated 16 November 2010, and in accordance with the European Directive on Cross-Border Mergers of Limited Liability Companies(1), and as specified in the European Communities (Cross-Border Mergers) Regulations 2008 (the 'Irish Regulations') and the Companies (Cross-Border Mergers) Regulations 2007 (the 'UK Regulations') (collectively the 'Regulations'), we submit this report to the shareholders of Greencore Group PLC ('Greencore') and to the shareholders of Northern Foods PLC ('Northern Foods') in relation to the proposed merger of Greencore with Northern Foods (the 'Merger') (each of Greencore and Northern Foods, a 'Merging Party' and together, the 'Merging Parties'). This report constitutes the 'expert's report' for the purpose of the Irish Regulations and the 'independent expert's report' for the purpose of the UK Regulations in relation to the Merger.

(1)
(2005/56/EC)

1.       Introduction

We were appointed by the High Court in Ireland, on the application of the Merging Parties, to prepare this report for both Greencore and Northern Foods (as permitted by the Regulations).

Our report is based on information provided to us by or on behalf of Greencore and Northern Foods, including information from their respective advisors and from public sources. The scope of our report, as required by the Regulations, is to:

•
State the method or methods used to arrive at the proposed share exchange ratio.

•
Indicate the values arrived at using each such method.

•
Specify any special valuation difficulties which have arisen.

•
Give an opinion as to:

•
Whether the method or methods used are adequate and reasonable in all the circumstances of the case.

•
Where more than one method is used, the relative importance attributed to each method in arriving at the values decided on.

•
Whether the proposed share exchange ratio is fair and reasonable.

This report has been prepared on the joint instruction of Greencore and Northern Foods and is addressed to the shareholders of Greencore and Northern Foods solely to comply with the requirements of Regulation 7 of the Irish Regulations and Regulation 9 of the UK Regulations respectively. The report should not be relied upon by other persons, should not be used for any other purpose and should not be considered as investment advice of any kind whatsoever to Greencore, Northern Foods or their respective shareholders, whether current or future. If persons choose to rely in any way on the report, they do so entirely at their own risk. Save for any responsibility under Regulation 7 of the Irish Regulations and Regulation 9 of the UK Regulations to prepare the report or under Regulation 15 (1)(a) of the UK Regulations to include it in the circular to be sent to Northern Foods shareholders, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any person for any loss suffered by any person as a result of, arising out of, or in connection with this report.

We provided a draft of this report to Greencore, Northern Foods and their respective advisers to obtain their comments as to factual accuracy of the information contained herein, as opposed to our opinions expressed herein, the latter of which are the responsibility of Ernst & Young Chartered Accountants alone. Amendments made to this report as a result of this review have not changed the methodology or conclusions reached by Ernst & Young Chartered Accountants.

The report must not be used for any other purpose and, save to the extent required by the Regulations, must not be recited or referred to in any document, copied or made available (in whole or in part) to any person without our prior written express consent (which we will not unreasonably withhold or delay) and you acknowledge that were you to do so (and without limitation) this could expose us to a risk that a third party who otherwise would not have access to the report, might claim to have relied upon the report and any other advice we provide to you to its detriment and might bring or threaten to bring an action, claim or proceedings against us.

We are not obliged to update our report to reflect any events which may arise subsequent to the date of this report.

Greencore and Northern Foods shareholders who are in any doubt as to the action they should take in relation to the Merger should consult their own independent financial advisor.

2.       Summary of merger and share exchange ratio

2.1     Identification of the merging companies

2.1.1  Greencore

•
Greencore shall participate in the Merger as the 'successor company' for the purposes of the Irish Regulations and as the 'transferee company' for the purposes of the UK Regulations.

•
Greencore is a public limited liability company incorporated under the laws of the Republic of Ireland.

•
Greencore is registered with the Irish Companies Registration Office with registered number 170016 and its registered address is at No 2 Northwood Avenue, Northwood Business Park, Santry, Dublin 9.

•
Greencore is governed by the laws of the Republic of Ireland.

2.1.2  Northern Foods

•
Northern Foods shall participate in the Merger as the 'transferor company' for the purposes of the Irish Regulations and the UK Regulations.

•
Northern Foods is a public limited liability company incorporated under the laws of England and Wales.

•
Northern Foods is registered with the Registrar of Companies for England and Wales with registered number 471864 and its registered address is at 2180 Century Way, Thorpe Park, Leeds, West Yorkshire LS15 8ZB.

•
Northern Foods is governed by the laws of England and Wales.

2.2     Summary of the Merger and the share exchange ratio

On 17 November 2010, the directors of Greencore and Northern Foods, two of the leading food manufacturers in the UK and Ireland, announced that they had reached agreement on the terms of a recommended merger of equals.

The Merger, which will be effected under the European cross-border mergers regime, will be carried out as a 'merger by absorption' for the purposes of the UK Regulations and a 'merger by acquisition' for the purposes of the relevant Irish Regulations. It will result in all of Northern Foods' assets and liabilities being transferred to Greencore and in Northern Foods shareholders receiving new Greencore shares in consideration for this transfer. Northern Foods will be dissolved without going into liquidation.

Under the agreed share exchange ratio and, subject to the Merger becoming effective, Northern Foods shareholders will receive 0.4479 of a new Greencore share for every Northern Foods share held by them. On this basis, Greencore shareholders and Northern Foods shareholders will each hold approximately 50 per cent. of the enlarged, fully diluted, share capital of the combined group.

Northern Foods shareholders will be entitled to receive and retain the Northern Foods interim dividend of 1.55 pence per Northern Foods share announced on 9 November 2010 in respect of the first half of the financial period ending 2 April 2010. Greencore shareholders will be entitled to receive and retain the Greencore final dividend of 4.5 cent per Greencore share in respect of the year ended 24 September 2010. No cash consideration is to be paid by Greencore to the shareholders of Northern Foods as a result of the Merger.

It is also expected that Northern Foods and Greencore will both declare further dividends in respect of their current financial periods by reference to a record date falling before the date of completion of the Merger, and that Northern Foods shareholders and Greencore shareholders on the respective Northern Foods and Greencore shareholder registers on that record date or dates will be entitled to receive and retain those further dividends.

Following the Merger, Greencore will be renamed Essenta Foods and will remain domiciled and tax resident in the Republic of Ireland, with its registered and corporate head office at Santry, Co. Dublin. Essenta Foods will have a premium listing and its shares will be traded on the main market of the London Stock Exchange and quoted in pounds sterling.

3.       Valuation methods used to determine the share exchange ratio

3.1     Valuation methods used by the directors of Greencore

In determining the valuation methods to be applied to each Merging Party, the directors of Greencore have assessed the commercial prospects of each company on a standalone basis, considering current operations and forecast industry trends. In conducting this analysis, the directors of Greencore have used both publicly available information and confidential information, including their own projections and projections provided by the directors of Northern Foods. Although various valuation methods have been analysed, the directors of Greencore consider that the assessment of relative market capitalisation of the Merging Parties over time is the most important method, given that it best reflects the valuation issues pertinent to each Merging Party and takes into account relative peaks and troughs in share price performance.

As part of their assessment of the proposed Merger, the directors of Greencore have also considered financial, non-financial and operational aspects of the transaction, including: (i) an analysis of the relative contributions for each Merging Party of revenue, earnings before interest, tax, depreciation and amortisation (EBITDA), earnings before interest and tax (EBIT) and net income in the period 2012-2014; (ii) an appraisal of the prospects for Greencore on a standalone basis; (iii) the liquidity of Greencore shares; (iv) the scale of Greencore's operations; and (v) an assessment of the potential synergies arising from the Merger. Both the quantum and phasing of the potential synergies arising from the Merger have been considered, across various categories including, amongst others, operations, services, purchasing and supply chain, financing and tax.

In addition to the principal valuation method used by the directors of Greencore, namely the relative market capitalisation of Greencore and Northern Foods, the directors of Greencore have also considered the relative valuations of Greencore and Northern Foods by reference to a number of other valuation methods (see section 3.1.2 below), in order to support the conclusions of the principal valuation method.

3.1.1  Assessment of relative market capitalisation

The directors of Greencore have assessed the relative market capitalisation of the Merging Parties over time periods of varying length. This analysis has been carried out using both the share price on 5 November 2010, as well as over a number of periods falling 1 month, 3 months, 6 months, 1 year, 2 years and 5 years prior to this date. In addition, the market capitalisations of the Merging Parties have been assessed using the target share prices published by equity research analysts for both the Merging Parties.

This analysis suggests that the proportion of the share exchange ratio attributable to Greencore's shareholders will be in the range of 48 per cent. and 54 per cent.

3.1.2  Assessment of the relative contributions of the Merging Parties

In addition to the assessment of relative market capitalisation, the directors of Greencore have also considered the relative valuation of Greencore and Northern Foods by reference to a number of methods, namely: (i) an assessment of the trading multiples of quoted companies comparable to Greencore and Northern Foods; and (ii) a standalone discounted cash flow (DCF) analysis of both Greencore and Northern Foods.

Comparable quoted companies analysis

The directors of Greencore have compared the financial metrics of Greencore and Northern Foods to companies operating in similar industries and geographies, using the key metrics of enterprise value (EV)/EBITDA and price-earnings (P/E), most relevantly applied to the financial projections of the Merging Parties for 2011 and 2012. This analysis includes a 'sum-of-parts' methodology in determining a value for Northern Foods across its individual business segments, to reflect the varying strengths and prospects of each business.

The comparable quoted company analysis suggests that the proportion of the share exchange ratio attributable to Greencore's shareholders will be in the range of 44 per cent. and 51 per cent.

Discounted Cash Flow

The DCF analysis has been carried out by the directors of Greencore on a standalone basis for each company using each company's weighted average cost of capital. The DCF analysis is based on Greencore projections from 2011-2013 and Greencore's projections for Northern Foods from 2011-2014, with growth rate assumptions applied to the cash flows in subsequent years. The directors of Greencore have made such adjustments to the Northern Foods projections as they deemed appropriate.

Within the DCF analysis, the directors of Greencore have given consideration to alternative valuations of the pension deficit in each company, with sensitivity analysis assuming different valuation methods, including by reference to a review of a detailed analysis of the principal Northern Foods pension scheme.

The DCF analysis suggests that the proportion of the share exchange ratio attributable to Greencore's shareholders will be in the range of 43 per cent. and 53 per cent.

3.2     Valuation methods used by the directors of Northern Foods

In determining the valuation methods to be applied to each Merging Party, the directors of Northern Foods have assessed the commercial prospects of each company on a standalone basis, considering current operations and forecast industry trends. In conducting this analysis, the directors of Northern Foods have used both publicly available information and confidential information, including their own projections and projections provided by the directors of Greencore. Although various valuation methods have been analysed, the directors of Northern Foods consider that the assessment of relative market capitalisation of the Merging Parties over time is the most important method, given that it best reflects the valuation issues pertinent to each Merging Party and takes into account relative peaks and troughs in share price performance. In their assessment of Greencore's financial information, the directors of Northern Foods have applied a more conservative view than the directors of Greencore as to Greencore's net debt through its working capital cycle, which has a material impact on some of the valuation metrics used, in particular the comparable company analysis (see section 3.2.2).

As part of their assessment of the proposed Merger, the directors of Northern Foods have also considered financial, non-financial and operational aspects of the transaction, including: (i) an analysis of the relative contributions for each Merging Party of revenue, EBITDA, EBIT and net income in the period 2011-2013;

(ii) an appraisal of the prospects for Northern Foods on a standalone basis; (iii) the liquidity of Northern Foods shares; (iv) the scale of Northern Foods' operations; and (v) an assessment of the potential synergies arising from the Merger. Both the quantum and phasing of the potential synergies arising from the Merger have been considered, across various categories including, amongst others, operations, services, purchasing and supply chain, financing and tax.

In addition to the principal valuation method used by the directors of Northern Foods, namely the relative market capitalisation of Northern Foods and Greencore, the directors of Northern Foods have also considered the valuations of Northern Foods and Greencore by reference to a number of other valuation methods (see section 3.2.2 below), in order to support the conclusions of the principal valuation method.

3.2.1  Assessment of relative market capitalisation

The directors of Northern Foods have assessed the relative share price of Northern Foods and Greencore, as at 4 November 2010. A comparison of historic share prices and market capitalisation has also been assessed, analysing (i) the volume-weighted average price of Greencore and Northern Foods shares for the periods falling 3 months, 6 months and 1 year prior to 4 November 2010; (ii) the trading range of Northern Foods and Greencore shares for the 52 weeks prior to this date; and (iii) the relative market capitalisation of the Merging Parties as at 4 November 2010 and for the periods falling 1 month, 3 months, 6 months, 1 year, 2 years and 3 years prior to this date. In addition to this historic analysis, the directors of Northern Foods have also compared the target share prices published by equity research analysts for both of the Merging Parties.

This analysis suggests that the proportion of the share exchange ratio attributable to Northern Foods' shareholders will be in the range of 47 per cent. and 53 per cent.

3.2.2  Assessment of the relative contributions of the Merging Parties

In addition to the assessment of relative market capitalisation, the directors of Northern Foods have also considered the relative valuation of Northern Foods and Greencore by reference to a number of methods, namely: (i) an assessment of the trading multiples of quoted companies comparable to Northern Foods and Greencore, including a 'sum-of-parts' method; and (ii) a standalone discounted cash flow (DCF) analysis of both Northern Foods and Greencore.

Comparable quoted companies analysis

The directors of Northern Foods have compared the financial metrics of Northern Foods and Greencore to companies operating in similar industries and geographies using the key metrics of EV/EBITDA and EV/EBIT multiple ranges applied to the financial projections of the Merging Parties for 2011. This analysis includes a 'sum-of-parts' methodology in determining values for Northern Foods and Greencore across their individual business segments, to reflect the varying strengths and prospects of each business.

The comparable quoted company analysis suggests that the proportion of the share exchange ratio attributable to Northern Foods' shareholders will be in the range of 55 per cent. and 65 per cent.

Discounted Cash Flow

The DCF analysis has been carried out by the directors of Northern Foods on a standalone basis for each company using the same weighted average cost of capital for both companies. The cash flows used in the DCF analyses for the Merging Parties are based on the projections for the period 2011-2014, with growth rate and profitability margin assumptions applied to the cash flows in subsequent years. The directors of Northern Foods have also assessed, through sensitivity analysis, the impact of varying perpetual growth factors and discount factors used to calculate the present value of the cash flows.

The DCF analysis suggests that the proportion of the share exchange ratio attributable to Northern Foods' shareholders will be in the range of 44 per cent. and 53 per cent.

3.3     Resulting share exchange ratio

A summary of the implied valuation ranges determined by Greencore and Northern Foods is set out below:

	Greencore: Northern Foods ratio by Greencore analysis		Greencore: Northern Foods ratio by Northern Foods analysis
Valuation method	Greencore range	Northern Foods range	Greencore range	Northern Foods range
Relative market capitalisation analysis	48–54	52–46	47–53	53–47
Comparable quoted companies analysis	44–51	56–49	35–45	65–55
Discounted cash flow analysis	43–53	57–47	47–56	53–44

The directors of both Greencore and Northern Foods consider that the assessment of the relative market capitalisation of the Merging Parties over time is the most important method, given it best reflects the valuation issues pertinent to each Merging Party and takes into account relative peaks and troughs in share price performance. They have cross checked the results of this valuation method to the results of other valuation methodologies, as specified in sections 3.1.2 and 3.2.2.

The ranges illustrated compare with the share exchange ratio agreed by the board of directors of Greencore and Northern Foods, under which Greencore and Northern Foods shareholders will each hold approximately 50 per cent. of the enlarged, fully diluted, share capital of the combined group.

4.       Valuation difficulties in determining the share exchange ratio

4.1     General valuation considerations

4.1.1  Assessment of relative market capitalisation

Greencore and Northern Foods are listed on the Irish Stock Exchange and London Stock Exchange respectively. It is possible that the price of a Greencore or Northern Foods share could be affected by the differing macroeconomic and liquidity conditions prevailing in the respective markets, rather than reflecting the underlying operational performance of the respective businesses.

4.1.2  Other valuation methods

The comparable company analysis performed on the peers of Greencore and Northern Foods has been based on a study of the main European listed companies operating in the same sector as Greencore and Northern Foods. The companies identified are likely to differ from the companies being valued in terms of, for example, operations, markets served, geographical footprint and future growth prospects. This restricts the usefulness of drawing comparisons between Greencore, Northern Foods and other comparable companies.

The discounted cash flow analyses used by Greencore, Northern Foods and their respective advisors, are based on financial projections prepared by the management of the two companies, which reflects their respective management's best view, at that point in time, of the prospects of the future trading performance of the companies. However, these prospects and the assumptions behind them could vary significantly from future performance due to unforeseen events, in which case the actual results could vary widely from the projections made in the discounted cash flow analysis.

4.2     Specific valuation considerations

4.2.1  Northern Foods pension scheme

The deficit of the principal Northern Foods pension scheme at its last formal actuarial valuation as at 31 March 2008 was £75m. Under International Accounting Standard 19, as at 2 October 2010, the deficit of this scheme was estimated at £135 million, with a total estimated Northern Foods pension deficit across all its pension schemes of £142m. Northern Foods is not currently contributing towards the past service deficit of the principal pension scheme. The impact of the deficit on the principal pension scheme and its future funding has been considered by both the directors of Greencore and Northern Foods in determining the respective valuations of the Merging Parties.

4.2.2  Greencore special share

The Irish Minister for Agriculture, Fisheries and Food (the 'Minister') holds one special rights preference share of €1.26 in Greencore (the 'Special Share'). The Special Share was issued when Greencore was privatised by the Irish State in 1991.

The Special Share was intended to give the Irish Government certain rights which might allow it to block a sale of the Greencore 'Sugar Assets' (including the sugar quota allocated to Ireland by the EU Commission). As Greencore no longer holds any Sugar Assets, the Special Share provides no strategic value or purpose for the Irish Government.

The Special Share provides that no person may acquire more than 30% of the voting rights of Greencore. It also requires the prior consent of the Minister to any resolution to voluntarily wind up Greencore or create any new class of voting share capital.

The Minister has indicated to Greencore that he has no objection in principle to the cancellation of the Special Share. Greencore intends to work with the Minister and his advisers to seek to take the necessary steps to effect this.

The directors of Northern Foods do not consider that the Special Share will have an impact on the value attributable to Northern Foods shareholders regarding the Merger.

5.       Procedures applied in our work and information used

5.1     Basis of our report

Our work has been carried out solely to comply with the requirement for the preparation of an 'expert's report' pursuant to the Irish Regulations and an 'independent expert's report' pursuant to the UK Regulations in relation to the Merger and in accordance with and, to subject to, the terms of our engagement letter with Greencore and Northern Foods dated 16 November 2010.

The only opinions being given by us in this report are those required by the Regulations and identified in section 1 of this report. The scope of our work does not constitute the issuance of an audit opinion or any other type of opinion or confirmation regarding the financial statements of the Merging Parties or due diligence review or evaluation of the accounting, tax, legal, labour, environmental or any other aspect of the Merging Parties or as a fairness opinion or an opinion on the present or future values of the Merging Parties, or a recommendation to invest therein.

The focus of our work has been to review and consider the valuation methods used by the directors of Greencore and Northern Foods in their determination of the proposed share exchange ratio. It does not constitute a valuation or re-performance of a valuation of either Greencore or Northern Foods or any part of their respective businesses, nor does it constitute a recommendation to Greencore, Northern Foods or their respective shareholders as to whether either party should proceed with the Merger.

Our report is based on information provided to us by or on behalf of Greencore and Northern Foods, including information from their respective advisors and from public sources, as described in section 5.2 below. Our work has not included a comparison of the information from public sources with evidence obtained from the Merging Parties. Nonetheless, to the extent possible, we have considered whether the information presented is consistent with other data obtained during the course of our work.

We have assumed that the information which has been provided to us by or on behalf of each of the Merging Parties, including by their respective advisors, is complete and accurate and that it reflects Greencore and Northern Foods' respective best estimates of the outlook for the Merging Parties' businesses from an operating and financial perspective. We have not independently verified any of such information and we accept no liability for any inaccuracies in this information. We have also received written representation from the directors of both Greencore and Northern Foods confirming that we have been provided with all the necessary documentation and information to prepare this report, and that financial projections with which we have been provided, the assumptions used to prepare them and the valuations resulting from the methods used to arrive at the share exchange ratio represent their view of current circumstances.

We have assumed that all authorisations and registrations required, for the purposes of the foreseen Merger, in Ireland, the UK and other jurisdictions in which the Merging Parties are present, and which have a significant impact on our analyses, will be obtained with no adverse effect for Greencore or Northern Foods or the profit expected to be generated by the combined group following the Merger.

We have not carried out any work necessary for the purpose of validating the preparation or accuracy of any plan, budget, projection or forecast ('Prospective Financial Information') or the reasonableness of the underlying assumptions. Since any Prospective Financial Information relates to the future, it may be affected by unforeseen events. Actual results are likely to be different from those projected because events and circumstances frequently do not occur as expected, and those differences may be material.

The realisation of the results shown in any Prospective Financial Information depends in part upon the effectiveness of management's actions and in the implementation and execution of the underlying business plan. We can give no assurance as to whether or how closely the actual results ultimately achieved will correspond to those planned. Any views we may express as to the basis for any Prospective Financial Information or possible future outcomes will be made in good faith on the basis of the information available to us at the time but will not constitute a representation, undertaking or warranty of any kind or imply any other assumption of any liability by us.

5.2     Information used to arrive at our opinions

Our report is based on information provided to us by or on behalf of Greencore and Northern Foods, including information from their respective advisors and from public sources. Our analysis of the methods used to arrive at the share exchange ratio has been based on the procurement and analysis of the following information:

•
The common draft terms of the merger, prepared and approved by the directors of Greencore and Northern Foods, dated 17 November 2010.

•
The directors' explanatory report for Greencore, prepared and approved by the directors of Greencore, dated 17 November 2010.

•
The directors' report for Northern Foods, prepared and approved by the directors of Northern Foods, dated 17 November 2010.

•
The KPMG commentary on synergies to the directors of both Greencore and Northern Foods: 'Draft Synergies Board Memorandum', dated 11 November 2010.

•
The pro-forma merger model produced by Northern Foods and Greencore and released to the existing lenders of Greencore and Northern Foods, including:

•
Consolidated management estimate of financial performance for Greencore for the year to September 2010, prepared by Greencore management, including summarised profit and loss and cash flow performance, both in Euro and Sterling currencies.

•
Consolidated annual financial projections plan for Greencore for the period from 2011-2014 (year end 25 September), prepared by Greencore, including summary profit and loss (in Euro and Sterling), summary cash flow (in Euro and Sterling) and balance sheet figures (in Sterling).

•
Consolidated annual financial projections plan for Northern Foods for the period from 2011-2014 (year end 31 March), prepared by Northern Foods, including summary profit and loss, summary cash flow and summary balance sheet figures (all in Sterling).

•
Certain key assumptions on exchange rates used, transaction costs, UK tax rates, synergies, integration costs (and related tax shield) and adjustments to co-terminus financial year ends.

•
The combined Greencore and Northern Foods management presentation to the existing lenders of Greencore and Northern Foods, dated 20 October 2010.

•
The combined draft Greencore and Northern Foods analyst presentation, dated 17 November 2010.

•
The board presentation prepared by Barclays Capital as financial advisor to Greencore containing advice with respect to the Merger, dated 9 November 2010.

•
The discussion materials, prepared by UBS Limited as financial advisor to Northern Foods, dated 4 November 2010.

•
The short form due diligence report on Northern Foods pensions, prepared by KPMG, dated 27 September 2010.

•
The Memorandum of Understanding between Northern Foods and Northern Foods Trustees Limited, dated 12 November 2010.

•
The letter of comfort provided by Greencore to the Trustees of the Northern Foods Pension Scheme, dated 11 November 2010.

•
The Greencore board presentation dated 9 November 2010.

•
The board materials from the Northern Foods board meeting on 14 November 2010, including legal, pension, valuation, due diligence and tax summary information.

•
The Rule 2.5 announcement by Greencore, dated 17 November 2010, under The City Code on Takeovers and Mergers.

•
Audited annual accounts of Greencore for the financial years ending September 2007, 2008, 2009 and of Northern Foods for the financial years ending March 2008, 2009, 2010.

•
Northern Foods interim results for the 26 weeks ending 2 October 2010.

•
The preliminary results of Greencore for the year ending 24 September 2010.

•
Stock market information for the listed price of Greencore and Northern Foods shares.

•
Stock market information on the listed share prices of companies comparable to Greencore and Northern Foods.

•
Publicly available information on the transactions involving shares of companies similar to Greencore and Northern Foods.

•
Equity research reports on Greencore and Northern Foods.

•
Any other information considered relevant to our work.

Additionally, we have held meetings and calls with Greencore and Northern Foods and their respective advisors, Barclays Capital and UBS Limited, and KPMG LLP, to review the information provided and to obtain additional clarification.

6.       Conclusion

Based on the work we have performed, for the sole purpose of preparing the expert's report as specified in the Irish Regulations and the independent expert's report as specified in the UK Regulations, and the information provided to us, notwithstanding the valuation difficulties highlighted in section 4, in our opinion:

•
The methods used to arrive at the proposed share exchange ratio are adequate and reasonable in all the circumstances relevant to the Merger.

•
The relative importance attributed to each method in arriving at the values decided on is appropriate.

•
The proposed share exchange ratio, being 0.4479 of a new Greencore share for every Northern Foods share held by Northern Foods shareholders, is fair and reasonable.

Our opinion should only be interpreted in terms of the scope and procedures applied during the course of our work. No additional responsibility may be derived from our opinion.

This report has been prepared strictly to comply with the requirements for the preparation of such a report in the context of the Merger as specified in Regulation 7 of the Irish Regulations and Regulation 9 of the UK Regulations and should not be used for any other purpose.

Yours faithfully,

Ernst & Young Chartered Accountants

 SCHEDULE 6

CONDITIONS AND CERTAIN FURTHER TERMS TO THE MERGER

1.       Conditions of the Merger

1.1
The Merger will be conditional upon the following conditions having been satisfied (or, where applicable, waived) and the Merger becoming effective by no later than 30 September 2011 (or such later date as Greencore and Northern Foods may agree, subject to the consent of the UK Panel):

(a)
Greencore Shareholders passing such resolutions at a Greencore Shareholder Meeting (or at any adjournment thereof) as are necessary to approve, implement and effect the Merger (as such resolutions may be set out in the Greencore Shareholder Document, including a special resolution to approve the common draft terms of the Merger);

(b)
Northern Foods Shareholders having approved the common draft terms of the Merger by a majority in number representing not less than three-fourths in value of the Northern Foods ordinary shareholders (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Northern Foods Shareholder Meeting and at any separate class meeting which may be required by the UK High Court or at any adjournment of any such meeting;

(c)
Northern Foods Shareholders passing such resolutions at a Northern Foods General Meeting (or any adjournment thereof) as Northern Foods and Greencore agree are necessary to implement and effect the Merger;

(d)
the Irish High Court having issued a certificate evidencing its satisfaction that Greencore has complied with the pre-merger requirements under the Irish Cross-Border Mergers Regulations;

(e)
the UK High Court having issued a certificate evidencing its satisfaction that Northern Foods has complied with the pre-merger requirements under the UK Cross-Border Mergers Regulations; and

(f)
the Irish High Court making an order approving the completion of the Merger.

1.2
In addition, Greencore and Northern Foods have agreed that, subject to the provisions of paragraph 1.3 below, the Merger will be conditional upon the following conditions and, accordingly, the necessary actions to make the Merger effective will not be taken unless the following conditions (as amended if appropriate) have been satisfied or, where relevant, waived:

(a)
the UK Office of Fair Trading indicating, in terms reasonably satisfactory to Greencore and Northern Foods, that it is not the intention of the UK Office of Fair Trading to refer the proposed Merger or any matter arising therefrom or related thereto to the Competition Commission and the deadline for appealing the relevant decision to the Competition Appeal Tribunal having expired with no appeal having been lodged beforehand;

(b)
one of the following events having occurred:

(i)
the Irish Competition Authority informing the parties that it has determined under Section 21(2)(a) or Section 22(3)(a) of the Irish Competition Act that the Merger may be put into effect; or

(ii)
the period specified in Section 21(2) of the Irish Competition Act (as may be extended under Section 21(4) of the Irish Competition Act) having elapsed without the Irish Competition Authority having informed the parties of the determination (if any) which it has made under Section 21(2) of the Irish Competition Act in relation to the Merger; or (iii) the Irish Competition Authority informing the parties that it has determined under Section 22(3)(c) of the Irish Competition Act that the Merger may be put into effect subject to conditions specified by the Irish Competition Authority being complied with, and the conditions specified by the Irish Competition Authority being acceptable to Greencore and Northern Foods; or

(iii)
the period of four months after the appropriate date (as defined in Section 19(6) of the Irish Competition Act) having elapsed without the Irish Competition Authority having made a determination under Section 22 of the Irish Competition Act in relation to the Merger;

(c)
a prospectus being issued by Greencore and approved by the Central Bank of Ireland or the UKLA, as the case may be, and, if necessary, the UKLA confirming receipt of a certificate from the Central Bank of Ireland verifying that the Prospectus has been drawn up in accordance with the relevant provisions of the Prospectus Directive (Directive 2003/71/EC);

(d)
the UKLA having agreed to admit the New Greencore Shares to listing on the premium segment of the Official List and such agreement not having been withdrawn. Under UK regulatory practice, there is no formal step of the UKLA agreeing in advance to admit shares to listing and the formal agreement to admit shares to listing is only given at the time the dealing notice is published (which occurs simultaneously with Admission). However, Greencore and Northern Foods have agreed that as between them and for the purposes of the Merger, this Condition will be satisfied following an acknowledgement by the UKLA following its listing hearing that the New Greencore Shares will be admitted to listing subject to the fulfilment of certain conditions;

(e)
the London Stock Exchange having agreed to admit the New Greencore Shares to trading on the main market for listed securities and such agreement not having been withdrawn. Under UK regulatory practice, there is no formal step of the London Stock Exchange agreeing in advance to admit shares to trading and the formal agreement to admit shares to trading is only given at the time the dealing notice is published (which occurs simultaneously with Admission). However, Greencore and Northern Foods have agreed that as between them and for the purposes of the Merger, this Condition will be satisfied following an acknowledgement by the London Stock Exchange, following its listing hearing, that the New Greencore Shares will be admitted to trading subject only to completion of the Merger and the New Greencore Shares being allotted;

(f)
in respect of either Greencore or Northern Foods, except as fairly disclosed in writing by one party to the other, or as publicly announced by such party prior to the date of the Announcement, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Relevant Wider Group is a party, or by or to which any such member or any of its assets may be bound, entitled or subject, which in consequence of the Merger or because of a change in the control or management of Greencore or Northern Foods or otherwise, could or might result in to an extent which is material in the context of the Relevant Wider Group as a whole:

(i)
any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)
any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or modified or affected or any obligation or liability arising or any action being taken or arising thereunder;

(iii)
any assets or interests of any such member being or failing to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

(iv)
the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member;

(v)
the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(vi)
the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(vii)
any such member ceasing to be able to carry on business under any name under which it presently does so; or

(viii)
the creation of any liability, actual or contingent, by any such member, and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Relevant Wider Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (viii) of this condition where the same could or might be material in the context of the Relevant Wider Group as a whole;

(g)
no government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution or any other body or person whatsoever in any jurisdiction (each a "Third Party") having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps which would or might reasonably be expected to:

  (i)
  make the Merger void, unenforceable or illegal or directly or indirectly prohibit or otherwise materially restrict, restrain, frustrate, delay or interfere with the implementation of, or impose material additional conditions or obligations with respect to, or otherwise challenge, the Merger;

  (ii)
  require, prevent or materially delay the divestiture (or alter the terms of any proposed divestiture) by the Wider Greencore Group or the Wider Northern Foods Group of all or any substantial part of their respective businesses, assets or properties or impose any material limitation on their ability to conduct all or any part of their respective businesses and to own any of their respective assets or properties in each case to an extent which is material in the context of the Relevant Wider Group;

  (iii)
  result in any member of the Wider Greencore Group or the Wider Northern Foods Group ceasing to be able to carry on their respective businesses under any name under which it is presently carried on;

  (iv)
  require any member of the Wider Greencore Group or of the Wider Northern Foods Group to acquire or offer to acquire any shares or other securities (or the equivalent) in any member of the Wider Greencore Group or any member of the Wider Northern Foods Group, other than as a result of the implementation of the Merger;

  (v)
  otherwise materially and adversely affect the business, assets, financial or trading position or profits of any member of the Wider Greencore Group or of the Wider Northern Foods Group to an extent which is material in the context of the Relevant Wider Group; or

  (vi)
  result in the refusal, withholding, suspension, withdrawal, cancellation, termination or modification in whole or in part of any licence, authority, permission or privilege held or enjoyed by any member of the Relevant Wider Group which is necessary for the proper carrying on of its business or the imposition of any conditions, restrictions or limitations upon such licence, authority, permission or privilege which would materially inhibit the exercise thereof, and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Merger having expired, lapsed or been terminated;

(h)
all necessary filings having been made and all relevant waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated, in each case in respect of the Merger and all authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, permissions and approvals (authorisations) necessary in any jurisdiction for or in respect of the Merger having been obtained in terms and in a form reasonably satisfactory to Greencore and Northern Foods from all appropriate Third Parties or from any persons or bodies with whom any member of the Wider Greencore Group or the Wider Northern Foods Group has entered into contractual arrangements (in each case where the absence of such authorisation would have a material adverse effect on the Relevant Wider Group taken as a whole) and such authorisations together with all authorisations necessary or appropriate for any member of the Wider Greencore Group or the Wider Northern Foods Group to carry on its business (where such business is material in the context of the Relevant Wider Group taken as a whole) remaining in full force and effect and there having been no notice to revoke, suspend or not renew any of the same and all statutory or regulatory obligations in any jurisdiction having been complied with;

(i)
in respect of either Greencore or Northern Foods, except as fairly disclosed in writing by one party to the other or as publicly announced by such party prior to the date of the Announcement, no member of its Relevant Wider Group having, since the date to which its most recent annual report and accounts were prepared:

(i)
save as between Greencore or Northern Foods, as applicable, and that company's wholly-owned subsidiaries and save for ordinary shares issued pursuant to the exercise of options granted, or on vesting of awards, under the relevant Share Schemes, issued, authorised or proposed the issue of additional shares of any class;

  (ii)
  save as between Greencore or Northern Foods, as applicable, and that company's wholly-owned subsidiaries and save for the grant of options or awards under the relevant Share Schemes, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

  (iii)
  other than to another member of its Group or to the extent otherwise agreed by Greencore and Northern Foods, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

  (iv)
  save for intra-Group transactions, merged or demerged with any body corporate, partnership or business or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business;

  (v)
  save for intra-Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital;

  (vi)
  issued, authorised or proposed the issue of any debentures or (save for intra-Group transactions), save in the ordinary course of business, incurred or increased any indebtedness or become subject to any contingent liability;

  (vii)
  been unable, or having admitted in writing that it is unable, to pay its debts or having stopped or suspended (or having threatened to do so) payment of its debts generally or having ceased, or having threatened to cease carrying on all or a substantial part of its business;

  (viii)
  purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital;

  (ix)
  entered into, implemented, effected or authorised, proposed or announced its intention to implement, any merger, demerger, reconstruction, amalgamation, scheme, commitment or other transaction or arrangement in relation to itself or a member of its Relevant Wider Group otherwise than in the ordinary course of business;

  (x)
  entered into or changed the terms of any contract with any director or senior executive;

  (xi)
  entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could be materially restrictive on the businesses of any member of the Relevant Wider Group or which involves or could involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business and which is material in the context of the Relevant Wider Group taken as a whole;

  (xii)
  (other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

  (xiii)
  entered into any contract, transaction or arrangement which would be restrictive on the business of any member of the Relevant Wider Group or the Relevant Wider Group other than to a nature and extent which is normal in the context of the business concerned;

  (xiv)
  waived or compromised any claim otherwise than in the ordinary course of business;

  (xv)
  entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this condition;

  (xvi)
  made or agreed or consented to any change to: (1) the terms of the trust deeds constituting the pension scheme(s) established by any member of the Relevant Wider Group for its directors, employees or their dependents; (2) the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder; (3) the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or (4) the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made; or

  (xvii)
  proposed, agreed to provide or modified the terms of any Share Scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Relevant Wider Group, and, for the purposes of paragraphs (iii), (iv), (v) and (vi) of this condition, the term "Group" shall mean Greencore or Northern Foods, as applicable, and its wholly-owned subsidiaries;

(j)
in respect of either Greencore or Northern Foods, except as disclosed in its most recent annual report and accounts, as fairly disclosed in writing by one party to the other or as publicly announced prior to the date of the Announcement, since the date to which the annual report and accounts were prepared:

(i)
no material adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Relevant Wider Group;

(ii)
no litigation, arbitration proceedings, mediation proceedings, prosecution or other legal proceedings to which any member of the other party's Relevant Wider Group is or may become a party (whether as a claimant, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Relevant Wider Group having been instituted announced or threatened by or against or remaining outstanding in respect of any member of the Relevant Wider Group which in any such case might reasonably be expected materially to adversely affect any member of the Relevant Wider Group;

(iii)
no contingent or other liability having arisen or become apparent to the other party which would be likely materially to adversely affect any member of the Relevant Wider Group; and

(iv)
no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Relevant Wider Group which is necessary for the proper carrying on of its business;

(k)
in respect of either Greencore or Northern Foods, except as fairly disclosed in its most recent annual report and accounts, or as publicly announced in accordance with the Listing Rules, Disclosure and Transparency Rules prior to the date of the Announcement, or as fairly disclosed in writing by one party to the other prior to the date of the Announcement, Greencore or Northern Foods not having discovered in relation to the other party and/or its Relevant Wider Group:

(i)
that any financial, business or other information concerning the Relevant Wider Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Relevant Wider Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading, in each case which is material in the context of the Relevant Wider Group taken as a whole;

(ii)
that any member of the Relevant Wider Group or any partnership, company or other entity in which any member of the Relevant Wider Group has a significant economic interest and which is not a Subsidiary of Greencore or Northern Foods (as applicable) is subject to any liability (contingent or otherwise) which is material in the context of the Relevant Wider Group taken as a whole; or

(iii)
any information which affects the import of any information disclosed at any time by or on behalf of any member of the Relevant Wider Group and which is material in the context of the Relevant Wider Group taken as a whole;

(l)
Greencore or Northern Foods not having discovered that, in relation to the other party and/or its Relevant Wider Group:

(i)
any past or present member of the Wider Group has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the use, storage, transport,

    treatment, handling, disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) on the part of any member of the Relevant Wider Group which is material in the context of the relevant Relevant Wider Group; or (ii) there is, or is likely to be, for that or any other reason whatsoever, any liability (actual or contingent) of any past or present member of the Relevant Wider Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Relevant Wider Group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction which is material in the context of the Relevant Wider Group.

1.3
Subject to the requirements of the UK Panel in accordance with the UK Code:

(a)
Greencore may only invoke the conditions set out in paragraphs 1.2(f) to (l) inclusive (other than paragraphs 1.2(g)(i) and (ii)) to the extent that the fact, matter or circumstance giving rise to the right to invoke such a condition relates to the Wider Northern Foods Group and Northern Foods may only invoke the conditions set out in paragraphs 1.2(f) to (l) inclusive to the extent that the fact, matter or circumstance giving rise to the right to invoke such a condition relates to the Wider Greencore Group;

(b)
Greencore and Northern Foods reserve the right jointly to waive, in whole or in part, the Conditions set out in paragraph 1.1(c) and 1.2 above, except for the Conditions set out in paragraphs 1.2(b) to 1.2(d) inclusive;

(c)
Greencore reserves the right to waive, in whole or in part, the Conditions set out in sub-paragraphs 1.2(f) to 1.2(l) (inclusive) (other than paragraphs 1.2(g)(i) and (ii)) of this Appendix, so far as they relate to Northern Foods, the Wider Northern Foods Group, or any member or part thereof; and

(d)
Northern Foods reserves the right to waive, in whole or in part, the Conditions set out in sub-paragraphs 1.2(f) to 1.2(l) (inclusive) (other than paragraphs 1.2(g)(i) and (ii)) of this Appendix, so far as they relate to Greencore, the Wider Greencore Group, or any member or part thereof.

Neither Greencore nor Northern Foods shall be under any obligation to waive or treat as satisfied any of the Conditions by a date earlier than the date on which the Conditions in sub-paragraphs 1.1(a) to 1.1(c) are satisfied or waived (as the case may be in respect of sub-paragraph 1.1(c)), whichever is later, notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

1.4
If Greencore is required by the UK Panel to make an offer for Northern Foods Shares under the provisions of Rule 9 of the UK Code, Greencore and Northern Foods may make such alterations to any of the above Conditions as are necessary to comply with the provisions of that Rule.

1.5
Greencore and Northern Foods reserve the right to elect (with the consent of the UK Panel and/ or the Irish Panel, as the case may be) to implement the Merger by way of a takeover offer (as defined in Part 28 of the Companies Act 2006 or the Irish Takeover Rules) and/or by way of a scheme of arrangement pursuant to Part 26 of the Companies Act 2006 and/or pursuant to section 201 of the Companies Act 1963 as they may determine in their absolute discretion. In such event, such offer(s) or scheme of arrangement(s) will be implemented on the same terms, so far as applicable, as those which would apply to the Merger, subject to appropriate amendments to reflect the change in method of effecting the Merger, including in the case of any offer (without limitation and subject to the consent of the UK Panel and the Irish Panel, as the case may be) an acceptance condition set at 90% (or such lesser percentage, being more than 50%, as Greencore and Northern Foods may decide): (i) in nominal value of the shares to which such offer relates; (ii) of the voting rights attached to those shares; and (iii) of the voting rights normally exercisable at a General Meeting of

  Greencore and/or Northern Foods, as the case may be, including, for this purpose, any such voting rights attaching to the relevant shares that are unconditionally allotted or issued before any takeover offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise.

1.6
The Merger will lapse and will not become effective if, after the date of the Announcement, it is referred to the Competition Commission before the Greencore Shareholder Meeting or the Northern Foods Court Meeting, whichever is earlier (or, if the Merger is to be made by way of an Offer, as defined by the UK Code, before 3.00 p.m. on the first closing date of the Offer or the date on which the Offer becomes or is declared unconditional as to acceptances, whichever is the later).

1.7
This Merger will be governed by Irish and English law and be subject to the jurisdiction of the Irish and English courts, to the Conditions set out below and in the formal Merger Document. The Merger will comply with the applicable rules and regulations of the Financial Services Authority, the London Stock Exchange and the UK Code, and the Central Bank of Ireland and Irish Stock Exchange and the Irish Takeover Rules.

2.       Certain further terms of the Merger

2.1
Fractions of New Greencore Shares will not be allotted or issued to persons accepting the Merger. Fractional entitlements to New Greencore Shares will be aggregated and sold in the market and the net proceeds of sale retained for the benefit of Essenta Foods. Northern Foods Shareholders holding one or two Northern Foods Shares will be subject to the arrangements described in paragraph 2.3 below.

2.2
The Merger shall be subject to any prohibition or condition imposed by law. In that regard:

(a)
persons who are not resident in the United Kingdom or the Republic of Ireland should inform themselves about and observe any applicable requirements;

(b)
without prejudice to the generality of the foregoing, if, in respect of any Overseas Shareholder (or any person whom Greencore or Northern Foods reasonably believes to be an Overseas Shareholder), Greencore and/or Northern Foods is advised that the allotment and/or the issue of New Greencore Shares pursuant to the Merger would or might infringe the laws of any jurisdiction outside Ireland or the United Kingdom or would or might require Greencore and/or Northern Foods to obtain any governmental or other consent or effect any registration, filing or other formality with which Greencore and/or Northern Foods is unable to comply or compliance with which Greencore and/or Northern Foods regards as unduly onerous or, in either case, Greencore and/or Northern Foods considers that to determine the same is not possible or is a matter which Greencore and/or Northern Foods regards as unduly onerous or disproportionate given the number of Northern Foods Shareholders resident or domiciled in that jurisdiction, then Greencore and Northern Foods reserve the right to procure that immediately prior to the Merger Record Time, Northern Foods Shares which are held by any such Northern Foods Shareholders will be transferred to a nominee resident in the United Kingdom or Ireland for the benefit of such Northern Foods Shareholders (if any) so that, upon the Merger becoming effective, such nominee will receive New Greencore Shares on behalf of such Overseas Shareholders on the basis of the Exchange Ratio and on terms that such New Greencore Shares shall be sold by such nominee on behalf of each such Overseas Shareholder at the best price which can reasonably be obtained at the time of sale and the proceeds of such sale shall (after the deduction of all expenses and commissions, but (for the avoidance of doubt) without any deduction for amounts in respect of value added tax (if any) or stamp duty which, in either case, is payable in respect of such sale by the purchaser of such New Greencore Share) be paid to such Overseas Shareholder;

(c)
none of Greencore, Northern Foods, any such nominee or any broker or agent of any of them shall have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale; and

(d)
Northern Foods and Greencore anticipate that certain amendments will be proposed to Northern Foods' articles of association prior to the Merger Record Time to facilitate such arrangements.

2.3
Northern Foods Shares which are held by each Northern Foods Shareholder holding only one or two Northern Foods Shares will be transferred to a nominee resident in the United Kingdom or Ireland for the benefit of such Northern Foods Shareholders (if any) so that, upon the Merger becoming effective, such nominee will receive New Greencore Shares on the basis of the Exchange Ratio and on terms that such New Greencore Shares shall be sold by such nominee on behalf of each such Northern Foods Shareholder at the best price which can reasonably be obtained at the time of sale and the gross proceeds of such sale shall be paid to such Northern Foods Shareholder (without any deduction for any costs or expenses of sale). None of Greencore, Northern Foods, any such nominee or any broker or agent of any of them shall have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale. Northern Foods and Greencore anticipate that certain amendments will be proposed to Northern Foods' articles of association prior to the Merger Record Time to facilitate such arrangements.

2.4
Copies of the Announcement and documentation relating to the Merger will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone, internet or e-mail) of interstate or foreign commerce of, or of any facility of a national securities exchange of any jurisdiction prohibiting any such action.

2.5
The New Greencore Shares will be issued credited as fully paid and will rank pari passu in all respects with the existing Greencore Shares, with the right to receive and retain any final or interim dividend which may be declared in respect of a record date falling after the date of completion of the Merger.

2.6
If the Merger becomes effective, all of Northern Foods' assets and liabilities will be transferred to Greencore and Northern Foods will be dissolved without going into liquidation. In exchange for the transfer of these assets and liabilities, Northern Foods Shareholders will receive the New Greencore Shares on the basis of the Exchange Ratio.

 SCHEDULE 7

SUMMARY OF THE PRINCIPAL TERMS OF THE ESSENTA FOODS
LONG-TERM INCENTIVE PLAN 2011 (the "LTIP 2011")

Purpose of the LTIP 2011

The LTIP 2011 is a long-term incentive plan which permits the awarding of free/ nominal cost shares and/ or "market value" share options. The LTIP 2011 has sufficient flexibility to permit future awards under either of the legacy Greencore policy (market value options) or the legacy Northern Foods policy (free share awards). Following the Merger, the Options and Remuneration Committee will consider how best to operate the LTIP 2011, having due regard to the published guidance by institutional investors. The Options and Remuneration Committee will ensure that all awards are subject to appropriate pre-vesting performance conditions. As the membership and terms of reference of the Options and Remuneration Committee will be revised to take account of the Merger, it is premature to decide on those conditions now, but the Options and Remuneration Committee will have due regard to best and market practice and will liaise with its largest shareholders before making the first awards under the LTIP 2011.

Operation

The Options and Remuneration Committee will supervise the operation of the LTIP 2011.

Eligibility

Any employee (including an executive director) of Essenta Foods and its subsidiaries will be eligible to participate in the LTIP 2011 at the discretion of the Options and Remuneration Committee.

Grant of Awards

The Options and Remuneration Committee may grant awards to acquire Essenta Foods Shares within six weeks following Essenta Foods' announcement of its results for any period. The Options and Remuneration Committee may also grant awards within six weeks of shareholder approval of the LTIP 2011 or of any regulatory or legal restriction on the granting of awards under the LTIP 2011 being lifted or at any other time when the Options and Remuneration Committee considers there are exceptional circumstances which justify the granting of awards.

Under the LTIP 2011 the Options and Remuneration Committee may grant both "free share" awards (in the form of conditional share awards, nil (or nominal) cost options, restricted and/or forfeitable shares) and "market value" share options. The price per Essenta Foods Share payable upon exercise of a "market value" share option will not be less than the greater of:

(a)
the middle market price of an Essenta Foods Share on the London Stock Exchange on the dealing day immediately before the date of grant (or on such other dealing day(s) as the Options and Remuneration Committee may decide); and

(b)
if the option relates only to new issue Essenta Foods Shares, the nominal value of an Essenta Foods Share.

The Options and Remuneration Committee does not intend to make the first awards under the LTIP 2011 until after the completion of the Merger. Prior to making awards, the Options and Remuneration Committee will consider whether to make the minor amendments necessary to the LTIP 2011 so as to allow Essenta Foods to grant "market value" share options on a "tax-favoured" basis.

The Options and Remuneration Committee may also decide to grant cash-based awards of an equivalent value to share-based awards or to satisfy share-based awards in cash, although it does not currently intend to do so. An award may not be granted more than 10 years after shareholder approval of the LTIP 2011.

No payment is required for the grant of an award. Awards are not transferable, except on death. Awards are not pensionable.

Individual limit

An employee may not receive awards under the LTIP 2011 in any financial year with a value in excess of 200% of his annual base salary (including any salary that the employee has sacrificed into his pension fund)

in that financial year. This is the same limit as in the current Northern Foods' long term incentive plan. For the purposes of this limit, awards will be valued as follows:

(a)
The value of a "free share" award will be the market value of the Essenta Foods Shares subject to the award at the time of grant; and

(b)
The value of a "market value" share option will be 50% of the market value of the Essenta Foods Shares subject to the option at the time of grant.

Performance conditions

As referred to above, the Options and Remuneration Committee will set performance conditions applicable to awards which will be granted under the LTIP 2011, having regard to best and market practice and will consult with the Company's largest shareholders prior to the first awards being granted under the LTIP 2011.

The Options and Remuneration Committee may also vary any performance conditions applying to existing awards if an event has occurred which causes the Options and Remuneration Committee to consider that it would be appropriate to amend the performance conditions, provided the Options and Remuneration Committee considers the varied conditions are fair and reasonable and not materially less challenging than the original conditions would have been but for the event in question.

Vesting of awards

Awards normally vest three years after grant to the extent that the applicable performance conditions have been satisfied and provided the participant is still employed in the Essenta Foods Group. Once options have vested, they are then exercisable for a set period, unless they lapse earlier under the terms of the LTIP 2011. These set periods will run from vesting until (i) if the participant is resident for tax purposes in Ireland, the day before the seventh anniversary of the date of grant of the option or (ii) in all other circumstances, the day before the tenth anniversary of grant or such earlier date that the Options and Remuneration Committee determines prior to grant.

Claw-back

The Options and Remuneration Committee has discretion to reduce vested but unexercised awards or require the repayment of vested awards in circumstances where the vesting arose as a result of information which has subsequently proved to be inaccurate or misleading in a material respect.

Dividend equivalents

The Options and Remuneration Committee may decide that participants will receive a payment (in cash and/or Essenta Foods Shares) on or shortly following the transfer of the Essenta Foods Shares subject to an award to a participant of an amount equivalent to the dividends that would have been paid on those Essenta Foods Shares between the time when the awards were granted and the time when the underlying shares are issued or transferred to the participant. This amount may assume the reinvestment of dividends. Alternatively, participants may have their awards increased as if dividends were paid on the Essenta Foods Shares subject to their award and then reinvested in further Essenta Foods Shares. "Dividend equivalent" payments will not apply to "market value" share options.

Leaving employment

As a general rule, an award will lapse upon a participant giving or receiving notice of his cessation of employment or directorship within the Essenta Foods Group. However, if a participant ceases to be an employee or a director because of his death, ill health, injury, disability, redundancy (if the Options and Remuneration Committee so determines), retirement, his employing company or the business for which he works being sold out of the Essenta Foods Group or in other circumstances at the discretion of the Options and Remuneration Committee, his award will vest on the date when it would have vested if he had not ceased such employment or office, subject to: (i) the performance conditions being satisfied at the end of the period over which the conditions are measured and (ii) the pro-rating of the award (on an annual basis) to reflect the reduced period of time between the grant of the award and the participant's cessation of employment as a proportion of the normal three-year vesting period, although the Options and Remuneration Committee can decide not to pro-rate an award if it regards it as inappropriate to do so in the particular circumstances.

If a participant ceases to be an employee or director in Essenta Foods Group for one of the "good leaver" reasons specified above, the Options and Remuneration Committee can decide that his award will vest on the date when he leaves. The extent to which an award will vest in these situations will depend upon two factors: (i) the extent to which the performance conditions have been satisfied by reference to the date of cessation; and (ii) pro-rating by reference to the time of the participant's cessation of employment as a proportion of the vesting period as described above.

In any of the above "good leaver" circumstances, any awards granted as options, which vest as a consequence of cessation, may be exercised within a period of 12 months starting from the date on which the award vests. Any awards granted as options which have vested prior to the participant's cessation of employment in "good leaver" circumstances may be exercised within a period of 12 months from the participant's cessation of employment.

Corporate events

In the event of a takeover, merger, winding up, or scheme of arrangement in respect, of Essenta Foods (in each case not being an internal corporate reorganisation) all awards will vest early subject to: (i) the extent that the performance conditions have been satisfied at that time as determined by the Option and Remuneration Committee; and (ii) the pro-rating of the awards (on an annual basis) to reflect the reduced period of time between their grant and vesting, although the Options and Remuneration Committee can decide not to pro-rate an award if it regards it as inappropriate to do so in the particular circumstances.

In the event of an internal corporate reorganisation awards will be replaced by equivalent new awards over shares in a new holding company unless the Options and Remuneration Committee decides that awards should vest on the basis which would apply in the case of a takeover.

If a demerger, special dividend or other similar event is proposed which, in the opinion of the Options and Remuneration Committee, would affect the market price of Essenta Foods Shares to a material extent, then the Options and Remuneration Committee may decide that awards will vest on the basis which would apply in the case of a takeover as described above.

Participants' rights

Awards of conditional shares and options will not confer any shareholder rights until the awards have vested or the options have been exercised and the participants have received their Essenta Foods Shares. Holders of awards of restricted and/or forfeitable Essenta Foods Shares will have shareholder rights from when the awards are made except they may be required to waive their rights to receive dividends.

Rights attaching to Shares

Any Essenta Foods Shares allotted when an award vests or is exercised will rank equally with Essenta Foods Shares then in issue (except for rights arising by reference to a record date prior to their allotment).

Variation of capital

In the event of any variation of Essenta Foods' share capital or in the event of a demerger, payment of a special dividend or similar event which materially affects the market price of the Essenta Foods Shares, the Options and Remuneration Committee may make such adjustment as it considers appropriate to the number of Essenta Foods Shares subject to an award and/or the exercise price payable (if any).

Overall LTIP 2011 limits

The LTIP 2011 may operate over new issue Essenta Foods Shares, Essenta Foods Shares held in treasury or Essenta Foods Shares purchased in the market.

In any ten calendar year period, Essenta Foods may not issue (or grant rights to issue) more than:

(a)
10% of the issued ordinary share capital of Essenta Foods under the LTIP 2011 and any other employee share plan adopted by Essenta Foods; and

(b)
5% of the issued ordinary share capital of Essenta Foods under the LTIP 2011 and any other executive share plan adopted by Essenta Foods.

Shares held by Essenta Foods in treasury will count as new issue Essenta Foods Shares for the purposes of these limits unless institutional investors decide that they need not count.

Alterations to the LTIP 2011

The Options and Remuneration Committee may, at any time, amend the LTIP 2011 in any respect, provided that the prior approval of shareholders is obtained for any amendments that are to the advantage of participants in respect of the rules governing eligibility, limits on participation, the overall limits on the issue of Essenta Foods Shares or the transfer of Essenta Foods Shares held in treasury, the basis for determining a participant's entitlement to, and the terms of, the Essenta Foods Shares or cash to be acquired and the adjustment of awards.

The requirement to obtain the prior approval of shareholders will not, however, apply to any minor alteration made to benefit the administration of the LTIP 2011, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants or for any company in the Essenta Foods Group. Shareholder approval will also not be required for any amendments to any performance condition applying to an award.

Overseas Plans

The shareholder resolution to approve the LTIP 2011 will allow the Board to establish further plans for overseas territories, any such plan to be similar to the LTIP 2011, but modified to take account of local tax, exchange control or securities laws, provided that any Essenta Foods Shares made available under such further plans are treated as counting against the limits on individual and overall participation in the LTIP 2011.

Merrill Corporation Ltd, London
10ZCT42901

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CONTENTS
ACTION TO BE TAKEN
EXPECTED TIMETABLE OF PRINCIPAL EVENTS
INDICATIVE MERGER STATISTICS
PART I LETTER FROM THE CHAIRMAN OF NORTHERN FOODS (Registered in England and Wales with Registered Number 00471864)
PROPOSED MERGER OF NORTHERN FOODS WITH GREENCORE TO CREATE ESSENTA FOODS
PART II RISK FACTORS
PART III INFORMATION ON NORTHERN FOODS
PART IV INFORMATION ON GREENCORE
PART V FINANCIAL INFORMATION ON THE NORTHERN FOODS GROUP
PART VI FINANCIAL INFORMATION ON THE GREENCORE GROUP
PART VII TAXATION
PART VIII ADDITIONAL INFORMATION
Greencore Deferred Bonus Plan
Greencore Share Option Schemes
PART IX SOURCES OF INFORMATION AND BASES OF CALCULATION
PART X DEFINITIONS
SCHEDULE 1 NOTICE OF NORTHERN FOODS COURT MEETING
IN THE MATTER OF NORTHERN FOODS PLC and IN THE MATTER OF THE COMPANIES (CROSS-BORDER MERGERS) REGULATIONS 2007
SCHEDULE 2 NOTICE OF GENERAL MEETING NORTHERN FOODS PLC (Registered in England and Wales No. 00471864) (the " Company ")
THE MERGER
SCHEDULE 3 DIRECTORS' REPORT MERGER BETWEEN GREENCORE GROUP AND NORTHERN FOODS TO CREATE ESSENTA FOODS
APPENDIX TO SCHEDULE 3 SOURCES AND BASES
SCHEDULE 4 COMMON DRAFT TERMS OF MERGER in respect of the merger of GREENCORE GROUP PLC ("Greencore") and NORTHERN FOODS PLC ("Northern Foods")
APPENDIX TO SCHEDULE 4
ARTICLES OF ASSOCIATION of GREENCORE GROUP Public Limited Company (as amended by Special Resolution passed 11th February, 2010)
CONTENTS
PART I—PRELIMINARY
PART II—SHARE CAPITAL AND RIGHTS
PART III—SHARE CERTIFICATES
PART IV—LIEN ON SHARES
PART V—CALLS ON SHARES AND FORFEITURE
PART VI—CONVERSION OF SHARES INTO STOCK
PART VII—TRANSFER OF SHARES
PART VIII—TRANSMISSION OF SHARES
PART IX—ALTERATION OF SHARE CAPITAL
PART X—GENERAL MEETINGS
PART XI—PROCEEDINGS AT GENERAL MEETINGS
PART XII—DIRECTORS
PART XIII—POWERS OF DIRECTORS
PART XIV—APPOINTMENT AND RETIREMENT OF DIRECTORS
PART XV—DISQUALIFICATION AND REMOVAL OF DIRECTORS
PART XVI—DIRECTORS' OFFICES AND INTERESTS
PART XVII—PROCEEDINGS OF DIRECTORS
PART XVIII—THE SECRETARY
PART XIX—THE SEAL
PART XX—DIVIDENDS AND RESERVES
PART XXI—ACCOUNTS
PART XXII—CAPITALISATION OF PROFITS OR RESERVES
PART XXIII—NOTICES
PART XXIV—WINDING UP
PART XXV—MISCELLANEOUS
SCHEDULE 5 INDEPENDENT EXPERT'S REPORT
CONTENTS
SCHEDULE 6 CONDITIONS AND CERTAIN FURTHER TERMS TO THE MERGER
SCHEDULE 7 SUMMARY OF THE PRINCIPAL TERMS OF THE ESSENTA FOODS LONG-TERM INCENTIVE PLAN 2011 (the "LTIP 2011")